UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY

STATEMENT SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Anixter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANIXTER INTERNATIONAL INC.

2301 Patriot Boulevard

Glenview, Illinois 60026

January 3, 2020

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Anixter International Inc., a Delaware corporation (the “Company”), to be held on February 4, 2020, at 8:30 a.m. Central Time at Two North Riverside Plaza, 7th Floor, Chicago, Illinois (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), for $93.50 per share in cash. Parent is an indirect wholly owned subsidiary of funds sponsored by Clayton, Dubilier & Rice, LLC (“CD&R”). Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On October 30, 2019, the Company entered into an Agreement and Plan of Merger, as amended on November 21, 2019, as amended and restated on December 23, 2019 (the “amended and restated merger agreement”), as further amended and restated on January 1, 2020 (the “second amended and restated merger agreement”) (as it may be further amended, modified or supplemented from time to time, the “merger agreement”) with Parent and CD&R Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $93.50 per share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $93.50 per share in cash, without interest, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Samuel Zell

Chairman

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated January 3, 2020 and is first being mailed to the Company’s stockholders on or about January 3, 2020.

ANIXTER INTERNATIONAL INC.

2301 Patriot Boulevard

Glenview, Illinois 60026

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 4, 2020

To the Stockholders of Anixter International Inc.:

A special meeting of stockholders of Anixter International Inc., a Delaware corporation (the “Company”), will be held on February 4, 2020, at 8:30 a.m. Central Time at Two North Riverside Plaza, 7th Floor, Chicago, Illinois (including any postponements or adjournments thereof, the “special meeting”), for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 30, 2019, as amended on November 21, 2019, as amended and restated on December 23, 2019 (the “amended and restated merger agreement”), as further amended and restated on January 1, 2020 (the “second amended and restated merger agreement”) (as it may be further amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), and CD&R Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Parent;

2.

to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and

3.

to consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on December 31, 2019 are entitled to notice of, and to vote at, the special meeting. A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders for any purpose germane to the special meeting during ordinary business hours at the Company’s principal executive offices located at 2301 Patriot Boulevard, Glenview, Illinois 60026.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger,

(iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Central Time on the day before the special meeting. Your proxy is being solicited by the Board and the other participants named in the accompanying proxy statement.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Justin C. Choi

Executive Vice President, General Counsel & Secretary

Glenview, Illinois

January 3, 2020

Please Vote Today—Your Vote is Important

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SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Anixter International Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Anixter International Inc. as the “Company,” “we,” “us” or “our.”

The Parties (see page 26)

Anixter International Inc., a Delaware corporation, is a leading distributor of network and security solutions, electrical and electronic solutions, and utility power solutions. The Company’s principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026, and our telephone number is 224-521-8000.

CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), is an indirect wholly owned subsidiary of a fund sponsored by Clayton, Dubilier & Rice, LLC (“CD&R”). Parent was formed on October 28, 2019 expressly for the purpose of the merger (as defined below) and the other transactions contemplated by the merger agreement (as defined below) and conducts no other business. Upon completion of the merger, Parent will be the immediate parent company of the Company. Parent’s principal executive office is located at 375 Park Avenue, 18th Floor, New York, New York 10152, and its telephone number is 212-407-5200.

CD&R Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), was formed on October 28, 2019 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 375 Park Avenue, 18th Floor, New York, New York 10152, and its telephone number is 212-407-5200.

The Merger (see page 36)

On October 30, 2019, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger (the “original agreement”), as amended on November 21, 2019, as amended and restated on December 23, 2019 (the “amended and restated merger agreement”), as further amended and restated on January 1, 2020 (the “second amended and restated merger agreement”) (as it may be further amended, modified or supplemented from time to time, the “merger agreement”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Parent.

At the effective time of the merger, each share of the Company’s common stock, par value $1.00 per share (“Company common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”) as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $93.50 per share in cash, without interest, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Special Meeting (see page 27)

The special meeting will be held on February 4, 2020, at 8:30 a.m. Central Time at Two North Riverside Plaza, 7th Floor, Chicago, Illinois (including any postponements or adjournments thereof, the “special meeting”). At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 27, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 28)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on December 31, 2019, which is the record date for the special meeting (the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 33,827,906 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

How to Vote (see page 29)

Stockholders of record have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting in person. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Central Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 29, and “The Special Meeting—Solicitation of Proxies,” beginning on page 31. If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 27)

After careful consideration of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company’s board of directors (the “Board”) unanimously adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, and determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 65. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 86.

Opinions of Our Financial Advisors (see page 73)

Opinion of Centerview Partners LLC

The Company retained Centerview Partners LLC (“Centerview”) as lead financial advisor to the Board in connection with the proposed merger and the other transactions contemplated by the merger agreement. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger). On January 1, 2020, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 1, 2020 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the holders of shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 1, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the merger and does not constitute a recommendation to any Company stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter. For a detailed discussion of Centerview’s opinion, please see the section entitled “Opinions of Our Financial Advisors” beginning on page 73.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Opinion of Wells Fargo Securities, LLC

The Company also retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) as a financial advisor to the Company in connection with the proposed merger. At the meeting of the Board on January 1, 2020 Wells Fargo Securities rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the merger consideration to be paid to the holders of Company common stock in the proposed merger was fair, from a financial point of view, to the holders of Company common stock. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Board, dated January 1, 2020.

The full text of the written opinion of Wells Fargo Securities dated January 1, 2020 which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Company common stock in the proposed merger and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any Company stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the Board received from Wells Fargo Securities, see the section entitled “Opinions of Our Financial Advisors” beginning on page 73.

Market Price and Dividend Data (see page 137)

Company common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AXE”. On October 29, 2019, the last full trading day prior to the public announcement of the original agreement, the closing price for Company common stock was $71.40 per share. On January 2, 2019, the last full trading day prior to the filing of this proxy statement, the closing price for Company common stock was $95.65 per share.

Certain Effects of the Merger (see page 93)

Upon completion of the merger, Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934 (the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 94)

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on the NYSE.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $100 million. If either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval (as defined in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 122), the Company could be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $25 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 126.

If Parent or Merger Sub breaches the merger agreement (including a willful breach) or fails to perform under the merger agreement (even if willfully or intentionally), then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee of $190 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 126.

Treatment of Company Equity Awards (see page 104)

Company Options

The merger agreement provides that, prior to the effective time of the merger, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each outstanding option to purchase shares of Company common stock granted under a Company stock plan (a “company option”) will be fully vested and canceled; and

•

each holder of any such canceled company options will be entitled to receive, in consideration of and full settlement for the cancelation of such company options, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock subject to such canceled company options and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share of Company common stock subject to such canceled company options, without interest.

However, if any such company option has an exercise price per share of Company common stock subject to such company option that is greater than or equal to the merger consideration, such company option will be canceled in exchange for no consideration. From and after the effective time of the merger, no company option will be exercisable, and each company option will entitle its holder only to the cash payments, if any, in accordance with the immediately preceding bullet.

Restricted Stock Units

The merger agreement provides that, prior to the effective time of the merger, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•

each outstanding restricted stock unit award with respect to shares of Company common stock granted under a Company stock plan (whether subject to time-based vesting criteria, performance-based vesting criteria or any combination thereof) (a “restricted stock unit”) will be fully vested (in the case of any restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units) and canceled; and

•

each holder of any such canceled restricted stock units will be entitled to receive, in consideration of and in full settlement for the cancelation of such restricted stock units, a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Company common stock subject to such canceled restricted stock units and (B) the merger consideration, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon.

From and after the effective time, each restricted stock unit award will entitle its holder only to cash payments in accordance with the immediately preceding bullet.

Notwithstanding the foregoing, with respect to any restricted stock units granted to the Company’s employees during the period between the signing of the merger agreement and the effective time, rather than the cash out described above, such restricted stock units will instead be rolled over into an equity interest in an entity (including Parent) that directly or indirectly owns the outstanding stock of the Company, in each case, having a value that is equal to the value of the shares of Company common stock subject to such restricted stock unit award immediately prior to the effective time, as determined by the Company and Parent in good faith taking into account applicable tax laws. Although the precise terms and conditions of such restricted stock unit awards are not yet known, it is expected that all such awards will be “double-trigger” arrangements (i.e., acceleration of vesting would be conditioned upon both the consummation of the merger and a qualifying termination of employment following the merger).

Termination of Company Stock Plans

As of the effective time of the merger, all Company stock plans will terminate, and no further company options, restricted stock units or other rights with respect to shares of Company common stock will be granted thereunder.

See the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 104 for details regarding payment timing in respect of the Company’s equity awards in the merger.

Interests of Directors and Executive Officers in the Merger (see page 86)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 86. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company stockholders. Such interests potentially include entitlement to:

•	Accelerated vesting and settlement of outstanding equity awards at the effective time of the merger;

•	Possible severance payments and/or benefits under preexisting change in control severance agreements with the Company; and

•	Continued indemnification and insurance coverage under the merger agreement.

The Voting Agreement (see page 129)

On October 30, 2019, in connection with the execution of the original agreement, Parent entered into a voting agreement (the “voting agreement”) with Samuel Zell Revocable Trust, Zell Family Foundation, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., KMJZ Investments L.L.C. and SZ Intervivos QTIP Trust (the “voting agreement stockholders”). The voting agreement covers a total of 3,640,337 shares of Company common stock owned by the voting agreement stockholders representing approximately 10.8% of the outstanding shares of Company common stock. However, the voting agreement stockholders are permitted to donate up to 600,000 of these shares of Company common stock to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Company common stock will remain subject to the voting agreement. Pursuant to the voting agreement, the voting agreement stockholders agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted their shares in favor of adopting the merger agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement.

Additionally, the voting agreement stockholders agreed, subject to certain exceptions, to not, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal (as defined in the section entitled “The Agreement and Plan of Merger—Go-Shop and Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 111), including by furnishing non-public information regarding the Company or any Company Subsidiary to any third person in connection therewith; (ii) participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any subsidiary of the Company (each a “Company Subsidiary”) to, or otherwise cooperate with, assist or participate in, facilitate or encourage efforts by, persons (or representatives of persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal; and (iii) amend, grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to the Company or any Company Subsidiary.

On January 1, 2020, in connection with the execution of the second amended and restated merger agreement, Parent entered into a voting agreement side letter (the “voting agreement side letter”) with the voting agreement stockholders. The voting agreement side letter affirmed the application of the voting agreement to the second amended and restated merger agreement and contained an acknowledgment from the voting agreement stockholders that all of their obligations pursuant to the voting agreement would, following the execution and delivery of the second amended and restated merger agreement, remain in full force and effect. There were no changes to the underlying voting agreement.

See the section of this proxy statement entitled “The Voting Agreement” beginning on page 129 for further discussion of the terms of the voting agreement. A copy of the voting agreement is attached to this proxy statement as Annex E.

Conditions to the Merger (see page 122)

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) on or before the closing date of the merger of the following conditions:

•

the Company having obtained the affirmative vote (in person or by proxy) at a meeting of the Company stockholders of the holders of a majority of the outstanding shares of Company common stock to approve and adopt the merger and the merger agreement (the “Company stockholder approval”);

•

any waiting period (and any extension thereof) in connection with the antitrust filings required to be made in the U.S., Canada, the European Union, Mexico, Russia and Turkey having terminated or expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under such antitrust filings having been obtained; and

•

there having not been entered and continuing to be in effect any temporary restraining order, preliminary or permanent injunction or other judgment issued by any governmental entity, and there not being in effect any law preventing the consummation of the merger being in effect, in each case, in the U.S., Canada, the European Union, Mexico, Russia or Turkey.

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

(i) the representations and warranties of the Company with respect to organization, standing and power, authorization, board approval and undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality”, “Company material adverse effect” or like qualifications, in which case such representations are required to be true and correct in all respects) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality”, “Company material adverse effect” or like qualifications, in which case such representations and warranties are required to have been true and correct in all respects) on and as of such other date), (ii) the representations and warranties of the Company relating to the capitalization of the Company and ownership of its subsidiaries being true and correct both as of the date of the merger agreement and as of the closing date of the merger in all respects (except for de minimis inaccuracies), and (iii) the other representations and warranties of the Company being true and correct both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any “materiality”, “Company material adverse effect” or like qualifications) that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company material adverse effect;

•

the Company having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or before the closing date of the merger;

•	there not having occurred a Company material adverse effect since June 30, 2019; and

•

Parent having received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions described in the three immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

the representations and warranties of Parent and Merger Sub being true and correct (without giving effect to any “materiality”, “Parent material adverse effect” or like qualifications) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties relate to another date, in which case such representations and warranties are required to have been true and correct on and as of such other date), other than such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent material adverse effect;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under the merger agreement at or before the closing date of the merger; and

•

the Company having received a certificate executed on behalf of Parent by an officer of Parent certifying on behalf of Parent that the conditions described in the two immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

Regulatory Approvals (see page 98)

The respective obligations of Parent, the Company and Merger Sub under the merger agreement to effect the merger are subject to:

•

the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) being terminated or having expired (early termination under the HSR Act was granted on November 20, 2019); and

•	the obtaining of approvals or clearances, or the expiration, termination or waiver of the waiting periods under the antitrust laws of:

•	Canada (advance ruling certificate was issued on November 26, 2019);

•	the European Union (notification was formally filed on December 10, 2019);

•	Mexico (authorization was received on December 12, 2019);

•

Russia (notification was filed on November 29, 2019; on December 26, 2019, the Federal Antimonopoly Service of the Russian Federation extended its review of the transaction until February 26, 2020 and asked two clarifying questions; responses to those questions were submitted on December 30, 2019); and

•	Turkey (clearance was granted on December 25, 2019).

In addition to the foregoing, Parent, the Company and/or Merger Sub are required to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and the certificate of merger with the Secretary of State of the State of Delaware.

Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to:

•

obtain all necessary actions or non-actions, waivers, consents and approvals from governmental entities and make all necessary registrations and filings and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a legal proceeding by, any governmental entity;

•	obtain all necessary consents, approvals or waivers from third parties;

•

defend any legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

For a description of the respective obligations of Parent, Merger Sub and the Company under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger–Regulatory Approvals Required for the Merger” beginning on page 98 and “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 117.

Financing of the Merger (see page 95)

Merger Sub has obtained debt financing commitments for the merger and the other transactions contemplated by the merger agreement, the proceeds of which will be used to consummate the merger and the other transactions contemplated by the merger agreement, including paying a portion of the aggregate merger consideration, refinancing certain existing indebtedness of the Company contemplated by the merger agreement, financing any tender offer, consent solicitation, exchange offer or change of control tender offer in respect of the Company’s 5.125% Senior Notes due 2021 (the “2021 Notes”), the Company’s 5.50% Senior Notes due 2023 (the “2023 Notes”) and the Company’s 6.00% Senior Notes due 2025 (the “2025 Notes”), and paying all related fees and expenses. Bank of America, N.A., BofA Securities, Inc., JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, UBS AG, Stamford Branch, UBS Securities LLC, BNP Paribas, BNP Paribas Securities Corp., ING Capital LLC, Natixis, New York Branch and Société Générale (the “Debt Commitment Parties”) have committed to provide Merger Sub, severally, but not jointly, with debt financing in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, in the amounts and on the terms and subject to the conditions set forth in a debt commitment letter dated December 23, 2019 (the “debt commitment letter”), between the Debt Commitment Parties and Merger Sub. The obligations of the Debt Commitment Parties to provide the debt financing under the debt commitment letter are subject to certain customary conditions.

Parent has entered into an equity commitment letter with Clayton, Dubilier & Rice Fund X, L.P. (the “Sponsor”), dated October 30, 2019, as amended and restated by the equity commitment letter, dated November 21, 2019, as further amended and restated by the equity commitment letter, dated December 23, 2019, as further amended and restated by the equity commitment letter, dated January 1, 2020 (the “equity commitment letter”), pursuant to which the Sponsor has agreed to provide committed equity financing in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. The obligations of the Sponsor to provide the equity financing under the equity commitment letter are subject to, among other conditions, the concurrent consummation of the transactions contemplated by the merger agreement following the satisfaction or waiver of certain conditions set forth in the merger agreement. Parent and Merger Sub expect that the aggregate proceeds of the equity financing committed under the equity commitment letter and the debt financing committed under the debt commitment letter will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement.

Go-Shop and Restrictions on Solicitation of Acquisition Proposals (see page 111)

During the period beginning on the date of the merger agreement and continuing until 9:00 a.m. Eastern Time on November 24, 2019 (which in the original agreement was 11:59 p.m. Eastern Time on December 9, 2019 (the 40th day following the date of the original agreement), referred to as the “no-shop period start date” and, the period starting from the date of the merger agreement until the no-shop period start date, referred to as the “go-shop period”), the Company and its subsidiaries and representatives were permitted to solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal, participate in discussions and negotiations with third parties regarding company takeover proposals, provide non-public information to such third parties pursuant to an acceptable confidentiality agreement with each such third party, and amend, grant a waiver in respect of, or terminate any “standstill” or similar obligation of each such third party with respect to the Company.

Beginning on the no-shop period start date (or, with respect to an excluded party (as defined in the section entitled “The Agreement and Plan of Merger—Go-Shop and Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 111), 9:00 a.m. New York City time on November 29, 2019, the 5th day after the no-shop period start date (the “cut-off time”), which in the original agreement was 12:00 a.m. New York City time on December 19, 2019 (the 10th day after the no-shop period start date, in the original agreement)) until the earlier of the effective time of the merger and termination of the merger agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage and facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal, participate in discussions and negotiations with third parties regarding any company takeover proposal and provide non-public information to such third parties pursuant to an acceptable confidentiality agreement with each such third party, except that the Company may continue to take such actions with respect to any excluded party for so long as it remains an excluded party.

As of the date of this proxy statement, WESCO International, Inc. (“WESCO”) is an excluded party. Accordingly, the Company may continue to participate in negotiations and discussions with, and provide non-public information to, WESCO. There can be no guarantee or assurance that the discussions with WESCO will result in a superior company proposal. The Company does not intend to make any further public statements with respect to the negotiations with WESCO unless and until the Company determines that such disclosure is appropriate.

The no-shop provision is subject to a “fiduciary out” provision, which permits the Board, subject to the Company’s compliance with certain obligations, to furnish information to and participate in discussions and negotiations with third parties that make company takeover proposals that do not result from a material breach of the Company’s non-solicitation obligations.

Obligation of the Board with Respect to Its Recommendation (see page 115)

The Board has unanimously recommended that the Company stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement contains covenants that require, subject to certain limited exceptions, the Board to recommend that the Company stockholders adopt the merger agreement at the special meeting. Notwithstanding any change of recommendation by the Board, the merger agreement contains covenants requiring the Company to file a proxy statement with the SEC and hold a special meeting of the Company stockholders to adopt the merger agreement at such special meeting.

However, in certain circumstances, the Board may make a Company recommendation change (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 115) prior to the receipt of the Company stockholder approval in response to a superior company proposal that did not result from a material breach of the Company’s non-solicitation obligations. In such case, the Company must first give Parent at least five business days’ prior written notice of its intention to take any such action and negotiate in good faith with Parent for five business days following the delivery of such notice with respect to any revised proposal from Parent in respect of the terms of the merger (to the extent Parent desires to negotiate). If the superior company proposal that is the basis for such Company recommendation change is amended or modified, the Company must provide a new notice to Parent and a new five-business-day period for negotiating with Parent will start. If, at the end of such five-business-day period, the Board has considered in good faith any revised proposal from Parent in respect of the terms of the merger and determines in good faith, after consultation with the Company’s outside counsel and financial advisor, that the superior company proposal that is the basis for the Company recommendation change nevertheless continues to constitute a superior company proposal and that a failure to make a Company recommendation change would be inconsistent with its fiduciary duties under applicable law, the Board may make a Company recommendation change.

The Board may also make a Company recommendation change in certain circumstances in response to an intervening event. In such case, the Company must first give Parent at least five business’ days prior written notice of its intention to take any such action and negotiate with Parent for five business days following the delivery of such notice with respect to any revised proposal from Parent in respect of the terms of the merger (to the extent Parent desires to negotiate). If, at the end of such five business day period, the Board determines in good faith, after consultation with the Company’s outside counsel and financial advisor, that a failure to make a Company recommendation change would be inconsistent with its fiduciary duties under applicable law, the Board may make a Company recommendation change.

Termination of the Merger Agreement (see page 124)

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after receipt of the Company stockholder approval under any of the following circumstances:

•	by mutual written consent of Parent, Merger Sub and the Company;

•

by written notice from either Parent or the Company, if the merger has not been consummated on or before October 7, 2020 (previously June 12, 2020 in the original agreement and the amended and restated merger agreement) (such date, the “outside date” and such termination right described in this bullet, an “outside date termination”), except that an outside date termination cannot be effected by any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the merger not having been consummated prior to the outside date;

•

by written notice from either Parent or the Company, if any law or other legal restraint or prohibition entered or made after the date of the merger agreement has made consummation of the merger illegal, or any governmental entity has issued a final non-appealable judgment permanently enjoining or otherwise permanently prohibiting the merger, except that the termination right described in this bullet will not be available (i) to any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the issuance of any such judgment or (ii) in connection with any such law or other such legal restraint or prohibition other than any law, legal restraint or prohibition of any governmental entity in the U.S., Canada, the European Union, Mexico, Russia or Turkey or any such judgment other than a judgment of a court of competent jurisdiction in the U.S., Canada, the European Union, Mexico, Russia or Turkey;

•	by written notice from either Parent or the Company, if, upon a vote at a duly convened meeting of the Company stockholders to obtain the Company stockholder approval (including any adjournment or postponement thereof) the Company stockholder approval is not obtained (a “non-approval termination”);

•

by written notice from Parent, if the Company has breached or failed to perform in any material respect any of the Company’s representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 122 to be satisfied, and (ii) cannot be or has not been cured within 30 days after Parent gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Parent must not then be in breach of any of its representations, warranties or covenants contained in the merger agreement;

•

by written notice from Parent, before receipt of the Company stockholder approval, if either (i) the Board or any committee thereof makes a Company recommendation change or (ii) the Company has materially breached the covenants and agreement described in the sections entitled “—Go-Shop and Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 111, and “The Agreement and Plan of Merger—Obligation of the Board with Respect to its Recommendation,” beginning on page 115, and such breach has resulted in the receipt by the Company of a company takeover proposal (a “specified termination”);

•

by written notice from the Company, if Parent has breached or failed to perform in any material respect any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “—Conditions to the Merger” beginning on page 122 to be satisfied, and (ii) cannot be or has not been cured within 30 days after the Company gives Parent written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its representations, warranties or covenants in the merger agreement;

•	by written notice from the Company, before receipt of the Company stockholder approval, if:

•	the Board has received a superior company proposal;

•

the Company has complied in all material respects with its obligations described in the section entitled “—Obligation of the Board with Respect to its Recommendation—Company Recommendation Change Permitted in Certain Circumstances,” beginning on page 116, to the extent applicable;

•	the Company has previously paid or concurrently pays or causes to be paid the termination fee described in the section entitled “—Expenses; Termination Fees,” beginning on page 126; and

•

the Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such superior company proposal (a “superior company proposal termination”);

•

by written notice from the Company if (i) certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 122, have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the merger and remain capable of such satisfaction), (ii) the marketing period has concluded, (iii) the Company has notified Parent it is ready, willing and able to consummate the closing of the merger, and (iv) Parent and Merger Sub fail to consummate the merger within three business days following the delivery of such notice (a “financing failure termination”).

Expenses; Termination Fees (see page 126)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses.

In addition, in certain circumstances in connection with a superior company proposal termination, Company breach termination, outside date termination, specified termination or non-approval termination, the Company would be obligated to pay Parent a termination fee of $100 million, or a reduced termination fee of $60 million had the Company terminated the merger agreement under certain circumstances during the go-shop period, which circumstances did not arise. If the either the Company or Parent terminate the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company could be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $25 million.

Parent is required to pay the Company a nonrefundable termination fee of $190 million if the Company effects a Parent breach termination or financing failure termination or Parent effects an outside date termination at a time at which the Company had the right to effect a Parent breach termination or financing failure termination.

Appraisal Rights (see page 132)

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of shares of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (the holders of such shares, “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of such holder’s appraisal shares in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (“Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more than, the same as or less than the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 132.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the Company special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock until the effective time of the merger, and otherwise comply with the procedures set forth in Section  262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights.

Litigation Related to the Merger (see page 99)

Between December 9, 2019, and December 19, 2019, four lawsuits were filed by purported stockholders of the Company, styled as (i) Michael Kent, et al. v. Anixter International Inc., et al., No. 1:19-cv-02239-LPS, in the United States District Court for the District of Delaware (the “Kent Lawsuit”), (ii) Shiva Stein v. Anixter International Inc., et al., No. 1:19-cv-02242-LPS, in the United States District Court for the District of Delaware (the “Stein Lawsuit”), (iii) Teamsters Union No. 142 Pension Fund v. Anixter International Inc., Case No. 2019-0999, in the Court of Chancery of the State of Delaware (the “Teamsters Union Lawsuit”), and (iv) David Pill, et al. v. Anixter International Inc., et al., No. 1:19-cv-02301, in the United States District Court for the District of Delaware (the “Pill Lawsuit,” and together with the Kent Lawsuit, the Stein Lawsuit, and the Teamsters Union

Lawsuit, the “Claims”). All of the Claims are asserted against the Company and its directors; the Teamsters Union Lawsuit also names CD&R, Parent and Merger Sub. The Kent Lawsuit, Shiva Lawsuit and Pill Lawsuit allege that the Company’s December 4, 2019 preliminary Proxy Statement (the “Preliminary Proxy”) is deficient, and seeks injunctive and other relief. The Teamsters Union Lawsuit alleges, among other things, that the Board breached its fiduciary duties, that the CD&R defendants aided and abetted those breaches, and that the Preliminary Proxy is deficient, and seeks injunctive and other relief. On December 27, 2019, the Delaware Court of Chancery deferred decision on the Teamsters Union Lawsuit plaintiff’s motion for expedited proceedings. The Company believes that the Claims are without merit and intends to vigorously defend itself against them.

Additional lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

Material U.S. Federal Income Tax Consequences of the Merger (see page 96)

In general, for U.S. holders (as such term is defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 96), the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The Company stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Company common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

For additional information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 96.

Additional Information (see page 144)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On October 30, 2019, the Company entered into the original agreement with Parent and Merger Sub providing for the acquisition of the Company by Parent for a price of $81.00 per share in cash, without interest and subject to any applicable withholding taxes. The original agreement was amended on November 21, 2019, and, among other things, increased the merger consideration to $82.50 per share in cash, without interest and subject to any applicable withholding taxes. The original agreement was amended and restated on December 23, 2019, among other things, to increase the merger consideration to $86.00 per share in cash, without interest and subject to any applicable withholding taxes, and one $2.50 per share contingent value right. The original agreement was further amended and restated on January 1, 2020, among other things, to increase the merger consideration to $93.50 per share in cash, without interest and subject to any applicable withholding taxes, but no longer includes the contingent value right. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	As a stockholder of the Company, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $93.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock you own as of immediately prior to the effective time of the merger, unless you have properly exercised and perfected your demand for appraisal rights in accordance the Section 262 of the DGCL with respect to such shares.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. See the section entitled “The Merger— Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 96, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and non-U.S. taxes.

Q:	What will happen to my company options in the merger?

A:

Prior to the effective time of the merger, the Board will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger, each then-outstanding company option will be fully vested (to the extent not already vested) and canceled and each holder of any such canceled company options will be entitled to receive a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock subject to such company options and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share of Company common stock subject to such canceled company options, without interest.

However, if any such company option has an exercise price per share of Company common stock that is greater than or equal to the merger consideration, such company option will be canceled in exchange for no consideration.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 104.

Q:	What will happen to my restricted stock units in the merger?

A:

Prior to the effective time of the merger, the Board will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger, each then-outstanding restricted stock unit (other than restricted stock units granted between the signing of the merger agreement and the effective time) will be fully vested (to the extent not already vested, and, for performance-based restricted stock units, subject to the terms of the applicable award agreement) and canceled and each holder of any such canceled restricted stock units will be entitled to receive a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Company common stock subject to such canceled restricted stock units and (B) the merger consideration, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon. Vesting in the case of any restricted stock units subject to performance-based vesting criteria will be determined in accordance with the terms of the applicable award agreement (which is generally expected to result in vesting based on actual performance for units subject to performance periods that have ended prior to the effective time of the merger, and vesting at the target level for units subject to performance periods that were not scheduled to end prior to the effective time of the merger).

Restricted stock units granted between the signing of the merger agreement and the effective time will, at the effective time, be rolled over into an equity interest in an entity (including Parent) that directly or indirectly owns the outstanding stock of the Company, in each case, having a value that is equal to the value of the shares of Company common stock subject to such restricted stock unit award immediately prior to the effective time, as determined by the Company and Parent in good faith taking into account applicable tax laws. Although the precise terms and conditions of such restricted stock unit awards are not yet known, it is expected that all such awards will be “double-trigger” arrangements (i.e., acceleration of vesting would be conditioned upon both the consummation of the merger and a qualifying termination of employment following the merger).

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 104.

Q:	Where and when will the special meeting of stockholders be held?

A:	The special meeting of the Company stockholders will be held at Two North Riverside Plaza, 7th Floor, Chicago, Illinois on February 4, 2020, at 8:30 a.m. Central Time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on December 31, 2019, the record date for the special meeting, are entitled to receive these proxy materials and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 86; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the meeting or the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The Company may not recess or postpone the special meeting, and may not change the record date, except (x) upon Parent’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to this proxy statement is provided to the Company stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 65. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 86.

Q:	Have any of the Company’s stockholders already agreed to approve the proposal to adopt the merger agreement?

A:

Yes, pursuant to the voting agreement, Samuel Zell Revocable Trust, Zell Family Foundation, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., KMJZ Investments L.L.C. and SZ Intervivos QTIP Trust have agreed, among other things, to vote a total of 3,640,337 shares of Company common stock, representing approximately 10.8% of the outstanding shares of Company common stock as of October 30, 2019, in favor of the proposal to adopt the merger agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement. The voting agreement allows the voting agreement stockholders to donate up to 600,000 shares of Company common stock covered by the voting agreement to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Company common stock will remain subject to the voting agreement. For additional information, see the section entitled “The Voting Agreement” beginning on page 129.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares are needed to constitute a quorum?

A:

The presence at the special meeting, in person or by proxy, of the holders of one-half of the issued and outstanding shares of Company common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 33,827,906 shares of Company common stock outstanding. If you are a Company stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by the Company stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 34.

Q:	What will happen if the Company stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Central Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Company common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Company common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I transfer my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date on which the merger is expected to be completed. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will be available to these holders only if they deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 132.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 104.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward satisfying all the conditions to the merger as quickly as possible. We currently anticipate that all the conditions to the merger will be completed by the end of the first quarter of 2020, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by the Company stockholders and the receipt of certain regulatory approvals. Under the second amended and restated merger agreement, the closing of the merger is not required to occur prior to September 30, 2020, even if the closing conditions are satisfied at an earlier date, although Parent may elect (or the Company and Parent may agree) to close the merger prior to that date. For additional information, see the section entitled “The Agreement and Plan of Merger— Conditions to the Merger,” beginning on page 122.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Company common stock.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $100 million, or a reduced termination fee of $60 million had the Company terminated the merger agreement under certain circumstances during the go-shop period, which circumstances did not arise. If either the Company or Parent terminate the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company could be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $25 million.

If Parent or Merger Sub breaches the merger agreement (including a willful breach) or fails to perform under the merger agreement (even if willfully or intentionally), then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee of $190 million.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 94.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 144.

Q:	Who can help answer my questions?

A:

For any questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of this proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Toll-Free: (800) 662-5200

Email: AXE@investor.morrowsodali.com

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement that are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “seek,” “will,” “should,” “could,” “may,” “aim,” “target,” “potential,” “intend,” “projects,” “likely,” “continue,” “positioned,” “outlook” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

•

the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require the Company to pay a termination fee or reimburse Parent for certain of its expenses;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board, the Company’s executive officers and others following the announcement of the merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the merger;

•	potential difficulties in employee retention due to the announcement and pendency of the merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement and pendency of the merger;

•	the execution of the Company’s long-term growth objectives and business transformation initiatives;

•	risks inherent in international operations, including foreign currency fluctuations;

•	changes in accounting standards or tax rates, laws or regulations;

•	management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new personnel into the Company’s practices;

•	the adequacy of our business, financial and information systems and technology;

•	maintenance of effective internal controls;

•	continued and sufficient access to capital;

•	market and general economic and political conditions; and

•

other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2018 filed with the SEC on February 21, 2019 (see the section entitled “Where You Can Find More Information” on page 144.

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

For additional information, see the section entitled “The Merger—Forward Looking Financial Information,” beginning on page 71.

PARTIES TO THE MERGER

The Company

Anixter International Inc., a Delaware corporation, through Anixter Inc., a Delaware corporation, and its subsidiaries, is a leading distributor of network and security solutions, electrical and electronic solutions and utility power solutions. The Company is a leader in providing advanced inventory management services including procurement, just-in-time delivery, material management programs, turn-key yard layout and management, quality assurance testing, component kit production, storm/event kitting, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. Shares of Company common stock are listed on the NYSE and trade under the symbol “AXE.”

The Company’s principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026, and its telephone number is 224-521-8000. Our website address is www.anixter.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 144.

Parent

CD&R Arrow Parent, LLC, a Delaware limited liability company, is an indirect wholly owned subsidiary of a fund sponsored by CD&R. Parent was formed on October 28, 2019 expressly for purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Parent will be the immediate parent company of the Company. Parent’s principal executive offices are located at 375 Park Avenue, 18th Floor, New York, New York 10152, and its telephone number is 212-407-5200.

Merger Sub

CD&R Arrow Merger Sub, Inc. a Delaware corporation, is a direct wholly owned subsidiary of Parent. Merger Sub was formed on October 28, 2019 expressly for purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 375 Park Avenue, 18th Floor, New York, New York 10152, and its telephone number is 212-407-5200.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on February 4, 2020, at 8:30 a.m. Central Time at Two North Riverside Plaza, 7th Floor, Chicago, Illinois.

Company stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of Company common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Purpose of the Special Meeting

At the special meeting, the Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 86; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on December 31, 2019, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 33,827,906 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 16,913,953 shares of Company common stock (one-half of the issued and outstanding stock of the Company entitled to vote) constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the meeting or the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

The Company may not recess or postpone the special meeting, and may not change the record date, except (x) upon Parent’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to this proxy statement is provided to the Company stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the chairman or the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The Company may not recess or postpone the special meeting, and may not change the record date, except (x) upon Parent’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to this proxy statement is provided to the Company stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Central Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the accompanying proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if you return a properly executed proxy card but do not indicate instructions on your proxy card, “FOR” the proposal.

Regardless of whether a quorum is present at the special meeting, the special meeting may be adjourned by either the chairman of the meeting or by the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

The Company may not recess or postpone the special meeting, and may not change the record date, except (x) upon Parent’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to this proxy statement is provided to the Company stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Morrow Sodali LLC to assist in the solicitation process. The Company will pay Morrow Sodali LLC a fee of approximately $10,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify Morrow Sodali LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at the Company’s principal executive offices located at 2301 Patriot Boulevard, Glenview, Illinois 60026.

The Voting Agreement

On October 30, 2019, in connection with the execution of the original agreement, Parent entered into the voting agreement with Samuel Zell Revocable Trust, Zell Family Foundation, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., KMJZ Investments L.L.C. and SZ Intervivos QTIP Trust. The voting agreement covers a total of 3,640,337 shares of Company common stock owned by the voting agreement stockholders representing approximately 10.8% of the outstanding shares of Company common stock.

However, the voting agreement stockholders are permitted to donate up to 600,000 of these shares of Company common stock to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Company common stock will remain subject to the voting agreement. Pursuant to the voting agreement, the voting agreement stockholders agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted their shares in favor of adopting the merger agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the merger and other transactions contemplated by the merger agreement.

Additionally, the voting agreement stockholders agreed, subject to certain exceptions, to not, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal, including by furnishing non-public information regarding the Company or any Company Subsidiary to any third person in connection therewith; (ii) participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, or otherwise cooperate with, assist or participate in, facilitate or encourage efforts by, persons (or representatives of persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal; and (iii) amend, grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to the Company or any Company Subsidiary.

On January 1, 2020, in connection with the execution of the second amended and restated merger agreement, Parent entered into the voting agreement side letter with the voting agreement stockholders. The voting agreement side letter affirmed the application of the voting agreement to the second amended and restated merger agreement and contained an acknowledgment from the voting agreement stockholders that all of their obligations pursuant to the voting agreement would, following the execution and delivery of the second amended and restated merger agreement, remain in full force and effect. There were no changes to the underlying voting agreement.

See the section of this proxy statement entitled “The Voting Agreement” beginning on page 129 for further discussion of the terms of the voting agreement. A copy of the voting agreement is also attached to this proxy statement as Annex E.

Questions and Additional Information

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, the Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For additional information, see the sections entitled “The Merger,” beginning on page 36, and “The Agreement and Plan of Merger,” beginning on page 101.

The Board unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 91, including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, the Company stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company, the Board or Parent or any of the Company’s or Parent’s subsidiaries and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto). However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of our executives with the Company’s performance and the interests of the Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Anixter International Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Anixter International Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 91 of the Proxy Statement dated January 3, 2019 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that the Company stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman or the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

The Company may not recess or postpone the special meeting, and may not change the record date, except (x) upon Parent’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to this proxy statement is provided to the Company stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company stockholder approval at the special meeting or (ii) to the extent required by applicable law.

THE MERGER

Overview

The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on October 30, 2019 with Parent and Merger Sub, as amended on November 21, 2019, as amended and restated on December 23, 2019, as further amended and restated on January 1, 2020. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $93.50 per share in cash, without interest, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

Background of the Merger

The Board and the Company’s management regularly review the Company’s business strategy and strategic plan and evaluate strategic and financial opportunities to maximize stockholder value. In addition, the Board and the Company’s management periodically review and assess the Company’s competitive position and actively monitor and assess industry trends; the Company’s short- and long-term performance; the Company’s stock price performance; and potential strategic and financial initiatives. The Board and the Company’s management also periodically discuss potential challenges that the Company faces in executing its strategic plan.

On May 6, 2019, Theodore A. Dosch, the Company’s Executive Vice President – Finance and Chief Financial Officer, held an introductory meeting in New York, New York with Nathan K. Sleeper, a Partner and, effective January 1, 2020, Chief Executive Officer at CD&R, a financial sponsor with significant experience in the industrials and distribution market. This meeting was held at the suggestion of a representative of Wells Fargo Securities who was familiar with the Company and CD&R, and who also attended the meeting. Mr. Sleeper described CD&R’s history and experience in the distribution industry and CD&R’s interest in considering possible ways to partner with the Company. Messrs. Dosch and Sleeper also discussed, at a high level, the strategic direction of each of the Company and CD&R. At the conclusion of this meeting, Messrs. Dosch and Sleeper discussed the possibility of continuing their discussions if there was a desire and interest to consider a strategic partnership in the future. Shortly after this meeting, Mr. Dosch relayed the contents of this meeting to William A. Galvin, the Company’s Chief Executive Officer. Mr. Galvin then discussed the meeting between Mr. Dosch and Mr. Sleeper with Samuel Zell, the Chairman of the Board.

On May 21, 2019, representatives of Centerview held an in-person meeting with Messrs. Galvin and Dosch at the Company’s executive office in Glenview, Illinois to discuss the Company’s business and the industrials and distributors industry generally. During these discussions, Centerview’s representatives indicated to Messrs. Galvin and Dosch that the Company may wish to consider examining potential strategic alternatives.

On June 21, 2019, Mr. Dosch contacted Mr. Sleeper by telephone. Mr. Dosch informed Mr. Sleeper that, after discussions with Messrs. Zell and Galvin, the Company was willing to have a meeting with CD&R to further discuss opportunities for a strategic partnership of some form. They scheduled a meeting between representatives of the Company and CD&R to take place after release of the Company’s earnings for the second quarter of 2019, so that the Company’s most current financial results would be publicly available at such time. The Company’s earnings for the second quarter of 2019 were released to the public on July 25, 2019.

On August 6, 2019, the Company entered into a non-disclosure agreement with CD&R, which contained customary standstill and non-solicitation provisions.

On August 7, 2019, representatives of the Company and CD&R held an in-person meeting at the Company’s executive office in Glenview, Illinois. In attendance for the Company were Mr. Galvin, Mr. Dosch and Kevin Burns, the Company’s Senior Vice President – Treasurer and Investor Relations. In attendance for CD&R were Mr. Sleeper, J.L. Zrebiec, a Partner at CD&R, and Tyler Young, a Principal at CD&R. Messrs. Sleeper and Zrebiec provided the Company’s attendees with an overview of CD&R’s history and experience with industrial companies, especially in the distribution space, which included previously owning two of the Company’s competitors. Messrs. Galvin and Dosch described the Company’s strategy, long-term direction and business potential. Mr. Galvin also provided an overview of the Company’s innovation and business transformation project, the Company’s margin improvement efforts and the Company’s acquisition strategies and growth opportunities. During the meeting, Mr. Sleeper asked if the Company would consider a potential sale to CD&R. Mr. Galvin responded that the Company was not for sale but, consistent with the Company’s policy, if the Board were presented with an offer that it believed was in the best interests of the Company and its stockholders, then the Board would consider such offer. Following the meeting, Mr. Galvin relayed the substance of the meeting to Mr. Zell.

On the same day, representatives of Centerview held an in-person meeting with Mr. Zell in Chicago, Illinois to discuss the Company’s business and the industry generally. During these discussions, the representatives of Centerview indicated to Mr. Zell that the Company may wish to consider examining potential strategic alternatives.

On August 8, 2019, at the direction of Messrs. Galvin and Dosch, Mr. Burns provided to CD&R by email a copy of the management presentation containing an overview of the Company and other information that the Company’s representatives had shared with CD&R during their meeting on August 7, 2019.

On August 12, 2019, Mr. Galvin contacted Mr. Sleeper by telephone to clarify certain points from the meeting on August 7. Mr. Galvin asked Mr. Sleeper if CD&R was still interested in a potential strategic transaction with the Company. Mr. Sleeper responded that, before the meeting on August 7, CD&R had been interested in potentially acquiring the Company and that, after the meeting on August 7, CD&R’s interest in such an acquisition had increased. Mr. Galvin stated that the parties should discuss a price range, as the Company and the Board would not pursue a potential strategic transaction unless the Company could get comfortable that such a transaction would be in the best interests of the holders of Company common stock. Mr. Galvin emphasized to Mr. Sleeper that maintaining confidentiality regarding the existence and substance of any discussions between the Company and CD&R was of critical importance to the Company. To that end, Mr. Galvin noted that, if the Board decided to enter into discussions with CD&R, in order to ensure confidentiality, the parties would need to limit the number of people with knowledge of such discussions and the time frame for entering into a transaction would need to be relatively short.

On August 15, 2019, Mr. Galvin had an in-person meeting with Mr. Zell in Chicago, Illinois. Messrs. Galvin and Zell discussed the Company’s process and strategy with respect to a potential strategic transaction with CD&R, as well as the engagement of potential financial advisors.

Late in August 2019, the Company’s senior management indicated to representatives of Centerview that it had held preliminary discussions with an interested party regarding the potential sale of the Company.

On August 22, 2019, Mr. Sleeper contacted Mr. Galvin by telephone to make an oral, non-binding preliminary proposal to acquire the Company for a price of $75 per share in cash. Mr. Galvin responded that this offer represented a low price for the Company, but he would discuss it further with Mr. Zell. Mr. Galvin then contacted Mr. Zell by telephone to discuss CD&R’s non-binding proposal. They concluded that CD&R’s proposed offer price was insufficient to proceed. Further, they concluded that it would not be worth pursuing discussions with CD&R unless it offered a price that at a minimum started with an “8”. Mr. Galvin then contacted Mr. Sleeper by telephone and relayed this information to him. Mr. Sleeper responded that CD&R would conduct additional analysis and would let Mr. Galvin know if CD&R could make an offer that satisfied this condition.

On August 27, 2019, Mr. Sleeper contacted Mr. Galvin by telephone. He stated that CD&R was willing to pursue a potential acquisition of the Company and could satisfy the price range condition. Messrs. Galvin and Sleeper then discussed the process for a potential strategic transaction, and Mr. Galvin asked Mr. Sleeper to provide further details regarding CD&R’s timing and diligence requirements.

Between August 28 and September 1, 2019, the Company entered into confidentiality agreements with each of Centerview and Wells Fargo Securities and retained Sidley Austin LLP (“Sidley”) as its outside legal counsel for the proposed transaction.

On September 3, 2019, the Company received a diligence work plan from CD&R, which contemplated management presentations, access to a virtual data room set up by the Company and its external advisors, responses to due diligence requests, and follow-up due diligence meetings and calls with the Company’s management.

On September 5, 2019, the Board held a regularly-scheduled meeting in Chicago, Illinois, at which Mr. Dosch and Justin Choi, the Company’s General Counsel, were also in attendance. At this meeting, Mr. Zell briefed the Board on CD&R’s interest in acquiring the Company and the Board discussed the process for such an acquisition. On the same day, the Company’s senior management indicated to representatives of each of Centerview and Wells Fargo Securities that it was considering retaining each of Centerview and Wells Fargo Securities as its financial advisors in connection with the proposed transaction.

On September 9, 2019, a telephonic meeting was held between representatives of the Company, CD&R, Centerview and Wells Fargo Securities regarding CD&R’s diligence process and timeline for the proposed transaction.

On September 11, 2019, Centerview disclosed to the Company and Sidley a report on its relationships with CD&R and other potential acquirers of the Company. This disclosure was provided to the Board in advance of the Board meeting on October 8, 2019.

On September 14, 2019, CD&R and its external advisors, Debevoise & Plimpton LLP, CD&R’s outside counsel (“Debevoise”), PriceWaterhouseCoopers LLP and West Monroe Partners, were provided with access to a virtual data room set up by the Company. The contents of the data room developed gradually, first with financial, functional and business diligence information, and, in October, with legal diligence information.

On September 17, 2019, Wells Fargo Securities delivered to the Company and Sidley a memorandum setting forth its existing relationships with CD&R and other potential acquirers of the Company, which was provided to the Board in advance of the Board meeting on October 8, 2019.

Between September 20 and October 11, 2019, a number of due diligence calls and meetings were held between representatives of the Company, CD&R and their respective external advisors.

On September 25, 2019, Messrs. Zell and Galvin held an in-person meeting with Mr. Sleeper in New York, New York. Mr. Zell emphasized that the process should only move forward if CD&R was serious, and Mr. Sleeper confirmed that CD&R was serious. Mr. Zell also emphasized to Mr. Sleeper the critical importance of maintaining confidentiality during the diligence process and the need for the process to move expeditiously to ensure confidentiality.

On September 26, 2019, representatives of CD&R and its external advisors held an in-person meeting with the Company’s senior management in Chicago, Illinois. Representatives of Centerview and Wells Fargo Securities also attended this meeting. At this meeting, the Company’s senior management conducted management presentations for CD&R. Messrs. Galvin and Dosch presented an overview of the Company’s strategic plan for 2019, and Mr. Dosch presented on the Company’s financial projections and efficiency initiatives. The leaders of each of the Company’s three business segments provided an overview of their respective businesses. On September 27, 2019, representatives of the Company provided representatives of CD&R with a tour of the Company’s facility in Alsip, Illinois.

On October 2, 2019, Mr. Galvin contacted Mr. Zell by telephone to discuss the proposed timing for a formal offer by CD&R to the Company.

On October 8, 2019, a telephonic meeting of the Board was held, at which representatives of each of the Company’s senior management, Centerview, Wells Fargo Securities and Sidley were present. This meeting began in executive session, without representatives of Centerview and Wells Fargo Securities present. Mr. Galvin provided the Board with an overview of the Company’s potential acquisition by CD&R. He reported that management presentations and a facility tour had taken place and that all key work streams were in progress. Mr. Galvin stated that the Company’s senior management and external advisors expected to receive an offer on the timeline that would be communicated by Centerview, at the direction of the Board, to CD&R later that day. If the Company and CD&R reached agreement, the signing of the merger agreement could potentially be announced concurrently with the announcement of the Company’s earnings for the third quarter of 2019.

Representatives of Centerview and Wells Fargo Securities then rejoined the meeting and provided the Board with an overview of (i) the current market environment and the Company’s position therein, (ii) preliminary valuation perspectives, (iii) potential strategic alternatives, and (iv) three alternative paths forward: continuing to engage solely with CD&R; conducting a broader outreach to potential bidders; or not proceeding with a sale process at all. The representatives of Centerview and Wells Fargo Securities left the meeting following this discussion.

Sidley then reviewed the role of financial advisors in merger transactions and due diligence matters that the Board should consider before engaging financial advisors, including potential conflicts of interest. Sidley then summarized the disclosures provided by Centerview and Wells Fargo Securities regarding their existing relationships, if any, with CD&R and other potential acquirers, and any potential conflicts of interests as a result thereof. The Board determined that neither Centerview nor Wells Fargo Securities presented any material conflicts that would preclude their engagement as a financial advisor in connection with a potential strategic transaction with CD&R.

Sidley then provided the Board with a summary of the material terms of the proposed engagement letters with Centerview and Wells Fargo Securities. The Board considered the advantages of engaging two financial advisors instead of one financial advisor to run the process for the potential transaction. Management recommended engaging Centerview as the lead financial advisor for the potential transaction, due to Centerview’s deep industry expertise, knowledge of the Company and experience as a financial advisor in a wide variety of transactions and engaging Wells Fargo Securities as an additional financial advisor, given its knowledge of the Company and deep industry expertise.

The Board unanimously approved the engagement of Centerview and Wells Fargo Securities on the terms presented to the Board, with such changes as may be negotiated by the Company’s senior management. Sidley then reviewed the general fiduciary duties of the Board under Delaware law, as well as providing an overview of the Board’s fiduciary duties with respect to a merger transaction. All members of the Board and the Company’s senior management confirmed that they have no conflicts of interest with respect to CD&R. Sidley described the process considerations that the Board should take into account.

Representatives of Centerview and Wells Fargo Securities then rejoined the meeting and gave the Board an update on the potential transaction with CD&R, including an update on various work streams and the transaction rationale. The Board discussed with representatives of both Centerview and Wells Fargo Securities the possibility of conducting a single-bidder process followed by a robust post-signing market check, as this process would move expeditiously (including as a result of CD&R’s deep industry expertise) and might be more likely to remain confidential. Sidley informed the Board that it had prepared a proposed draft merger agreement and briefed the Board on its key terms, including the “go-shop”, conditions to closing and the protections available to the Company if the merger agreement were terminated. Following the meeting, the Company entered into engagement letters with each of Centerview and Wells Fargo Securities as its external financial advisors.

Later on October 8, 2019, at the direction of the Board, a representative of Centerview contacted Mr. Sleeper and suggested that if CD&R intended to submit a formal offer it should do so by no later than approximately October 23, 2019, such that if the parties were able to come to an agreement thereafter on a potential transaction, it could be announced concurrently with the Company’s scheduled earnings announcement on October 30, 2019.

On October 9, 2019, Centerview uploaded to the data room the draft merger agreement prepared by Sidley and the Company’s preliminary financial results for the third quarter of 2019. The draft merger agreement provided for, among other things, (i) a 45-day go-shop period during which the Company would be allowed to solicit acquisition proposals, subject to a 20-day extended period for the Company to negotiate with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) a termination fee, or a reduced termination fee in connection with the go-shop provision, payable by the Company to Parent in amounts to be discussed, and (iii) a reverse termination fee payable by Parent to the Company in an amount to be discussed if Parent were unable to consummate the merger due to a failure to obtain financing.

On October 11 and 14, 2019, further in-person diligence meetings were held in Chicago, Illinois between representatives of the Company, CD&R and their respective external advisors. Among the topics covered were the Company’s innovation and business transformation initiative.

On October 17, 2019, representatives of Debevoise sent a revised draft of the merger agreement to Sidley. The revised draft merger agreement provided for, among other things, (i) a 30-day go-shop period, subject to a 10-day extended period for negotiations with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) a requirement that the Company reimburse CD&R’s expenses, up to a cap to be agreed, if the Company stockholders fail to approve the proposed transaction and (iii) the closing of the merger to be delayed after the conditions to the merger are satisfied for a marketing period of 20 business days to permit CD&R to raise debt financing.

On October 20, 2019, representatives of Debevoise sent initial drafts of the equity commitment letter and limited guarantee to Sidley. On October 21, 2019, representatives of Sidley contacted representatives of Debevoise by telephone to discuss the draft merger agreement. On that same day, a due diligence call was held between representatives of the Company, CD&R and their respective external advisors.

On October 23, 2019, representatives of Sidley sent a revised draft of the merger agreement to Debevoise.

Later that same day, CD&R delivered a formal proposal with the following terms: (i) a price of $80 per share in cash; (ii) a termination fee of $90 million (approximately 3.2% of the equity value of the proposed transaction) payable by the Company to Parent, or $45 million (approximately 1.6% of the equity value) under certain circumstances in connection with the go-shop or a transaction with an “excluded party”; (iii) an expense reimbursement amount not to exceed $25 million if the Company stockholders fail to provide their requisite approval for the proposed transaction; (iv) a reverse termination fee of $140 million (approximately 5% of equity value); and (v) a six-month outside date, after which either party could terminate the merger agreement. Finally, CD&R proposed that certain Company stockholders associated with Mr. Zell enter into a voting agreement with Parent in support of the proposed transaction. CD&R’s formal proposal attached draft debt commitment letters from the potential lenders to Parent.

On October 24, 2019, a telephonic meeting of the Board was held, at which representatives of each of the Company’s senior management, Centerview, Wells Fargo Securities and Sidley were present. Mr. Zell provided the Board with an update on the potential transaction and an update on process. Representatives of Centerview summarized the key terms of the initial offer from CD&R. Mr. Zell then provided his initial view of the proposal. Mr. Zell stated that, in his view, the price was sufficient to merit continuing negotiations for the proposed transaction. Mr. Zell noted that (i) the Company common stock is thinly-traded and, despite numerous efforts over the past several years to increase liquidity in trading, volume has not increased meaningfully, (ii) the price of the Company common stock had not increased significantly notwithstanding six straight quarters of positive results and (iii) CD&R has significant experience owning and investing in companies similar to the Company. Mr. Zell reminded the Board that CD&R had been asked to move quickly because of confidentiality concerns as well as the desire not to distract the Company’s management. Mr. Zell noted that CD&R had invested significant time and resources and had completed comprehensive diligence and provided a meaningful proposal within the requested timeframe. Mr. Zell observed that the Company would have a go-shop period following signing, during which Centerview and Wells Fargo Securities would actively solicit alternative bidders for the Company and which could result in a superior offer for the Company. Mr. Zell concluded that while the proposal was reasonable, nevertheless the Board should propose (i) an increase in price to $84.00 per share and (ii) a longer go-shop period of 45 days. He stated that, in his view, an acquisition of the Company by CD&R with a price between $80.00 and $84.00 per share and go-shop period longer than 30 days would be in the best interests of the Company and its stockholders. Finally, Mr. Zell stated that he was willing to sign a voting agreement containing customary terms, as such agreements are common in these transactions.

Sidley reviewed the key open issues on the merger agreement and a summary of changes from the initial draft of the merger agreement. The Board discussed the CD&R proposal and considered possible responses. The Board then unanimously approved proceeding with negotiations with CD&R with the following counteroffer: (i) a price of $84.00 per share; (ii) a longer go-shop period of 45 days and shorter match periods for CD&R in the event of a superior company proposal; (iii) a reverse termination fee of 7% of the equity value of the proposed transaction; and (iv) an outside date of 9 months to allow sufficient time to obtain required antitrust approvals and for CD&R to complete marketing for the debt financing. The Board directed Centerview to convey the counteroffer to CD&R.

On October 24, 2019, a representative of Centerview contacted Mr. Sleeper by telephone to communicate the Board’s counteroffer to CD&R.

On October 25, 2019, Mr. Sleeper contacted Centerview by telephone to communicate CD&R’s best and final offer to the Company, which consisted of (i) raising its offer price from $80.00 to $81.00 per share in cash, (ii) increasing the reverse termination fee from $140 million to $190 million, (iii) extending the go-shop period from 30 to 40 days, and (iv) extending the outside date from six months to an unspecified longer period (subject to the approval of CD&R’s potential lenders).

On the same day, representatives of Sidley sent revised drafts of the equity commitment letter and limited guarantee to Debevoise, and representatives of Debevoise sent an initial draft of the voting agreement to Sidley for forwarding to counsel representing the voting agreement stockholders.

On October 26, 2019, representatives of Debevoise sent a revised draft of the merger agreement to Sidley, which reflected the terms of CD&R’s revised offer.

On October 27, 2019, representatives of Debevoise sent revised drafts of the equity commitment letter and limited guarantee to Sidley.

Also on October 27, 2019, representatives of Sidley contacted representatives of Debevoise by telephone to discuss the draft merger agreement and related documents.

On October 28, 2019, a telephonic meeting of the Board was held, at which representatives of each of the Company’s senior management, Centerview, Wells Fargo Securities and Sidley were present. Representatives of Centerview summarized the latest developments in the negotiations, noting that a counteroffer on the terms approved by the Board at its October 24, 2019 meeting had been presented to CD&R that same day, and that, on October 25, 2019, CD&R had communicated its best and final offer to Centerview. The terms of CD&R’s revised offer were provided to the Board. Mr. Zell indicated that he believed that CD&R would not be willing to improve these terms. Representatives from Centerview and Wells Fargo Securities then discussed the financial analyses that were distributed to the Board prior to the meeting. Representatives of Sidley then provided an update on discussions relating to the merger agreement and related documents, and stated that significant progress had been made between the parties since the last meeting of the Board, but that several issues remained outstanding. In particular, Sidley noted that the outside date had not been agreed, with CD&R continuing to negotiate for a six-month outside date.

Throughout October 28 and 29, 2019, representatives of Sidley and Debevoise exchanged drafts of the merger agreement and related documents and spoke by telephone and corresponded by email to discuss the drafts. During this time, representatives of Neal, Gerber and Eisenberg LLP, the voting agreement stockholders’ counsel, and Debevoise exchanged drafts of the voting agreement and spoke by telephone and corresponded by email to discuss such drafts.

After the closing of U.S. financial markets on October 29, 2019, a telephonic meeting of the Board was held, at which representatives of each of the Company’s senior management, Centerview, Wells Fargo Securities and Sidley were present. Representatives of Centerview advised the Board that the Company had resolved all material issues related to the proposed transaction, other than the outside date in the merger agreement, which the Company wished to extend beyond six months. Representatives of Centerview reviewed Centerview’s financial analysis of the merger consideration, and rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Company common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Board its final financial analysis of the merger consideration provided for in the merger agreement. Representatives of Wells Fargo Securities then delivered to the Board its oral opinion, confirmed by delivery of a written opinion dated such date, to the effect that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Company common stock in the proposed transaction was fair, from a financial point of view, to the holders of Company common stock. Representatives of Centerview then summarized the “go-shop” process to the Board, including that the “go-shop” period extends through the 40-day period following the date of the merger agreement. After the public announcement of the proposed transaction, Centerview and Wells Fargo would reach out to strategic acquirers and financial sponsors who may be interested in bidding for the Company. Representatives of Centerview noted that it intended to focus on strategic acquirers and financial sponsors that had the motivation and financial capacity to make a proposal and if any of these parties indicated interest in considering whether to make an alternative bid for the Company, it would be provided with a form of non-disclosure agreement. Once the non-disclosure agreement was in place, a basic package of information, including limited non-public information, would be provided. Upon receipt of a non-binding proposal, the Board would determine whether to grant access to a data room maintained by the Company in order to provide more complete and detailed information. Representatives of Centerview then noted that the sensitivity around certain strategic purchasers has been addressed in the merger agreement and a “clean team” and “clean data room” process is in place for the provision of competitively sensitive information to potential strategic bidders. The Board unanimously voted in favor of adopting the merger agreement and the transactions contemplated thereby.

Later that evening, the parties resolved the outside date issue, agreeing that the outside date would be extended approximately six weeks beyond the six months originally proposed by CD&R, and in certain circumstances CD&R would begin marketing its debt financing before all antitrust approvals had been obtained. Prior to the open of U.S. financial markets on October 30, 2019, (i) the Company, Parent and Merger Sub executed the merger agreement, (ii) Clayton, Dubilier & Rice Fund X, L.P. and Parent executed the equity commitment letter effective as of October 30, 2019, (iii) Clayton, Dubilier & Rice Fund X, L.P., Parent and the Company executed the limited guarantee effective as of October 30, 2019, (iv) the lenders to Parent and Parent executed the debt commitment letter and fee letter effective as of October 30, 2019, and (v) Parent and the voting agreement stockholders executed the voting agreement effective as of October 30, 2019. On October 30, 2019, the Company and Parent issued a joint press release announcing the merger. The go-shop period began upon the execution of the merger agreement. On the same day, at the direction of the Board, Centerview and Wells Fargo Securities began contacting potential counterparties to an alternative transaction with the Company, including WESCO, in connection with the go-shop process.

During the go-shop period, 18 prospective buyers, including WESCO, were contacted regarding the possibility of exploring a transaction with the Company and one in-bound inquiry was received. Four prospective buyers, including WESCO, entered into acceptable confidentiality agreements with the Company and were provided with access to a virtual data room maintained by Centerview containing non-public information relating to the Company.

Over the next several days, representatives of Centerview and Wells Fargo Securities had discussions or communicated via e-mail with representatives of the four interested parties. WESCO was the only one of the four parties to ultimately submit a company takeover proposal.

Because WESCO is a competitor of the Company, WESCO could not be provided with competitively sensitive information until the Company and WESCO entered into a “clean team” confidentiality agreement, pursuant to which competitively sensitive information would be provided to WESCO only in a separate “clean data room”. On November 3, 2019, representatives of Sidley provided a draft “clean team” confidentiality agreement to WESCO. On November 7, 2019, representatives of Sidley contacted WESCO’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), by telephone to negotiate the “clean team” confidentiality agreement.

On November 12, 2019, WESCO submitted a company takeover proposal with a nominal value of $85.00 per share of Company common stock (the “First WESCO Proposal”), which consisted of 48% cash (representing $40.84 per share) and 52% newly-issued shares of WESCO’s publicly-traded common stock (“WESCO shares”) (representing $44.16 per share). On November 14, 2019, at the direction of Messrs. Zell and Galvin, representatives of Centerview and Wells Fargo Securities had a telephonic discussion with representatives of WESCO’s financial advisor, Barclays Capital Inc. (“Barclays”), to seek clarification on a number of open items in the First WESCO Proposal.

On November 14, 2019, a telephonic meeting of the Board was held, at which representatives of each of the Company’s senior management, Centerview, Wells Fargo Securities and Sidley were present, to evaluate and determine how to respond to the First WESCO Proposal. Representatives of Sidley advised the Board regarding its fiduciary duties with respect to the First WESCO Proposal and the Company’s obligations under the “go-shop” provisions of the merger agreement.

In comparing the First WESCO Proposal with the merger agreement, the Board considered that the First WESCO Proposal carried meaningful risks, including, among others, (i) the issuance of WESCO’s shares as part of its proposed merger consideration would be conditioned on a favorable vote of WESCO’s stockholders (the “WESCO stockholders vote requirement”), which increased the conditionality of a transaction with WESCO as compared to CD&R’s committed debt and equity financing, (ii) the possibility of heightened antitrust scrutiny in certain jurisdictions, including the U.S. and Canada, which could delay the closing date, (iii) WESCO had not secured committed debt financing and (iv) the potential of WESCO’s stock losing value between the signing and the closing.

The Board also noted that the First WESCO Proposal did not address a number of material items, including, among others, (i) whether WESCO’s proposed transaction would be subject to a financing condition, (ii) whether a reverse termination fee would be payable to the Company in the event that WESCO’s stockholders did not approve the WESCO share issuance, (iii) whether WESCO would have a “fiduciary out”, allowing WESCO’s board to withdraw its recommendation that its stockholders approve the issuance of WESCO’s shares or terminate the transaction to accept a superior proposal for WESCO, (iv) whether the stock component of the proposed consideration would be “tax free” and (v) whether WESCO was proposing a transaction structure with “full specific performance” or a transaction structure where remedies would be limited to the payment of a reverse termination fee. The Board was advised that, although representatives of Sidley and Centerview had contacted representatives of Wachtell Lipton and Barclays, respectively, to seek further information on these points, meaningful clarification had not been provided. The Board also considered that, although the merger consideration proposed by WESCO was nominally at a higher price than the merger consideration in the merger agreement, a significant portion of that consideration was payable in WESCO’s shares, which would require the Company to conduct diligence on WESCO and would also expose the holders of Company common stock to risks associated with integration and other commercial risks associated with the proposed transaction.

After consultation with representatives of Sidley, Centerview and Wells Fargo Securities, the Board unanimously determined that the First WESCO Proposal was not a viable alternative to the merger agreement and did not constitute a superior company proposal. The Board instructed Centerview and Wells Fargo Securities to contact CD&R, without disclosing WESCO’s identity or the fact that WESCO had made a company acquisition proposal, and deliver the message that if CD&R were interested in increasing the merger consideration, the Board would be willing to consider such a proposal.

Later that same day, at the direction of the Board, representatives of Centerview contacted representatives of Barclays by telephone to inform them that the Board had determined not to proceed with the First WESCO Proposal. Representatives of Centerview then contacted Mr. Sleeper to let him know that the Board would be open to receiving an improved proposal from CD&R.

On November 16, 2019, WESCO submitted a revised company takeover proposal with a nominal value of $90.00 per share of Company common stock (the “Second WESCO Proposal”), which consisted of 45% cash (representing $40.15 per share) and 55% newly-issued WESCO shares (representing $49.85 per share). The Second WESCO Proposal clarified that the stock portion of the proposed consideration would be tax-free, that WESCO expected to obtain committed financing for the cash portion of the proposed consideration and that the transaction would not be subject to a financing condition. However, the Second WESCO proposal did not clarify (i) whether a reverse termination fee would be payable to the Company in the event that WESCO’s stockholders did not approve the WESCO share issuance or (ii) whether WESCO would have a “fiduciary out”, allowing WESCO’s board to withdraw its recommendation that its stockholders approve the WESCO share issuance or terminate the transaction to accept a superior proposal for WESCO.

After discussions with Mr. Zell, representatives of Centerview and Wells Fargo Securities contacted representatives of Barclays by telephone on November 18, 2019 to inform Barclays that the Company’s preference would be for WESCO to revise the Second WESCO Proposal to increase the cash portion of the merger consideration.

On that same day, representatives of Wachtell Lipton contacted representatives of Sidley to clarify certain points regarding the Second WESCO Proposal. Among other things, representatives of Wachtell Lipton confirmed that WESCO’s board of directors would have a “fiduciary out” allowing it to change or withdraw its recommendation that the holders of WESCO shares approve the issuance of WESCO shares contemplated by the Second WESCO Proposal. Representatives of Wachtell Lipton also confirmed that WESCO would not have the right to terminate the definitive transaction documentation to accept a superior acquisition proposal for WESCO.

On that same day, Mr. Sleeper contacted representatives of Centerview to make a non-binding, oral offer to amend the original agreement in the following respects (the “Revised CD&R Proposal”): (i) to increase the merger consideration to $82.50 per share of Company common stock (from $81.00 per share); (ii) to change the no-shop period start date to 9:00 a.m. New York City time on November 24, 2019, from 11:59 p.m. New York City time on December 9, 2019; (iii) to reduce the extended go-shop negotiation period for excluded parties to five calendar days (instead of 10 calendar days); and (iv) to increase the Company termination fee to $100 million (from $90 million), with a lower “go-shop” Company termination fee of $60 million (instead of $45 million) payable in certain circumstances. Mr. Sleeper initially said that this proposal would expire on November 19. Mr. Kaplan noted that there would be a regularly scheduled Board meeting on November 21 and requested that the offer remain open until after that meeting. Mr. Sleeper agreed that this offer would remain open until after the Board meeting on November 21, 2019.

On November 19, 2019, WESCO submitted a third company takeover proposal with the same nominal value of $90.00 per share of Company common stock, but increasing the cash consideration from 45% to approximately 70% (representing $63.21 per share) and decreasing stock consideration from 55% to approximately 30% (representing $26.79 per share) (the “Third WESCO Proposal”). The Third WESCO Proposal clarified that WESCO would not require the ability to terminate the transaction agreement as a result of any change in the ability of WESCO’s board to recommend the WESCO share issuance to its stockholders, nor to terminate the agreement if a bid for WESCO itself were made while the transaction were pending, and it would be prepared to negotiate a customary “no-vote” fee, payable to the Company if its stockholders were to turn down the proposed transaction.

On November 20, 2019, representatives of Centerview contacted representatives of Barclays to seek clarification on certain aspects of the Third WESCO Proposal. Barclays clarified that WESCO would be willing to pay a termination fee in the range of 0.5% to 1% if WESCO’s stockholders voted down the WESCO share issuance in the absence of a competing proposal for WESCO. In addition, the representatives of Barclays clarified that they remained highly confident that WESCO would be able to finance its proposed transaction. Later that night, the Board, members of Company’s senior management and representatives of Centerview and Sidley met for dinner and discussed at length the advantages and disadvantages of the Revised CD&R Proposal and the Third WESCO Proposal.

On November 21, 2019, an in-person meeting of the Board was held, in which members of management, and representatives of Centerview, Wells Fargo Securities and Sidley participated, to evaluate and determine how to respond to the Revised CD&R Proposal and the Third WESCO Proposal. In comparing the Third WESCO Proposal with the Revised CD&R Proposal, the Board considered that WESCO had improved its offer, but that the Third WESCO Proposal still contained significant risks, including, among others, (i) the issuance of WESCO’s shares as part of the proposed merger consideration was still conditioned on the WESCO stockholders vote requirement, which increased the conditionality of a transaction with WESCO as compared to the Revised CD&R Proposal and CD&R’s committed debt and equity financing, (ii) the potential for heightened antitrust scrutiny in certain jurisdictions, including the U.S. and Canada, which could delay the closing date, (iii) the possibility that a delay in obtaining antitrust approvals could extend beyond the expiration date for any financing commitments that WESCO may obtain and (iv) the potential of WESCO’s stock losing value between the signing and closing given the macroeconomic and political environment.

The Board also noted that the Revised CD&R Proposal presented an opportunity to increase the consideration payable to stockholders without incremental risk and that even though the incremental termination fees coupled with the shortened go-shop period would make it more difficult for a competing bidder, such as WESCO, to make a superior company proposal, the increased termination fees would still be in the range of customary termination fees for similar deals. Similarly, the Board considered the benefits associated with the Third WESCO Proposal, which included a higher nominal price, and the possibility that the Company’s stockholders could benefit from a potential increase in value of the combined company resulting from projected synergies.

Representatives of Sidley advised the Board of its fiduciary duties with respect to the Revised CD&R Proposal and the Third WESCO Proposal. The Board then discussed both the nominal prices offered, the risks of nonconsummation and delay.

The Board requested the opinions of Centerview and Wells Fargo Securities. Representatives of Centerview reviewed with the Board Centerview’s final financial analysis of the merger consideration provided for in the Revised CD&R Proposal and rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Company common stock (other than as specified in such opinion) pursuant to the Revised CD&R Proposal was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Revised CD&R Proposal and rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Company common stock pursuant to the Revised CD&R Proposal was fair, from a financial point of view, to the holders of Company common stock.

After evaluating the Revised CD&R Proposal and the Third WESCO Proposal, the Board unanimously approved the amendment to the merger agreement on the terms offered by CD&R in the Revised CD&R Proposal. The Board also determined (i) that the Third WESCO Proposal was reasonably likely to result in a superior company proposal, such that WESCO would be an excluded party under the merger agreement, and (ii) that WESCO should be provided access to more complete diligence information (in the case of competitively sensitive information, pursuant to the “clean team” and “clean data room” provisions of the merger agreement), and to request that WESCO do the same for the Company. On the same date, the Company and WESCO entered into a “clean team” confidentiality agreement.

After the closing of U.S. financial markets on the same date, (i) CD&R obtained consents from the lenders to Parent to amend the merger agreement pursuant to the terms of the Revised CD&R Proposal, (ii) the Company, Parent and Merger Sub executed the amendment to the merger agreement, and (iii) Clayton, Dubilier & Rice Fund X, L.P. and Parent executed an amendment to the equity commitment letter. Before the opening of the U.S. financial markets on November 22, 2019, the Company and Parent issued a joint press release announcing the amendment to the merger agreement.

On November 25, 2019, the Company’s senior management team and the heads of each of the Company’s three business units met with representatives of WESCO and its financial and legal advisors for more than three hours and made an initial presentation on the Company including its business, operations and finances. Between November 26, 2019, and December 19, 2019, the Company also engaged in twelve diligence calls or working sessions with representatives of WESCO, including finance, legal and operations calls, and a full day review of Ernst & Young’s audit work papers. Between December 6, 2019 and December 23, 2019, Deloitte and Touche LLP conducted diligence on behalf of the Company regarding WESCO on finance, tax and regulatory matters.

On December 1, 2019, representatives of Wachtell Lipton sent to representatives of Sidley a draft merger agreement. On the same day, representatives of Barclays invited representatives of the Company and its advisors to a virtual data room set up by WESCO.

On December 4, 2019, the Company filed a preliminary proxy statement with the SEC and issued an internal communication to its employees regarding the designation of WESCO as an excluded party under the merger agreement.

On December 5, 2019, Mr. Sleeper contacted representatives of Centerview by telephone. Mr. Sleeper communicated CD&R’s interest in acquiring 100% of WESCO stock in an all-cash transaction, on terms and conditions (e.g., representations, warranties, interim covenants and conditions) similar to those contained in the merger agreement, except that the closing of CD&R’s acquisition of WESCO would be conditional upon the closing of the merger.

On December 5, 2019, Debevoise sent to Sidley a formal proposal from CD&R (the “Second Revised CD&R Proposal”). The Second Revised CD&R Proposal contemplated (i) an amendment to the merger agreement to require Parent to pay an additional $2.50 per share to the holders of Company common stock (in the form of a contingent value right), which would be conditional upon CD&R or one of its affiliates entering into a definitive acquisition agreement to acquire WESCO prior to, or within six months after, the closing of the merger and the consummation of CD&R’s acquisition of the Company and (ii) the Company committing to reasonably cooperate with CD&R in its efforts to obtain regulatory clearance and debt financing for CD&R’s acquisition of WESCO if CD&R or one of its affiliates entered into such a definitive acquisition agreement. As part of the Second Revised CD&R Proposal, Debevoise sent Sidley drafts of an amended and restated merger agreement and form of contingent value right agreement reflecting these terms.

On December 6, 2019, representatives of Barclays sent to representatives of Centerview a formal proposal from WESCO (the “Fourth WESCO Proposal”). To reduce the exposure of holders of Company common stock to fluctuations in the price of WESCO shares between signing and closing, WESCO proposed a collar on the value of WESCO shares issued as consideration so long as the trading prices for the WESCO shares are within a range of 20% above or below the trading prices for the WESCO shares prior to signing. In addition, the Fourth WESCO Proposal attached a debt financing commitment letter signed by Barclays.

On December 8, 2019, Mr. Sleeper contacted representatives of Centerview by telephone to inform them that CD&R had submitted a formal proposal to acquire WESCO in a fully-financed, all-cash transaction. Mr. Sleeper said that the price proposed to WESCO was $68 per share, which represented an approximately 23% percent premium to the price of WESCO shares at the close of U.S. financial markets on December 6, 2019. The CD&R proposal for WESCO was conditional upon the closing of Parent’s acquisition of the Company. Mr. Sleeper expressed confidence that CD&R could complete its diligence on WESCO within two weeks of receiving the requested information from WESCO and, if WESCO provided such information to CD&R immediately, CD&R and WESCO could sign a definitive acquisition agreement by late December 2019 or early January 2020.

On December 9, 2019, a telephonic meeting of the Board was held, in which members of management and representatives of Centerview, Wells Fargo Securities and Sidley participated, to evaluate and determine how to respond to the Second Revised CD&R Proposal and the Fourth WESCO Proposal.

In comparing the Fourth WESCO Proposal to the Third WESCO Proposal, the Board considered that the Fourth WESCO Proposal did not materially improve the terms of Third WESCO Proposal, which the Board had determined not to be a superior company proposal. The Board determined that WESCO should be informed that, in order to be attractive to Company stockholders, WESCO would need to improve the Fourth WESCO Proposal in the following manner (the “Company Counteroffer”): (i) eliminate the WESCO stockholder vote requirement by reducing the WESCO common stock consideration and increasing the cash consideration; (ii) commit to the same level of efforts to obtain antitrust clearance as Parent had in the merger agreement; (iii) agree to pay the Company a reverse termination fee of $190,000,000 if WESCO’s acquisition of the Company were not completed for antitrust reasons; and (iv) include a provision in WESCO’s merger agreement allowing the Company to recover damages on behalf of the holders of Company common stock for the lost premium if WESCO failed to close its acquisition of the Company. The Board directed representatives of Centerview to send representatives of Barclays a letter from Mr. Zell that laid out the terms of the Company Counteroffer.

In considering the Second Revised CD&R Proposal, the Board noted that, among other things, the Second Revised CD&R Proposal (i) was highly conditional, (ii) could increase the scrutiny paid to CD&R’s acquisition of the Company by antitrust regulators, (iii) contained elements which could result in Company’s stockholders not receiving additional consideration even if CD&R acquired WESCO and (iv) could chill WESCO’s pursuit of the Company or, because entering into documentation with respect to the Second Revised CD&R Proposal would require public disclosure of CD&R’s pursuit of WESCO, could provoke a hostile response from WESCO without a sufficient benefit to the Company’s stockholders. Therefore, the Board directed representatives of Centerview to orally communicate to representatives of CD&R that the Company had not accepted the Second Revised CD&R Proposal.

Later that same day, acting upon the Board’s direction, representatives of Centerview (i) sent to representatives of Barclays a letter from Mr. Zell that laid out the terms of the Company Counteroffer and (ii) contacted Mr. Sleeper by telephone to inform him that the Company had not accepted the Second Revised CD&R Proposal.

On December 10, 2019, representatives of Barclays contacted representatives of Centerview by telephone with WESCO’s response to the Company Counteroffer. WESCO agreed to work in good faith to remove the WESCO stockholder vote requirement and accepted the Company’s request for an antitrust termination fee of $190,000,000. However, WESCO rejected the Company’s request to commit to the same level of efforts to obtain antitrust clearance as Parent had in the merger agreement. Instead, WESCO proposed that its ability to terminate for antitrust reasons would be limited to instances where the conditions to obtaining such clearances would have a material adverse effect on the combined companies.

On December 11, 2019, representatives of Centerview, at the direction of the Board, contacted representatives of Barclays to discuss financing and structuring options to eliminate the WESCO stockholder vote requirement. On the same day, Wachtell Lipton contacted Sidley and stated that WESCO would eliminate the WESCO stockholder vote requirement and had agreed that the Company could recover damages on behalf of the holders of Company common stock for the lost premium if WESCO failed to close its acquisition of the Company.

Between December 9, 2019, and December 19, 2019, four lawsuits were filed by purported stockholders of the Company. All of the Claims are asserted against the Company and its directors; one also asserts claims against CD&R and certain of its affiliates. The Kent Lawsuit, Shiva Lawsuit, and Pill Lawsuit allege that the Company’s Preliminary Proxy is deficient, and seeks injunctive and other relief. The Teamsters Union Lawsuit alleges, among other things, that the Board breached its fiduciary duties, that CD&R, Parent and Merger Sub aided and abetted that breach, and that the Preliminary Proxy is deficient, also seeking injunctive and other relief. The Company believes that the Claims are without merit and intends to vigorously defend itself against them. For a detailed discussion of the Claims, please see the section entitled “The Merger—Litigation Related to the Merger,” beginning on page 99.

On December 13, 2019, Wachtell sent to Sidley a revised merger agreement and a first draft of the preferred stock term sheet, which provided a summary of the material terms of the issuance of WESCO’s preferred stock to be made in connection with the transaction between the Company and WESCO. Thereafter, Wachtell and Sidley had numerous discussions and exchanged mark-ups over the course of the week.

On or about December 15, 2019, Mr. Sleeper contacted representatives of Centerview by telephone to inform them that CD&R had communicated to WESCO a revised proposal under which (i) CD&R’s acquisition of WESCO would not be conditioned upon the closing of Parent’s acquisition of the Company, and (ii) it had informed WESCO that it had fully committed financing for the WESCO acquisition.

On December 18, 2019, representatives of Barclays sent to representatives of Centerview a formal proposal from WESCO (the “Fifth WESCO Proposal”), which read as follows:

“Mr. Samuel Zell

Chairman of the Board of Directors

Anixter International Inc.

2301 Patriot Blvd.

Glenview, IL 60026

Dear Sam,

We are pleased to submit our proposal to acquire 100% of the outstanding shares of Anixter for $90.00 per share ($63.00 in cash, $13.29 in WESCO common stock and $13.71 in WESCO preferred stock), which fulfills your requests for a transaction that provides an attractive level of value certainty, including the cash collar, with minimal execution risk. We have worked collaboratively with your team to agree to the financial terms of a preferred security, which means the transaction will not require a WESCO stockholder vote as you’ve requested.

We have attached to this letter executed financing commitment papers from Barclays, in fully negotiated form. Our proposal is not subject to any financing contingencies. The principal documentation for our proposed transaction has been delivered to your counsel today: (a) a merger agreement; (b) a certificate of designations with respect to the preferred stock; and (c) a voting agreement, which tracks closely the agreement in the CD&R transaction. We await their comments tonight or tomorrow morning and believe that they can be put in final form immediately.

The WESCO Board of Directors met today, and this proposal has their unanimous support. The terms of this revised proposal, as reflected in the transaction documentation, clearly represent superior value to Anixter’s stockholders. We understand that your board will be meeting on Monday, and we look forward to our proposal being designated as a “Superior Company Proposal.” If you indicate that your board is prepared to notify CD&R of your intention to change your recommendation with respect to their transaction, we will deliver these materials to you as a binding proposal, including a signed merger agreement, that we would hold open until 11:59 p.m. on December 31, 2019.

We remain committed to and we are highly confident in delivering superior value to your stockholders, and we hope to execute the attached merger agreement as soon as possible, so that we can proceed with this exciting transaction.

Sincerely,

John Engel

Chairman of the Board & Chief Executive Officer”

WESCO’s proposed documentation reflected its agreement to remove the WESCO stockholder vote requirement, but, as mentioned in the above letter, WESCO substituted preferred stock instead of cash. WESCO also accepted the Company’s request for an antitrust termination fee of $190,000,000 and agreed that the Company could recover damages on behalf of its stockholders for the lost premium if WESCO failed to close the transaction. In addition, some of the conditional elements in the WESCO financing proposal were eliminated, but the financing remained somewhat more conditional than the CD&R financing. Finally, WESCO rejected the “hell or high water” standard for obtaining antitrust clearance but offered to limit its ability to terminate for antitrust reasons to instances where the conditions to obtaining such clearances would have a material adverse effect on the combined companies.

On or about December 19, 2019, Mr. Sleeper contacted representatives of Centerview by telephone to inform them that CD&R had received a letter from WESCO indicating that the board of directors of WESCO had concluded that CD&R’s proposal to acquire all of the outstanding shares of WESCO did not form a basis for discussions at that time. As of the date of this proxy statement, CD&R has informed the Company that it has had no engagement from WESCO other than the December 19, 2019 letter.

On December 20, 2019, CD&R presented to the Company a revised formal proposal (the “Third Revised CD&R Proposal”), which read as follows and included the below attachment:

“Board of Directors

Anixter International Inc.

2301 Patriot Blvd

Glenview, IL 60026

Submitted via email to:

Todd Kaplan

Centerview Partners

[REDACTED]

Josh Boyd

Centerview Partners

[REDACTED]

Dear Members of the Board:

In accordance with the terms of our existing merger agreement, we have received information regarding the offer by WESCO International, Inc. (“WESCO”) to acquire Anixter International Inc. (“Anixter” or the “Company”). In light of the timing, mix of consideration and risks inherent in WESCO’s proposal (the “WESCO Proposal”), we believe that the existing CD&R agreement is already superior to the WESCO Proposal. We are, however, offering a revised proposal, outlined below, to reflect our continuing commitment to completing this transaction and to make it crystal clear that a transaction with CD&R would be superior along every meaningful dimension relative to the WESCO Proposal.

Our amendment to the merger agreement, which is attached, reflects an improved proposal (the “Revised CD&R Proposal”) that would provide your shareholders with materially greater value in cash, a faster timeframe to close and greater transaction certainty. The proposal includes the following:

•	Increasing the per share consideration for Anixter from $82.50 to $86.00 per share;

•

Waiver of the requirement that all antitrust approvals and Anixter shareholder approval have been obtained prior to the commencement of the marketing period for the debt financing for the transaction. This should permit our transaction to close during the week of February 3, 2020, assuming the shareholder meeting is held on February 4, 2020, as you announced in your 8-K filed today.

The Revised CD&R Proposal offers Anixter shareholders significantly more attractive terms than the WESCO Proposal, as described below.

Superior Value and Consideration Mix

Our proposal is to acquire Anixter for $86 per share in an all-cash transaction that we expect to close in early February. This represents a cumulative $5 per share increase relative to our original deal and a 35% premium to the unaffected 90-day VWAP as of October 29, 2019. We believe this represents significantly greater value than what is being offered in the WESCO Proposal. This increase to our all-cash offer is supported by a corresponding increase in the amount of debt committed by our financing sources and in the amount of equity committed by CD&R.

The WESCO Proposal contemplates a nominal price per share of $90, but is comprised of approximately $63 in cash, $13 in WESCO common stock and $14 in “seller financing” in the form of an off-market, newly created class of WESCO preferred stock (the “Preferred Stock”) for which there are few, if any, precedents in this context and currently no trading market. We believe that a realistic assessment of the WESCO Proposal implies a real value of approximately $82 per share when compared on a like-for-like basis with the Revised CD&R Proposal, given the following considerations:

•

Common Stock Component. While the draft merger agreement proposed by WESCO offers downside protection in the form of a collar mechanism related to the price of WESCO’s common stock, the Company’s shareholders would not be fully compensated if WESCO’s common stock were to decline by more than 20%. Given (i) WESCO’s recently elevated stock price, (ii) the likelihood of increased hedging activity against WESCO common stock in the event a transaction is announced, and (iii) the fact that WESCO’s stock price was approximately 25% lower than its current price as recently as August 2019 despite operating in a benign macroeconomic environment and having far less leverage than WESCO would have on a pro forma basis, there is material risk to the Company’s shareholders that WESCO’s common stock could depreciate by more than 20% prior to closing. Even if this downside risk does not materialize, it is likely that the churn of WESCO’s stock following the closing of a WESCO transaction would cause those Anixter shareholders who wish to convert their WESCO shares to cash to realize a discount to the stated value of the share consideration in the WESCO Proposal.

•

Preferred Stock Component. WESCO’s Preferred Stock consideration is a highly subordinated fixed income instrument that, in our view, is unlikely to be retained by Anixter’s shareholders. We believe that the 2.75% spread to WESCO’s debt rate included in the WESCO proposal is not adequate to compensate for the subordination of the security in what is contemplated to be a highly leveraged balance sheet and for the other unusual features of the security. The analysis by our financial advisors suggests that the fundamental value of this security would be at least 10% less than its nominal value. Further, the value of this security should not be assessed based on its theoretical value, but on the value it provides to the Anixter shareholders. We believe that Anixter shareholders would not (and most of them could not) hold this security, and the forced selling of the Preferred Stock that would likely occur immediately following the close of the merger would result in significant dislocation and degradation in the security’s trading value. This dynamic would only be exacerbated by what would likely be an illiquid market for such a security. We believe the combination of these factors would result in the value that would actually be realized by Anixter shareholders selling the Preferred Stock to equal a discount of at least 15%, and potentially more, to its notional par value.

•

Delayed Time to Close. As described further below, we contemplate closing our acquisition of Anixter by early February 2020. Given the expected process for regulatory clearance for WESCO’s proposed transaction, we expect our deal will close at least 6 and likely 8 to 10 months earlier than WESCO’s. A like-for-like comparison of the respective proposals would suggest WESCO’s offer price should be discounted to account for this longer time to close period. Discounting the nominal consideration simply for this timing difference would reduce the real value implied by the WESCO Proposal by approximately $5 per share. Beyond these discounts to nominal value, this value differential does not account for the fact that WESCO expects to use the cash flow generated by Anixter during the period through its delayed closing date to finance the acquisition. We estimate that Anixter will generate greater than $150 million of cash flow during the period from early February through September 2020. This represents more than $4 per share of the value included in WESCO’s nominal $90 per share offer price. In other words, WESCO is funding this portion of its proposal by recycling Anixter’s cash flow that is generated as a result of WESCO’s own required timing delay. Although we have secured revised financing commitments with an extended duration, we have not taken a similar approach because we believe it would be inconsistent with what we expect should be your desire for speed, certainty and immediate cash value for your shareholders. We have included our assessment of the real value of WESCO’s Proposal in Exhibit A.

Superior Speed to Closing

We expect to close the acquisition of Anixter during the week of February 3, 2020. As you are aware, we have been working diligently with the Company and its advisors to obtain all required antitrust approvals. As of today, we have made all required filings and have received clearance in half of the required jurisdictions and Costa Rica. Of the three remaining antitrust approvals, we expect to receive approvals for both Russia and Turkey by December 30, 2019 and for the EU no later than January 24, 2020.

The SEC also declined to review the Company’s preliminary proxy statement, which means that the definitive proxy statement, once updated to reflect the terms of the Revised CD&R Proposal, will soon be ready to be mailed to the Company’s shareholders. The Company intends to mail the definitive proxy statement on January 6, 2020 and has scheduled the shareholders meeting to approve the merger on February 4, 2020.

Assuming the receipt from the Company of the financial information required under the merger agreement, we expect to launch our financing shortly after the mailing of the proxy statement and in time to complete the marketing of the financing by February 4, 2020. As a result, we will be prepared to close the merger substantially concurrently with the receipt of shareholder approval.

In contrast, as you have likely been advised, it is reasonable to project that antitrust clearance for a transaction with WESCO would not be obtained prior to the end of the third quarter of 2020. The additional delay is due in part to the fact that the companies’ competitive overlap is likely to prompt regulators to make requests for additional information, and in part because WESCO has not yet made any of the necessary filings. If a divestiture or other remedy were required in order to obtain antitrust approval, the time to closing could extend by another three or four months, which explains the rationale for WESCO’s proposed outside date of 12 months from signing.

This additional 6 to 12 month timeframe to close a WESCO transaction introduces more uncertainty for Anixter shareholders and requires them to wait significantly longer to receive their consideration.

Superior Transaction Certainty

Our proposal presents certainty with respect to antitrust approval, as evidenced by our commitment to a “hell or high water” standard in our original merger agreement with you. In contrast, WESCO has retained in its most recent draft of the merger agreement the standard that it not be required to take any action that would be reasonably likely to result in a material adverse effect on the combined company, thereby subjecting the Company’s shareholders to greater closing risk as compared to our proposal.

Further, our proposal provides certainty from a financing perspective, and our offer is not contingent upon obtaining financing for the transaction. We have included revised debt and equity commitment papers in support of the Revised CD&R Proposal. We anticipate no issues closing our financing and would note that, in CD&R’s 41-year history in the private equity business, we have never failed to close a deal.

By contrast, WESCO’s debt financing reflects conditionality that is unrelated to the deal itself and that is beyond what is contemplated by our proposal. This additional conditionality increases the risk to the Company’s shareholders that WESCO’s debt financing will not be available at closing, thereby rendering WESCO unable to consummate the transaction. The debt financing in our proposal requires: (i) Anixter to be solvent at closing; (ii) the delivery of certain Anixter financial statements; and (iii) for certain “specified representations” with respect to Anixter to be true at closing. The debt financing in the WESCO Proposal requires: (i) the combined company to be solvent on a pro forma basis at closing; (ii) the delivery of both Anixter and WESCO financial statements; and (iii) for certain “specified representations” with respect to both Anixter and WESCO to be true at closing. In each case, an issue arising solely relating to WESCO and having nothing to do with Anixter could result in the failure of this condition to be satisfied, the debt to become unavailable and WESCO to be unable to close. In such case, the Company would be left with a claim for damages against WESCO.

*    *    *

In summary, while we believe that the existing CD&R transaction remains superior to the WESCO Proposal, we are offering the Revised CD&R Proposal to you to affirm our strong commitment to completing this transaction and to underscore that a transaction with CD&R reflects a significantly more compelling alternative along every dimension of value, speed and certainty.

In addition to this Revised CD&R Proposal, we continue to be willing to provide Anixter shareholders the potential to receive additional consideration through a contingent value right (“CVR”) that would provide an additional $2.50 per share if we subsequently agree to acquire, merge with, or sell to WESCO within a predetermined time from closing our transaction. The CVR would ensure that a fixed portion of any additional value created by a subsequent transaction with WESCO would be transferred to Anixter shareholders. Should you find value in including this CVR as part of the transaction, we stand ready to include the construct in a revised merger agreement.

We hope that, upon the completion of your deliberations, you will decide to accept our Revised CD&R Proposal and are excited to move to a rapid and certain closing. We expect that this proposal will be considered and accepted promptly and expect to withdraw it at any point if we believe it is being used to solicit or negotiate a revised proposal from WESCO, in which case we will continue to fulfill our obligations and exercise our rights under our existing merger agreement to bring our transaction to a successful conclusion. This letter shall not amend, modify or alter in any way our existing merger agreement until the Company and we have executed the new amendment to the merger agreement.

We are prepared to execute our proposed amendment to the merger agreement promptly and continue our accelerated path to closing. We and our advisors stand ready to discuss the Revised CD&R Proposal with you at your convenience. As always, please do not hesitate to contact me at [REDACTED] if you have any questions.”

Exhibit A: Assessment of Real Value of WESCO Offer

$ Per Share

Later on the same day, Mr. Zell had a discussion with representatives from Centerview regarding CD&R’s proposed contingent value right. Mr. Zell instructed Centerview to request that the time period for either an agreement for an acquisition of WESCO or for a sale to WESCO be set at 12 months (increased from 6 months in the Second Revised CD&R Proposal). On the same day, representatives from Centerview had a discussion with Nathan Sleeper, from CD&R, and Mr. Sleeper agreed to such request.

On December 23, 2019, a meeting of the Board was held, in which members of management, and representatives of Centerview, Wells Fargo Securities and Sidley participated, to evaluate and determine how to respond to the Fifth WESCO Proposal and Third Revised CD&R Proposal.

Representatives of Centerview and Wells Fargo Securities advised the Board on the criteria used to value the Fifth WESCO Proposal compared to the Third Revised CD&R Proposal. In performing their analysis, the financial advisers focused on the principal elements that could cause the actual value of WESCO’s proposal to vary from its nominal value of $90.00, which included the following: (i) the potential variability in value of the preferred stock and (ii) the expected delay, since the closing of the WESCO transaction would be expected to occur approximately 5 to 8 months later than the CD&R transaction, requiring the WESCO merger consideration to be discounted to present value accounting for the time value of money. In analyzing these two elements, Centerview based its analysis on a range of expected trading values of the preferred stock, and discounted the value at closing assuming a range of delays to closing from 5 to 8 months (relative to the expected closing of the Third Revised CD&R Proposal) and a range of discount rates Centerview considered appropriate based on its experience and professional judgement, which produced a range of values per share for the Fifth WESCO Proposal as compared to the $86.00 in cash, and without attributing any value to the potential $2.50 future payment in the form of contingent value rights, for the Third Revised CD&R Proposal. In analyzing these two elements, Wells Fargo Securities analyzed investors’ lost opportunity for reinvesting the $86.00 in cash they would receive in the CD&R merger. Using annualized S&P growth rates Wells Fargo Securities considered appropriate based on its experience and professional judgment, and a range of delays from 5 to 8 months, Wells Fargo Securities produced a range of future values per share, before giving effect to a potential $2.50 future payment under the contingent value rights, for the Third Revised CD&R Proposal, as compared to the nominal $90.00 per share future value of the Fifth WESCO Proposal.

Representatives of Sidley advised the Board of the difference in likely closing timing between the Fifth WESCO Proposal and the Third Revised CD&R Proposal. The Board then discussed both the nominal prices offered, and the risks of devaluation of the preferred stock and the delay in closing that should be expected if the Board decided to accept the Fifth WESCO Proposal. The Board discussed the risks presented by the preferred stock offered by WESCO (comprising $13.59 face amount of WESCO’s nominal $90 offer), including:

•	whether there would be an active trading market for such shares;

•

whether the preferred stock would be expected to trade at face value, particularly in the period immediately following the closing, in light of the “churn” that would likely occur after the closing as many of the Company’s shareholders might not wish to hold the WESCO preferred stock;

•	that many factors could affect the market prices of the preferred stock, including future stock issuances by WESCO, changes in interest rates and other market conditions; and

•	that, under its present financing structure, WESCO would be highly leveraged and if WESCO failed to pay any preferred dividends the holders of WESCO preferred stock would have limited rights.

While it was generally acknowledged that the values of the two offers were close, in comparing the Fifth WESCO Proposal with the Third Revised CD&R Proposal, the Board considered that (i) the Third Revised CD&R Proposal offered greater certainty of value as an all cash transaction while there was risk in the Fifth WESCO Proposal (e.g., uncertainty as to the value of the preferred stock and diminution of value because of the longer lead time to close the transaction); (ii) the nominal difference between the two proposals of $4.00 (i.e. approximately 4.5%) was inadequate to compensate the Company’s stockholders for the delayed closing and preferred stock valuation risks; (iii) the 4.5% premium in the WESCO proposal was inadequate given that a stockholder could reasonably expect to earn more than 4% during the 5-8 month period between a potential CD&R closing and a potential WESCO closing; and (iv) given that 2020 is an election year, the likelihood that there will be significant market volatility and it would not be in the best interests of the Company and its stockholders to delay a transaction so that it closes in a period of heightened economic uncertainty.

Representatives of Centerview reviewed with the Board Centerview’s final financial analysis of the merger consideration provided for in the Fifth WESCO Proposal and the Third Revised CD&R Proposal and rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Company common stock (other than as specified in such opinion) pursuant to the Third Revised CD&R Proposal was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Fifth WESCO Proposal and the Third Revised CD&R Proposal and rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Company common stock pursuant to the Third Revised CD&R Proposal was fair, from a financial point of view, to the holders of Company common stock.

After evaluating the Fifth WESCO Proposal and the Third Revised CD&R Proposal, the Board unanimously approved the amendment to the merger agreement on the terms offered by CD&R in the Third Revised CD&R Proposal. The Board also determined that the Fifth WESCO Proposal was not a “Superior Company Proposal” as defined in the CD&R merger agreement and rejected the offer from WESCO, and instructed Centerview and Wells Fargo Securities to notify WESCO that the Company had not accepted the offer from WESCO.

After the closing of U.S. financial markets on the same date, (i) the Company, Parent and Merger Sub executed an amended and restated merger agreement, and (ii) Clayton, Dubilier & Rice Fund X, L.P. and Parent executed an amended and restated equity commitment letter. Before the opening of the U.S. financial markets on December 24, 2019, the Company and Parent issued a joint press release announcing the amendment to the merger agreement.

On December 26, 2019, representatives of Barclays sent to representatives of Centerview a formal proposal from WESCO (the “Sixth WESCO Proposal”), which read as follows:

“Mr. Samuel Zell

Chairman of the Board of Directors

Anixter International Inc.

2301 Patriot Blvd.

Glenview, IL 60026

Dear Sam,

We are very pleased to submit a revised proposal to acquire 100% of the outstanding shares of Anixter for $93.50 per share ($63.00 in cash, $13.85 in WESCO common stock based on the fixed exchange ratio of 0.2397 and $16.65 in WESCO preferred stock). Our revised proposal is made on the same terms as our prior proposal of $90 per share, with the following enhancements:

•	an additional $3.50 per Anixter share of consideration in preferred and common stock value;

•

a modified cash-collar mechanism that protects Anixter stockholders against any decline in the value of WESCO common stock between signing and closing, but affords Anixter stockholders full participation in all the value upside in the WESCO common stock consideration prior to closing; and

•	an increase in the proposed coupon rate on the WESCO preferred stock, from 275 basis points to 325 basis points, over the reference rate.

Enclosed with this letter are the forms of the definitive transaction documentation, based on the drafts that our respective advisors had agreed were in final form prior to Anixter’s December 23, 2019 board meeting, along with redlines showing all changes to these documents. As you will see, the revisions serve only to increase the value of the preferred stock component and to modify the cash-collar mechanism in favor of Anixter stockholders, as described above. We have also enclosed with this letter updated versions of the executed financing commitment papers from Barclays, corresponding to our revised offer, and otherwise in the form your team has previously reviewed. This proposal has the unanimous support of the WESCO Board of Directors.

Our revised proposal provides superior value to your stockholders and is the only offer that allows Anixter stockholders to meaningfully share in the equity upside of the combined company. The WESCO Board and I, and our advisors, stand ready to finalize the proposal and enter into a transaction that provides this superior value to both Anixter and WESCO stockholders.

In light of our identification in your most recent press release, and the implications for our company and our stockholders of CD&R’s proposed CVR, we are also issuing a press release in regard to this revised proposal.

We look forward to promptly continuing our discussions in regard to an acquisition of Anixter by WESCO and affording Anixter’s stockholders with the benefit of our proposed transaction.

Sincerely,

John Engel

Chairman of the Board & Chief Executive Officer”

WESCO’s proposed documentation reflected that the proposal was on substantially similar terms as the Fifth WESCO Proposal with adjustments providing for an increase in the merger consideration nominally valued at $93.50 and adjusted the cash collar adjustment to provide downside protection against declines of up to 20% in the trading prices of WESCO common stock while allowing the Company stockholders to benefit from increases in the trading prices of WESCO common stock prior to closing.

On December 30, 2019, CD&R presented to the Company a revised formal proposal (the “Fourth Revised CD&R Proposal”), which read as follows and included the below attachments:

“Board of Directors

Anixter International Inc.

2301 Patriot Blvd

Glenview, IL 60026

Submitted via email to: Todd Kaplan Centerview Partners [REDACTED]	Josh Boyd Centerview Partners [REDACTED]

Dear Members of the Board:

We are writing in response to WESCO International, Inc.’s (“WESCO”) revised proposal (the “Revised WESCO Proposal”) to acquire Anixter International Inc. (“Anixter” or the “Company”) that WESCO publicly announced on December 26, 2019. Considering the expected closing timing, mix of consideration and risks inherent in the individual components and overall construction of the Revised WESCO Proposal, we believe that the existing merger agreement with CD&R, as amended and restated on December 23, 2019, continues to be a superior offer. However, in demonstration of our continuing commitment to completing this transaction, we are submitting a further revised proposal (the “Improved CD&R Proposal”), outlined below, which reflects a substantial increase in cash consideration and demonstrably superior terms relative to the Revised WESCO Proposal.

The Improved CD&R Proposal is reflected in the attached amended and restated merger agreement. It provides Anixter shareholders with materially greater value in cash and greater transaction certainty than provided by the Revised WESCO Proposal. We are offering all-cash consideration of $93.50 per share, which represents an increase of $7.50 per share from our existing agreement at $86.00 per share.

Under the amendment, we have incorporated some flexibility regarding closing timing, as discussed further below, but we continue to offer the fastest and most certain path to closing. We are also attaching a revised equity commitment letter that increases the CD&R commitment in respect of the Improved CD&R Proposal.

The aggregate purchase price represents a $12.50 per share increase relative to our original agreed price. Our offer also represents:

•	A premium of 31% to Anixter’s closing stock price on October 29, 2019, the day prior to the announcement of our original merger agreement

•	A 47% premium to the unaffected 90-day VWAP as of October 29, 2019

As described in more detail below, the Improved CD&R Proposal represents both more value and significantly greater certainty of execution than the Revised WESCO Proposal.

Superior Value and Consideration Mix

As noted above, our proposal is to acquire Anixter for $93.50 per share in an all-cash transaction. We believe that this value and consideration mix are clearly superior to the package of cash and securities offered by WESCO.

The Revised WESCO Proposal also contemplates a nominal price per share of $93.50, but it is comprised of $63.00 in cash (unchanged from the previous WESCO proposal), $13.85 in WESCO common stock and $16.65 in “seller financing” in the form of an off-market, newly created class of WESCO preferred stock (the “Preferred Stock”). There are few, if any, precedents in this context for the WESCO Preferred Stock, and there is currently no trading market for the security.

We believe that a realistic assessment of the Revised WESCO Proposal implies a real value of approximately $85.40 per share discounted to today, substantially below the value of the Improved CD&R Proposal, even when also discounted to today. This meaningful gap to the nominal value of the Revised WESCO Proposal reflects the following considerations:

Inherent Risks to the Realizable Value of WESCO Common Stock

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Based on input from the trading desks of our financial advisors, we believe that WESCO’s stock price is artificially inflated at its current level. The rapid increase in WESCO’s stock price since the original announcement of our transaction with Anixter has been driven in some substantial part by speculation of the potential for a bid for WESCO itself. This “takeover premium” in the market does not reflect the true valuation of WESCO and we expect it will dissipate quickly if WESCO is successful in acquiring Anixter, as a subsequent acquisition of WESCO by a third party would be unlikely.

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Although the draft merger agreement proposed by WESCO offers certain downside protection related to the price of WESCO’s common stock, the Company’s shareholders would not be fully compensated if WESCO’s common stock were to decline below $46.23. WESCO’s stock was well below this level as recently as August 2019 despite operating in a benign macroeconomic environment and having far less leverage than WESCO would have on a pro forma basis following an acquisition of Anixter. Considering the substantial leverage that WESCO would be taking on as part of this transaction (see Exhibit A for reference), its stock would be highly sensitive to more modest changes in its enterprise value.

As a highly cyclical company in the late stages of an extended economic recovery and facing the prospect of significant business integration risk, the potential for a decline in stock price is both real and substantial.

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The idea that Anixter shareholders have the potential to benefit from both upside in WESCO shares and protection by a collar on the downside may make for a well-written bullet point, but it is ultimately illusory. In light of the factors above, the fact that equity markets are at all-time highs and with the clear prospect for meaningfully greater macroeconomic and political volatility over the coming months, there is potential for significant price pressure on WESCO’s stock beyond the threshold where Anixter shareholders would be protected.

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We also continue to believe that Anixter shareholders seeking to monetize their WESCO shares received at close will likely do so at a meaningful discount based on the transaction dynamics. Given the likelihood of increased hedging activity against WESCO common stock in the event a transaction is announced, and the expected heavy churn in WESCO’s shares following the closing of a WESCO transaction, Anixter shareholders hoping to convert their WESCO shares to cash would likely need to do so well below the stated value of the share consideration in the Revised WESCO Proposal.

WESCO Preferred Stock Worth Materially Less Than Par Value

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WESCO’s Preferred Stock consideration is a highly subordinated fixed income instrument that, in our view, is unlikely to be retained by Anixter’s shareholders. We believe that the 3.25% spread to WESCO’s debt rate included in the Revised WESCO Proposal, while improved, remains inadequate to compensate for the subordination of the security in what is contemplated to be a highly leveraged balance sheet and for the other unusual features of the security. The analysis by our financial advisors suggests that the theoretical intrinsic value of this security would be at least 5% less than its nominal value. As we are sure you appreciate, the value of this security should not be assessed based on its theoretical value (especially in comparison to non-analogous businesses or entities like financial institutions and/or REITs), but on the value it represents for the Anixter shareholders.

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We believe that Anixter shareholders would not (and most of them could not) hold this security, and the forced selling of the Preferred Stock that would likely occur immediately following the close of the merger would result in significant dislocation and degradation in the security’s trading value. This dynamic would be exacerbated by an illiquid market for such a security. We believe the combination of these factors would result in the value that would be realized by Anixter shareholders selling the Preferred Stock to equal a discount of at least 10%, and potentially more, to its notional par value.

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As with the WESCO common stock, these risks are compounded by the combination of a cyclical business, a highly levered balance sheet, significant business integration risk, and the potential for greater macroeconomic and political volatility going forward. While nominally a fixed income instrument and one with clearly limited upside potential, this Preferred Stock security would also deteriorate in value in a market downdraft given its deeply subordinated position in a capital structure that would have over 6x leverage based on 2019 financials excluding synergies. The more modest “pro forma” net leverage levels advertised by WESCO assume a level of realized net synergies that, based on our experience in the industry and our own detailed evaluation of this same combination, are significantly in excess of the savings we would be willing to underwrite. These stated synergies and pro forma leverage analyses also do not factor in the substantial business integration and commercial risks that are inherent in the combination. The Preferred Stock bears the risk, and none of the upside, of this capital structure.

For your reference, we have included our updated assessment of the real value of the Revised WESCO Proposal in Exhibit B. This assessment incorporates the impact of the timeline to close in WESCO’s proposal, as discussed in more detail below.

Superior Speed and Closing Timing

As you are aware, we have been working diligently with the Company and its advisors to obtain all required antitrust approvals. As of today, we have made all required filings and have received clearance in all but two jurisdictions. The remaining approvals are anticipated to be received in January.

Also, the SEC declined to review the Company’s preliminary proxy statement, which means that the definitive proxy statement, once updated to reflect the terms of the Revised CD&R Proposal, will soon be ready to be mailed to the Company’s shareholders. The Company intends to mail the definitive proxy statement no later than January 6, 2020 and has scheduled the shareholder meeting to approve the merger on February 4, 2020.

Under the Improved CD&R Proposal, we have the flexibility to close any time following the February 4 shareholder meeting and prior to September 30, 2020. Under this construct, we will seek to optimize the selected closing date relative to the financing markets and the Company’s cash flow generation. In any event, as noted above, we continue to offer the fastest and most certain path to closing.

In contrast, WESCO would need to start an entire process of seeking antitrust and SEC approvals. In light of WESCO’s position as a strategic acquirer and the fact that the process has not yet been started, it is reasonable to expect that WESCO would not obtain such approvals prior to the end of the third quarter and could take as long as 12 months from signing based upon the potential “outside date” contemplated in the draft WESCO merger agreement.

Stated simply, our transaction will close within the next one to nine months while the WESCO transaction could only close sometime in the next six to twelve months, and much more likely the middle to later part of that period.

Superior Transaction Certainty

Our proposal provides certainty from both an antitrust and financing perspective, and our offer is not contingent upon obtaining financing for the transaction. We anticipate no issues closing our transaction and would note that, in CD&R’s 41-year history in the private equity business, we have never failed to close a deal.

Our agreement with you contains a “hell or high water” standard with respect to antitrust. In contrast, we note that WESCO has retained in its most recent draft merger agreement a standard that would not require WESCO to take any action that would be reasonably likely to result in a material adverse effect on the combined company, thereby subjecting the Company’s shareholders to greater closing risk as compared to our proposal.

Similarly, WESCO’s proposed debt financing also reflects conditionality that is unrelated to Anixter. This additional conditionality increases the risk to the Company’s shareholders that WESCO’s debt financing will not be available at closing, thereby rendering WESCO unable to consummate the transaction. Our debt financing includes customary requirements regarding Anixter’s solvency, financial statements and certain specified representations. The debt financing in the Revised WESCO Proposal, in contrast, also requires: (i) the combined company to be solvent on a pro forma basis at closing; (ii) the delivery of both Anixter and WESCO financial statements; and (iii) for certain “specified representations” with respect to both Anixter and WESCO to be true at closing. In each case, issues arising solely attributable to WESCO and having nothing to do with Anixter that may arise at any point during WESCO’s extended sign to close period could result in the failure of this condition to be satisfied and leave WESCO without debt financing and unable to close.

During this entire period, the Company would be bound by interim operating covenants that would restrict various activities without WESCO’s approval, an awkward and potentially value compromising situation for the Company to be in with a competitor given the presence of closing risk. Also, the Anixter stockholders would face the uncertainty and risks described above that are presented by the non-cash components of the proposed WESCO merger consideration for this entire extended period. Our all-cash offer has none of this uncertainty.

* * *

In summary, while we believe that the existing CD&R transaction remains superior to the Revised WESCO Proposal, we are offering the Improved CD&R Proposal to you to affirm our strong commitment to completing this transaction and to underscore that a transaction with CD&R reflects a significantly more compelling alternative along every dimension of value, speed and certainty.

Our Improved CD&R Proposal assumes that the shareholder vote will be completed as currently scheduled on February 4, 2020. As such, we also continue to be in a position to offer a closing during the week of February 3, 2020. The flexibility in the timing of closing as included in the Improved CD&R Proposal has value to us, but if you apply a sufficient discount rate to reflect the time value of our and your shareholders’ capital, we would be willing to discuss and quickly execute a February closing transaction at a lower price than the Improved CD&R Proposal but at an improved level relative to our last proposal.

We hope that, upon the completion of your deliberations, you will decide to accept our Improved CD&R Proposal and are excited to move to a certain closing. This letter shall not amend, modify or alter in any way our existing merger agreement until the Company and we have executed the new amendment to the merger agreement.

We are prepared to execute our proposed amendment to the merger agreement promptly and continue our path to closing. We and our advisors stand ready to discuss the Improved CD&R Proposal with you at your convenience. As always, please do not hesitate to contact me at [REDACTED] if you have any questions.

Yours sincerely,

Nathan K. Sleeper

Partner

Clayton, Dubilier & Rice, LLC”

Exhibit A: Leverage Benchmarking

Total Debt / EBITDA

[1]	Pro forma leverage metrics based on estimated 2019 financials. Based on $93.50 offer with preferred treated as debt.
[2]	Following the acquisition of EECOL for $1.2bn.
[3]	Excluding real estate and financial institutions.
[4]	Peers include AIT, DXP, Fastenal, Ferguson, Genuine Parts, Grainger, Lawson, MRC Global, MSC, Rexel, Russel Metals, and Watsco.

Exhibit B: Assessment of Real Value of WESCO Offer

$ Per Share

Under the Fourth Revised CD&R proposal, the closing of the merger is not required to occur prior to September 30, 2020, even if the closing conditions are satisfied at an earlier date, but Parent may elect (or the Company and Parent may agree) to close the merger prior to that date. Mr. Sleeper indicated to Centerview that this change in closing timing would permit CD&R flexibility in timing the financing relative to market conditions while benefiting from the Company’s cash flow and its own equity cost of capital during the interim period. Mr. Sleeper also indicated that CD&R would plan to weigh these factors in deciding when to finance and close the transaction.

On January 1, 2020, a special meeting of the Board was held, in which members of management, and representatives of Centerview, Wells Fargo Securities and Sidley participated, to evaluate and determine how to respond to the Sixth WESCO Proposal and Fourth Revised CD&R Proposal.

Representatives of Centerview and Wells Fargo Securities advised the Board on the criteria used to value the Sixth WESCO Proposal compared to the Fourth Revised CD&R Proposal. In performing their analysis, the financial advisors focused on the principal elements that could cause the actual value of WESCO’s proposal to vary from its nominal value of $93.50, which included the following: (i) the potential variability in value of the preferred stock and (ii) the expected delay, since the closing of the WESCO transaction would be expected to occur approximately 6 to 9 months after signing, requiring the WESCO merger consideration to be discounted to present value accounting for the time value of money. In analyzing these two elements, Centerview based its analysis on a range of expected trading values of the preferred stock, and discounted the value at closing assuming a range of delays to closing from 6 to 9 months and a range of discount rates Centerview considered appropriate based on its experience and professional judgement, which produced a range of values per share for the Sixth WESCO Proposal. In comparison, the $93.50 in cash for the Fourth Revised CD&R Proposal was discounted assuming a range of delays to closing from 1 to 9 months and the same range of discount rates, which produced a range of values per share for the Fourth Revised CD&R Proposal. Wells Fargo also presented for the Board’s reference its calculations of the range of present values for both the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal, using a range of discount rates based on S&P equity returns benchmarking and the yield-to-maturity on WESCO’s 2024 notes, and a range of closing periods of 6 to 9 months for the Sixth WESCO Proposal and 1 to 9 months for the Fourth Revised CD&R Proposal, which produced a range of values for the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal.

The Board then discussed both the nominal prices offered and the risks of devaluation of the preferred stock if the Board decided to accept the Sixth WESCO Proposal. The Board discussed the risks presented by the preferred stock offered by WESCO (comprising $16.65 face amount of WESCO’s nominal $93.50 offer), including:

•	the preferred stock would be a new issuance with no stated maturity date and no established trading market, which may negatively affect trading price and liquidity;

•	shareholders might sell the preferred stock soon after the merger, which could adversely affect trading prices;

•	the preferred stock would be listed at closing, but WESCO would not be obligated to maintain the listing;

•	dividends would be payable on the preferred stock only if declared by the WESCO board of directors;

•	there would be no covenant to pay dividends even if funds are available and no penalty rate for failure to pay;

•	dividends accumulate, but do not accrete (i.e., the missed dividends themselves would earn a zero return), which could effectively reduce returns to holders;

•	the preferred stock could be diluted by issuance of additional shares of parity preferred stock and by other transactions;

•	the preferred stock has limited voting rights, including no rights to approve future debt issuances;

•	a ratings downgrade could cause trading prices or liquidity of the preferred stock to decline significantly; and

•	trading prices for the preferred stock could be affected by market interest rates and other factors.

The Board then discussed considerations regarding the fact that the closing of the merger with Parent may not occur until September 30, 2020, subject to the satisfaction of closing conditions. Representatives of Sidley then advised the Board of their obligations in evaluating whether the Sixth WESCO Proposal constituted a “Superior Company Proposal” under the CD&R merger agreement.

In comparing the Sixth WESCO Proposal with the Fourth Revised CD&R Proposal, the Board considered that the Fourth Revised CD&R Proposal offered greater certainty of value as an all cash transaction while there was risk in the Sixth WESCO Proposal (e.g., uncertainty as to the value of the preferred stock and the need for WESCO to obtain all necessary antitrust clearances as compared to CD&R, which has already obtained most of the necessary antitrust clearances).

Representatives of Centerview reviewed with the Board Centerview’s final financial analysis of the merger consideration provided for in the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal and rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Company common stock (other than as specified in such opinion) pursuant to the Fourth Revised CD&R Proposal was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Centerview Partners LLC,” beginning on page 73. Representatives of Wells Fargo Securities then reviewed with the Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal and rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Company common stock pursuant to the Fourth Revised CD&R Proposal was fair, from a financial point of view, to the holders of Company common stock, as more fully described below in the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Wells Fargo Securities, LLC,” beginning on page 80.

After evaluating the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal, the Board unanimously approved the amendment to the merger agreement on the terms offered by CD&R in the Fourth Revised CD&R Proposal. The Board also determined that the Sixth WESCO Proposal was not a “Superior Company Proposal” as defined in the CD&R merger agreement and rejected the offer from WESCO, thus instructing Centerview and Wells Fargo Securities to notify WESCO that the Company had not accepted the offer from WESCO.

On the same date, (i) the Company, Parent and Merger Sub executed a second amended and restated merger agreement, and (ii) Clayton, Dubilier & Rice Fund X, L.P. and Parent executed a further amended and restated equity commitment letter. Before the opening of the U.S. financial markets on January 2, 2020, the Company and Parent issued a joint press release announcing the amendment to the merger agreement.

On January 3, 2020, WESCO announced that it had submitted a revised proposal (the “Seventh WESCO Proposal”) to acquire the Company for nominal consideration of $97.00 per share in cash and stock, including $63.00 cash, plus a fixed exchange ratio of 0.2397 shares of WESCO common stock (as in the Sixth WESCO Proposal), plus $19.89 in face amount of a newly created class of WESCO perpetual preferred stock. In accordance with the merger agreement, and in consultation with its financial and legal advisers, the Board will carefully review and consider the Seventh WESCO Proposal. The Company does not expect to comment further on the Seventh WESCO Proposal until it has completed its review and consideration.

Although it is anticipated that, as a financial buyer, CD&R will retain some or all of senior management, as of the date of this proxy statement, neither Mr. Galvin nor other members of management have discussed their post-closing employment status or future compensation with CD&R.

As of the date of this proxy statement, WESCO remains an “excluded party” for purposes of the merger agreement. Accordingly, the Company may continue to participate in negotiations and discussions with, and provide non-public information to, WESCO. There can be no guarantee or assurance that the discussions with WESCO will result in a superior company proposal. The Company does not intend to make any further public statements with respect to the negotiations with WESCO unless and until the Company determines that such disclosure is appropriate.

Recommendation of the Board

At the special meeting of the Board held on October 29, 2019, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

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authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders;

•	directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company stockholders; and

•	recommended that the Company stockholders vote for the adoption of the merger agreement.

At the meeting of the Board held on November 21, 2019, after careful consideration, including detailed discussion with the Company’s management and its legal and financial advisors, the Board unanimously adopted and declared advisable the amendment to the merger agreement.

At the special meeting of the Board held on December 23, 2019, after careful consideration, including detailed discussion with the Company’s management and its legal and financial advisors, the Board unanimously adopted and declared advisable the amended and restated merger agreement.

At the special meeting of the Board held on January 1, 2020 after careful consideration, including detailed discussion with the Company’s management and its legal and financial advisors, the Board unanimously adopted and declared advisable the second amended and restated merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s senior management team and outside legal and financial advisors and considered and evaluated a variety of factors over the course of over three months and ten meetings of the Board since CD&R approached the Company in August 2019, including the following factors, each of which the Board believed supported a unanimous determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and a unanimous recommendation that the Company stockholders vote in favor of adopting the merger agreement:

•	Merger Consideration. The Board considered that the merger consideration of $93.50 per share of the Company’s common stock to be paid by Parent in cash represents:

•	a 47% premium over the 90-day volume-weighted average price of the Company common stock reported for the period ended on October 29, 2019;

•	a 31% premium over the closing price of the Company common stock on October 29, 2019; and

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a 31% premium over the 52-week high (ending October 29, 2019) closing price of the Company common stock and a 85.4% premium over the 52-week low (ending October 29, 2019) closing price of the Company common stock.

•	Course of Negotiations. The Board considered:

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the fact that during the go-shop period, Parent and Merger Sub submitted a proposal to amend the original agreement to increase the merger consideration to $82.50 per share in cash, without interest, an increase of $1.50 per share above the merger consideration contemplated by the original agreement of $81.00 per share in cash;

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the fact that after the go-shop period, Parent and Merger Sub submitted a proposal to further amend and restate the original agreement, as amended on November 21, 2019, to further increase the merger consideration to $86.00 per share in cash, without interest, an increase of $5 per share above the merger consideration contemplated by the original agreement of $81.00, and one $2.50 per share contingent value right; and

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the fact that after the go-shop period, Parent and Merger Sub submitted a proposal to further amend and restate the original agreement, as amended on November 21, 2019, as further amended and restated on December 23, 2019, to further increase the merger consideration to $93.50 per share in cash, without interest, an increase of $12.50 per share above the merger consideration contemplated by the original agreement of $81.00; and

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that the merger consideration to be paid by Parent was the result of arms’-length negotiations, which included a price increase of $13.50 per share by Parent from its initial offer on October 23, 2019 of $80.00 per share, and the Board’s belief, after extensive diligence and discussions with Parent, that the merger consideration of $93.50 per share represented the best price available for the Company.

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Prospects of the Company. The Board considered, on a historical and prospective basis, the Company’s business, operations, financial condition, earnings, prospects and competitive position, as well as trends in the industrials and distribution industry, noting in particular the short and long-term risks, uncertainties and challenges facing the Company and the industry, including the Company’s Innovation and Business Transformation Initiative. The Board also considered the market price and volatility of the Company common stock, the fact that the Company common stock is thinly traded, the fact that the price of the Company common stock has not reflected improvements in the performance of the Company’s business, and the Company’s financial projections and the risks associated with the Company’s ability to meet such projections, including those described in the Company’s SEC filings.

•	Potential Strategic Alternatives. The Board considered:

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other alternatives available to the Company, including pursuing various alternative stand-alone strategies and entering into an alternative transaction with various other third parties, in each case, considering the potential stockholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives;

•	that Parent made an unsolicited proposal to the Company regarding a potential acquisition of the Company in August 2019;

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that during the go-shop period (which ended at 9:00 a.m. (Eastern time) on November 24, 2019), the Company was permitted to initiate, solicit, facilitate or encourage, or participate in discussions or negotiations regarding alternative acquisition proposals from potential acquirers;

•	that during the go-shop period, the Company received a company takeover proposal from only one party, WESCO;

•	that during the go-shop period, Parent and Merger Sub submitted a proposal to amend the original agreement to increase the merger consideration;

•	that the Company designated WESCO as an excluded party under the merger agreement;

•	that the Company was engaged in continuing discussions with WESCO;

•	that WESCO made multiple proposals to acquire all of the outstanding shares of Company common stock;

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that the Company would pay a reduced termination fee if the Company terminates the merger agreement to enter into an acquisition agreement for a superior company proposal during the go-shop period or with an excluded party during the 5-day period following the end of the go-shop period, or if Parent terminates the merger agreement after the Board withdraws its recommendation that stockholders adopt the merger agreement in response to the receipt of a superior company proposal during the 5-day period following the end of the go-shop period; and

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that, subject to certain conditions, after the no-shop period start date and prior to receipt of Company stockholder approval, the Company may consider unsolicited proposals from potential acquirers if the Board determines that such proposal is reasonably likely to result in a superior company proposal and, subject to the payment to Parent of a termination fee, terminate the merger agreement and enter into an agreement with such potential acquirer in connection with the superior company proposal.

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Cash Consideration; Certainty of Value. The Board considered the fact that the merger consideration is a fixed cash amount, providing the Company stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a standalone company or pursuing a transaction in which all or a portion of the consideration would be payable in stock.

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No Financing Condition. The Board considered that the merger is not subject to a financing condition and, in particular, that Parent had represented that it had committed financing that would be sufficient to pay the aggregate merger consideration, the consideration payable to the holders of Company equity awards and any other amount payable in connection with the consummation of the transactions contemplated by the merger agreement and any related fees and expenses of Parent. The Board also considered the terms and conditions of the financing commitments Parent obtained in connection with the merger.

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Opinions of the Company’s Financial Advisors. The Board considered the financial analyses reviewed and discussed with the Board by representatives of Centerview and Wells Fargo Securities on January 1, 2020:

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the opinion of Centerview rendered to the Board on January 1, 2020, which was subsequently confirmed by delivery of a written opinion dated as of such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Company common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Centerview Partners LLC” beginning on page 73; and

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the oral opinion of Wells Fargo Securities delivered to the Board, which was confirmed by delivery of a written opinion dated January 1, 2020 to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Company common stock in the proposed merger was fair, from a financial point of view, to the holders of Company common stock, as more fully described below under the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Wells Fargo Securities, LLC” beginning on page 80.

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Ability of Parent to Consummate the Merger. The Board considered the proven ability of Parent to complete large acquisition transactions on the agreed terms, including Parent’s recent acquisition of PlyGem Holdings, Inc.

•	The Merger Agreement. The Board considered the terms and conditions of the merger agreement, including:

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the parties’ representations, warranties and covenants, including the covenants obligating each party to use reasonable best efforts (subject to certain limitations) to obtain required regulatory approvals and cause the merger to be consummated;

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the fact that Parent’s obligation to complete the merger is not subject to receipt or availability of any funds or financing, the limited number and nature of the conditions to funding set forth in the debt commitment letter and equity commitment letter and the obligation of Parent to use its reasonable best efforts to obtain the financing;

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the Company’s ability, during the go-shop period (which ended at 9:00 a.m. (Eastern time) on November 24, 2019) to initiate, solicit, facilitate or encourage, and to participate in discussions or negotiations regarding, alternative acquisition proposals from potential acquirers;

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the Company’s ability, after the no-shop period start date and prior to receipt of stockholder approval, to furnish information to and conduct negotiations with a third party that has made a company takeover proposal prior to the no-shop period start date, if the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior company proposal;

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the fact that, in certain circumstances and subject to compliance with certain procedural requirements, the Board is permitted to change its recommendation that the Company stockholders adopt the merger agreement and to terminate the merger agreement in response to an intervening event arising between signing and closing or to enter into an agreement with respect to a superior company proposal, subject to the payment to Parent of a termination fee;

•	the Board’s belief, after consulting the Company’s outside legal and financial advisors, that the Company’s obligations:

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to pay Parent a termination fee of $60 million (representing approximately 2.1% of the aggregate merger consideration) if the Company had terminated the merger agreement to enter into an acquisition agreement for a superior company proposal during the go-shop period or within the 5-day extended go-shop negotiation period;

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to pay Parent a termination fee of $100 million (representing approximately 3.5% of the aggregate merger consideration) if the Company terminates the merger agreement to enter into an acquisition agreement for a superior company proposal after the go-shop period and, if applicable, the extended go-shop negotiation period;

•

to pay Parent a termination fee of $100 million (representing approximately 3.5% of the aggregate merger consideration) if Parent terminates the merger agreement after the Board withdraws its recommendation that stockholders adopt the merger agreement in response to a material intervening event arising after signing or the receipt of a superior company proposal; and

•

to reimburse Parent for its reasonable out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, in an amount not to exceed $25 million, if either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval;

were consistent with market standards and would not necessarily preclude other potential acquirers from making an alternative proposal to acquire the Company;

•	the requirement that, in the event of a failure of the merger to be consummated in certain circumstances, Parent will pay to the Company a termination fee of $190 million; and

•

the Board’s belief that the outside date of October 7, 2020 (previously June 12, 2020 in the original agreement and the amended and restated merger agreement) allows for sufficient time to complete the merger.

•

Conditions to the Consummation of the Merger. The Board considered the conditions to the consummation of the merger and the likelihood of closing and noted that (i) no third-party consents are required to consummate the merger, and (ii) only antitrust approvals in the United States, Canada, the European Union, Mexico, Russia and Turkey are required, approval has been granted in the United States, Canada, Mexico and Turkey and the belief that the prospects for receiving the remaining approvals are good in light of the absence of competitive overlap.

•	Voting Agreement. The Board considered the fact that:

•

certain stockholders of the Company associated with the Chairman of the Board (such stockholders, the “voting agreement stockholders”), who collectively hold approximately 10.8% of the outstanding shares of Company common stock, will receive the same consideration as the Company’s other stockholders of the outstanding shares;

•	the voting agreement stockholders are supportive of the transaction and were willing to execute a voting agreement in support of the transaction; and

•	the voting agreement will terminate upon the termination of the merger agreement in accordance with its terms.

•

Structure; Company Stockholder Adoption. The Board considered that the structure of the transaction as a merger will result in detailed public disclosure and a reasonable period of time prior to stockholder approval of the merger during which an unsolicited superior company proposal could be brought forth, and that completion of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company common stock.

•

Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which the Company’s business would be subject to the potential uncertainty of closing and related disruption.

•

Specific Performance Right. The Board considered the Company’s ability, if the Parent’s debt financing is available, to specifically enforce Parent’s obligation to cause the equity financing source to fund its contribution as contemplated by the merger agreement and the equity commitment letter.

•

Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Delaware law to the Company’s stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required appraisal procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the desire to determine if there was a basis for a transaction expeditiously so as to avoid distracting management;

•

the fact that the Company had not conducted a competitive bid process prior to execution of the original agreement, which was the result of a decision by the Board informed by certain factors, including (i) the inclusion of a go-shop provision in the merger agreement allowing the Company to conduct an affirmative market check following the execution of the merger agreement and to terminate for any superior company proposals resulting from the go-shop process at a reduced termination fee (subject to the terms of the merger agreement), (ii) the Board’s concern regarding the increased risk of leaks, breach of confidentiality and competitors poaching business and employees if the Company conducted a competitive bid process, (iii) Parent’s willingness to pursue the transaction expeditiously and (iv) the price proposed by Parent compared to the Company’s projections and historical stock price;

•

the fact that the merger agreement precludes the Company from actively soliciting or, subject to certain exceptions, participating in discussions or negotiations with respect to alternative proposals after 9:00 a.m. (Eastern Time) on November 24, 2019 and requires the Company to provide Parent with an opportunity to match superior company proposals received from other parties;

•

the possibility that, under certain circumstances, the Company may be required to pay Parent a termination fee, including if (i) the Company terminates the merger agreement to enter into an agreement for a superior company proposal prior to the receipt of stockholder approval of the merger, (ii) after the Company has received an offer for a qualifying transaction (as defined in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 126), Parent terminates the merger agreement due to a material breach by the Company or the Company effects an outside date termination at a time when parent had the right to effect a Company breach termination, and within 12 months after such termination the Company consummates any qualifying transaction or enters into a definitive agreement to consummate and subsequently consummates any qualifying transaction, (iii) Parent terminates the merger agreement after the Board withdraws its recommendation that the Company’s stockholders adopt the merger agreement, or, prior to receiving stockholder approval of the merger, the Company breaches its obligations in the merger agreement relating to non-solicitation, or (iv) after the announcement of a company takeover proposal, the merger agreement is terminated due to failure of the Company’s stockholders to adopt the merger agreement and, within 12 months after such termination, the Company consummates any qualifying transaction or enters into a definitive agreement with respect to any qualifying transaction and subsequently consummates any qualifying transaction;

•

the provisions of the merger agreement that would require the Company to reimburse Parent for its reasonable out-of-pocket transaction expenses (not to exceed $25 million) if the Company or Parent terminate the merger agreement as a result of the failure to obtain the Company stockholder approval;

•

the fact that, following the merger, the Company will no longer exist as an independent public company and the Company’s existing stockholders will not participate in the Company’s or Parent’s future earnings or growth resulting from the consummation of the transactions contemplated by the merger agreement;

•

the fact that Parent is a newly-formed shell company without any assets other than the debt and equity financing commitments and the Company’s sole remedy if the closing conditions are satisfied, but the debt financing is unavailable, will be a reverse termination fee of $190 million (approximately 6.9% of the aggregate merger consideration), which is guaranteed by the Sponsor;

•

the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including approval by the Company stockholders and the condition requiring the expiration or termination of any waiting period (or extension thereof) and the receipt of approvals, consents or clearances required under certain U.S. and foreign antitrust filings;

•

the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, the potential negative impact on the Company’s ability to retain employees and the potential negative effects on its business relationships, including with customers, vendors and employees;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company;

•	the fact that, for United States federal income tax purposes, the merger consideration will be taxable to the Company’s stockholders who are entitled to receive such consideration;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt the Company’s business operations;

•

the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on the Company’s employees and its relationships with existing and prospective customers, vendors and other third parties;

•

costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with seeking required governmental consents and with any litigation that may result from the announcement or pendency of the merger, and that if the merger is not consummated the Company may be required to bear all or a portion of such costs;

•	the fact that the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company’s stockholders; and

•	that the closing of the merger with Parent may not occur until September 30, 2020, subject to the satisfaction of closing conditions.

After considering the foregoing factors, the Board concluded that, overall, the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expects the Company and the Company’s stockholders to achieve as a result a result of the merger.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The Board based its recommendation on the totality of the information presented, including the factors described above.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results in its regular earnings press releases and other investor materials.

In the ordinary course of their duties, the Company’s management prepared and provided to the Board forward-looking financial information for fiscal years 2019 through 2024 (the “financial projections”), which are summarized below. The financial projections were also provided to Centerview and Wells Fargo Securities for their use and reliance in connection with their respective financial analyses and opinions. In connection with Parent’s due diligence investigation, the Company made available to Parent the information that was included in the financial projections. None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to the Board and the Company’s financial advisors and because portions of the financial projections were also made available to Parent.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (“GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by the Company that the information is material.

In the view of Company management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance. The financial projections are not facts and should not be relied upon as necessarily indicative of actual future results. You are cautioned not to place undue reliance on the financial projections. None of the Company, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any Company stockholder regarding the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of the Company relative to the financial projections. Except as required by applicable law, neither the Company nor any of its affiliates intends to, and each of them expressly disclaims any obligation to, update, correct or otherwise revise the financial projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s businesses or their prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or necessarily predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2018 filed with the SEC on February 21, 2019. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 24. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or its affiliates or advisors or any other person to any of the Company’s stockholders or any other person regarding the actual performance of the Company compared to the results included in the financial projections or otherwise.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 144. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the merger and related matters. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed in any manner in that context.

The financial projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s businesses.

In addition, certain of the financial projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled financial measures used by other companies. Furthermore, the non-GAAP metrics are not reconciled to GAAP metrics.

Financial Projections

The table below summarizes the financial projections for each fiscal year indicated below (expressed in millions, except per share data). The financial projections for the 2019 fiscal year were prepared in October 2019. The financial projections for the 2020, 2021 2022, 2023 and 2024 fiscal years were prepared during quarterly period ended September 27, 2019.

	2019E	2020E	2021E	2022E	2023E	2024E
Total Revenue	$8,798.9	$9,207.9	$9,584.3	$9,981.1	$10,389.1	$10,817.2
Total Gross Profit	$1,767.0	$1,869.8	$1,947.6	$2,028.3	$2,114.1	$2,200.9
Operating Income	$373.3	$419.2	$459.4	$510.2	$568.9	$598.1
Net Income	$212.2	$255.1	$294.9	$340.6	$392.1	$421.0
Adjusted Net Income	$238.1	$280.6	$320.4	$366.1	$417.7	$446.5
Adjusted EBITDA	$466.8	$513.6	$555.4	$608.0	$668.4	$699.4
Free Cash Flow	$166.6	$205.3	$281.2	$338.7	$380.6	$411.9

Opinions of Our Financial Advisors

Opinion of Centerview Partners LLC

On January 1, 2020, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 1, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the members of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the merger and does not constitute a recommendation to any Company stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•

an executed version the merger agreement dated October 30, 2019, as subsequently amended on November 21, 2019 and amended and restated on December 23, 2019, together with a draft amended and restated merger agreement dated December 29, 2019 (referred to in this summary of Centerview’s opinion as the “draft merger agreement”);

•	Annual Reports on Form 10-K of the Company for the years ended December 28, 2018, December 29, 2017 and December 30, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis (which are referred to in this summary of Centerview’s opinion as the “company projections,” and which are collectively referred to in this summary of Centerview’s opinion as the “internal data”).

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the company projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the merger will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage.

Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the merger, including, without limitation, the fairness of the merger or any other term or aspect of the merger to, or any consideration to be received in connection therewith by, or the impact of the merger on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the merger, whether relative to the merger consideration to be paid to the holders of the shares of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any Company stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview’s Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated January 1, 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion.

In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, Parent, Merger Sub or Centerview or any

other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 30, 2019 (the penultimate trading day prior to Centerview’s presentation to the Board), and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on the Company’s fully-diluted shares of common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units) outstanding as of December 30, 2019 based on information provided by the Company.

Selected Public Company Analysis

Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies that Centerview selected, based on its experience and professional judgment (which are referred to as the “selected companies” in this summary of Centerview’s opinion). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company

However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of December 30, 2019, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the value of debt and certain liabilities less cash and cash equivalents), as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, adjusted to include stock-based compensation (based on average of Wall Street analyst estimates) and to exclude certain one-time charges (which is referred to in this summary of Centerview’s opinion as “adjusted EBITDA”), for calendar year 2020. Such multiple is referred to, with respect to the selected companies, as the “2020 EV/adjusted EBITDA Multiple.”

The selected companies are summarized below:

Selected Companies	2020 EV/adjusted EBITDA Multiple
Rexel S.A.	7.2x
WESCO International, Inc.	8.1x1
Resideo Technologies, Inc.	7.3x
Mean	7.5x
Median	7.3x

(1)	As of the unaffected date October 29, 2019.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2020 EV/adjusted EBITDA Multiples of 7x to 8x. In selecting this range of 2020 EV/adjusted EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Centerview applied this range of 2020 EV/adjusted EBITDA Multiples to the Company’s estimated calendar year 2020 adjusted EBITDA as set forth in the company projections to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company’s estimated net debt as of 2019 fiscal year end of approximately $1,000 million, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully diluted shares of Company common stock as set forth in the internal data to derive a range of implied values per share of Company common stock of $70.27 to $84.33, rounded to the nearest $0.01. Centerview compared this range to the $93.50 per share in cash, without interest, proposed to be paid to the holders of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement.

Selected Precedent Transactions Analysis

Centerview reviewed and compared certain information relating to the following selected transactions that Centerview, based on its experience and professional judgment (which are referred to as the “selected transactions” in this summary of Centerview’s opinion), deemed relevant to consider in relation to the Company and the merger.

However, because none of the selected transactions used in this analysis is identical or directly comparable to the merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of the Company and each target company as well as the merger and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis. Although none of the selected transactions is directly comparable to the merger, the companies included in the selected transactions listed below were selected, among other reasons, based on Centerview’s experience and professional judgment, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected transactions analysis.

Using publicly available information obtained from SEC filings and other data sources as of December 30, 2019, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transactions, as a multiple of the target company’s adjusted EBITDA for the last 12-month period (which is referred to as “LTM”), for which financial information had been made public at the time of the announcement of such transactions. Such multiple is referred to, with respect to the selected transactions, as the “EV/LTM adjusted EBITDA Multiple”.

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	EV/LTM adjusted EBITDA Multiple
April 2018	Central Security Distributors, Atlas Gentech and Inner Range	Anixter	7.5x

July 2015	Power Solutions Segment of HD Supply Holdings, Inc.	Anixter	9.6x1

August 2014	TRI-ED Distribution Inc	Anixter	11.6x

October 2012	EECOL Electric Corporation	WESCO International, Inc.	9.9x

May 2012	Platt Electric Supply	Rexel S.A.	9.5x

October 2006	Communications Supply Holdings, Inc.	WESCO International, Inc.	9.6x

July 2006	GE Supply (a unit of General Electric Co)	Rexel S.A.	7.0x

Mean			9.2x
Median			9.6x

(1)	Includes $70 million in estimated NPV of future tax benefits as publicly disclosed.

Based on its analysis of the relevant metrics for each of the selected companies and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/LTM adjusted EBITDA Multiples of 7.5x to 10.0x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company.

Centerview applied this reference range to the Company’s estimated LTM adjusted EBITDA as of 2019 fiscal year end to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company’s estimated net debt as of 2019 fiscal year end of approximately $1,000 million, to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted shares of Company common stock as set forth in the internal data to derive a range of implied values per share of common stock of $67.30 to $99.11, rounded to the nearest $0.01. Centerview compared this range to the $93.50 per share in cash, without interest, proposed to be paid to the holders of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the company projections and the calculations of risk adjusted, after-tax unlevered free cash flows as described under “The Merger—Forward-Looking Financial Information” beginning on page 71. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated an implied per share equity range for the shares of Company common stock by discounting to present value as of December 30, 2019 using discount rates ranging from 9.25% to 11.25% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital which was calculated using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for comparable companies) and the mid-year convention, the forecasted unlevered free cash flows of the Company based on the company projections during the period beginning the first quarter of 2020, and ending in December 2024. The implied terminal value of the Company at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.5% to 2.5% (which perpetuity growth rates were based on considerations that Centerview deemed relevant in its professional judgment and experience).

Based on its analysis, Centerview calculated a range of implied enterprise values of the Company. Centerview subtracted from this range of implied enterprise values the Company’s estimated net debt as of 2019 fiscal year end of approximately $1,000 million, to derive a range of implied equity values for the Company. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of Company common stock as set forth in the internal data to derive a range of implied values of Company common stock of $80.50 to $124.75 per share, rounded to the nearest $0.25. Centerview compared this range to the $93.50 per share in cash, without interest, to be paid to the holders of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:

•

historical closing trading prices of the shares of Company common stock during the 52-week period ending on October 29, 2019, which reflected low and high stock closing prices for Company common stock during such period of $50.44 to $71.40 per share; and

•

stock price targets for the shares of Company common stock in publicly available Wall Street research analyst reports, as of or prior to October 29, 2019, which indicated low and high stock price targets for Company common stock ranging from $73.00 to $103.00 per share.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or the Company’s management with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. For a background of the negotiations related to the merger, please see the section entitled “The Merger—Background of the Merger,” beginning on page 36. The consideration for the merger was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview has not been engaged to provide financial advisory or other services to the Company, and Centerview has not received compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to Parent, Merger Sub or CD&R, and Centerview has not received compensation from Parent, Merger Sub or CD&R during such period. Centerview may provide financial advisory and other services to or with respect to the Company, Parent or CD&R or their respective affiliates and portfolio companies of CD&R in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, CD&R, or any of their respective affiliates and portfolio companies of CD&R, or any other party that may be involved in the merger.

The Board selected Centerview as lead financial advisor in connection with the merger based on Centerview’s experience and expertise. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $21.8 million, $4.5 million of which was payable in connection with the rendering of Centerview’s opinions and $17.3 million of which is payable contingent upon consummation of the merger. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Wells Fargo Securities, LLC

Pursuant to an engagement letter dated October 8, 2019, the Company retained Wells Fargo Securities as financial advisor to the Company in connection with a review of a potential transaction, which would include a potential transaction with CD&R.

On January 1, 2020, Wells Fargo Securities rendered its oral opinion to the Board, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date, that, as of January 1, 2020, the merger consideration to be paid to holders of Company common stock in the proposed merger was fair, from a financial point of view, to the holders of Company common stock.

Wells Fargo Securities’ opinion was for the information and use of the Board (in its capacity as such) in connection with its evaluation of the proposed merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock, of the merger consideration to be paid to holders of Company common stock in the proposed merger and did not address any other aspect or implication of the proposed merger. The summary of Wells Fargo Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to the Board or any holder of Company common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the industries in which it operates;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies Wells Fargo Securities deemed relevant, and compared current and historic market prices of Company common stock with similar data for such other companies;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant;

•

reviewed certain internal financial analyses and forecasts for the Company (referred to in this summary of Wells Fargo Securities’ opinion as the “company projections”) prepared by the management of the Company;

•

discussed with the management of the Company certain aspects of the proposed merger, the business, financial condition and prospects of the Company, the effect of the proposed merger on the business, financial condition and prospects of the Company, and certain other matters that Wells Fargo Securities deemed relevant; and

•	considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.

In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by the Company or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by the Company, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on the company projections, Wells Fargo Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company. Wells Fargo Securities expressed no view or opinion with respect to the company projections or the assumptions upon which they are based. Wells Fargo Securities assumed that any representations and warranties made by the Company and Parent in the merger agreement or in other agreements relating to the proposed merger will be true and accurate in all respects that are material to its analysis and that the Company will have no exposure for indemnification pursuant to the merger agreement or such other agreements that would be material to its analysis.

The Company does not publicly disclose internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed merger, and the company projections were not prepared with a view toward public disclosure. The company projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the company projections. For more information regarding the use of the company projections, please refer to the section entitled “The Merger—Forward Looking Financial Information,” beginning on page 71.

Wells Fargo Securities also assumed that the proposed merger will have the tax consequences described in discussions with, and materials provided to Wells Fargo Securities by, the Company and its representatives.

Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. Wells Fargo Securities also assumed that the proposed merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or this opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be paid to the holders of Company common stock in the proposed merger and Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of merger. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the proposed merger, or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of the Company and its advisors with respect to such advice.

Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed merger as compared to any alternative transactions or strategies that might have been available to the Company, nor did it address the underlying business decision of the Board or the Company to proceed with or effect the proposed merger. Wells Fargo Securities did not express any opinion as to the price at which the Company common stock may be traded at any time.

Financial Analyses

In preparing its opinion to the Board, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to the Company and none of the selected transactions reviewed was identical to the proposed merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.

Wells Fargo Securities’ opinion was only one of many factors considered by the Board in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the merger consideration or of the views of the Board or management with respect to the proposed merger or the merger consideration. The type and amount of consideration payable in the proposed merger were determined through negotiations between the Company and CD&R, and the decision to enter into the merger agreement was solely that of the Board.

The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Board on January 1, 2020. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.

The estimates of the future financial performance of the companies in the “Selected Public Companies Analysis” and the “Selected Precedent Transactions Analysis” listed below were based on public filings, including SEC and state regulatory filings, and research estimates for those companies and the estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the company projections.

Selected Public Companies Analysis

Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo Securities’ analyses is identical to the Company. The selected companies were selected by Wells Fargo Securities because they are comparably-sized and were deemed by Wells Fargo Securities to be similar to the Company in one or more respects, including, among other things, services offered, customers, end-markets and financial performance.

The financial data reviewed included enterprise value (calculated as the equity value of that company’s common stock on a diluted basis, plus any debt, minority interests and preferred equity, less cash and cash equivalents) as a multiple of estimated EBITDA (earnings before interest, taxes, depreciation and amortization, excluding add-backs for stock-based compensation) for the calendar year ending December 31, 2020, or “CY2020E EBITDA”.

The selected companies are summarized below:

Selected Companies	2020 EV/adjusted EBITDA Multiple
Resideo Technologies, Inc.	7.3x
Rexel S.A.	7.2x
WESCO International, Inc.	9.1x

Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 7.2x to 9.1x to the Company’s estimated EBITDA for the fiscal year ending December 31, 2020, or “FY2020E EBITDA”. The selected companies analysis indicated the following implied price per share reference ranges for Company common stock:

	Implied Price per Share
	Low	High
FY2020E EBITDA	$72.86	$99.42

The implied price per share reference ranges were then compared to the offer price of $93.50 per share of Company common stock.

Selected Precedent Transactions Analysis

Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as recent transactions involving target companies in the electrical distribution industry.

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	EV/LTM adjusted EBITDA Multiple
April 2018	Central Security Distributors, Atlas Gentech and Inner Range	Anixter	7.5x

July 2015	Power Solutions Segment of HD Supply Holdings, Inc.	Anixter	9.6x1

August 2014	TRI-ED Distribution Inc	Anixter	11.6x

October 2012	EECOL Electric Corporation	WESCO International, Inc.	9.9x

May 2012	Platt Electric Supply	Rexel S.A.	9.5x

(1)	Includes $70 million in estimated NPV of future tax benefits as publicly disclosed.

None of the selected transactions reviewed was identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.

Wells Fargo Securities calculated, for each of the selected transactions, the ratio of the target company’s enterprise value to such target company’s EBITDA for the twelve-month period prior to announcement of the applicable transaction (“LTM EBITDA”).

Taking into account the results of the selected transactions analysis, Wells Fargo Securities applied multiple ranges of 8.0x to 10.5x to the Company’s LTM EBITDA as of September 30, 2019. The selected transactions analysis indicated the following implied price per share reference ranges for Company common stock:

	Implied Price per Share
	Low	High
LTM 9/30/19 EBITDA	$72.56	$104.02

The implied price per share reference ranges were then compared to the offer price of $93.50 per share of Company common stock.

Discounted Cash Flow Analysis

Wells Fargo Securities performed a discounted cash flow analysis for the Company by calculating the estimated net present value (as of September 30, 2019) of the projected unlevered free cash flows of the Company for the three months ending December 31, 2019 through the year ending December 31, 2024, based on the company projections. Unlevered free cash flows were calculated as EBITDA less cash taxes, capital expenditures and increases in net working capital.

Wells Fargo Securities applied perpetuity growth rates ranging from 1.50% to 2.50% and discount rates ranging from 9.50% to 11.50%, both of which were chosen by Wells Fargo Securities’ based on its experience and professional judgment taking into account an analysis of the Company’s weighted average cost of capital, which was calculated based on considerations that Wells Fargo Securities deemed relevant in its professional judgement and experience. The discounted cash flow analysis indicated the following implied price per share reference range for Company common stock:

	Implied Price per Share
	Low	High
Discounted Cash Flow Analysis	$79.44	$118.57

The implied price per share reference range was then compared to the offer price of $93.50 per share of Company common stock.

Other Matters

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. The Company retained Wells Fargo Securities as financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. The Company has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $8.5, $1.2 million of which became payable to Wells Fargo Securities at the time the proposed merger was first publicly announced on October 30, 2019, and the remainder of which is contingent and payable upon the consummation of the proposed merger. In addition, the Company has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities and its affiliates have had investment or commercial banking relationships with the Company and CD&R, for which Wells Fargo Securities and such affiliates received customary compensation. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in October 2018, for which Wells Fargo Securities received aggregate fees of approximately $1.4 million. In addition, during such period, Wells Fargo Securities and its affiliates have provided debt underwriting, debt financing and financial advisory services to portfolio companies of CD&R that are unrelated to the proposed merger, for which Wells Fargo Securities received aggregate fees of approximately $5.7 million. Wells Fargo Securities or its affiliates are also an agent and a lender to one or more of the credit facilities of the Company, and CD&R and certain of its affiliates. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Company common stock. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, CD&R and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders adopt the merger agreement. These interests are described below and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 104.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table titled “—Golden Parachute Payments” below, were used:

•

the relevant price per share of Company common stock is $93.50 per share, which is the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock;

•	the effective time is January 2, 2019, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “assumed effective time”);

•

the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of the Company is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

Company Options

The merger agreement provides that, prior to the effective time of the merger, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each then-outstanding company option will be fully vested (to the extent not yet vested) and canceled; and

•

each holder of any such canceled company options will be entitled to receive, in consideration of and full settlement for the cancelation of such company options, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock subject to such canceled company options, and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share of Company common stock subject to such canceled company options, without interest.

However, if any such company option has an exercise price per share of Company common stock subject to such company option that is greater than or equal to the merger consideration, such company option will be canceled in exchange for no consideration. From and after the effective time of the merger, no company option will be exercisable, and each company option will only entitle its holder to cash payments, if any, in accordance with this paragraph.

All company options held by our directors and executive officers were fully vested and exercisable prior to the execution of the merger agreement, and no further company options are expected to be granted prior to the closing of the merger.

Restricted Stock Units

The merger agreement provides that, prior to the effective time of the merger, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•

each then-outstanding restricted stock unit will be fully vested (to the extent not yet vested, and, in the case of any such units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units, as described below) and canceled; and

•

each holder of any such canceled restricted stock units will be entitled to receive, in consideration of and in full settlement for the cancelation of such restricted stock units, a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Company common stock subject to such canceled restricted stock units and (B) the merger consideration, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon.

For our executive officers, the number of restricted stock units subject to performance-based vesting criteria that will vest in connection with the merger will (i) be based on actual performance in respect of any performance periods that have ended prior to the effective time of the merger and (ii) be based on target levels of performance for any performance period that is not completed as of the effective time. Our non-employee directors do not hold any restricted stock units subject to performance-based vesting criteria.

From and after the effective time, each restricted stock unit award will entitle its holder only to cash payments in accordance with the second bullet under this heading.

Notwithstanding the foregoing, with respect to any restricted stock units granted to the Company’s employees during the period between the signing of the merger agreement and the effective time, rather than the cash out described above, such restricted stock units will instead be rolled over into an equity interest in an entity (including Parent) that directly or indirectly owns the outstanding stock of the Company, in each case, having a value that is equal to the value of the shares of Company common stock subject to such restricted stock unit award immediately prior to the effective time, as determined by the Company and Parent in good faith taking into account applicable tax laws. Although the precise terms and conditions of such restricted stock unit awards are not yet known, it is expected that all such awards will be “double-trigger” arrangements (i.e., acceleration of vesting would be conditioned upon both the consummation of the merger and a qualifying termination of employment following the merger).

Treatment of Outstanding Equity Awards—Summary Tables

    Non-Employee Directors

The following table sets forth the cash proceeds that each non-employee director would receive in respect of outstanding equity awards held by such director as of the assumed effective time in accordance with the treatment of outstanding equity awards described above and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 104. All share numbers have been rounded to the nearest whole number. All restricted stock units held by our non-employee directors are fully vested upon issuance, and in the absence of the merger would convert into shares of Company common stock at a pre-determined time elected by the director. No value has been included with respect to Company options held by our directors which have vested in full prior to the assumed effective time. In addition, no amounts attributable to the restricted stock units that may be granted to our directors during the period between the signing of the merger agreement and the actual effective time have been included since these awards, and the amounts related thereto, are not yet individually determinable.

Non-Employee Director Equity Award Summary Table

Non-Employee Directors	Restricted Stock Units (#) (1)	Value of Restricted Stock Units ($)
Lord James Blyth	72,259	6,756,217
Frederic F. Brace	29,031	2,714,399
Linda Walker Bynoe	42,110	3,937,285
Robert J. Eck	41,473	3,877,726
F. Philip Handy	40,441	3,781,234
Melvyn N. Klein	41,349	3,866,132
Jamie Moffitt	3,533	330,336
George Muñoz	26,016	2,432,496
Scott R. Peppet	15,158	1,417,273
Valerie L. Sheppard	12,508	1,169,498
William S. Simon	2,481	231,974
Charles M. Swoboda	2,962	276,947
Samuel Zell	95,374	8,917,469

(1)	The amount reported represents the number of restricted stock units held by the non-employee director multiplied by the merger consideration of $93.50 per share, with no accrued but unpaid dividends.

    Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of restricted stock units as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. All unit numbers have been rounded to the nearest whole number. No value has been included with respect to company options held by our executive officers which vested in full prior to the assumed effective time. In addition, no amounts attributable to the restricted stock units that may be granted to our executive officers during the period between the signing of the merger agreement and the actual effective time have been included since these awards, and the amounts related thereto, are not yet individually determinable.

Executive Officer Equity Award Summary Table

Executive Officers	Restricted Stock Unit Awards (#) (1)	Value of Restricted Stock Unit Awards ($) (1)	Performance Restricted Stock Unit Awards (#) (1)	Value of Performance Restricted Stock Unit Awards ($) (1)	Estimated Total Cash Consideration ($)
William A. Galvin	54,885	$5,131,748	46,842	$4,379,727	$9,511,475
Theodore A. Dosch	42,295	$3,954,583	17,294	$1,616,989	$5,571,572
Robert M. Graham	18,582	$1,737,417	8,648	$808,588	$2,546,005
Justin C. Choi	17,393	$1,626,245	6,583	$615,511	$2,241,756
William C. Geary II	16,059	$1,501,517	7,297	$682,270	$2,183,787
Scott Ramsbottom	9,569	$894,702	4,183	$391,111	$1,285,813
Rodney A. Smith	7,695	$719,482	3,173	$296,676	$1,016,158
Orlando McGee	5,905	$552,118	3,427	$320,425	$872,543

(1)

The amount reported represents the number of restricted stock units (in the case of any restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units), multiplied by the merger consideration of $93.50 per share, with no accrued but unpaid dividends. The number of restricted stock units subject to performance-based vesting criteria that will vest in connection with the merger will (i) be based on actual performance in respect of any performance periods that have ended prior to the effective time of the merger and (ii) be based on target levels of performance for any performance period that is not completed as of the effective time. A performance period for the restricted stock units subject to performance-based vesting criteria will end on January 3, 2020, which will be prior to the actual effective time. It is therefore possible, as with other amounts that are estimates and not determinable with certainty as of the date of this filing, that the number of performance vesting restricted stock units that actually vest (or with respect to other estimates, amounts payable) will be higher or lower than the amounts set forth in the table above depending on actual performance.

Director Compensation

Outstanding equity awards held by the Company’s directors will be treated as described in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 104. The Company does not anticipate its directors receiving any additional benefits or compensation in connection with the merger. Although a certain portion of the annual retainer for directors has historically been paid out in stock units under the Company’s customary director compensation program, with respect to service relating to the first quarter of 2020, the Company paid out such retainer in cash. For subsequent quarters, the Company will determine at a later date the medium of payment in respect of service for such quarter, but no changes to the amounts or timing of payments are currently expected. In addition, as a result of the pending merger, the Company determined not to provide its directors with an election to receive restricted stock units in lieu of cash payable to them as retainer fees in 2020.

Change in Control Severance Agreements

The Company is party to a Change in Control Severance Agreement (the “Severance Agreements”) with each of its executive officers.

The Severance Agreements are so-called “double trigger” agreements, and benefits are available only upon a qualifying termination following a “change in control” (as defined in the Severance Agreements), which would include the consummation of the merger. Accordingly, each Severance Agreement provides that, subject to the Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated by the Company without “Cause”; by the executive for “Good Reason”; due to the executive’s death; or due to the executive’s “Disability”, in each case within 18 months following a change in control, the executive will be entitled to the following: (1) a lump-sum cash payment equal to a multiple (2.0 times for Messrs. Galvin, Dosch and Choi and 1.5 times for the other executive officers) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the executive’s termination date (or the date of the change in control, if greater), and (b) the executive’s target annual bonus for the year in which the executive was terminated (or the year in which the change in control occurred, if greater); (2) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination; (3) continued health coverage for a period of 24 months (for Messrs. Galvin, Dosch and Choi) and 18 months (for other executive officers), at the same premium cost as in effect immediately prior to the executive’s termination date; and (4) a lump sum cash payment of up to $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services.

To the extent that payments made or benefits provided by the Company to an executive, whether pursuant to the terms of his Severance Agreement or otherwise, would trigger an excise tax under Section 4999 of the Code (“Potential Parachute Payments”), such executive’s Potential Parachute Payments will be reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced Potential Parachute Payments. Any such reduction will be applied first to the executive’s cash severance payments, and any further necessary reductions will be made to other Potential Parachute Payments on a pro rata basis.

In addition, the Severance Agreements provides that the executives will be entitled to the severance amounts listed above in items (1) through (4) if the executive’s employment is terminated by the Company without Cause at the direction or request of any person or group contemplating a change in control, and a change in control in fact occurs within 12 months of the direction or request to terminate.

Each Severance Agreement contains a restrictive covenant that prohibits the executive from competing with the Company and soliciting the Company’s employees for 24 months (for Messrs. Galvin, Dosch and Choi) or 18 months (for the other executive officers) following termination of employment. An amount of severance equal to the salary and target bonus payable for the applicable duration of the restrictive covenant serves as part of the consideration for the restrictive covenant.

For purposes of the Severance Agreements:

“Cause” means (i) the executive’s willful and continued failure to substantially perform the executive’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), subject to notice and cure; (ii) the Compensation Committee’s determination, in good faith, that the executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the Company that are demonstrably and materially injurious to the Company; or (iii) a plea of guilty or nolo contendere by the executive, or conviction of the executive, for a felony under federal or state law.

“Disability” means the inability of the executive to perform the essential functions of the executive’s position, as required, with or without reasonable accommodation, due to a physical or mental incapacity or disability lasting for a continuous period of 120 days or any 180 days within any 12-month period.

“Good Reason” means the occurrence of any of the following events: (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary; (iii) a material reduction in the target bonus opportunities, long-term incentive opportunities and employee benefits, taken in the aggregate; (iv) any requirement of the Company that the executive be based more than 50 miles from the facility where the executive is based immediately before the change in control; or (v) the failure of the Company to obtain an assumption agreement for the Severance Agreement, in each case subject to notice and cure, and prompt termination following such event.

For an estimate of the amounts that would be payable to each of the Company’s named executive officers under the Severance Agreements in connection with the merger, see “—Golden Parachute Compensation” below.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in proposal 2 to this proxy statement. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 34.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions above described under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. In addition, no amounts attributable to the restricted stock units that may be granted to our named executive officers during the period between the signing of the merger agreement and the actual effective time, the anticipated terms and conditions of which are described in greater detail below, have been included since these awards, and the amounts related thereto, are not yet individually determinable. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursement (4)	Other($)	Total ($)
William A. Galvin	$5,050,000	$9,511,475	—	$38,954	—	—	$14,600,429
Theodore A. Dosch	$3,200,000	$5,571,572	—	$36,960	—	—	$8,808,532
Robert M. Graham	$1,625,000	$2,546,005	—	$37,816	—	—	$4,208,821
Justin C. Choi	$2,005,000	$2,241,756	—	$44,790	—	—	$4,291,546
William C. Geary II	$1,440,000	$2,183,787	—	$36,447	—	—	$3,660,234

(1)

Represents a lump sum cash severance payment payable pursuant to the Severance Agreements described above, which is equal to (i) a multiple (2.0 times for Messrs. Galvin, Dosch and Choi and 1.5 times for Messrs. Graham and Geary) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the assumed effective time, and (b) the executive’s target annual bonus for calendar year 2019 plus (ii) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination. For purposes of determining the pro-rated target bonus, termination is assumed to have occurred December 31, 2019, and that the pro-rated target annual bonus in clause (ii) is therefore equal to the target annual bonus for 2019. This severance payment is a “double-trigger” payment (i.e., it is conditioned upon both the consummation of the merger and a qualifying termination of employment within 18 months following the merger) and is payable within 10 days following termination. Details of the cash amounts are shown in the following supplementary table:

Name	Base Salary ($)	Target Annual Bonus ($)	Multiple of Base Salary and Bonus ($)	Pro-rated Target Annual Bonus ($)
William A. Galvin	$875,000	$1,100,000	$3,950,000	$1,100,000
Theodore A. Dosch	$670,000	$620,000	$2,580,000	$620,000
Robert M. Graham	$450,000	$380,000	$1,245,000	$380,000
Justin C. Choi	$500,000	$335,000	$1,670,000	$335,000
William C. Geary II	$410,000	$330,000	$1,110,000	$330,000

(2)

Represents the value attributed to unvested restricted stock units that will be fully vested (in the case of any restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units) and canceled in exchange for a cash payment of an amount equal to the sum of (i) the product of (a) the total number of shares of Company common stock subject to such canceled restricted stock units and (b) the merger consideration, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon. For these purposes, the merger consideration is assumed to be $93.50 per share, and there are no accrued but unpaid dividends attributable to any restricted stock units held by our named executive officers. The payments described in this footnote are “single-trigger” payments (i.e., they are conditioned solely upon the consummation of the merger and continued employment through the closing date, not the named executive officer’s subsequent termination of employment following the assumed effective time). A performance period for the restricted stock units subject to performance-based vesting criteria will end on January 3, 2020, which will be prior to the actual effective time. It is therefore possible, as with other amounts that are estimates and not determinable with certainty as of the date of this filing, that the number of performance vesting restricted stock units that actually vest (or with respect to other estimates, amounts payable) will be higher or lower depending on actual performance.

Note, for the avoidance of doubt, that no amounts attributable to the restricted stock units that may be granted to our named executive officers during the period between the signing of the merger agreement and the effective time have been included since these awards, and the amounts related thereto, are not yet individually determinable. The Company is permitted under the merger agreement to issue to its service providers during such period equity awards that have an aggregate grant date value of no more than $20 million. Solely with respect to restricted stock units granted during this period, such restricted stock units will be converted upon the effective time into a replacement award (the “replacement award”) having a value that is equal to the value of the shares of Company common stock subject to such restricted stock unit award immediately prior to the effective time, as determined by the Company and Parent in good faith taking into account applicable tax laws. Each such replacement award will be settled in an equity interest in an entity (including Parent) that directly or indirectly owns the outstanding stock of the Company, and be subject to vesting on the originally scheduled vesting date (which will be determined by the Company and Parent in good faith taking into account their respective past practices) subject to the holder’s continued employment through such vesting date except (i) in the event of the holder’s death, disability, or retirement, such replacement award will vest upon the termination date, and will be settled on the original vesting dates and (ii) in the event of the holder’s termination on or after the effective time by the Company, Parent or any of their respective affiliates without “cause” or the holder’s resignation of employment on or after the Closing from the Company, Parent, or any of their respective affiliates for “good reason” (each as defined in the holder’s change in control severance agreement, described above), in which case the tranche of the replacement award scheduled to vest on the next vesting date after the date of termination will vest and become payable upon the date of such termination (or, if later, the earliest date upon which payment can be made without causing the imposition of a penalty under Section 409A of the Code). Thus, payments related to these awards are expected to be “double-trigger” payments (i.e., to be conditioned upon both the consummation of the merger and a qualifying termination of employment following the merger).

Name	Restricted Stock Unit Awards ($)	Restricted Stock Unit Award Subject to Performance Criteria ($)
William A. Galvin	$5,131,748	$4,379,727
Theodore A. Dosch	$3,954,583	$1,616,989
Robert M. Graham	$1,737,417	$808,588
Justin C. Choi	$1,626,245	$615,511
William C. Geary II	$1,501,517	$682,270

(3)

Represents the value of (i) continued health coverage for a period of 24 months (for Messrs. Galvin, Dosch and Choi) and 18 months (for Messrs. Graham and Geary), at the same premium cost as in effect immediately prior to the executive’s termination date and (ii) a lump sum cash payment of $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services. Such cost to the Company is based on the current cost to the Company of providing such benefits. These benefits are considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment of the applicable executive within 18 months following the merger. A portion of these benefits are also contingent upon timely election and continued payment of applicable premiums, as well as each executive’s continued eligibility for COBRA post-termination.

Name	Health Continuation ($)	Outplacement Services ($)
William A. Galvin	$23,954	$15,000
Theodore A. Dosch	$21,960	$15,000
Robert M. Graham	$22,816	$15,000
Justin C. Choi	$29,790	$15,000
William C. Geary II	$21,447	$15,000

(4)

None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. Under the terms of the Severance Agreement to which each named executive officer is a party, Potential Parachute Payments will be reduced to the amount that can be paid without triggering excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced Potential Parachute Payments. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Severance Agreements.

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Parent will cause such surviving company to, indemnify, defend, and hold harmless the current and former directors and officers of the Company or any of its subsidiaries who act as a fiduciary under any Company benefit plan for acts or omissions occurring at or before the consummation of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

The merger agreement also provides that “tail” directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the closing of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of the Company and its subsidiaries prior to the closing of the merger, on terms and in amount no less advantageous than those of the Company’s current policies, will be obtained and will cover a period of six years following the closing. However, Parent is not required to obtain any policy with an annual premium exceeding $2,200,000.

For additional information, see the section entitled “The Agreement and Plan of Merger—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 119.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by the merger agreement and applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the Company’s equity interests will be beneficially owned by Parent, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the completion of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $93.50 per share in cash, without interest, subject to any applicable withholding taxes. For additional information, see the section entitled “The Agreement and Plan of Merger—Effects of the Merger,” beginning on page 103.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 86, and “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 104.

Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “AXE.” Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company to the extent that they apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $100 million, or a reduced termination fee of $60 million had the Company terminated the merger agreement under certain circumstances during the go-shop period, which circumstances did not arise. If the either the Company or Parent terminate the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company could be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $25 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 126.

If Parent or Merger Sub breaches the merger agreement (including a willful breach) or fails to perform under the merger agreement (even if willfully or intentionally), then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee of $190 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 126.

Financing of the Merger

Parent has received an equity financing commitment from the Sponsor, and Merger Sub has received debt financing commitments from the Debt Commitment Parties. Parent and Merger Sub expect that the aggregate proceeds of the equity financing committed under the equity commitment letter and the debt financing committed under the debt commitment letter will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement. Although the obligations of Parent and Merger Sub to complete the merger under the merger agreement are not subject to any financing condition, the failure of Parent or Merger Sub to obtain any portion of such committed financing (or alternative financing) is likely to result in a failure to consummate the merger, in which case Parent may be obligated to pay the Company a reverse termination fee of $190 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 126.

Debt Financing

Merger Sub has obtained debt financing commitments in an aggregate principal amount of up to $3,950 million from the Debt Commitment Parties on the terms and subject to the conditions set forth in the debt commitment letter, the proceeds of which will be used by Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement. The obligations of the Debt Commitment Parties to provide the debt financing under the debt commitment letter are subject to certain customary conditions.

Equity Financing

Parent has entered into an equity commitment letter, pursuant to which the Sponsor has agreed to provide committed equity financing in an amount equal to $1,115 million, the proceeds of which will be used by Parent to consummate the merger and the other transactions contemplated by the merger agreement. The obligations of the Sponsor to provide the equity financing under the equity commitment letter are subject to, among other conditions, the concurrent consummation of the transactions contemplated by the merger agreement following the satisfaction or waiver of certain conditions set forth in the merger agreement. For additional information, see the section entitled “The Agreement and Plan of Merger Agreement—Conditions to the Merger,” beginning on page 122.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case, as defined below) of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service (the “IRS”), or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders (as defined below) that hold shares of Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, non-U.S. governments and their controlled entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired shares of Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Company common stock, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Any such entity should consult its own tax advisor regarding the tax consequences of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger.

Holders of shares of Company common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company common stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (A) the amount of any cash received and (B) the U.S. holder’s adjusted tax basis in such shares of Company common stock. Gain or loss must be determined separately for each block of shares of Company common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Company common stock is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Company common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The receipt of the merger consideration by non-U.S. holders in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (A) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (B) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•

the Company is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the merger and certain other conditions are satisfied. The Company believes that, as of the effective time of the merger, the Company will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Information Reporting and Backup Withholding

The receipt of the merger consideration by holders in exchange for shares of Company common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In general, a non-U.S. holder will not be subject to information reporting and backup withholding if the non-U.S. holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an IRS

Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a trade or business in the United States). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act. The Company and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) on November 12, 2019, which triggered the start of the HSR Act waiting period. Early termination of the HSR Act waiting period was granted on November 20, 2019, thereby satisfying the condition.

The transaction is also conditioned on obtaining the approvals or clearances, or the expiration, termination or waiver of the waiting periods from the competition authorities, in the following countries:

•

Canada. Under the Canadian Competition Act, if a transaction does not raise substantive issues, the competition authorities may, at the request of the parties, issue an advance ruling certificate under Section 102 of the Canadian Competition Act. If an advance ruling certificate is issued, the parties to the transaction are not required to file a pre-merger notification. On November 15, 2019, the parties submitted a request for an advance ruling certificate in lieu of providing a notification filing with respect to the merger. An advance ruling certificate was issued on November 26, 2019, thereby satisfying the condition.

•

European Union. Under Council Regulation (EC) No. 139/2004, certain mergers and acquisitions are notifiable and require the approval of the Directorate General for Competition of the European Commission (the “Commission”). The draft merger notification was made to the European Commission on November 18, 2019, and formal notification was made on December 10, 2019.

•

Mexico. Under the Ley Federal de Competencia Económica, certain mergers and acquisitions are notifiable and require the approval of the Comisión Federal de Competencia Económica (“FECC”). The merger notification to FECC was filed on November 4, 2019. On December 12, 2019, authorization was granted by FECC, thereby satisfying the condition.

•

Russia. Under the Russian Federal Law No.135-FZ dated July 26, 2006, “On Protection of Competition” and related regulations, consummation of the merger is subject to the consent of the Federal Antimonopoly Service of the Russian Federation (“FAS Russia”). The merger notification to FAS Russia was filed on November 29, 2019. On December 26, 2019, FAS Russia extended its review until February 26, 2020 and asked two clarifying questions. Responses to those questions were submitted on December 30, 2019.

•

Turkey. Under Article 7 of the Law on Protection of Competition No. 4054 dated 13 December 1994, and the Communiqué No. 2010/4 on Mergers and Acquisitions Requiring the Approval of the Competition Board, certain mergers and acquisitions are subject to the Competition Board’s review and approval to gain validity. The merger notification to the Competition Board was filed on November 27, 2019. On December 25, 2019, clearance was granted, thereby satisfying the condition.

With respect to Costa Rica, under the Act for the Promotion of Competition and Consumer Protection, and related regulations, certain mergers and acquisitions are notifiable and require clearance by the Commission for the Promotion of Competition (“COPROCOM”). However, the merger is not conditioned on clearance of the merger by COPROCOM. The merger notification was filed to COPROCOM on November 11, 2019, and clearance was granted on December 19, 2019.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC, antitrust authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition to the foregoing, Parent, the Company and/or Merger Sub are required under the merger agreement to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement with the SEC and the certificate of merger with the Secretary of State of the State of Delaware.

While we believe that the Company and Parent will receive the requisite approvals and clearances for the merger, the Company and Parent may not obtain the regulatory consents necessary to consummate the merger. Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. Specifically, these actions include:

•	obtaining all necessary actions or non-actions, waivers, consents and approvals from U.S. and foreign governmental entities;

•	making all necessary registrations and filings (including filings with governmental entities, if any);

•	taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a legal proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•

defending any legal proceedings challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•

executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Other than the filings described above, neither the Company nor Parent is aware of any governmental or regulatory filings or consents required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing prior to the closing of the merger. If the parties discover that other filings, consents or waiting periods are necessary, then the parties will seek to make such other filings and obtain such other approvals.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger by the end of the first quarter of 2020. However, there can be no assurance that any such waiting period will expire or that any required governmental or regulatory consents will be obtained on a timely basis, if at all. Depending on when the completion of the merger occurs, it is possible that the Mexico antitrust approval that has already been obtained may require extension in order to be effective, which we understand is regularly granted.

Litigation Related to the Merger

Between December 9, 2019, and December 19, 2019, four lawsuits were filed by purported stockholders of the Company, (i) the Kent Lawsuit, (ii) the Stein Lawsuit, (iii) the Teamsters Union Lawsuit, and (iv) the Pill Lawsuit. All of the Claims are asserted against the Company and its directors; one also asserts claims against CD&R and certain of its affiliates. The Kent Lawsuit, Shiva Lawsuit, and the Pill Lawsuit allege that the

Preliminary Proxy is deficient, and seeks injunctive and other relief. The Teamsters Union Lawsuit alleges, among other things, that the Board breached its fiduciary duties, that CD&R, Parent and Merger Sub aided and abetted that breach, and that the Preliminary Proxy is deficient, also seeks injunctive and other relief. The Company believes that the Claims are without merit and intends to vigorously defend itself against them. On December 27, 2019, the Delaware Court of Chancery deferred decision on the Teamsters Union Lawsuit plaintiff’s motion for expedited proceedings. The Company believes that the Claims are without merit and intends to vigorously defend itself against them.

Additional lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with indemnification.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 144.

The representations, warranties and covenants made in the merger agreement by and among the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in the Company’s periodic and current reports, this proxy statement and other documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent and Merger Sub on October 30, 2019 (the “date of the merger agreement”). On November 21, 2019, the Company, Parent and Merger Sub executed an amendment to the merger agreement (the “amendment”). On December 23, 2019, the Company, Parent and Merger Sub executed an amended and restated merger agreement. On January 1, 2020, the Company, Parent and Merger Sub executed a second amended and restated merger agreement.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a direct wholly owned subsidiary of Parent and a party to the merger agreement, will be merged with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company in the merger and will continue its corporate existence as a wholly owned subsidiary of Parent.

The certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by law.

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the effective time of the merger will be become the initial officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing; Effective Time of the Merger

The closing of the merger will occur on the later of (1) the third business day following the date on which each of the conditions to the merger is satisfied or, to the extent permitted by law, waived (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time as mutually agreed by Parent and the Company, provided that if the marketing period has not ended at such time, then the closing of the merger will occur on the earlier of (a) any date during the marketing period that may be specified by Parent on no fewer than three business days’ notice to the Company (unless a shorter period will be agreed to by Parent and the Company) and (b) the third business day following the final day of the marketing period subject, in each case, to the satisfaction or waiver of the conditions to the merger (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger) and (2) September 30, 2020 (or such earlier date that may be specified by Parent on no fewer than three (3) business days’ notice to the Company) (unless a shorter period shall be agreed to by Parent and the Company). See the section entitled “—Conditions to the Merger,” beginning on page 122, for further discussion of the conditions to the closing of the merger. See the section entitled “—Marketing Period,” beginning on page 102, for further discussion of the marketing period.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company agree and specify in the certificate of merger.

Parent and the Company currently expect the conditions to the merger will be satisfied by the end of the first quarter of 2020, including receipt of the Company stockholder approval and regulatory approvals (other than conditions that by their nature are to be satisfied at closing).

The closing of the merger is not required to occur prior to September 30, 2020, even if the closing conditions are satisfied, but Parent may elect (or the Company and Parent may agree) to close the merger prior to that date.

Marketing Period

Under the merger agreement, the Company has agreed to provide Parent and Merger Sub with a period of either 18 or 20 consecutive business days (the “marketing period”) to market their debt financing for the merger before they are obligated to close the merger. As defined in the merger agreement, the marketing period means the first period of (1) if (a) the Company’s stockholders approve the merger and adopt the merger agreement on or prior to February 5, 2020, (b) the Company’s financial statements for the fiscal quarter ended July 3, 2020 are delivered to Merger Sub on July 27, 2020 or July 28, 2020 or (c) as of September 7, 2020 the marketing period has not ended, 18 consecutive business days, or (2) in all other cases, 20 consecutive business days (subject to certain customary blackout dates) after the date on which this proxy statement is mailed to the Company stockholders, throughout and at the end of which (a) Parent has received certain specified information about the Company as more fully described in the merger agreement (the “required information”) and (b) the conditions to the closing of the merger (see the section entitled “—Conditions to the Merger,” beginning on page 122) have been satisfied (other than (1) those conditions that by their nature can be satisfied only on the closing date of the merger, (2) the condition that the Company’s stockholders approve the merger and (3) the condition that any waiting period (or any extension thereof) in connection with the required antitrust filings have been terminated or have expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the required antitrust filings have been obtained), and nothing has occurred and no condition exists that would cause any of the conditions to the merger to fail to be satisfied if the closing were scheduled for any time during such period (except for (1) the condition that the Company’s stockholders approve the merger, if such condition was not satisfied at the start of such period, and (2) the condition that any waiting period for required antitrust filings be terminated or expire, and any antitrust approvals, consents or clearances obtained, if such condition was not satisfied at the start of such period). For purposes of calculating the marketing period, (1) (a) if such period has not ended on or prior to December 20, 2019, then such period will not start prior to January 2, 2020, (b) July 3, 2020 will not constitute a business day for purposes of calculating such period, and (c) if such period has not ended on or prior to August 21, 2020, then such period will not start prior to September 8, 2020, (2) if the condition that the Company’s stockholders approve the merger has not been satisfied on or prior to February 5, 2020, the marketing period will start until, at the earliest, such condition has been satisfied, and (3) the marketing period will be deemed to have not commenced if, prior to the closing date of the merger, (i) the Company’s auditors withdraw their audit opinion with respect to any of the Company’s annual financial statements included in the required information, in which case the marketing period will not commence until new unqualified audit opinions from auditors satisfactory to Parent are issued with respect to such annual financial statements, (ii) the Company restates, the Board determines to restate, the Company’s auditors determine it is necessary to restate, or the Company publicly announces a restatement of, any of the annual financial statements included in the required information, in which case the marketing period will not commence until such annual financial statements have been restated or the Board or the Company’s auditors, as applicable, determine that no restatement is required in accordance with generally accepted accounting principles, and (iii) the required information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement contained in the required information, in the context in which it was made, not misleading, in which case the marketing period will not commence until the required information has been updated so there is no longer any such untrue statement or omission. However, if the Company, in good faith, reasonably believes it has provided the required information, it may deliver to Parent written notice to that effect, in which case the requirement to commence the marketing period that Parent has the required information will be deemed to have satisfied on the date of such notice, unless Parent, in good faith, reasonably believes the required information has not been delivered and within three (3) business days after the delivery of such notice by the Company, delivers written notice to the Company to that effect.

Effects of the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Company common stock (other than (i) shares owned by the Company, Parent or Merger Sub and (ii) shares held by stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive $93.50 in cash (which increased from $81.00 in cash in the original agreement) (the “merger consideration”), without interest and subject to any applicable withholding taxes.

Exchange of Certificates

At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with a bank or trust company designated by the Company and reasonably acceptable to Parent (the “exchange agent”) sufficient funds for the payment of the aggregate merger consideration payable to the holders of Company common stock.

If you hold your shares of Company common stock in certificated form, as soon as reasonably practicable after the effective time of the merger, the surviving corporation in the merger will instruct the exchange agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may surrender your Company common stock certificates in exchange for the merger consideration to which you are entitled. Upon surrender of Company common stock certificates, together with the duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, to the exchange agent for cancelation in accordance with the instructions provided to you by the exchange agent, you will be entitled to receive from the exchange agent an amount of cash equal to the aggregate number of shares of Company common stock previously represented by the Company common stock certificates so-surrendered by you multiplied by the merger consideration, and the Company common stock certificates so-surrendered by you will be canceled. Until surrendered as contemplated by this paragraph, each Company common stock certificate will be deemed after the effective time of the merger to represent only the right to receive merger consideration. No interest will be paid or accrue on any cash payable upon surrender of any Company common stock certificate. If you hold your shares of Company common stock in book-entry or uncertificated form, Parent and the Company will make adjustments to the procedures described in this paragraph as are necessary or appropriate to implement the same purpose and effect as this paragraph to book-entry or uncertificated shares of Company common stock.

If you hold your shares of Company common stock in certificated form, you should not forward your stock certificates to the exchange agent without a duly executed letter of transmittal, and you should not return your certificates with the enclosed proxy card.

Each of the exchange agent, Parent, the Company and surviving corporation will be entitled to deduct and withhold from the merger consideration any amount required to be deducted or withheld from the merger consideration by law with respect of taxes.

Lost, Stolen or Destroyed Certificates

If any of your Company common stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit of that fact and, if required by the surviving corporation, post a bond in customary amount as indemnity against any claim that may be made against the surviving corporation with respect to such Company common stock certificates. Upon the provision of such affidavit and the posting of such bond, the exchange agent will pay you the applicable merger consideration in exchange for your lost, stolen or destroyed Company common stock certificates.

Treatment of Company Equity Awards

Company Options

The merger agreement provides that, prior to the effective time of the merger, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each outstanding option to purchase shares of Company common stock granted under a Company stock plan (a “company option”) will be fully vested and canceled; and

•

each holder of any such canceled company options will be entitled to receive, in consideration of and full settlement for the cancelation of such company options, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock subject to such canceled company options and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share of Company common stock subject to such canceled company options, without interest.

However, if any such company option has an exercise price per share of Company common stock subject to such company option that is greater than or equal to the merger consideration, such company option will be canceled in exchange for no consideration. From and after the effective time of the merger, no company option will be exercisable, and each company option will entitle its holder only to the cash payments, if any, in accordance with the immediately preceding bullet.

Restricted Stock Units

The merger agreement provides that, prior to the effective time of the merger, the Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•

each outstanding restricted stock unit award with respect to shares of Company common stock granted under a Company stock plan (whether subject to time-based vesting criteria, performance-based vesting criteria or any combination thereof) (a “restricted stock unit”) will be fully vested (in the case of any restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units) and canceled; and

•

each holder of any such canceled restricted stock units will be entitled to receive, in consideration of and in full settlement for the cancelation of such restricted stock units, a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Company common stock subject to such canceled restricted stock units and (B) the merger consideration, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon.

From and after the effective time, each restricted stock unit award will entitle its holder only to the cash payments in accordance with the immediately preceding bullet.

Notwithstanding the foregoing, with respect to any restricted stock units granted to the Company’s employees during the period between the signing of the merger agreement and the effective time, rather than the cash out described above, such restricted stock units will instead be rolled over into an equity interest in an entity (including Parent) that directly or indirectly owns the outstanding stock of the Company, in each case, having a value that is equal to the value of the shares of Company common stock subject to such restricted stock unit award immediately prior to the effective time, as determined by the Company and Parent in good faith taking into account applicable tax laws. Although the precise terms and conditions of such restricted stock unit awards are not yet known, it is expected that all such awards will be “double-trigger” arrangements (i.e., acceleration of vesting would be conditioned upon both the consummation of the merger and a qualifying termination of employment following the merger).

Termination of Company Stock Plans

As of the effective time of the merger, all Company stock plans will terminate, and no further company options, restricted stock units or other rights with respect to shares of Company common stock will be granted thereunder.

Payment and Timing of Payment

Parent will cause the surviving corporation to make any payments required to be made in respect of company options and restricted stock units (after giving effect to any required tax withholdings) as promptly as practicable after the closing date of the merger, but in no event later than the next regularly scheduled payroll date of the surviving corporation that is at least eight business days following the closing date of the merger, through the payroll system or payroll provider of the surviving corporation.

Appraisal Rights

Shares of Company common stock that are outstanding immediately before the effective time of the merger and that are held by any person who is entitled to demand and has properly demanded appraisal of such shares pursuant to, and who has otherwise complied in all respects with, Section 262 of the DGCL will not be converted into merger consideration, but rather the holders of such shares (“appraisal shares”) will be entitled to payment of the fair value of such appraisal shares. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then such holder’s right to be paid fair value of such holder’s appraisal shares will cease and such holder’s appraisal shares will be deemed to have been converted, at the effective time of the merger, into, and to have become exchangeable solely for, the right to receive merger consideration, without interest.

The Company will give Parent prompt notice of any demand for appraisal of shares of Company common stock, withdrawals of such demands and any other documents or instruments, in each case, that are received by the Company related to Section 262 of DGCL or stockholder demands or claims thereunder. Prior to the effective time of the merger, the Company will not, without Parent’s prior written consent, make any payment with respect to, or negotiate, settle or offer to settle, any appraisal demands. Parent will have the right, at its sole expense, to participate in and direct all negotiations and proceedings with respect to appraisal demands.

Adjustments

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Company common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the merger consideration will be appropriately and equitably adjusted, without duplication.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by each party to the other in connection with the merger agreement. Each of Parent, Merger Sub and the Company has made representations and warranties regarding, among other things:

•	organization, standing and power;

•	authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	board recommendation and approval;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

•	requisite stockholder approval;

•	this proxy statement and the accuracy of information supplied for the purpose of being included herein;

•	absence of certain legal proceedings;

•	compliance with applicable laws and permits; and

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

The Company has made additional representations and warranties regarding, among other things:

•	capitalization of the Company;

•	ownership of the Company’s subsidiaries;

•	absence of any anti-takeover statutes applying to the merger;

•	SEC filings, financial statements, undisclosed liabilities and internal controls;

•	conduct of the Company’s business since June 30, 2019;

•	absence of any action, event, change, circumstance, development, occurrence or state of facts that constitutes a material adverse effect since June 30, 2019;

•	personal property and real property matters;

•	intellectual property, privacy and data security, and information technology matters;

•	material contracts;

•	insurance matters;

•	tax matters;

•	environmental matters;

•	employee benefits matters and ERISA compliance;

•	employee and labor matters;

•	opinion of the Company’s financial advisors; and

•	related party transactions.

Parent has made additional representations and warranties regarding, among other things:

•	Merger Sub’s capitalization and operations;

•

the financing of the merger consideration, including the enforceability of the executed equity commitment letter and debt commitment letter providing for a commitment to provide equity financing and debt financing, respectively, to Parent, and the sufficiency of the proceeds to be disbursed under the commitment letters, together with other sources of financing available to Parent, to pay the aggregate merger consideration and the other amounts payable under the merger agreement, and the enforceability of the commitment letters;

•	ownership of Company common stock;

•	the portfolio of investments of Clayton, Dubilier & Rice Fund X, L.P. and its affiliates; and

•	the Company’s solvency following the effective time of the merger.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches), are often qualified by a “materiality” qualification or a “Company material adverse effect” or “Parent material adverse effect” qualification (as discussed below), are qualified by confidential disclosures made to the other party in connection with the merger agreement and, in the case of the Company, by certain disclosures in certain of the Company’s public filings with the SEC up to the second business day before the date of the merger agreement.

For purposes of the merger agreement, a “Company material adverse effect” means any effect, change, event, development, state of facts, circumstance or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole or (b) on the ability of the Company to consummate timely the merger. However, no effect resulting from the following will constitute or be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur under clause (a) above:

•	changes in financial, securities or currency markets;

•	changes in prevailing interest rates or exchanges rates;

•	changes in general economic or political conditions;

•	changes in the industry in which the Company or any of its subsidiaries operate;

•	changes in commodity prices;

•	effects of weather or acts of God;

•	any bankruptcy, insolvency or other financial distress of any customer or other counterparty of the Company or any of its subsidiaries;

•	any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event;

•	changes in law or in any interpretation of law;

•	changes in regulatory conditions in the jurisdictions in which the Company or any of its subsidiaries operate;

•	changes in GAAP or any authoritative interpretation thereof;

•	any failure to meet projections or any changes in the price or trading volume of the Company’s common stock;

•	any downgrade in credit ratings of the Company’s long term debt;

•

the negotiation, announcement, execution, delivery, consummation or pendency of the merger agreement or the transactions contemplated thereby (including any effect resulting therefrom on the relationships of the Company or any of its subsidiaries with their customers, suppliers, employees or competitors);

•	any action by the Company or any of its affiliates required by the merger agreement;

•	any action taken or not taken at the express request of Parent; or

•

any actions or claims made or brought by any stockholders of the Company (on their behalf of on behalf of the Company) alleging (i) a breach of any fiduciary duty of any director of the Company, (ii) any claim under federal securities laws or (iii) any claim similar to those described in clauses (i) and (ii) under other applicable state or federal law, in each case relating to the evaluation, negotiation or entry into or terms of the merger agreement, recommendation of the transactions contemplated by the merger agreement to the Company’s stockholders or consummation of the transactions contemplated by the merger agreement including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of the merger agreement.

However, with respect to the matters described in the first through eleventh bullet above, such effects, changes, events, circumstances, developments, occurrences or state of facts may be taken into account to the extent that they have a disproportionate impact on the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the same industry. In addition, with respect to the effects described in the twelfth and thirteenth bullet, the underlying cause of any such effect may be taken into account.

For purposes of the merger agreement, a “Parent material adverse effect” means any action, effect, change, event, circumstance, development, occurrence or state of facts that would, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate timely the merger.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated by the merger agreement or as may have been previously disclosed in writing by the Company, the

Company will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. To the extent consistent with the foregoing, the Company has agreed to use its reasonable best efforts to maintain and preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with the Company or any of its subsidiaries.

In addition, subject to certain exceptions, the Company has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without Parent’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed):

•

declaring, setting aside or paying any dividends on, or making any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•

splitting, combining, subdividing, recapitalizing or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock;

•

purchasing, repurchasing, redeeming or otherwise acquiring any shares of capital stock of the Company or any of its subsidiaries, or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except that the foregoing will not prevent (i) the Company or any of its wholly owned subsidiaries from taking any of the foregoing actions with respect to equity interests of any wholly owned subsidiary of the Company or (ii) the conversion of any indebtedness owed by any subsidiary of the Company to the Company or another subsidiary of the Company into equity, in each case, solely to the extent that any such action does not result in a material adverse tax consequence to the Company and its subsidiaries, taken as a whole;

•

authorizing for issuance, issuing, delivering, selling, transferring, assigning, pledging, encumbering or granting, or agreeing or committing to doing any of the foregoing with respect to, any shares of capital stock of the Company or any of its subsidiaries or any other equity interests of the Company or any of its subsidiaries, any voting securities of the Company or any of its subsidiaries or debt instruments having the right to vote on any matters on which holders of common stock of the Company or certain of its subsidiaries may vote, or any securities convertible into or exchanges for any shares of capital stock of the Company or its subsidiaries, other than (i) the issuance of Company common stock upon the exercise or settlement of company options or restricted stock units outstanding on the date of the merger agreement and in accordance with their terms and (ii) the issuance of any equity interests by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•

amending its certificate of incorporation, by-laws or other comparable charter or organizational documents or adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

acquiring or agreeing to acquire (i) by merger or consolidation with, or by purchase of all or substantially all the assets of or substantially all of the outstanding equity interests of, any business or company or (ii) any assets that are material, individually or in the aggregate, to the Company;

•

with respect to individual service providers (including directors, officers, employees and independent contractors) of the Company or any of its subsidiaries: (i) granting any increase in compensation; (ii) paying any bonus; (iii) granting any new awards (including any equity awards); (iv) modifying any existing awards (including to accelerate the vesting or payment thereof) under any benefit plan of the Company; (v) entering into any employment, consulting, severance, termination or similar agreement with any such individual service provider; (vi) hiring, promoting or terminating any such individual service provider without “cause”; (vii) taking any action to accelerate the time of vesting or payment of any material rights or benefits under any collective bargaining agreement or benefit plan of the Company in effect as of the date of the merger agreement, except as required by the terms of such collective bargaining agreement or benefit plan; (viii) forgiving any loans, or issuing any loans, to any such service provider, other than routine travel or business expense advances or relocation benefits; or (ix) establishing or adopting any bonus or short-term incentive plan for any calendar year after 2019, except, in each case, to the extent required by any Company benefit plan in effect on the date of the merger agreement, in the ordinary course of business consistent with past practice or as required by law. However, the granting of any new equity or equity-based awards, any increase in compensation to certain senior management employees or the establishment or adoption of an annual bonus plan for certain senior management employees for 2020 or later shall in all cases require the consent of Parent, subject to certain exceptions (including an exception for restricted stock unit awards described above under the section entitled “—Treatment of Company Equity Awards” beginning on page 104);

•

with respect to any benefit plans of the Company: (i) changing any actuarial or other assumptions used to calculate funding obligations or changing the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, (ii) taking any action to fund or securing the payment of compensation or benefits under any such benefit plan by irrevocably setting aside or contributing to a trust or similar funding vehicle that requires that such funds remain segregated from the Company’s assets, cash, property or a combination thereof for the benefit of individual service providers; or (iii) establishing, adopting, extending, renewing, entering into or amending in any material respect any collective bargaining agreement or any benefit plan of the Company, except, in the case of clauses (i) and (iii) of this bullet, to the extent required by any benefit plan of the Company in effect on the date of the merger agreement or in the ordinary course of business consistent with past practice;

•

changing any accounting methods, principles, practices or policies, except as may be required by a change in GAAP, International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect from time to time (“IFRS”), or applicable law;

•	selling, leasing (as lessor), licensing, transferring, pledging, encumbering or otherwise disposing of or subjecting to any lien any of the Company’s material properties or assets;

•

incurring any indebtedness or guaranteeing, endorsing, assuming or otherwise becoming liable or responsible (directly or indirectly) for any indebtedness of another person, issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the Company or its subsidiaries or guaranteeing any debt securities of another person, in an amount in excess of $10,000,000 (individually) or $20,000,000 (in the aggregate), except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice and (ii) trade payables, letters of credit, parent guarantees and similar arrangements entered into in the ordinary course of business consistent with past practice to or for the benefit of suppliers and manufacturers; provided that the Company or any of its subsidiaries may not incur, issue, sell or guarantee any such amounts in compliance with the foregoing that are secured by a lien (other than amounts under certain existing credit facilities of the Company) in excess of $10,000,000 (individually) or $20,000,000 (in the aggregate) unless the Company delivers payoff letters and release and termination documentation for such amounts on the closing date of the merger;

•	making or agreeing to make any new capital expenditure or expenditures that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $15,000,000 during any fiscal quarter;

•

making, changing or revoking any material tax election, amending any material tax returns, filing any claims for material tax refunds, settling any material tax claim (other than those for which adequate reserves have been established), audit or assessment, surrendering any right to claim a material tax refund, offset or other reduction in tax liability, changing any annual tax accounting period, adopting or changing any method of tax accounting or entering into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. law);

•

making any loan, advance or capital contribution to, or investments in, any person, except for any loans or advances made to employees or any loan, advance or capital contribution to or investments solely between or among the Company and/or one or more of its subsidiaries in the ordinary courses of business consistent with past practices;

•	abandoning any existing business or entering into any new line of business;

•	except as required by applicable law, IFRS or GAAP, revaluing in any material respect any material properties or assets, including writing off notes or accounts receivable;

•

cancelling any material indebtedness owed to the Company or any of its subsidiaries (other than any indebtedness owing from a wholly owned subsidiary of the Company to the Company and/or one or more other of its subsidiaries) or waiving, releasing, granting or transferring any material claim or right of material value or consent to the termination of any material claim or right of material value;

•

commencing, settling or compromising any pending or threatened legal proceedings if such settlement would (i) require payment by the Company in excess of $1,000,000 (in any individual case or series of related cases) or $5,000,000 (in the aggregate with all other legal proceedings), (ii) involve injunctive or equitable relief or (iii) impose any material restrictions or changes on the business or operations of the Company or any of its subsidiaries;

•

amending, modifying or terminating, or waiving, releasing or assigning rights claims or benefits under, any material contract in such a way as to reduce the expected business or economic benefits thereof or entering into any new contract that, if entered into prior to the date of the merger agreement, would constitute a material contract;

•

selling, licensing, sublicensing, covenanting not to sue under, abandoning, assigning, transferring, disclosing, creating any lien on or otherwise granting any rights under any intellectual property owned by the Company that is material to the Company and its subsidiaries, taken as a whole, or amending, renewing, terminating, sublicensing, assigning or otherwise modifying or assigning any license or other agreement by the Company or any of its subsidiaries with respect to any licensed material intellectual property that is material to the Company and its subsidiaries, taken as a whole;

•

canceling, terminating or allowing to lapse without a commercially reasonable substitute policy therefor, or amending in any material respect or entering into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

•	selling or acquiring any real property;

•	entering into or consummating any related party transaction; or

•	authorizing any of, or resolving, committing or agreeing to take any of, the foregoing actions.

Go-Shop and Restrictions on Solicitation of Company Takeover Proposals

Certain Definitions

For the purposes of the merger agreement:

•

“acceptable confidentiality agreement” means (i) a confidentiality agreement between the Company and a person that contains confidentiality obligations of such person that has made a company takeover proposal that, in the good-faith judgment of the Company, are no less favorable in the aggregate to the Company than those of Parent contained in the confidentiality agreement applicable to Parent, or a less favorable confidentiality agreement, in which case the terms of the confidentiality agreement applicable to Parent will be deemed modified to the same extent or (ii) a confidentiality agreement entered into by the Company with another party in connection with the Company’s sale process prior to the date of the merger agreement.

•	“company takeover proposal” means any bona fide written offer or proposal that is not withdrawn by any person or group of persons concerning:

•

any acquisition or purchase by such person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company;

•

any sale, lease, exchange, transfer, license or other disposition to such person or group, directly or indirectly, of assets of the Company or any of its subsidiaries (including equity interests of any subsidiary of the Company) representing 20% or more of the consolidated assets of the Company;

•

any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and such person or group pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or

•	any combination of the foregoing.

•

“excluded party” means any person or group of persons from whom the Company or any of its representatives has received a company takeover proposal during the go-shop period that the Board determines in good faith (such determination to be made prior to the no-shop period start date and after consultation with its outside counsel and financial advisor) constitutes or is reasonably likely to result in a superior company proposal. Any person will cease to be an excluded party if the company takeover proposal submitted by such person is withdrawn or terminated or modified in any material respect such that such company takeover proposal would not reasonably be expected to lead to a superior company proposal (it being understood that a modification of a company takeover proposal submitted by such person or group of persons shall not, in and of itself, be deemed to be a withdrawal or termination of a company takeover proposal submitted by such person or group of persons).

•

“superior company proposal” means a bona fide written company takeover proposal (except that references in the definition of “company takeover proposal” to “20%” will be replaced by “50%”) received after the date of the merger agreement that did not result from a material breach by the Company of its “no-shop” obligations that, on its most recently amended or modified terms (if amended or modified), that the Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) to be more favorable from a financial point of view to the holders of Company common stock than the merger and is reasonably likely to be timely consummated in accordance with its terms (in each case, taking into account all the terms and conditions of such proposal or offer (including the transaction consideration, identity of the person or group of persons making the company takeover proposal, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement, including any such changes to the terms of the merger agreement proposed by Parent in response to such proposal or otherwise).

Go-Shop

Pursuant to the merger agreement, from the date of the merger agreement until 9:00 a.m. Eastern Time on November 24, 2019 (the “no-shop period start date” and which in the original agreement was 11:59 p.m. Eastern Time on the fortieth (40th) day following the date of the merger agreement), the Company and its subsidiaries and representatives were permitted to, directly or indirectly:

•

solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal, including by furnishing non-public information regarding the Company or any of its subsidiaries to any third person in connection therewith;

•

participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise cooperate with, assist or participate in, facilitate or encourage efforts by, persons that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal; and

•	amend, grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to the Company or any of its subsidiaries.

During the period that began on the date of the merger agreement and continued until the no-shop period start date (the “go-shop period”), the Company was not permitted to disclose any material non-public information regarding the Company pursuant to the three immediately preceding bullets without first entering into an acceptable confidentiality agreement with the intended recipient (except that the Company was not required to enter into an acceptable confidentiality agreement with any representatives of such intended recipient). In addition, the Company was required to make available to Parent copies of all material non-public information (to the extent that such non-public information had not been previously made available to Parent) that was made available to any such other person (or its representatives) before or substantially concurrently with the time it was made available to such other person (or its representatives). Competitively sensitive information or data provided to any person who is or whose affiliates are a competitor of the Company or any of its subsidiaries was required to be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data. The Company was required to promptly provide notice to Parent of the execution of any acceptable confidentiality agreement (without identifying the identity of the counterparty), and in any event within twenty-four (24) hours of execution of same.

As promptly as reasonably practicable, and in any event within one business day following the no-shop period start date, the Company was required to deliver to Parent a written notice setting forth the identity of each excluded party and each other person that, to the Company’s knowledge, had (or was expected to have) a more than 10% equity interest in such excluded party. Such notice was required to include unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by the Company or any of its representatives in connection with any company takeover proposal or inquiry (or, if communicated orally, a summary of the material terms of such oral communication).

During the go-shop period that commenced on the date of the original agreement and continued until the no-shop period start date, 18 buyers were contacted regarding their potential interest in exploring a transaction with the Company and one in-bound inquiry was received. Four prospective buyers entered into acceptable confidentiality agreements with the Company and were provided with non-public information relating to the Company. On November 12, 2019, WESCO submitted an initial company takeover proposal to the Company. Following discussions between the Company, WESCO and their respective representatives, WESCO delivered revised company takeover proposals on November 16, 2019 and on November 19, 2019. On November 21, 2019 the Board, following consultation with its outside legal counsel and financial advisors, unanimously designated WESCO as an excluded party under the merger agreement. A more detailed description of the go-shop process and WESCO’s company takeover proposal is set forth in the section entitled “The Merger—Background of the Merger,” beginning on page 36.

Restrictions on Solicitation of Company Takeover Proposals

Beginning on the no-shop period start date (or, with respect to an excluded party, 9:00 a.m. New York City time on November 29, 2019 (the 5th day after the no-shop period start date, referred to as “the cut-off time” and which in the original agreement was 12:00 a.m. New York City time on December 19, 2019) until the earlier of the effective time of the merger and the termination of the merger agreement, the Company and its subsidiaries:

•	will immediately cease and cause to be terminated, and the Company will instruct its representatives to terminate, any solicitation, encouragement, discussions or negotiations with any person or its representatives (other than Parent and Merger Sub and their representatives) conducted prior to the no-shop period start date with respect to any company takeover proposal;

•

will terminate any person’s (other than the Company, Parent and Merger Sub and their respective representatives) access to any physical or electronic data rooms containing the material non-public information of the Company or any of its subsidiaries; and

•

will not, and the Company will cause its and its subsidiaries’ respective officers, directors and employees, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a company takeover proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in or knowingly facilitate or encourage efforts by, any person or group of persons (or their representatives) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, a company takeover proposal;

•

take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover law, or any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or by-laws, inapplicable to any transactions contemplated by a company takeover proposal (and, to the extent permitted thereunder, the Company will promptly take all steps necessary to terminate any waiver that may previously have been granted to any person other than Parent and Merger Sub under any such provisions); or

•	resolve, propose or agree to do any of the foregoing.

The Company, Parent and Merger Sub have agreed that any violation of the obligations described in this section entitled “Go-Shop and Restrictions on Solicitation of Company Takeover Proposals” and the section entitled “—Obligations of the Board with Respect to its Recommendation,” beginning on page 115, by any representative of the Company or any of its subsidiaries would be deemed to be a breach of those obligations by the Company. No later than one business day after the no-shop period start date, the Company is required, to the extent it has not previously done so, to deliver a request to each person who executed a confidentiality or similar agreement with the Company prior to the no-shop period start date in connection with considering or making a company takeover proposal (other than any such person that the Company is permitted to continue discussions or negotiations with under the terms of the merger agreement) to promptly return or destroy any non-public information previously furnished or made available to such person or any of its representatives on behalf of the Company or any of its representatives. Notwithstanding the non-solicitation obligations set forth above, the Company may continue to take any of the actions described in the entirety of third bullet (including the four sub-bullets contained within it) of the above list with respect to any excluded party (for so long as such person or group of persons remains an excluded party) from and after the no-shop period start date.

Notwithstanding the non-solicitation obligations set forth above, before receipt of the Company stockholder approval, in response to a company takeover proposal that did not result from a material breach of the non-solicitation obligations set forth above, if the Board determines, in good faith, after consultation with outside counsel and the Company’s financial advisor, that it is reasonably likely to result in a superior company proposal and that failure to take the following actions would be inconsistent with its fiduciary duties under applicable law, then the Company and its representatives may, in response to such company takeover proposal: (1) furnish information with respect to the Company and its subsidiaries to the person making such company takeover proposal and its representatives pursuant to an acceptable confidentiality agreement; and (2) participate in discussions and negotiations (including solicitation of a revised company takeover proposal) with such person and its representatives regarding any company takeover proposal. The Company will make available to Parent copies of all material non-public information (to the extent that such non-public information has not been previously made available to Parent) that is made available to any such third party before or substantially concurrently with the time it is made available to such third party. The Company will not furnish any information or participate in any discussions or negotiations with any person in accordance with the immediately preceding sentence unless the Company notifies Parent in writing of its intention to take such action, promptly after the Board determines to take such action (but in any event not more than twenty-four (24) hours after such determination, which notice shall include the information described in the section entitled “—Go-Shop and Restrictions on Solicitation of Company Takeover Proposals—Required Notices”). Notwithstanding the commencement of the non-solicitation obligations of the Company on the no-shop period start date, the Company, its subsidiaries and their representatives may continue to engage in the solicitation activities described in clauses (1) and (2) of the first sentence of this paragraph with respect to any excluded party on and after the no-shop period start date for so long as the excluded party remains an excluded party, including with respect to any amended or revised proposal submitted by such excluded party on or after the no-shop period start date, and the obligations described in this paragraph will not apply with respect to any such amended or revised proposal.

Required Notices

From the no-shop period start date (or, with respect to any excluded parties, the cut-off time) until the earlier to occur of the effective time of the merger and the termination of the merger agreement:

•

the Company will promptly, and in any event within one business day of receipt, advise Parent or its representatives in writing of any company takeover proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any company takeover proposal and the identity of the person or group of persons making any such company takeover proposal or inquiry and provide unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by the Company or any of its representatives in connection with such company takeover proposal or inquiry, or, if communicated orally, a summary of the material terms of such oral communication; and

•	the Company will keep Parent informed on a current basis of the status of any such company takeover proposal or inquiry, including any material developments or change to the material terms thereof.

The terms and existence of any such company takeover proposal will be subject to the confidentiality obligations imposed on Parent pursuant to the confidentiality agreement applicable to Parent.

Obligation of the Board with Respect to Its Recommendation

Company Recommendation

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. Except as described below, the Company has agreed that (i) this proxy statement will include the recommendation of the Board to the Company’s stockholders that they give the Company stockholder approval (the “company recommendation”), and (ii) neither the Board nor any committee thereof will:

•

change, qualify, withhold, modify or withdraw, or authorize or resolve to change, qualify, withhold, modify or withdraw, in any manner adverse to Parent, the approval or recommendation by the Board of the merger agreement or the merger;

•

approve, adopt, endorse or recommend, resolve to or announce its intention to, approve, adopt, endorse or recommend, a company takeover proposal (excluding any confidential, non-public recommendation to review, consider, clarify, discuss, evaluate or negotiate any company takeover proposal) or fail to include the company recommendation in this proxy statement when mailed;

•	within five business days of Parent’s written request, fail to make or reaffirm the company recommendation following the date any company takeover proposal or material modification to any company takeover proposal is first published or sent or given to the stockholders of the Company (other than Parent, Merger Sub or any of their respective affiliates or representatives), provided that Parent may only make such request twice with respect to any company takeover proposal and once with respect to any material modification to any such company takeover proposal that is made public;

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any company takeover proposal that is a tender offer or exchange offer within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that a “stop, look and listen” statement pursuant to Rule 14d-9(f) of the Exchange Act will be deemed not to be a Company recommendation change (as defined below)); or

•	publicly propose or agree to do any of the foregoing (any one or more of the foregoing, a “Company recommendation change”).

In addition, the Company has agreed that neither the Board nor any committee thereof will enter into, approve, adopt, endorse or recommend, or propose publicly to enter into, approve, adopt, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract providing for a transaction referred to in the definition of a “company takeover proposal” (other than an acceptable confidentiality agreement).

Company Recommendation Change Permitted in Certain Circumstances

The Board may make a Company recommendation change prior to the receipt of the Company stockholder approval in response to a superior company proposal or intervening event in the following circumstances:

•

In response to a superior company proposal received by the Company after the date of the merger agreement that did not result from a material breach of the obligations described in the section entitled “—Go-Shop and Restrictions on Solicitation of Company Takeover Proposals”, if the Board determines in good faith, after consultation with the Company’s outside counsel and financial advisor, that a failure to make a Company recommendation change would be inconsistent with its fiduciary duties under applicable law, then the Board may make a Company recommendation change, but only if:

•

the Company notifies Parent in writing of its intention to take such action, promptly after the Board determines to take such action but in any event not less than five business days before taking such action, which notice will include the identity of the offeror and a true and complete copy of the most current version of such superior company proposal (including any proposed agreement and any financing and other related documents);

•

for five business days following delivery of such notice the Company negotiates in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the merger (to the extent Parent desires to negotiate), it being understood that any amendment or modification to any superior company proposal that is the basis for such proposed Company recommendation change will require a new notice of Company recommendation change and the start of a new five business day period; and

•

upon the end of such five business day period (as it may be extended) the Board will have considered in good faith any revisions to the terms of the merger proposed in writing by Parent and will have determined in good faith after consultation with the Company’s outside counsel and financial advisor, (1) that the superior company proposal would nevertheless continue to constitute a superior company proposal and (2) that the failure of the Board to make such a Company recommendation change would be inconsistent with its fiduciary duties under applicable law;

•	In response to an intervening event, if the Board determines in good faith, after consultation with the Company’s legal counsel and financial advisor, that a failure to make a Company recommendation change would be inconsistent with its fiduciary duties under applicable law, then the Board may make a Company recommendation change, but only if:

•

the Company notifies Parent in writing of its intention to take such action promptly after the Board determines to take such action but in any event not less than five business days before taking such action, which notice will specify the reasons therefor and include a description of the applicable intervening event;

•

for five business days following delivery of such notice, the Company negotiates in good faith with Parent to make adjustments to the terms of the merger (to the extent Parent desires to negotiate); and

•

following the end of such five business day period, the Board has determined in good faith after consultation with the Company’s legal counsel and financial advisor that the failure of the Board to make such a Company recommendation change would be inconsistent with its fiduciary duties under applicable law.

For the purposes of the merger agreement, “intervening event” means any action, effect, change, event, circumstance, development, occurrence or state of facts that is material to the Company and its subsidiaries, taken as a whole, that:

•	is not known to or reasonably foreseeable by the Board as of the date of the merger agreement;

•	becomes known to or by the Board prior to obtaining the Company stockholder approval; and

•

does not relate to (i) a company takeover proposal or any matter relating thereto or consequence thereof, (ii) any action, effect, change, event, circumstance, occurrence or state of facts relating to Parent, Merger Sub or any of their respective affiliates, (iii) changes in the market price or trading volume of the shares of Company common stock in and of themselves or (iv) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that this clause (iv) will not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “intervening event”).

Efforts to Obtain Required Stockholder Approval

The Company has agreed to hold its special meeting and to use its reasonable best efforts to solicit and secure the required approval of the Company stockholders to approve and adopt the merger agreement and the merger. The Board has approved and adopted the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to the Company stockholders for their consideration and recommending that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Efforts to Complete the Merger

The merger agreement provides that the Company, Parent and Merger Sub must use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. Specifically, these actions include:

•	obtaining all necessary actions or non-actions, waivers, consents and approvals from U.S. and foreign governmental entities;

•	making all necessary registrations and filings (including filings with governmental entities, if any);

•	taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a legal proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•

defending any legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

In particular, Parent has agreed to, and has agreed to cause its subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done:

•

all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement (including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other governmental entity or person may assert under any law with respect to the transactions contemplated by the merger agreement);

•

to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity or person with respect to the transactions contemplated by the merger agreement so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the outside date) (including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent, Parent’s subsidiaries (including the surviving corporation) or their affiliates, and (ii) otherwise taking or committing to take any actions that after the effective time of the merger would limit the freedom of Parent, Parent’s subsidiaries (including the surviving corporation) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any judgment in any legal proceeding that would otherwise have the effect of preventing the closing of the merger, materially delaying the closing of the merger or delaying the closing of the merger beyond the outside date).

Parent has agreed not to (and to cause its subsidiaries and affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the closing of the merger, and to cause its affiliates to comply with the obligations described in this section entitled “—Efforts to Complete the Merger” as if such affiliates were Parent, and any failure by any of its affiliates to comply with such obligations will be deemed for all purposes of the merger agreement to be a breach of the merger agreement by Parent.

See the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 98, for a description of the material regulatory filings required for the completion of the merger. In connection with such regulatory approvals, the Company and Parent will make or file, or cause to made or filed, as promptly as practicable, with the appropriate governmental entities all filings, forms, registrations and notifications required to be filed to consummate the merger under any applicable antitrust laws. Subsequent to such filings, the Company and Parent will, and will cause their respective affiliates to, as promptly as practicable, respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with filings made with such governmental entities.

The merger agreement required the Company and Parent to file, or cause to be filed:

•	the notification and report forms required under the HSR Act no later than 10 business days after the date of the merger agreement; and

•

any filings, notifications or submissions (or drafts thereof, as appropriate) required under the antitrust laws of the U.S, Canada, Costa Rica, the European Union, Mexico, Russia and Turkey as promptly as practicable, but no later than 30 business days, after the date of the merger agreement.

The parties filed the required notifications with the Antitrust Division and the FTC as of November 12, 2019. Early termination of the waiting period under the HSR Act was granted on November 20, 2019. The parties filed all material non-U.S. antitrust filings by November 29, 2019, and have received approval in Canada, Mexico and Turkey. We currently expect to receive all antitrust approvals for the completion of the merger in the first quarter of 2020; however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

In connection with the efforts described in this section “—Efforts to Complete the Merger,” each of Parent and the Company has agreed to:

•

cooperate with each other in connection with any filing described in this section “—Efforts to Complete the Merger” and in connection with resolving any investigation or other inquiry of any governmental entity under applicable laws with respect to any filing described in this section “—Efforts to Complete the Merger”;

•	keep each other apprised of the status of any communications with and any inquiries or requests for additional information from any governmental entity;

•	comply as promptly as practicable with any such inquiries or requests for additional information;

•

give the other party reasonable prior notice of any filings or submissions described in this section “—Efforts to Complete the Merger” and, to the extent reasonably practicable, of any communications to or from any governmental entity regarding the transactions contemplated by the merger agreement, and provide the other party a reasonable opportunity to review, comment on and discuss in advance, and consider in good faith the views of the other party in connection with, any filings, submissions and communications described in this section “—Efforts to Complete the Merger”; and

•

unless prohibited by applicable law, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the transactions contemplated by the merger agreement without the other party (other than telephone calls regarding routine administrative matters), (2) give the other party reasonable prior notice of any such meeting or substantive conversation, and (3) furnish the other party with copies of all filings, submissions and substantive communications to or from any governmental entity regarding the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, after the effective time of the merger, Parent will, and Parent will cause the surviving corporation to, honor all of the Company’s obligations to exculpate or indemnify and hold harmless (including advancing funds for expenses), to the fullest extent permitted by applicable law, (i) the current and former directors and officers of the Company and its subsidiaries and (ii) any employee of the Company or any of its subsidiaries who acts as a fiduciary under any Company benefit plan, in each case, for acts or omissions by such persons occurring at or before the effective time of the merger (including acts or omissions relating to the merger agreement and the transactions contemplated by the merger agreement), in each case until the expiration of the applicable statute of limitations with respect to any claims against such persons arising from, relating to or otherwise in respect of, such acts or omissions. The merger agreement also requires Parent and the surviving corporation to maintain in effect, through the sixth anniversary of the effective time of the merger, the exculpation, indemnification and advancement of expenses provisions of (x) the surviving corporation’s certificate of incorporation as in effect immediately after the effective time of the merger, (y) the bylaws of the Company and the certificates of incorporation and bylaws or similar organizational documents of any subsidiary of the Company, in each case as in effect immediately prior to the effective time of the merger, and (z) any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the effective time of the merger, and in each case of clauses (x), (y) and (z) shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of the Company or any of its subsidiaries.

For a period of six years after the effective time of the merger, Parent will cause to be maintained in effect the current directors’ and officers’ liability insurance policies of the Company and its subsidiaries (or substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from, relating to or otherwise in respect of facts or events that occurred at or before the effective time of the merger. However, Parent is not required to make annual premium payments exceeding $2,200,000 with respect to such policies and, if such insurance coverage cannot be obtained at all or can only be obtained at an annual premium in excess thereof, Parent will maintain the most advantageous directors’ and officers’ insurance policy obtainable for an annual premium equal to $2,200,000. At the Company’s option, prior to the effective time of the merger, the Company may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the Company’s current policies in lieu of Parent’s obligations to obtain and maintain directors’ and officers’ insurance policies as described in this paragraph. If such “tail” prepaid policy has been obtained by the Company prior to the effective time, Parent will cause such policy to be maintained in full force and effect for its full term and cause the surviving corporation to honor all obligations thereunder.

Employee Matters

The merger agreement provides that, from the effective time of the merger until the first anniversary of the closing date of the merger, Parent will, and will cause each of its subsidiaries (including the surviving corporation) to, provide to each individual who is an employee of the Company or any of its subsidiaries immediately prior to the effective time of the merger (each such person being a “Company employee”):

•	base salary and wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company employee immediately prior to the effective time of the merger;

•

a short-term incentive opportunity to each Company employee that is not less favorable than the short-term incentive opportunity provided to such employee immediately prior to the effective time of the merger;

•

long-term incentive compensation opportunities to each Company employee that are comparable in value to the long-term incentive compensation opportunities provided to such Company employee immediately prior to the effective time of the merger, which may be provided in the form of equity-based awards, cash-based awards or a combination thereof, as determined by Parent in its sole discretion;

•

severance benefits to each Company employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company employee immediately prior to the effective time of the merger; and

•

other compensation and employee benefits (including paid-time off) to each Company employee that are substantially comparable, in the aggregate, to the other compensation and employee benefits provided to such Company employee immediately prior to the effective time of the merger.

In addition, Parent will, and will cause each of its subsidiaries (including the surviving corporation) to, assume, honor and continue all of the Company’s and each of its subsidiaries’ employment, severance, retention and termination contracts in accordance with their respective terms as in effect immediately prior to the effective time of the merger, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event) and, until the first anniversary of the closing date of the merger, or such longer period of time as required under the terms of the applicable contract, will do so without any amendment or modification, other than any amendment or modification required to comply with applicable law or as adopted in accordance with the terms of such contract, including the receipt of any required consents. Parent will, and will cause each of its subsidiaries (including the surviving corporation) to, assume, honor and continue each short-term cash incentive or short-term bonus program covering a Company employee as of the effective time of the merger for the applicable performance period that includes the closing date of the merger, and pay the Company employees such cash incentives or bonuses for the applicable performance measurement period that includes the closing date of the merger in accordance with such programs.

For purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals under any employee benefit plan (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its subsidiaries (including the surviving corporation), including any vacation, paid time off and severance plans, each Company employee’s service with or otherwise credited by the Company or any of its subsidiaries prior to the effective time of the merger shall be treated as service with Parent and any of its subsidiaries (including the surviving corporation) to the same extent such Company employee was entitled, prior to the effective time of the merger, to credit for such service under a similar Company benefit plan in which such Company employee participated immediately prior to the effective time of the merger, except where such service recognition would result in any duplication of benefits or compensation.

In addition, Parent will, and will cause each of its subsidiaries (including the surviving corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries (including the surviving corporation), in which Company employees (and their eligible dependents) will be eligible to participate from and after the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company benefit plan immediately prior to the effective time of the merger. Parent will, and will cause each of its subsidiaries (including the surviving corporation) to, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company employee (and his or her eligible dependents) during the plan year in which the effective time of the merger occurs for purposes of satisfying such plan year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company employee (and dependents) will be eligible to participate from and after the effective time of the merger.

In addition, Parent will, and will cause its affiliates, to, on a timely basis, provide the Company or any of its subsidiaries with such information as the Company or its applicable subsidiary may reasonably request as is necessary to comply with applicable law requiring it or them to consult with employees of the Company or any of its subsidiaries, a relevant trade union, a relevant works council or any other employee representatives in relation to the transactions contemplated by the merger agreement, and the Company will comply with all such laws and obligations and use its reasonable best efforts to complete such consultations as soon as reasonably practicable after the date of the merger agreement. The Company will keep Parent reasonably informed about all material steps in the notification and/or consultation processes in the jurisdictions concerned and will provide Parent with any written communications to be delivered in connection therewith reasonably in advance and consider in good faith any comments Parent has in respect of such communications. Reasonably in advance of any meeting between the Company, any of its subsidiaries or its representatives and a trade union, a works council or any other employee representative, the Company will invite a representative of Parent to attend such meeting. In connection with these consultations and notifications, the Company will not, and will cause each of its subsidiaries not to, make or accept any commitments, obligations or undertakings which could materially affect or prejudice the financial, legal or other position of Parent without the prior written consent of Parent.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Parent and the Company in the preparation of this proxy statement;

•	consultation between Parent and the Company in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	confidentiality and access by Parent to certain information about the Company;

•

the Company taking such steps as may reasonably be necessary or advisable to cause the merger, and any dispositions of the Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

the Company notifying Parent of any stockholder litigation relating to the transactions contemplated by the merger agreement, and giving Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to the merger and the merger agreement (no such settlement to be agreed to without the prior written consent of Parent, which consent cannot be unreasonably withheld, delayed or conditioned);

•

Parent and Merger Sub using their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the financing on terms and conditions no less favorable to Parent and Merger Sub than those described in or contemplating by the commitment letters and the Company using its reasonable best efforts to provide, and to cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to provide, such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the financing;

•

the Company taking certain actions with respect to its existing indebtedness, including (i) the repayment of its existing credit facilities, (ii) upon Parent’s request, conducting a tender offer with respect to its 2021 Notes, (iii) upon Parent’s request, issuing a notice of optional redemption with respect to its 2021 Notes and/or taking actions sufficient to effect the satisfaction and discharge or defeasance of the indenture governing its 2021 Notes or (iv) upon Parent’s request, conducting a consent solicitation, tender offer or exchange offer with respect to its 2023 Notes and/or 2025 Notes; and

•	the Company completing an internal corporate reorganization.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) on or before the closing date of the merger of the following conditions:

•	the Company having obtained the Company stockholder approval;

•

any waiting period (and any extension thereof) in connection with the antitrust filings required to be made in the U.S., Canada, the European Union, Mexico, Russia and Turkey having terminated or expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the antitrust filings to be made in the U.S., Canada, the European Union, Mexico, Russia and Turkey having been obtained; and

•

there having not been entered and continuing to be in effect any temporary restraining order, preliminary or permanent injunction or other judgment issued by any governmental entity, and there not being in effect any law preventing the consummation of the merger being in effect, in each case, in the U.S., Canada, the European Union, Mexico, Russia and Turkey.

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

(i) the representations and warranties of the Company with respect to organization, standing and power, authorization, board approval and undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality”, “Company material adverse effect” or like qualifications, in which case such representations are required to be true and correct in all respects) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality”, “Company material adverse effect” or like qualifications, in which case such representations are required to have been true and correct in all respects) on and as of such other date), (ii) the representations and warranties of the Company relating to the capitalization of the Company and ownership of its subsidiaries being true and correct both as of the date of the merger agreement and as of the closing date of the merger in all respects (except for de minimis inaccuracies), and (iii) the other representations and warranties of the Company being true and correct both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any “materiality”, “Company material adverse effect” or like qualifications) that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company material adverse effect;

•

the Company having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or before the closing date of the merger;

•	there not having occurred a Company material adverse effect since June 30, 2019; and

•

Parent having received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions described in the three immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

the representations and warranties of Parent and Merger Sub being true and correct (without giving effect to any “materiality”, “Parent material adverse effect” or like qualifications) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties relate to another date, in which case such representations and warranties are required to have been true and correct on and as of such other date), other than such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent material adverse effect;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under the merger agreement at or before the closing date of the merger; and

•

The Company having received a certificate executed on behalf of Parent by an officer of Parent certifying on behalf of Parent that the conditions described in the two immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after receipt of the Company stockholder approval under any of the following circumstances:

•	by mutual written consent of Parent, Merger Sub and the Company;

•

by written notice from either Parent or the Company, if the merger has not been consummated on or before October 7, 2020 (previously June 12, 2020 in the original agreement and the amended and restated merger agreement) (such date, the “outside date” and such termination right described in this bullet, an “outside date termination”), except that an outside date termination cannot be effected by any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the merger not having been consummated prior to the outside date;

•

by written notice from either Parent or the Company, if any law or other legal restraint or prohibition entered or made after the date of the merger agreement has made consummation of the of the merger illegal, or any governmental entity has issued a final non-appealable judgment permanently enjoining or otherwise permanently prohibiting the merger, except that the termination right described in this bullet will not be available (i) to any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the issuance of any such judgment or (ii) in connection with any such law or other such legal restraint or prohibition other than any law, legal restraint or prohibition of any governmental entity in the U.S., Canada, the European Union, Mexico, Russia or Turkey or any such judgment other than a judgment of a court of competent jurisdiction in the U.S., Canada, the European Union, Mexico, Russia or Turkey;

•

by written notice from either Parent or the Company, if, upon a vote at a duly convened meeting of the Company stockholders to obtain the Company stockholder approval (including any adjournment or postponement thereof), the Company stockholder approval is not obtained (a “non-approval termination”);

•

by written notice from Parent, if the Company has breached or failed to perform in any material respect any of the Company’s representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 122, to be satisfied, and (ii) cannot be or has not been cured within 30 days after Parent gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Parent must not then be in breach of any of its representations, warranties or covenants contained in the merger agreement;

•

by written notice from Parent, before receipt of the Company stockholder approval, if either (i) the Board or any committee thereof makes a Company recommendation change or (ii) the Company has materially breached the covenants and agreement described in the sections entitled “—Go-Shop and Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 111, and “—Obligation of the Board with Respect to its Recommendation,” beginning on page 115, and such breach has resulted in the receipt by the Company of a company takeover proposal (a “specified termination”);

•

by written notice from the Company, if Parent has breached or failed to perform in any material respect any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 122, to be satisfied, and (ii) cannot be or has not been cured within 30 days after the Company gives Parent written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its representations, warranties or covenants in the merger agreement;

•	by written notice from the Company, before receipt of the Company stockholder approval, if:

•	the Board has received a superior company proposal;

•

the Company has complied in all material respects with its obligations described in the section entitled “—Obligation of the Board with Respect to its Recommendation—Company Recommendation Change Permitted in Certain Circumstances,” beginning on page 116, to the extent applicable;

•	the Company has previously paid or concurrently pays or causes to be paid the termination fee described in the section entitled “—Expenses; Termination Fees,” beginning on page 126; and

•

the Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such superior company proposal (a “superior company proposal termination”);

•

by written notice from the Company, if (i) certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 122, have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing of the merger and remain capable of such satisfaction), (ii) the marketing period has concluded, (iii) the Company has notified Parent it is ready, willing and able to consummate the closing of the merger and (iv) Parent and Merger Sub fail to consummate the merger within three business days following the later of the date when it is required to consummate the closing and the delivery of such notice (a “financing failure termination”).

Effect of Termination

In the event of termination of the merger agreement by either the Company or Parent in accordance with its terms, the merger agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company (other than certain provisions of the merger agreement that survive termination).

If the merger agreement is terminated and Parent has the right to receive payment from the Company of the termination fee or expense reimbursement described in the section entitled “—Expenses; Termination Fees,” beginning on page 126, the payment of such termination fees or expense reimbursement (together with any applicable expenses and interest and certain other payment obligations of Parent under the merger agreement) will be the sole and exclusive remedy (other than specific performance to the extent provided in the merger agreement) of Parent, Merger Sub and their respective affiliates and representatives against the Company and its directors, employees, officers, affiliates and representatives for any loss or damage suffered as a result of the failure of the transactions contemplated by the merger agreement or for a breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement. Upon payment of such termination fee or expense reimbursement, none of the Company or its directors, officers, employees, affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement (other than the Company’s obligation to pay to Parent and Merger Sub any such termination fee or expense reimbursement that is due and payable). However, the payment of such termination fee or expense reimbursements will not abridge or otherwise modify any of the Company’s liabilities for fraud or a willful breach.

If Parent or Merger Sub breaches the merger agreement (whether willfully (including a willful breach), intentionally, unintentionally or otherwise) or fails to perform under the merger agreement (whether willfully (including a willful breach), intentionally, unintentionally or otherwise), then the Company’s sole and exclusive remedies against Parent, Merger Sub or any of their respective directors, officers, employees, affiliates or representatives (including the Debt Financing Sources) for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee (together with any applicable expenses and interest) as described in the section entitled “—Expenses; Termination Fees,” beginning on page 126. Upon the payment of such amounts, (i) none of the Parent, Merger Sub or any of their respective directors, officers, employees, affiliates or representatives (including the Debt Financing Sources) will have any further liability or obligation relating to or arising out of the merger agreement, and (ii) none of the Company or any of its affiliates or representatives will be entitled to bring, and in no event support, facilitate or encourage, the bringing of any litigation against Parent, Merger Sub or any of their respective directors, officers, employees affiliates or representatives (including the Debt Financing Sources) with respect to, arising out of, or in connection with, the failure of the closing of the merger to occur or for a breach or failure to perform under the merger agreement, the commitment letters or otherwise. The Company must cause any litigation described in clause (ii) of the immediately preceding sentence that is pending as of any termination of the merger agreement to be dismissed with prejudice as promptly as practicable after such termination. However, the payment of the reverse termination fee will not abridge or otherwise modify (i) the Company’s right to seek an injunction, specific performance or other equitable relief to the extent permitted by the merger agreement, (ii) any claims the Company may bring under the confidentiality agreement applicable to Parent or (iii) the Company’s right to seek indemnification and reimbursement from Parent in connection with the Company’s cooperation with arranging Parent’s debt financing as provided under the merger agreement.

Expenses; Termination Fees

In general, the merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Termination Fees

The Company is required to pay to Parent a nonrefundable termination fee of $100 million (the “termination fee”):

•

if the Company effects a superior company proposal termination (unless such termination had been effected in connection with the Company’s receipt of a superior company proposal, company takeover proposal or qualifying transaction (as defined below) before the no-shop period start date or, with respect to superior company proposals received from an excluded party, before the cut-off time, in which case the termination fee would have instead been $60 million), in which case the termination fee would be payable on the date of such termination;

•

if (i) a person makes a company takeover proposal (except that references in the definition of “company takeover proposal” to “20%” are replaced by “50%”) (a “qualifying transaction”) and thereafter either Parent effects a Company breach termination or the Company effects an outside date termination at a time when Parent had the right to effect a Company breach termination and (ii) within 12 months of such termination the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a qualifying transaction, in which case the termination fee would be payable on the date of the consummation of such qualifying transaction;

•

if Parent effects a specified termination or the Company or Parent effects an outside date termination at a time at which Parent had the right to effect a specified termination (unless Parent had terminated the merger agreement as a result of the Board or any committee thereof making a Company recommendation change and such termination had been effected in connection with the Company’s receipt of a superior company proposal, company takeover proposal or qualifying transaction before the no-shop period start date or, with respect to superior company proposals received from an excluded party, before the cut-off time, in which case the termination fee would have been instead be $60 million), in which case the termination fee would be payable within two business days of such termination; or

•

if (i) any person makes a company takeover proposal for a qualifying transaction that was publicly disclosed before the meeting of Company stockholders to obtain the requisite vote of the holders of Company common stock to approve and adopt the merger and the merger agreement but not publicly withdrawn by the date of such meeting of Company stockholders, (ii) thereafter a non-approval termination is effected and (iii) within 12 months of such termination the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a qualifying transaction, in which case the termination fee would be payable on the date of the consummation of such qualifying transaction.

Parent Expense Reimbursement

In the event that a non-approval termination is effected, within two business days after such termination, the Company must reimburse Parent, Merger Sub and their respective affiliates for all reasonable out-of-pocket fees and expenses (not to exceed $25 million) incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. Any such expenses reimbursed by the Company would be credited towards any termination fee that might later be payable.

Reverse Termination Fees

Parent is required to pay the Company a nonrefundable termination fee of $190 million (the “reverse termination fee”) if the Company effects a Parent breach termination or financing failure termination or Parent effects an outside date termination at a time at which the Company had the right to effect a Parent breach termination or financing failure termination, in which case the reverse termination fee would be payable to the Company within two business days of such termination.

Amendment and Waiver

The merger agreement provides that, at any time before the effective time of the merger, the parties may amend the merger agreement, or grant an extension of waiver under the merger agreement, with the approval of their respective boards of directors or equivalent governing bodies, except that (i) after receipt of the Company stockholder approval, the parties will not amend or waive any provision of the merger agreement in a manner that requires further approval by the Company stockholders without the further approval of such stockholders and (ii) no amendment or waiver can be made under the merger agreement after the effective time of the merger. Any such amendment, extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the applicable parties.

No Third Party Beneficiaries

While the merger agreement generally is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, it provides for limited exceptions in favor of (i) with respect to certain provisions of the merger agreement, Parent’s lenders and their related parties, (ii) each present and former director and officer of the Company to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions described in the section entitled “—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 119, and (iii) following the effective time of the merger, each Company stockholder regarding his, her or its right to receive the treatment of company options and restricted stock units as described in the section entitled “—Treatment of Company Equity Awards,” beginning on page 104.

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles to the extent they are not mandatorily applicable.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of the merger agreement and in respect of the transactions contemplated by the merger agreement will be heard and determined in the Court of Chancery or, if subject matter jurisdiction is declined by or unavailable in the Court of Chancery, any other state or federal court sitting in the state of Delaware.

Notwithstanding the immediately preceding two paragraphs of this section entitled “—Governing Law; Jurisdiction”, the merger agreement provides that any legal proceeding against Parent’s lenders or any of their related parties arising out of or relating to the merger agreement or the debt commitment letter is subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York, and any such legal proceeding is governed by, and construed in accordance with, the laws of the state of New York, regardless of the laws that might otherwise govern under any applicable conflict of laws principles to the extent they are not mandatorily applicable.

Specific Enforcement

Parent, Merger Sub and the Company have recognized and agreed in the merger agreement that in the event that any provision of the merger agreement is not performed in accordance with its specific terms or otherwise breached, irreparable damage would occur for which monetary relief, even if available, would not be an adequate remedy. Accordingly, the merger agreement provides that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof. The parties have agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy.

Parent, Merger Sub and the Company have further recognized and agreed in the merger agreement that Parent has an obligation to cause the equity financing to be funded, and the Company shall be entitled to specific performance to enforce the terms of the equity commitment letter against Parent, and to cause the equity financing to be funded and to cause Parent to effect the closing of the merger, only if (i) all of the mutual conditions precedent and Parent conditions precedent have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied at the closing of the merger and remain capable of satisfaction), (ii) the debt financing has been or would be funded at the closing of the merger assuming the equity financing is funded, (iii) the Company has confirmed in writing that if specific performance is granted and the financing is funded, then it is ready, willing and able to take the actions within its control that are required of it by the merger agreement to consummate the closing of the merger, and (iv) Parent fails to consummate the closing of the merger on or prior to the later of (a) the date the closing of the merger should have occurred pursuant to the merger agreement, and (b) two business days following the delivery of such Company confirmation.

THE VOTING AGREEMENT

On October 30, 2019, in connection with the execution of the original agreement, Parent entered into the voting agreement with the voting agreement stockholders. On January 1, 2020, in connection with the execution of the second amended and restated merger agreement, Parent entered into the voting agreement side letter with the voting agreement stockholders. The voting agreement side letter affirmed the application of the voting agreement to the second amended and restated merger agreement and contained an acknowledgment from the voting agreement stockholders that all of their obligations pursuant to the voting agreement would, following the execution and delivery of the second amended and restated merger agreement, remain in full force and effect. There were no changes to the underlying voting agreement.

The following is a summary of selected material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is attached to this proxy statement as Annex E. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this proxy statement. The Company urges you to carefully read the voting agreement in its entirety before making any decisions regarding the merger.

Generally

In order to induce Parent to enter into the original agreement, concurrently with the execution and delivery of the original agreement, Parent entered into a voting agreement (the “voting agreement”) with Samuel Zell Revocable Trust, Zell Family Foundation, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., KMJZ Investments L.L.C. and SZ Intervivos QTIP Trust (collectively, the “voting agreement stockholders”). The voting agreement covers a total of 3,640,337 shares of Company common stock owned by the voting agreement stockholders that are parties to the voting agreement, representing approximately 10.8% of the outstanding shares of Company common stock. However, the voting agreement stockholders are permitted to donate up to 600,000 of these shares of Company common stock to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Company common stock will remain subject to the voting agreement. The shares subject to the voting agreement are referred to as “covered shares.”

Agreement to Vote

Pursuant to the voting agreement, the voting agreement stockholders agreed that, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each voting agreement stockholder will vote (including via proxy) all of such stockholder’s covered shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such stockholder’s covered shares):

•	in favor of adopting the merger agreement; and

•

against (a) any action or agreement that would reasonably be expected to result in a breach of the merger agreement or result in any condition to the closing of the merger not being satisfied on a timely basis, (b) any takeover proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the other transactions contemplated by the merger agreement and (c) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement.

Each voting agreement stockholder has also agreed to be represented in person or by proxy at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof) in order for its covered shares to be counted as present for purposes of establishing a quorum.

Transfer Restrictions

The voting agreement stockholders also have agreed to certain restrictions on the transfer of their respective covered shares prior the adoption of the merger agreement by the Company stockholders. Each has agreed not to (a) directly or indirectly, offer, sell, assign, encumber, pledge, hypothecate, dispose, loan or otherwise transfer (by operation of law or otherwise), either voluntarily or involuntarily, or enter into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any covered shares or any interest in any covered shares (in each case other than the voting agreement being entered into in connection with the merger), (b) deposit such covered shares into a voting trust, enter into a voting agreement or arrangement with respect to such covered shares or grant any proxy or power of attorney with respect to such covered shares, (c) enter into any hedge, swap or other transaction or contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any covered shares, whether any such transaction is to be settled by delivery of covered shares, in cash or otherwise or (d) enter into any contract or commitment (whether or not in writing) to take any of the foregoing actions, in each case subject to certain exceptions for existing pledge arrangements and transfers to any family member (including a trust for such family member’s benefit), provided that the transferee agrees to be bound by the voting agreement. In addition, the voting agreement stockholders may transfer by gift an aggregate of not more than 600,000 covered shares to any charitable foundations or organizations free of the restrictions in the voting agreement, provided that any transfer by a voting agreement stockholder to the Zell Family Foundation is not subject to the terms and conditions of the voting agreement. The voting agreement stockholders may also transfer covered shares to any other voting agreement stockholder or an affiliate of any such voting agreement stockholder, or any family member of such voting agreement stockholder (including a trust for such family member’s benefit).

Non-Solicitation

Additionally, from and after the no-shop period start date or, with respect to any excluded parties, the cut-off time, the voting agreement stockholders have each agreed, subject to certain exceptions, that they will not, and will cause their representatives not to, directly or indirectly:

•

solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal, including by furnishing non-public information regarding the Company or any of its subsidiaries to any third person in connection therewith;

•

participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise cooperate with, assist or participate in, facilitate or encourage efforts by, persons (or representatives of persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal; or

•	amend, grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to the Company or any of its subsidiaries.

However, notwithstanding the preceding three obligations, from and after the no-shop period start date until the expiration time, if the Company is permitted, as described in the section entitled “The Agreement and Plan of Merger—Go-Shop and Restrictions on Solicitation of Takeover Proposals,” beginning on page 111, to have discussions or negotiations with an excluded party or in response to a company takeover proposal that did not result from a breach (other than a breach that is immaterial and unintentional) of the obligations of the company in the section entitled “The Agreement and Plan of Merger—Go-Shop and Restrictions on Solicitation of Takeover Proposals,” beginning on page 111, the voting agreement stockholders and their respective representatives may participate in discussions or negotiations with such person making such acquisition proposal, to the extent as the Company is permitted to do so under the terms of the merger agreement.

Termination

The voting agreement terminates automatically upon the earlier of:

•	the effective time of the merger; and

•	the termination of the merger agreement in accordance with its terms.

In addition, any voting agreement stockholder may elect in its sole discretion to terminate the voting agreement promptly following the entry into any amendment to the merger agreement, without the prior written consent of such stockholder, that reduces or changes the form of the merger consideration payable to such voting agreement stockholder.

Governing Law

The voting agreement is governed by Delaware law.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Company common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

Beneficial owners of shares of Company common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Company common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Company common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Company common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within 10 days after the effective date of the merger, the Company, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of Company common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to the Company, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The Company, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, as the surviving corporation, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified, a list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining the fair value of the shares of Company common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the Company, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on the NYSE under the symbol “AXE.” As of the close of business on December 31, 2019, the latest practicable trading day prior to the filing of the preliminary version of this proxy statement, there were 33,827,906 shares of Company common stock outstanding and entitled to vote, held by approximately 1,635 holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources and the dividend declared per share during such period:

2019	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter (through December 31, 2019)	$92.97	$66.46	$0.00
Third Quarter	$69.14	$55.42	$0.00
Second Quarter	$66.71	$53.36	$0.00
First Quarter	$62.97	$52.84	$0.00

2018	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$69.16	$50.44	$0.00
Third Quarter	$74.70	$62.85	$0.00
Second Quarter	$79.15	$56.75	$0.00
First Quarter	$85.35	$71.95	$0.00

2017	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$88.00	$63.15	$0.00
Third Quarter	$86.10	$70.90	$0.00
Second Quarter	$85.00	$74.45	$0.00
First Quarter	$85.75	$77.50	$0.00

The following table presents the closing per share sales price of Company common stock, as reported on the NYSE on October 29, 2019, the last full trading day prior to the public announcement of the original agreement, and on January 2, 2019, the last full trading day prior to the filing of this proxy statement:

Day	Closing Price
October 29, 2019	$71.40
January 2, 2019	$95.65

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

STOCK OWNERSHIP

We have listed below, as of December 31, 2019, the beneficial ownership of Company common stock by (i) each of our current directors, (ii) each of our “named executive officers” and (iii) all of our current directors and executive officers as a group. The table is based on information we received from the directors, executive officers and filings made with the SEC. Unless otherwise indicated, each of our directors and “named executive officers” has (1) the same business address as the Company and (2) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name of Beneficial Owner (1)	Stock Units (2)	Common Stock		Options for Common Stock (3)	Total (4)	Percent of Class
Lord James Blyth	72,259	—		—	—	*
Frederic F. Brace	29,031	1,200		—	1,200	*
Linda Walker Bynoe	42,110	2,000	(5)	—	2,000	*
Robert J. Eck	41,473	133,709		139,342	273,051	*
F. Philip Handy	40,441	16,295	(6)	—	16,295	*
Melvyn N. Klein	41,349	34,400		—	34,400	*
Jamie Moffitt	3,533	—		—	—	*
George Muñoz	26,016	23,568		—	23,568	*
Scott R. Peppet	15,158	—		—	—	*
Valarie L. Sheppard	12,508	847		—	847	*
William S. Simon	2,481	—		—	—	*
Charles M. Swoboda	2,962	—		—	—	*
Samuel Zell	95,374	3,641,337	(7)	—	3,641,337	10.8%
William A. Galvin	58,032	51,250		12,817	64,067	*
Theodore A. Dosch	43,555	49,006		48,579	97,585	*
Robert M. Graham	19,212	16,570		—	16,570	*
Justin C. Choi	17,892	21,694		—	21,694	*
William C. Geary II	16,568	4,408		—	4,408	*
All directors and executive officers as a group including the above-named persons	610,259	4,033,732		200,738	4,234,470	12.4%

*	Percentage of shares beneficially owned does not exceed one percent of the class.
(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.
(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant. None of the stock units listed in this column will convert within 60 days.
(3)

All options listed in this column are exercisable within 60 days. In accordance with the anti-dilution provisions of our stock incentive plans, this table reflects the adjustment to the number of outstanding options to reflect the special cash dividends declared on April 24, 2012 and November 25, 2013.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which convert to common stock within 60 days.
(5)	Includes 2,000 shares owned by Ms. Bynoe’s spouse to which Ms. Bynoe disclaims beneficial ownership.
(6)	All shares are held in a margin account.
(7)

The shares of common stock shown in this table include: 14,666 of such shares held by Samuel Zell Revocable Trust, the trustee of which is Mr. Zell; 1,000 of such shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell, and to which Mr. Zell disclaims beneficial ownership; 1,449,432 of such shares owned by Samstock/SZRT, L.L.C., whose sole owner is Samuel Zell Revocable Trust, the trustee of which is Mr. Zell; 862,147 of such shares owned by Samstock/SIT, L.L.C., whose sole member is Sam Investment Trust, the beneficiaries of which are Mr. Zell and members of his family; 526,277 of such shares owned by KMJZ Investments L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”); 55,588 of such shares owned by Samstock/ZFT,

L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts; 55,587 shares owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts; and 28,700 of such shares owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of 1,528,299 of such shares, except to the extent of any pecuniary interest therein. A total of 1,345,009 shares are pledged, 612,960 of which are part of the 1,528,299 shares for which Mr. Zell has disclaimed beneficial ownership. Also included are 647,940 shares held by the Zell Family Foundation to which Mr. Zell disclaims beneficial ownership.

We have listed below, as of December 31, 2019, the beneficial ownership of Company common stock by each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Company common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the 33,827,906 outstanding shares of Company common stock as of December 31, 2019. All share numbers have been rounded to the nearest whole number.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,917,686	(1)	14.5%

Common	Samstock/SZRT, L.L.C. Samstock/SIT, L.L.C. KMJZ Investments L.L.C. Samstock/ZFT, L.L.C. Samstock/Alpha, L.L.C. SZ Intervivos QTIP Trust Samuel Zell Zell Family Foundation Two North Riverside Plaza Chicago, IL 60606	1,449,432 862,147 526,277 55,588 55,587 28,700 15,666 647,940	(2)	10.8%

Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,293,526	(3)	9.7%

Common	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,334,986	(4)	6.9%

Common	Victory Capital Management, Inc. 4900 Tiedman Road Brooklyn, Ohio 44144	2,031,121	(5)	6.0%

(1)	According to Schedule 13G, dated January 24, 2019, BlackRock, Inc. has sole power to vote 4,347,775 shares and sole power to dispose of 4,458,383 shares.
(2)

Samstock/SZRT, L.L.C. is a limited liability company whose sole member is Samuel Zell Revocable Trust. The trustee of Samuel Zell Revocable Trust is Mr. Zell. Samstock/SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. KMJZ Investments L.L.C. is a limited liability company whose sole members are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The amounts shown for Mr. Zell include (i) 14,666 of such shares held by Samuel Zell Revocable Trust, the trustee of which is Mr. Zell, and (ii) 1,000 shares held by Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell, and to which Mr. Zell disclaims beneficial ownership. Also includes 647,940 shares held by the Zell Family Foundation to which Mr. Zell disclaims beneficial ownership. The total does not include 95,374 restricted stock units owned by Mr. Zell.
(3)

According to Schedule 13G, dated February 11, 2019, The Vanguard Group Inc. has sole power to vote 29,474 shares, shared power to vote 4,305 shares, sole power to dispose of 3,093,547 shares and shared power to dispose of 30,259 shares.

(4)	According to Schedule 13G, dated February 8, 2019, Dimensional Fund Advisors LP has sole power to vote 2,019,693 shares and sole power to dispose of 2,097,848 shares.
(5)	According to Form 13F, filed with the SEC on November 12, 2019, Victory Capital Management, Inc. has sole power to vote 1,996,772 shares and sole power to dispose of 2,031,121 shares.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

The Company’s 2020 annual meeting of stockholders is tentatively scheduled to take place on May 21, 2020. However, if the merger is completed in the first calendar quarter of 2020, there will be no annual meeting of stockholders. If the merger is not completed, the Company stockholders will continue to be entitled to attend and participate in the Company stockholder meetings.

Company stockholders may submit proposals on matters appropriate for stockholder action at meetings of the Company stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2020 annual meeting, stockholder proposals must satisfy all applicable requirements of Rule 14a-8 and must be received by the Corporate Secretary of the Company no later than the close of business on December 20, 2019. In addition, under the Company’s bylaws, any proposal, including nominations for directors, for consideration at the 2020 annual meeting submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it was received between January 24, 2020 and February 23, 2020, and is otherwise in compliance with the requirements set forth in the Company’s bylaws. In the event that the 2020 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the Company’s 2019 annual meeting, such date being May 23, 2019, then notice by a stockholder, in order to be timely, must be so received not later than the close of business on the 10th day following the date on which notice of the 2020 annual meeting is mailed or public disclosure of the date of the 2020 annual meeting is made, whichever occurs first.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

Anixter International Inc.

2301 Patriot Boulevard

Glenview, Illinois 60026

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of Internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write or call our Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026 or telephone: 224-521-8000.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, filed on February 21, 2019;

•

the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended September 27, 2019, filed on October 30, 2019, for the quarterly period ended June 28, 2019, filed on July 25, 2019, for the quarterly period ended March 29, 2019, filed on April 23, 2019; and

•

the Company’s Current Reports on Form 8-K filed on January 2, 2020, December 27, 2019, December 26, 2019, December 24, 2019, December 20, 2019, December 4, 2019, November 22, 2019, October 31, 2019, October 30, 2019, July 25, 2019, May 23, 2019, April 23, 2019, February 22, 2019, January 29, 2019.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, Attention: Corporate Secretary or by calling 224-521-8000.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 3, 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

SECOND AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

CD&R ARROW PARENT, LLC,

CD&R ARROW MERGER SUB, INC.

and

ANIXTER INTERNATIONAL INC.

Dated as of January 1, 2020

A-i

A-ii

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Parent Knowledge Group
Exhibit C	Company Knowledge Group
Exhibit D	Material Required Antitrust Filings

A-iii

Index of Defined Terms

2021 Indenture	Section 9.03
2021 Notes	Section 9.03
2021 Notes Tender Offer	Section 6.12(a)(i)
2021 Notes Tender Offer Documents	Section 6.12(a)(i)
2021 Redemption Notice	Section 6.12(a)(ii)
2023 Indenture	Section 9.03
2023 Notes	Section 9.03
2023 Notes Consent Solicitation	Section 6.12(b)(i)
2023 Notes Consent Solicitation Documents	Section 6.12(b)(i)
2023 Notes Offer	Section 6.12(b)(ii)
2023 Notes Offer Documents	Section 6.12(b)(ii)
2023 Notes Security Documents	Section 6.12(b)(iv)
2023 Notes Supplemental Indenture	Section 6.12(b)(i)
2025 Indenture	Section 9.03
2025 Notes	Section 9.03
2025 Notes Consent Solicitation	Section 6.12(c)(i)
2025 Notes Consent Solicitation Documents	Section 6.12(c)(i)
2025 Notes Offer	Section 6.12(c)(ii)
2025 Notes Offer Documents	Section 6.12(c)(ii)
2025 Notes Security Documents	Section 6.12(c)(iv)
2025 Notes Supplemental Indenture	Section 6.12(c)(i)
Acceptable Confidentiality Agreement	Section 9.03
Affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	Section 6.09(a)
Antitrust Laws	Section 9.03
Appraisal Shares	Section 2.01(d)
Anixter Opco	Section 9.03
Amendment	Recitals
Benefit Protection Period	Section 6.04(a)
Business Day	Section 9.03
Canadian Investment Regulations	Section 3.04(b)
CDD Rule	Section 9.03
Certificate of Merger	Section 1.03
Certificates	Section 2.01(c)(2)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Commitment Letters	Section 9.03

Committed Lenders	Section 4.08(a)
Company	Preamble
Company Benefit Plans	Section 3.19(a)
Company Board	Section 3.03(b)
Company By-laws	Section 3.01(b)
Company Capital Stock	Section 3.02(a)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Contracts	Section 3.12(a)
Company Employee	Section 6.04(a)
Company ERISA Affiliate	Section 9.03
Company Financial Statements	Section 3.05(b)
Company Material Adverse Effect	Section 9.03
Company Options	Section 2.03(a)
Company Pension Plans	Section 3.19(a)
Company Preferred Stock	Section 3.02(a)
Company Property	Section 3.09(a)
Company Recommendation	Section 5.02(d)
Company Recommendation Change	Section 5.02(d)
Company Related Parties	Section 8.02(b)
Company SEC Documents	Section 3.05(a)
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 3.03(c)
Company Stockholders Meeting	Section 6.01(d)
Company Subsidiaries	Section 3.01(a)
Company Takeover Proposal	Section 5.02(h)
Company Termination Fee	Section 6.06(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.04(b)
Contract	Section 3.02(a)
Control	Section 9.03
COTS License	Section 9.03
Customer Contracts	Section 3.12(a)(9)
Cut-Off Time	Section 6.06(b)
D&O Insurance	Section 6.05(b)
Debt Commitment Letter	Section 4.08(a)
Debt Financing	Section 4.08(a)
Debt Marketing Materials	Section 6.09(d)(ii)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Laws	Section 9.03
Equitable Exceptions	Section 3.03(a)
Equity Commitment Letter	Recitals
Equity Financing	Recitals
Equity Interest	Section 9.03

A-iv

ERISA	Section 3.19(a)
EU Merger Regulation	Section 3.04(b)
Exchange Act	Section 9.03
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Excluded Party	Section 5.02(h)
Execution Date	Preamble
Existing Credit Facilities	Section 9.03
Fee Letter	Section 4.08(a)
Filed Company SEC Documents	Section 9.03
Filing	Section 3.04(b)
Financing	Section 4.08(a)
First Amended and Restated Agreement	Preamble
First Amended and Restated Equity Commitment Letter	Recitals
First Amendment and Restatement Execution Date	Preamble
Fund	Recitals
GAAP	Section 9.03
Government Official	Section 3.17
Governmental Entity	Section 3.04(b)
group of Persons	Section 9.03
Hazardous Materials	Section 9.03
HSR Act	Section 3.04(b)
IFRS	Section 9.03
Intellectual Property	Section 9.03
Intervening Event	Section 9.03
IRS	Section 9.03
IT Systems	Section 9.03
Judgment	Section 9.03
Knowledge	Section 9.03
Law	Section 9.03
Leased Property	Section 3.09(a)
Lender Related Parties	Section 9.03
Licensed Company Intellectual Property	Section 9.03
Lien	Section 9.03
Limited Guarantee	Section 4.08(b)
Malware	Section 9.03
Marketing Period	Section 9.03
Maximum Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)(1)
Merger Sub	Preamble
No-Shop Period Start Date	Section 5.02(a)
Non-Party Affiliate	Section 9.03
Non-U.S. Company Benefit Plan	Section 3.19(a)
NYSE	Section 9.03
OFAC	Section 3.17

Option Payments	Section 2.03(a)
Ordinary Course of Business	Section 9.03
Original Agreement	Preamble
Original Equity Commitment Letter	Recitals
Original Execution Date	Preamble
Outside Date	Section 8.01(b)(i)
Outstanding Indentures	Section 9.03
Owned Company Intellectual Property	Section 9.03
Owned Property	Section 3.09(a)
Parent	Preamble
Parent By-laws	Section 4.01(b)
Parent Charter	Section 4.01(b)
Parent Expenses	Section 6.06(c)
Parent Material Adverse Effect	Section 9.03
Parent Related Party	Section 8.02(c)
Parent Subsidiaries	Section 4.01(a)
PATRIOT Act	Section 9.03
Permissible Redacted Terms	Section 4.08(a)
Permits	Section 3.13
Permitted Lien	Section 9.03
Person	Section 9.03
Pre-Closing Restructuring	Section 6.13
Privacy Laws	Section 9.03
Proceeding	Section 9.03
Proxy Statement	Section 9.03
Qualifying Transaction	Section 6.06(b)
Real Property Lease	Section 9.03
Reference Date	Section 3.02(a)
Regulation S-K	Section 9.03
Regulation S-X	Section 9.03
Related Party Transaction	Section 3.23
Related Person	Section 9.03
Release	Section 9.03
Representative	Section 9.03
Required Amount	Section 4.08(b)
Required Antitrust Filings	Section 3.04(b)
Required Information	Section 9.03
Restricted Stock Units	Section 2.03(b)
Retained Claims	Section 9.03
Reverse Termination Fee	Section 6.06(d)
RSU Payments	Section 2.03(b)
Rule 14e-1	Section 6.12(a)(i)
SEC	Section 9.03
Second Amended and Restated Equity Commitment Letter	Recitals
Section 262	Section 2.01(d)
Securities Act	Section 9.03
Senior Manager	Section 9.03
Service Provider	Section 9.03

A-v

Significant Company Subsidiary	Section 3.01(a)
Significant Parent Subsidiary	Section 4.01(a)
Software	Section 9.03
subsidiary	Section 9.03
Superior Company Proposal	Section 5.02(h)
Supplier Contracts	Section 3.12(a)(8)
Surviving Corporation	Section 1.01
Tax Return	Section 9.03
Taxes	Section 9.03

Termination Expenses and Interest	Section 6.06(e)
TIA	Section 6.12(a)(i)
Trade Secrets	Section 9.03
Transaction Documents	Section 9.12
Transactions	Section 1.01
Transfer Taxes	Section 6.08
Voting Agreement	Recitals
Voting Company Debt	Section 3.02(a)
Willful Breach	Section 9.03

A-vi

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 1, 2020 (the “Execution Date”), is by and among CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), CD&R Arrow Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Anixter International Inc., a Delaware corporation (the “Company”), and amends and restates in its entirety that certain Amended and Restated Agreement and Plan of Merger (the “First Amended and Restated Agreement”), dated as of December 23, 2019 (the “First Amendment and Restatement Execution Date”), among Parent, Merger Sub and the Company, which agreement had amended and restated in its entirety that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of October 30, 2019 (the “Original Execution Date”), among Parent, Merger Sub and the Company, as amended by Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), dated as of November 21, 2019.

BACKGROUND

A.    Parent, Merger Sub and the Company previously entered into the Original Agreement, dated as of the Original Execution Date, setting forth the terms and conditions upon which Parent would acquire the Company pursuant to the merger (the “Merger”) of Merger Sub with and into the Company, whereby each issued share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company shall be converted into the right to receive cash in the amount set forth in Section 2.01(c) (Conversion of Company Common Stock). Parent, Merger Sub and the Company subsequently entered into the Amendment and the First Amended and Restated Agreement, in each case setting forth certain amended terms and conditions upon which Parent would acquire the Company pursuant to the Merger.

B.    Concurrently with the execution and delivery of the Original Agreement, and as a condition and material inducement to Parent’s willingness to enter into the Original Agreement, certain stockholders of the Company entered into a voting and support agreement in favor of Parent, whereby such stockholders agreed to vote in favor of, and support the consummation of, the Transactions (the “Voting Agreement”), on the terms and conditions set forth therein.

C.    Concurrently with the execution and delivery of the Original Agreement, and as a condition and material inducement to the Company’s willingness to enter into the Original Agreement, Parent and Merger Sub delivered to the Company an equity commitment letter from Clayton, Dubilier & Rice Fund X, L.P., a Cayman Islands exempted limited partnership (the “Fund”), dated as of the Original Execution Date, addressed to Parent (the “Original Equity Commitment Letter”), which Original Equity Commitment Letter was amended by that certain amended and restated letter agreement, dated as of November 21, 2019 (the “First Amended and Restated Equity Commitment Letter”), which was subsequently amended by that certain amendment and restatement of the First Amended and Restated Equity Commitment Letter, dated as of December 23, 2019 (the “Second Amended and Restated Equity Commitment Letter”).

D.    Pursuant to Section 8.03 of the First Amended and Restated Agreement, the First Amended and Restated Agreement may be amended or modified by written agreement of Parent, Merger Sub and the Company at any time prior to the Effective Time.

E.    Parent, Merger Sub and the Company now desire to amend and restate the First Amended and Restated Agreement in its entirety as set forth herein to, among other things, increase the amount of the Merger Consideration.

F.    Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub delivered to the Company an amendment and restatement of the Second Amended and Restated Equity Commitment Letter (as

may further be amended, amended and restated, or otherwise modified in compliance with this Agreement, the “Equity Commitment Letter”, and the financing contemplated thereby, the “Equity Financing”) addressed to Parent;

G.    The parties intend, as set forth in Section 9.04, that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made by the Company or Parent or Merger Sub, as applicable, shall not change as a result of the execution of this Agreement and shall be as of such dates as they were made in the Original Agreement and (c) in the representations and warranties set forth in Article III and Article IV, each reference to “this Agreement,” “hereof,” “hereby” or “herein” shall refer to the Original Agreement and each reference to the “Second Amended and Restated Agreement” shall refer to this Agreement, in each case of clauses (a), (b) and (c) unless expressly indicated otherwise in this Agreement.

H.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

Accordingly, intending to be legally bound, the parties hereby amend and restate the First Amended and Restated Agreement as follows:

ARTICLE I

The Merger

SECTION 1.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

SECTION 1.02    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, 787 7th Avenue, New York, NY 10019, at 10:00 a.m. (New York City time) on the later of (i) third (3rd) Business Day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or such other time and location as mutually agreed by Parent and the Company in writing; provided that, notwithstanding the foregoing, in the event that the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions, the Closing shall occur on the earlier of (a) any date during the Marketing Period that may be specified by Parent on no fewer than three (3) Business Days’ notice to the Company (unless a shorter period shall be agreed to by Parent and the Company) and (b) the third (3rd) Business Day following the final day of the Marketing Period subject, in each case, to the satisfaction or waiver of the obligations of the Parties set forth in Article VII (except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) and (ii) September 30, 2020 (or such earlier date that may be specified by Parent on no fewer than three (3) Business Days’ notice to the Company (unless a shorter period shall be agreed to by Parent and the Company)). The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.03    Effective Time. Before the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04    Effects. The Merger shall have the effects set forth in this Agreement, the applicable provisions of the DGCL and the Certificate of Merger.

SECTION 1.05    Certificate of Incorporation and By-laws.

(a)    The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

(b)    The By-laws of Merger Sub as in effect immediately before the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

SECTION 1.06    Directors. The directors of Merger Sub immediately before the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07    Officers. Except as may be specified by Parent prior to the Effective Time, the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(c)    Conversion of Company Common Stock.

(1)    Subject to Section 2.01(b) (Cancelation of Treasury Stock and Parent-Owned Stock) and Section 2.01(d) (Appraisal Rights), each issued and outstanding share of Company Common Stock held by stockholders of the Company shall be converted into the right to receive $93.50 in cash (the “Merger Consideration”).

(2)    As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest, upon surrender of such certificate in accordance with Section 2.02 (Exchange of Certificates).

(d)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and has properly demanded appraisal of such Appraisal Shares pursuant to, and who has otherwise complied in all respects with, Section 262 of the DGCL (“Section 262”) as of such time shall not be converted into Merger Consideration as provided in Section 2.01(c) (Conversion of Company Common Stock), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive Merger Consideration as provided in Section 2.01(c) (Conversion of Company Common Stock), without interest thereon. The Company shall give Parent prompt notice of any demand for appraisal of shares of Company Common Stock, withdrawals of such demands and any other documents or instruments, in each case, received by the Company related to Section 262 or stockholder demands or claims thereunder. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or negotiate, settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall have the right, at Parent’s sole expense, to participate in and direct all negotiations and proceedings with respect to such demands.

(e)    Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted, without duplication; provided, however, that nothing in this Section 2.01(e) shall be construed to permit the Company or any Company Subsidiary or any other Person to take any action that is otherwise prohibited by Section 5.01.

(f)    Withholding. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. Any such amounts so deducted or withheld shall be paid over to the appropriate Governmental Entity and, to the extent such amounts are timely paid to the appropriate Governmental Entity, treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

SECTION 2.02    Exchange of Certificates.

(a)    Exchange Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company designated by the Company and reasonably acceptable to Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock as of immediately prior to the Effective Time, for exchange in accordance with this Article II, through the Exchange Agent, sufficient funds for the payment of the aggregate Merger Consideration pursuant to Section 2.01(c) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payment of the aggregate Merger Consideration pursuant to Section 2.01(c), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. Funds made available to the Exchange Agent shall be invested by the Exchange Agent, as directed by the Surviving Corporation, in direct short-term obligations of, or direct short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Exchange Agent to the holders of shares of Company Common Stock pursuant to Section 2.01(c); provided, however, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payment of the aggregate Merger Consideration as required by Section 2.01(c), and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent for payment of the aggregate Merger Consideration to such holders of Company Common Stock. Parent shall direct the Exchange Agent to hold the Exchange Fund for the benefit of such holders of Company Common Stock and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payment of the aggregate Merger Consideration pursuant to Section 2.01(c).

(b)    Exchange Procedures. The Surviving Corporation shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of Certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (Conversion of Company Common Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) (Conversion of Company Common Stock) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Subject to the last sentence of Section 2.02(c) (No Further Ownership Rights in Company Common Stock), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c) (Conversion of Company Common Stock). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)    No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of Section 2.01(c) upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed to the holders of Company Common Stock for one year after the

Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation or Parent for payment of its claim for Merger Consideration.

(e)    No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered before such date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate any cash that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(g)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation in accordance with Section 2.02(a) (Exchange Agent), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(h)    Uncertificated Shares. In the case of any outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

SECTION 2.03    Treatment of Company Options, Restricted Stock Units and Equity Plans.

(a)    Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, a duly authorized committee thereof) shall adopt appropriate resolutions as are necessary to provide that, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under a Company Stock Plan (the “Company Options”) shall be fully vested and canceled and, in exchange therefor, each holder of any such canceled Company Option shall be entitled to receive, in consideration of the cancelation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such canceled Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such canceled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that any such Company Option with respect to which the exercise price per share of Company Common Stock subject thereto is greater than or equal to the Merger Consideration shall be canceled in exchange for no consideration. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall entitle the holder thereof only to the payment, if any, provided for in this Section 2.03(a).

(b)    Treatment of Restricted Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, a duly authorized committee thereof) shall adopt appropriate resolutions as are necessary to provide that, immediately prior to the Effective Time, each outstanding restricted stock unit award with respect to shares of Company Common Stock granted under a Company Stock Plan (whether subject to time-based vesting criteria, performance-based vesting criteria or any combination thereof) (“Restricted Stock Units”) shall be fully vested (in the case of any Restricted Stock Units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements) and canceled and, in exchange therefor, each holder of any such canceled Restricted Stock Units shall be entitled to receive, in consideration of the cancelation of such Restricted Stock Units and in full settlement therefor, a payment in cash of an amount equal to the sum of (i) the product of (A) the total number of shares of Company Common Stock subject to such canceled Restricted Stock Units and (B) the Merger Consideration, plus (ii) any accrued but unpaid dividends payable to the holder of such Restricted Stock Units, including all accrued but unpaid interest thereon (such amounts payable hereunder, the “RSU Payments”). From and after the Effective Time, each Restricted Stock Unit award shall entitle the holder thereof only to the payment provided for in this Section 2.03(b).

(c)    Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans shall terminate, and no further Company Options, Restricted Stock Units or other rights with respect to shares of Company Common Stock shall be granted thereunder. Prior to the Effective Time, the Company Board (or, if appropriate, a duly authorized committee thereof) shall adopt appropriate resolutions as are necessary to give effect to this Section 2.03(c).

(d)    Parent Funding; Payment. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Company cash in the amount necessary to make the Option Payments, if any, required under Section 2.03(a) (Treatment of Company Options) and the RSU Payments, if any, required under Section 2.03(b) (Treatment of Restricted Stock Units). Parent shall cause the Surviving Corporation to make any such payments (after giving effect to any required Tax withholding) as promptly as practicable after the Closing Date, but in no event later than the next regularly scheduled payroll date of the Surviving Corporation that is at least eight (8) Business Days following the Closing Date, through the payroll system or payroll provider of the Surviving Corporation. If an Option Payment or RSU Payment cannot be made to a holder of Company Options or Restricted Stock Units through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent via regular first class mail to such holder as promptly as reasonably practicable following the Closing Date.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Schedules or in the Filed Company SEC Documents (provided that in no event shall (i) any disclosure set forth or referenced under the heading “Risk Factors”, except for any historical facts, or (ii) any disclosure set forth in any “forward-looking statements” disclaimer or any other general statements to the extent they are non-specific, cautionary, predictive or forward looking in nature, in each case, that is included in any part of any Company SEC Documents be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement) (it being agreed and understood that any matter disclosed in the Filed Company SEC Documents shall not be deemed disclosed for purposes of Section 3.01, paragraphs (a) and (b) of Section 3.02, Section 3.03, Section 3.07(b) and Section 3.21), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01    Organization, Standing and Power.

(a)    The Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary power and authority to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted, except, in the case of the Company Subsidiaries, where the failure of a Company Subsidiary to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Schedule 3.01(a) lists each Significant Company Subsidiary and its jurisdiction of organization. The Company and each Company Subsidiary is duly qualified, licensed and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. For purposes of this Agreement and the Second Amended and Restated Agreement, “Significant Company Subsidiary” means any Company Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X.

(b)    The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. Neither the Company nor any Significant Company Subsidiary is in violation of any provisions of its respective certificate of incorporation, by-laws or other applicable organizational documents in any material respect.

SECTION 3.02    Capital Stock of the Company and the Company Subsidiaries.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 15,000,000 shares of Class B Preferred Stock, par value $1.00 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on October 28, 2019 (the “Reference Date”), (i) 33,827,906 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 200,738 shares of Company Common Stock were subject to outstanding Company Options, 1,184,371 shares of Company Common Stock were subject to outstanding Restricted Stock Units (assuming that any applicable performance metrics were satisfied at maximum levels) and 1,305,661 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Schedule 3.02(a) sets forth for each Significant Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock, and there are no other shares of capital stock or other equity securities of any Significant Company Subsidiary issued, reserved for issuance or outstanding, in each case as of the date hereof. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since the Reference Date, (x) there have been no issuances by the Company of shares of Company Capital Stock or other voting securities of the Company, other than issuances of Company Common Stock pursuant to the exercise of Company Options and the vesting and settlement of Restricted Stock Units and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of Company Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Capital Stock. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock of each Significant Company Subsidiary have been, and all such shares that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable securities Laws and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Charter, the Company By-laws, the certificate of incorporation or by-laws (or comparable documents) of any Significant Company Subsidiary or any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (“Contract”) to which the Company or any Significant Company Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company or any Significant Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Significant Company Subsidiary may vote (“Voting Company Debt”).

(b)    Except as set forth in Section 3.02(a), as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which the Company or any Significant Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Significant Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, the Company or any Significant Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Significant Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other Equity Interests in, the Company or any Significant Company Subsidiary. As of the date hereof, there are no outstanding contractual obligations of the Company or any Significant Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of the Company or any Significant Company Subsidiary.

(c)    Schedule 3.02(c) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other Equity Interests for which an amount in excess of $5,000,000 was invested by the Company or any Significant Company Subsidiary in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Significant Company Subsidiary.

SECTION 3.03    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)    The Company has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company hereof, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Equitable Exceptions”). The representations and warranties set forth in this Section 3.03(a) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

(b)    The board of directors of the Company (the “Company Board”), at a meeting duly called and held, by resolutions duly adopted, has, unanimously, (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the Company’s stockholders adopt this Agreement and (iv) declared that this Agreement is advisable. Assuming the accuracy of the representations set forth in Section 4.10 (Ownership of Company Common Stock), such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Merger and the other Transactions. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws apply to this Agreement, the Voting Agreement, the Merger or any other Transaction. The representations and warranties set forth in this Section 3.03(b) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

(c)    The only vote of holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The representations and warranties set forth in this Section 3.03(c) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

SECTION 3.04    No Conflicts; Consents.

(a)    The execution and delivery hereof by the Company do not, and, subject to the receipt of the Company Stockholder Approval, the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, require any consent or notice under, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the triggering of any payments pursuant to, or the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any indenture, credit agreement, mortgage, note, instrument of indebtedness, Company Contract or Company Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.04(a) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

(b)    No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions, other than (i) Filings and Consents under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (B) Council Regulation (EC) No 139/2004 (the “EU Merger Regulation”), (C) the Competition Act (Canada) (the “Canadian Investment Regulations”), and (D) any other applicable foreign competition, antitrust, merger control or investment laws set forth on Schedule 3.04(b) (the Filings and Consents identified in this clause (i), the “Required Antitrust Filings”), (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such Filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Second Amended and Restated Agreement, the Merger and the other Transactions, (iii) such Filings and Consents as may be required under the rules and regulations of the NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such Filings and Consents as may be required in connection with the Taxes described in Section 6.08 (Transfer Taxes), (vi) such Filings and Consents as may be required solely by reason of Parent’s (as opposed to any other third party’s) participation in the Transactions and (vii) such other Consents or Filings under applicable Law the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.04(b) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

SECTION 3.05    SEC Documents; Financial Statements.

(a)    The Company has furnished or filed all reports, schedules, forms, certifications, statements and other documents required to be furnished or filed by the Company with the SEC on a timely basis since December 30, 2016. All such reports, schedules, forms, certifications, statements and other documents (including the exhibits and other information incorporated therein, and including those that the Company may file after the date of this Agreement until the Closing) are referred to herein as the “Company SEC Documents”. As of its respective date of filing, or in the case of a registration statement, on the date of effectiveness of such registration statement, each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the NYSE, as the case may be, and the respective rules and regulations thereof applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. Since December 30, 2016, the Company has been and is in full compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable rules and regulations of the NYSE. None of the Company Subsidiaries is, or since December 30, 2016 has been, required to file reports with the SEC.

(b)    Each of the consolidated financial statements of the Company included in the Company SEC Documents, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company Financial Statements”), (i) complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim Company Financial Statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presents in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP, subject, in the case of interim Company Financial Statements, to normal year-end adjustments. Neither the Company nor any Company Subsidiary is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(c)    The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company, except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto and (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet which would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof.

(d)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) with respect to the Company and the Company Subsidiaries as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has not identified any material weaknesses in its internal controls, and the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and authorizations required pursuant to the rules and regulations adopted pursuant to Section 401 of the Sarbanes-Oxley Act, without qualification, when due. Since December 30, 2016, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls or any allegation of fraud that involves management of the Company or any other employee of the Company or any Company Subsidiary who has a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures The Company’s management has completed an assessment and conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and the Company’s management concluded that its internal control over financial reporting was effective as of December 28, 2018.

SECTION 3.06    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (in each case, including any amendments or supplements thereto) will, at the date it is first published, mailed or given to the Company’s stockholders, on the date of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable Law governing the preparation, distribution or dissemination of such documents, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.07    Absence of Certain Changes or Events. Since the date of the most recent financial statements included in the Filed Company SEC Documents to the date hereof, (a) there has not occurred any action, event, change, event, circumstance, development, occurrence or state of facts that constitutes a Company Material Adverse Effect, (b) the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business, except in connection with this Agreement, the Second Amended and Restated Agreement and the Transactions, and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to Section 5.01(a) except to the extent such actions would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.08    Assets Other than Real Property Interests. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has good and valid title to or a valid leasehold interest in or valid license to all the material assets reflected on the most recent financial statements included in the Company SEC Documents or that are otherwise material to the conduct of the business, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens. The foregoing representations or warranties shall not apply to real property and interests in real property, which are instead the subject of Section 3.09 exclusively.

SECTION 3.09    Real Property.

(a)    Schedule Section 3.09 sets forth by address all real property and interests in real property owned by the Company or any Company Subsidiary (individually, an “Owned Property”). Schedule Section 3.09 sets forth by address all real property and interests in real property leased by the Company or any Company Subsidiary (individually, a “Leased Property”; an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”). Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company

Subsidiary has good, valid and marketable fee simple title to all Owned Property free and clear of all Liens other than Permitted Liens. No third party has an option to purchase the Owned Property and there are no leases or other rights to use or occupy any Owned Property or any portion thereof. Neither the Company nor any Company Subsidiaries are party to any agreement to purchase or sell any real property.

(b)    Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the occupancies and uses of the Company Properties, as well as the development, construction, management, maintenance, servicing and operation of the Company Properties, comply in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, licenses, permits and agreements.

(c)    Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article III shall relate to real property matters, which are instead the subject of this Section 3.09 exclusively, unless otherwise expressly provided in this Article III.

SECTION 3.10    Intellectual Property; Data Security.

(a)    Owned Company Intellectual Property. Schedule Section 3.10 sets forth a list of all Owned Company Intellectual Property that is issued, registered or subject to an application for issuance or registration, in each case that is material to the conduct of the business, taken as a whole, and indicating the owner and jurisdiction of issuance or registration. To the Knowledge of the Company, all the Owned Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted and is valid and enforceable. The Company or a Company Subsidiary is the exclusive owner of all the Owned Company Intellectual Property and the Company or a Company Subsidiary has the right to use, subject to the terms of the applicable license agreement, all the Licensed Company Intellectual Property. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has used or distributed any Software licensed, provided or distributed under any open source license in any manner that would require any source code of the Software included in Owned Company Intellectual Property to be disclosed, licensed for free, publicly distributed, attributed to any Person or dedicated to the public.

(b)    Proprietary Information. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary has taken reasonable steps to protect its rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third Persons provided to the Company or any Company Subsidiary.

(c)    No Infringement. Since December 30, 2016 through the date hereof, (i) none of the Company and the Company Subsidiaries have received any written communication from any Person asserting or challenging the ownership, validity or enforceability of the Owned Company Intellectual Property, (ii) to the Knowledge of the Company, none of the Owned Company Intellectual Property has been or is being infringed, misappropriated, diluted, violated or otherwise used or made available for use by any Person without a license or permission from the Company or the Company Subsidiaries, and (iii) the conduct of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any other Person, except, in the case of the foregoing clauses (ii) and (iii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Data Security. The Company and the Company Subsidiaries (i) have implemented and maintained reasonable written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with applicable Law and (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such tests indicate that such plans and procedures are adequate in all material respects. Since December 30, 2016, (x) there has been no material failure, breakdown, persistent substandard performance, unauthorized access or use, or other material adverse event affecting any of the IT Systems, and (y) the Company and the Company Subsidiaries have not been notified by any Person (including pursuant to an audit of the business of the Company and the Company Subsidiaries by such Person) of any material data security, information security or other technological deficiency with respect to the IT Systems, in each case of (x) and (y), that has caused or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.11    Information Technology. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material information technology and computer systems relating to the transmission, storage, maintenance or analysis of data in electronic format necessary to the conduct of the business of the Company and the Company Subsidiaries are (a) in good working condition to perform all information technology operations necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted and (b) do not contain any Malware that would be reasonably expected to interfere in any material respect with the ability of the Company and its Subsidiaries to conduct its business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personal or non-public information.

SECTION 3.12    Contracts.

(a)    Schedule 3.12(a) sets forth a list of each Company Contract that has not been filed as an exhibit to a Company SEC Document. “Company Contracts” means the following Contracts (other than, in each case, any Company Benefit Plan) to which the Company or any Company Subsidiary is a party:

(1)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(2)    any collective bargaining Contract or other material Contract with any labor organization, union, association or other employee representative of a group of employees;

(3)    any Contract that (A) limits or restricts, in any material respect, the Company or a Company Subsidiary (or would, from and after the Effective Time, limit or otherwise restrict Parent or any of its Affiliates) from competing in any line of business or with any Person or competing or operating in any geographic region, (B) contains exclusivity obligations binding on the Company or a Company Subsidiary or (C) grants any right of first refusal, right of first negotiation or offer, “most favored nation” or similar right in favor of any third party other than (x) “most favored nations” or similar rights in favor of customers agreed to in the Ordinary Course of Business or (y) any such Contracts that are generally described in Schedule 3.12(a)(3);

(4)    any Contract between the Company or a Company Subsidiary, on the one hand, and any director, officer or Affiliate of the Company or a Company Subsidiary, on the other hand, other than any contract solely between or among the Company and/or a wholly owned Company Subsidiary;

(5)    any Contract under which the Company or a Company Subsidiary has borrowed any money (or has commitments with respect thereto) from any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture, guarantee or other evidence of indebtedness (or commitments with respect thereto) of the Company or a Company Subsidiary (other than in favor of the Company or a Company Subsidiary) in any such case that, individually, is in excess of $2,000,000;

(6)    any Contract under which (A) any Person (other than the Company or a Company Subsidiary) has directly or indirectly guaranteed outstanding liabilities of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed outstanding liabilities of any Person (other than the Company or a Company Subsidiary), in each case, that, individually, is in excess of $2,000,000;

(7)    any Contract under which the Company or a Company Subsidiary, directly or indirectly, has agreed to make, after the date hereof, any advance, loan, extension or credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than extensions of trade credit in the Ordinary Course of Business) in any such case that, individually, is in excess of $2,000,000;

(8)    any Contract with any of the ten (10) largest suppliers of inventory (by annual spend) to the Company or a Company Subsidiary during the fiscal year ended December 28, 2018, other than purchase orders entered into in the Ordinary Course of Business (collectively, “Supplier Contracts”);

(9)    any Contract with any of the ten (10) largest customers (by annual spend) within each business segment of the Company during the fiscal year ended December 28, 2018 (collectively, “Customer Contracts”), other than purchase orders entered into in the Ordinary Course of Business;

(10)    any Contract that by its terms is reasonably expected to result in future payments by or to the Company or a Company Subsidiary of more than $10,000,000 annually, other than Contracts (including purchase orders) with customers or suppliers of inventory in the Ordinary Course of Business;

(11)    any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests (other than Customer Contracts and inventory sales in the Ordinary Course of Business) pursuant to which (A) the Company reasonably expects aggregate consideration (including assumption of debt) of at least of $5,000,000 or (B) the Company or any Company Subsidiary has any ongoing indemnification or other material outstanding obligations as of the date of this Agreement (other than indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(12)    any Contract pursuant to which a right to use any Intellectual Property that is material to the Company or a Company Subsidiary is granted by (A) the Company or a Company Subsidiary to a third Person or (B) a third Person to the Company or a Company Subsidiary, other than (i) COTS Licenses and (ii) any non-exclusive license that is incidental to the transaction contemplated in the applicable Contract;

(13)    any Contract for any joint venture, partnership, limited liability company or similar arrangement, other than any such agreement or arrangement solely between or among the Company and/or any wholly owned Company Subsidiary;

(14)    any Contract for future capital expenditures in an amount in excess of $5,000,000; and

(15)    any Real Property Lease pursuant to which the Company or any Company Subsidiary is obligated to make annual rent payments exceeding $750,000.

(b)    Since January 1, 2019 through the date hereof, the Company has not amended or modified the material economic terms of any Supplier Contract in such a way as to reduce the expected business or economic benefits thereof (other than in the Ordinary Course of Business).

(c)    (i) Subject to the Equitable Exceptions, each Company Contract is valid, binding, in full force and effect and enforceable by the Company and/or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto, except where the failure to be valid, binding, in full force and effect or enforceable has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and/or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Contract, except where such nonperformance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) neither the Company nor any Company Subsidiary has received written notice, or, to the Knowledge of the Company, verbal notice, of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any Company Subsidiary under any Company Contract, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) to the Company’s Knowledge, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a breach or default on the part of any counterparty under any Company Contract, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate, not renew or renegotiate in any material respects the terms of any Company Contract except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of all Company Contracts not filed as an exhibit to a Company SEC Document have been made available to Parent.

SECTION 3.13    Permits. (a) The Company and each Company Subsidiary is in possession of all certificates, licenses, franchises, consents, permits, authorizations, exemptions, and approvals of, or filings or registrations with, or issued by, any Governmental Entity, or required by any Governmental Entity to be obtained (“Permits”), in each case necessary for the lawful conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (b) (i) all such Permits are valid and in full force and effect and (ii) neither the Company nor any Company Subsidiary is in default under, and no condition exists that with notice or lapse or time or both would constitute a default under, such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, in each case of clauses (a) and (b) except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.14    Insurance. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained with respect to the Company and the Company Subsidiaries, their respective assets and properties, or their directors, officers or employees are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and as of the date hereof, no written notice of cancelation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancelation.

SECTION 3.15    Taxes.

(a)    The Company and each Company Subsidiary has duly and timely filed, or has caused to be duly and timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes of the Company and the Company Subsidiaries (whether or not shown to be due on such Tax Returns) have been duly and timely paid. All Taxes required to be withheld by the Company or any Company Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(b)    The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect temporary differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any material amount of Taxes which has been asserted or assessed (or, to the Knowledge of the Company, proposed or threatened) against the Company or any Company Subsidiary remains unpaid or unresolved, and no requests for waivers of the time to assess any such Taxes are pending. None of the Company or any Company Subsidiary is currently under audit, examination, investigation or other proceeding by any Governmental Entity with respect to material Taxes or a material Tax Return.

(c)    The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the IRS, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2015. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)    No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company or such Company Subsidiary is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(e)    None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any election pursuant to Section 108(i) or Section 451 of the Code (or any similar provision of state, local or foreign Law) or (v) using the deferral method provided for under Revenue Procedure 2004-34 in respect of any transaction occurring or payment received prior to the Closing.

(f)    None of the Company or any Company Subsidiary has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon the Company or any of the Company Subsidiaries after the Closing Date.

(g)    There are no material Liens for Taxes (other than Permitted Liens) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary (i) is bound by any agreement requiring it to make a payment to a Person (other than the Company or any Company Subsidiary) with respect to Taxes or (ii) has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(h)    None of the Company or any Company Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(c) (or any analogous, comparable or similar provision of state, local or foreign Law).

(i)    Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement and the Second Amended and Restated Agreement.

SECTION 3.16    Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened to which the Company or any Company Subsidiary is a party, or, to the Knowledge of the Company, that affects the business or assets of the Company or any Company Subsidiary (a) where the claimant is seeking monetary damages in excess of $1,000,000, (b) that seeks any material injunctive relief or (c) that relates to the Transactions. As of the date of this Agreement, there are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any Company Subsidiary.

SECTION 3.17    Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (a) the Company and the Company Subsidiaries are, and since December 30, 2014 have been, in compliance with, and are not in violation of, any applicable Law (including Privacy Laws) with respect to the conduct of their respective businesses (including labor and employment matters), or the ownership or operation of their respective properties or assets; (b) as of the date hereof, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a

Company Subsidiary is not in compliance with any Law; (c) from December 30, 2014 through the date hereof, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any agents or any other Person authorized to act, and acting, on behalf of the Company or any Company Subsidiary has, directly or indirectly, in connection with the business activities of the Company, taken any act in furtherance of a payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value – or offer, promise or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity (including, but not limited to, any state-controlled or state-owned entity), to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage; and (d) from December 30, 2014 through the date hereof, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any agents or any other Person authorized to act, and acting, on behalf of the Company or any Company Subsidiary has, directly or indirectly, (x) violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Laws or regulations applicable to the Company, in each case in connection with the business activities of the Company or (y) engaged in transactions (i) connected with any government, country or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. asset freeze list or (ii) prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction. For purposes of this provision, “Government Official” shall mean any: (i) officer, employee or other individual acting for or on behalf of any Governmental Entity (including, but not limited to, any state-owned or state-controlled entity) or public international organization; or (ii) holder of or candidate for public office, political party or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

SECTION 3.18    Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company and the Company Subsidiaries has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation in any material respect with any Environmental Law, the substance of which has not been resolved, (ii) the Company and the Company Subsidiaries hold, and are in compliance with, all material Permits required for the Company and the Company Subsidiaries to conduct their respective businesses under Environmental Laws as conducted as of the date hereof, and are, and since December 30, 2016 have been, in compliance in all material respects with all Environmental Laws, (iii) neither the Company nor any Company Subsidiary is party to any Proceeding (excluding an investigation), and to the Knowledge of the Company, no Proceeding is threatened and no investigation is pending, and neither the Company nor any Company Subsidiary has entered into or agreed to any Judgment or is subject to any outstanding Judgment, in each case relating to compliance with or liability under any Environmental Law or to investigation, remediation or cleanup of or exposure to any Hazardous Material, and with regard to any Judgment, for which the Company or any Company Subsidiary has material outstanding obligations, and (iv) there have been no Releases of Hazardous Materials on, at, under or from any of the Company Properties or any other property or facility formerly owned, leased or operated by the Company, any Company Subsidiary or any of their respective predecessors that would reasonably be expected to result in material liability for the Company or any Company Subsidiary. Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article III shall relate to Environmental Laws, releases of Hazardous Materials or other environmental matters, which are instead the subject of this Section 3.18 exclusively.

SECTION 3.19    Employee Benefits.

(a)    Schedule 3.19(a) sets forth a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether or not subject to ERISA and regardless of whether or not relating to employees within or without the United States) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA regardless of whether or not subject to ERISA and regardless of whether or not relating to employees within or without the United States) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, paid time-off, severance, employment, consulting, termination indemnity, change-in-control, disability, death benefit, hospitalization, medical, fringe benefit and other compensatory or benefit plans, agreements, arrangements or understandings entered into, maintained, sponsored or contributed to, or required to be entered into, maintained, sponsored or contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employees, officers, directors or other individual service providers of the Company or any Company Subsidiary or for which the Company or any Company ERISA Affiliate may have any liability (collectively, “Company Benefit Plans”), in each case, that are material. Schedule 3.19(a) separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of Persons located outside the United States (each, a “Non-U.S. Company Benefit Plan”). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries taken as a whole, since December 30, 2016, each Company Benefit Plan (other than a Non-U.S. Company Benefit Plan) has been established, maintained, funded, operated and administered in compliance with its terms and the requirements of applicable Law. The Company has made available to Parent true and complete copies as of the date hereof of (i) each material Company Benefit Plan and all amendments thereto or, with respect to any material Company Benefit Plan that is not in writing, a written description of the material terms thereof, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan or equivalent filing in any relevant jurisdiction (if any such report was required), (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required and (vi) each related trust agreement, annuity contract, insurance contract or document in respect of any other funding arrangement relating to any material Company Benefit Plan. The parties agree and acknowledge that the Company may provide updates to Schedule 3.19(a) to include Non-U.S. Company Benefit Plans, and may make available to Parent true and complete copies of the materials required by the last sentence of Section 3.19(a), in each case, by no later than 30 days following the date hereof, and that any such additional disclosure within such period shall be deemed to satisfy the requirements of this Section 3.19(a) (except for purposes of determining whether there is, as of the Closing Date, a Company Material Adverse Effect pursuant to Section 7.02(a)(iii)).

(b)    With respect to the United States of America and except as has not had, or would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Pension Plans have been the subject of determination or opinion letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened and there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of each such Company Pension Plan.

(c)    With respect to each Company Pension Plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) no Company Pension Plan is, or is expected to be, “at-risk” (under Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any fiduciary, trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility.

(d)    Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Benefit Plan is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity (within or without the United States), nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened, (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan, (iii) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and the terms of such Company Benefit Plan.

(e)    Schedule 3.19(e) contains a list of (A) each plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) and any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code maintained by the Company or any Company ERISA Affiliate or to which the Company or any Company ERISA Affiliate contributes or is required to contribute, or in which the Company or a Company ERISA Affiliate otherwise participates or in any way has or may have any material direct or indirect liability (including any such plan which the Company or any Company ERISA Affiliate contributed to, maintained, sponsored or was required to the contribute to or maintain at any point within the past six (6) years); and (B) each plan or arrangement that provides for post-employment medical, life or other welfare benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by applicable Law. Other than as set forth on Schedule 3.19(e), no Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f)    The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g)    The execution, delivery and performance by the Company of this Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms of this Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement will not, in any case, whether alone or in combination with any other event, including a termination of employment on or following the Closing Date, (i) entitle any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (iii) impose any restrictions on the rights of the Company or any Company Subsidiary to amend or terminate any Company Benefit Plan or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan.

(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Non-U.S. Company Benefit Plan (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, or labor organization in all material respects and (B) to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval, (ii) to the extent intended to be funded and/or book-reserved, each Non-U.S. Company Benefit Plan is funded and/or book reserved, as appropriate, based upon reasonable country- or region-specific actuarial assumptions and (iii) the Company and each Company Subsidiary have no material unfunded liabilities with respect to any such Non-U.S. Company Plan.

SECTION 3.20    Employee and Labor Matters.

(a)    Except as set forth on Schedule 3.20(a), there are no labor unions, works councils, or other similar labor organizations representing any employees employed by the Company or any Company Subsidiary. Since December 30, 2016, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any labor strike, dispute, work stoppage, picketing or lockout against the Company or any Company Subsidiary; (ii) any union organizational campaign with respect to the employees of the Company or any Company Subsidiary and no question concerning representation of such employees exists; (iii) any unfair labor practice; (iv) any unfair labor practice charges or complaints against the Company or any Company Subsidiary before the National Labor Relations Board or equivalent board or body in any relevant jurisdiction; (v) any union grievances against the Company as to which there is a reasonable possibility of adverse determination; (vi) any charges against the Company or any Company Subsidiary or any of their current or former employees before the Equal Employment Opportunity Commission or any state, governmental or local agency in any relevant jurisdiction responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination or (vii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written communication since December 30, 2016 through the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or any Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress.

(b)    As of the date hereof, (i) there is no pending or, to the Knowledge of the Company, threatened claim or litigation, or internal or external complaint, against the Company or any Company Subsidiary with respect to allegations of sexual or other workplace harassment or misconduct or hostile work environment that is reasonably likely to be adversely determined in relation to the Company or such Company Subsidiary, (ii) there are no pending investigations involving accusations against any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary of sexual or other workplace harassment or misconduct or creating a hostile work environment, and (iii) there has been no settlement of, or payment arising out of or related to, any litigation or claim with respect to sexual or other workplace harassment or misconduct or hostile work environment.

(c)    To the Knowledge of the Company, as of the date hereof, none of the Chief Executive Officer of the Company, any Executive Vice President of the Company or any head of any reporting segment of the Company, or any individual who reports to the Chief Executive Officer of the Company, intends to terminate his or her employment.

(d)    The execution and delivery by the Company of this Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement, and the performance by the Company of this Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement, would not require Seller, any Company Subsidiary Parent or any of its Affiliates to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any labor unions, works councils or similar organizations representing employees of the Company or any Company Subsidiary.

SECTION 3.21    Brokers. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of the Company’s engagement letter with each of the parties listed in this Section 3.21.

SECTION 3.22    Opinion of Financial Advisor. The Company has received the opinions of Centerview Partners LLC and Wells Fargo Securities, LLC, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than Appraisal Shares and shares of Company Common Stock owned by the Company, Parent or Merger Sub or held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders (signed copies of which opinions have been delivered to Parent solely for informational purposes and it is agreed and understood that such opinions may not be relied upon by Parent, or any director, officer or employee of Parent).

SECTION 3.23    Related Party Transactions. Since December 30, 2016 through the date hereof, there are no undisclosed transactions, Contracts, arrangements or understandings between: (i) the Company and any Company Subsidiary, on the one hand, and (ii) any director, officer or employee of the Company or any Company Subsidiary or any Person (other than the Company or any Company Subsidiary) which owns of record or beneficially any equity interest in the Company or any Company Subsidiary, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K (each, a “Related Party Transaction”).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Schedules, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.01    Organization, Standing and Power.

(a)    Parent and each of its subsidiaries, including Merger Sub (the “Parent Subsidiaries”), is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its assets in the manner in which its assets are currently owned and used and to carry on its business as currently conducted. Parent, Merger Sub and each Significant Parent Subsidiary is duly qualified, licensed and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement and the Second Amended and Restated Agreement, “Significant Parent Subsidiary” means any Parent Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X.

(b)    Parent has made available to the Company copies of the organizational documents of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and the comparable charter and organizational documents of Merger Sub, in each case as amended to the date of this Agreement.

SECTION 4.02    Authority; Execution and Delivery; Enforceability.

(a)    Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Parent, as sole stockholder of Merger Sub, has adopted this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Equitable Exceptions. The representations and warranties set forth in this Section 4.02(a) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

(b)    The board of directors of Parent, at a meeting duly called and held, by resolutions duly adopted, has unanimously (i) approved this Agreement, the Merger and the other Transactions and (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its stockholders. The board of directors of Merger Sub, at a meeting duly called and duly held, by resolutions duly adopted, has unanimously (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of Merger Sub and Parent, (iii) recommended that Parent adopt this Agreement and (iv) declared that this Agreement is advisable. The representations and warranties set forth in this Section 4.02(b) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

(c)    The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or consummate any Transaction. The representations and warranties set forth in this Section 4.02(c) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

SECTION 4.03    No Conflicts; Consents.

(a)    The execution and delivery hereof by each of Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the triggering of any payments pursuant to, or the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any indenture, credit agreement, mortgage, note, instrument of indebtedness or Benefit Plan to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties set forth in this Section 4.03(a) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

(b)    No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) the Required Antitrust Filings, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Second Amended and Restated Agreement, the Merger and the other Transactions, (iii) such Filings and Consents as may be required under the rules and regulations of the NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings as may be required in connection with the taxes described in Section 6.08 (Transfer Taxes), (vi) such Filings and Consents that may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the Transactions and (vii) such other Filings and Consents the failure of which to obtain or make has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties set forth in this Section 4.03(b) shall apply mutatis mutandis with respect to the Second Amended and Restated Agreement and, solely with respect to the Second Amended and Restated Agreement, are made as of the Execution Date and as of the Closing Date.

SECTION 4.04    Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the date it is first published, mailed or given to the Company’s stockholders, on the date of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.05    Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent or any Parent Subsidiary, that (a) seeks or imposes any material injunctive relief, (b) relates to the Transactions or (c) would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.06    Compliance with Laws. Parent and the Parent Subsidiaries are in compliance in all material respects with all Laws and Judgments applicable to Parent or any Parent Subsidiary, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any Parent Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any Law.

SECTION 4.07    Capitalization and Operation of Merger Sub. The authorized share capital of Merger Sub consists of 1,000 shares, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Parent Subsidiary. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Second Amended and Restated Agreement and the Transactions.

SECTION 4.08    Financing.

(a)    Concurrently with the execution and delivery of the Second Amended and Restated Agreement, Parent has delivered to the Company the Equity Commitment Letter, and concurrently with the execution and delivery of the First Amended and Restated Agreement, Parent delivered to the Company a debt commitment letter from the lenders party thereto (the “Committed Lenders”) and the arrangers party thereto, dated as of the First Amendment and Restatement Execution Date, addressed to Merger Sub (including all annexes, exhibits, schedules and other attachments thereto, and as replaced, amended, supplemented, modified or waived after the date hereof in compliance with Section 6.09, the “Debt Commitment Letter” and the financing contemplated thereby, the “Debt Financing”, and the Debt Financing, together with Equity Financing, the “Financing”), pursuant to which the Committed Lenders committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the Transactions. As of the Execution Date, each of the Commitment Letters has been accepted by Merger Sub, is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect; provided that the existence or exercise of “market flex” provisions contained in the Fee Letter (as defined below) shall not constitute an amendment or modification to the Debt Commitment Letter. As of the Execution Date, (x) the Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, and is enforceable against each party thereto in accordance with its terms, and (y) the Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Merger Sub and, to the Knowledge of Parent, the other parties thereto, and is enforceable against each party thereto in accordance with its terms, in each case except as limited by the Equitable Exceptions. As of the Execution Date, there are no other legally binding agreements, side letters or arrangements relating to the Financing (other than the Commitment Letters and the fee letter relating to the Debt Commitment Letter, a true and complete copy of which has been provided to the Company, with only the existence and/or amount of fees, “market flex” terms, pricing terms, pricing caps and other commercially sensitive information specified therein redacted, none of which redacted terms, individually or in the aggregate, would reduce the amount of the Debt Financing below an amount necessary (together with the Equity Financing) to make all payments required by this Agreement or adversely affect the conditionality, availability or termination of the Debt Financing or materially delay or prevent the Closing or make the funding of the Debt Financing less likely to occur (“Permissible Redacted Terms”) (such fee letter, the “Fee Letter”)) among the parties thereto. As of the Execution Date, and (in the case of clause (ii)) assuming the accuracy of the representations set forth in Article III, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute a default or breach on the part of Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto, under any of the Commitment Letters or (ii) result in any portion of the Financing being unavailable on the Closing Date. As of the Execution Date, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “market flex” provisions), other than as expressly set forth in the Commitment Letters and the Fee Letter. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment fees or other amounts that are due and payable by Parent or Merger Sub on or prior to the Execution Date pursuant to the Commitment Letters or otherwise in connection with the Financing. As of the Execution Date, no party to any Commitment Letter has any right to impose, and Parent and Merger Sub do not have an obligation to accept, (i) any condition precedent to the funding of the Financing other than as expressly set forth in or contemplated by the Commitment Letters and the Fee Letter or (ii) any reduction to the aggregate amount available under the Commitment Letters at Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letters at Closing) to an amount that would be insufficient for Parent and Merger Sub to consummate the Transactions, including payment of the Required Amount. As of the Execution Date, and assuming the accuracy of the representations set forth in Article III, each of Parent and Merger Sub, as applicable, has no reason to believe that it will be unable to satisfy on a timely basis (taking into account the timing of the Marketing Period) any of the terms or conditions to funding to be satisfied by it contained in the Commitment Letters.

(b)    Parent has delivered to the Company a true and complete copy of a Limited Guarantee, dated as of the date hereof (the “Limited Guarantee”), by and between the Fund and the Company, pursuant to which the Fund has guaranteed certain payment obligations of Parent under this Agreement on the terms, and subject to the conditions, set forth in the Limited Guarantee. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Fund, except as limited by the Equitable Exceptions.

(c)    Assuming the Financing is funded in full on the Closing Date in accordance with the Commitment Letters, the accuracy of the representations set forth in Article III and the performance by the Company and its Affiliates of their respective obligations under this Agreement and the Second Amended and Restated Agreement, including the obligations set forth in Section 6.09, Section 6.11 and Section 6.12, Parent and Merger Sub will have, at the Closing, sufficient funds to satisfy all of the obligations of Parent and Merger Sub hereunder and to consummate the Transactions, including payment of the aggregate Merger Consideration, the Option Payments, RSU Payments and all related fees and expenses under this Agreement, the Second Amended and Restated Agreement, the Commitment Letters and the Fee Letter, in each case, that are due and payable on the Closing Date (collectively, the “Required Amount”).

(d)    In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement or the Second Amended and Restated Agreement.

SECTION 4.09    Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

SECTION 4.10    Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) as of the date hereof, or will at any time prior to the Closing Date beneficially own, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary, or are a party as of the date hereof, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary.

SECTION 4.11    Portfolio. Parent has provided the Company a list of entities in which the Fund or any of its respective Affiliates has an interest greater than five percent (5%).

SECTION 4.12    Solvency. At and immediately following the Effective Time, assuming (i) that the representations and warranties set forth in Article III are true and correct in all material respects, (ii) that the most recent financial forecasts for the Company made available to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were and continue to be reasonable, (iii) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s respective obligation to consummate the Transactions and (iv) that, immediately prior to the Effective Time, without giving effect to the Financing, none of the Company or any of the Company Subsidiaries are insolvent, then, after giving effect to all the Transactions (including any debt or equity financings being entered into in connection therewith), none of Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation will be insolvent. Without limiting the generality of the foregoing, at and immediately following the Effective Time and after giving effect to all the Transactions (including any debt or equity financings being entered into in connection therewith), with respect to each of Parent, the Surviving Corporation and each subsidiary of the Surviving Corporation: (i) the sum of such entity’s debts will not be greater than all of such entity’s assets or property at a fair valuation; (ii) the present fair saleable value of such entity’s assets will not be less than the amount that will be required to pay such entity’s probable liability on its existing debts as they become absolute or matured; (iii) such entity shall not have incurred, will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature; and (iv) such entity will not be engaged and will not be about to engage in a business or transaction for which the remaining assets or property of such entity are unreasonably small in relation to such business or transaction, and such entity will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged. Parent and Merger Sub are not entering into this Agreement, the Second Amended and Restated Agreement or the Transactions with the intent to hinder, delay or defraud either current or future creditors of the Company or of any of its Subsidiaries. Any term or phrase used but not defined in this Section 4.12, including “insolvent”, “fair valuation”, “fair saleable value”,

“liabilities” and “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” shall have the meaning generally determined with respect to such term or phrase in accordance with applicable Laws governing determinations of the insolvency of debtors, including the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984 and any version thereof adopted by any state whose Laws apply to the Surviving Corporation on or after the Closing, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918 and any version thereof adopted by any state whose Laws apply to the Surviving Corporation on or after the Closing and the U.S. Bankruptcy Code, Title 11 of the U.S.C.

SECTION 4.13    No Additional Representations. PARENT ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE BEEN PERMITTED FULL AND COMPLETE ACCESS TO THE BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS, INSURANCE POLICIES (OR SUMMARIES THEREOF) AND OTHER PROPERTIES AND ASSETS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT IT AND ITS REPRESENTATIVES HAVE DESIRED OR REQUESTED TO SEE OR REVIEW, AND THAT IT AND ITS REPRESENTATIVES HAVE HAD A FULL OPPORTUNITY TO MEET WITH THE OFFICERS AND EMPLOYEES OF THE COMPANY AND THE COMPANY SUBSIDIARIES TO DISCUSS THE BUSINESS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. PARENT ACKNOWLEDGES THAT (I) NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO PARENT AND ITS REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (II) PARENT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND (III) NO PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, OR PARENT’S USE, OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY PHYSICAL OR ELECTRONIC “DATA ROOMS”, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT ACKNOWLEDGES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT. THE REPRESENTATIONS AND WARRANTIES OF PARENT SET FORTH IN THIS Section 4.13 SHALL APPLY MUTATIS MUTANDIS TO THE SECOND AMENDED AND RESTATED AGREEMENT AND, WITH RESPECT TO THE SECOND AMENDED AND RESTATED AGREEMENT, SHALL BE MADE AS OF THE EXECUTION DATE AND THE CLOSING DATE.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01    Conduct of Business by the Company.

(a)    Except for matters set forth in Schedule 5.01 or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to maintain and preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01 or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, (B) split, combine, subdivide, recapitalize or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for shares of Company Common Stock delivered to the Company to pay the exercise price or Tax withholding obligations under any Company Option or Restricted Stock Unit award; provided, however, this clause (i) shall not prevent (x) the Company or any wholly owned Company Subsidiary from taking any of the foregoing actions with respect to the Equity Interests of any wholly owned Company Subsidiary or (y) the conversion of any indebtedness owed by any Company Subsidiary to the Company or any Company Subsidiary into Equity Interests, in each case, solely to the extent that any such action does not result in a material adverse Tax consequence to the Company and the Company Subsidiaries, taken as a whole;

(ii)    authorize for issuance, issue, deliver, sell, transfer, assign, pledge, encumber or grant, or agree or commit to issue, deliver, sell, transfer, assign, pledge, encumber or grant, (A) any shares of its capital stock or any other Equity Interest in the Company or any Company Subsidiary, (B) any Voting Company Debt or other voting securities or (C) any securities convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary, other than (x) the issuance of Company Common Stock upon the exercise or settlement of Company Options or Restricted Stock Units outstanding on the date of this Agreement and in accordance with their present terms and (y) the issuance of any Equity Interests by a Company Subsidiary to the Company or another wholly owned Company Subsidiary ;

(iii)    amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iv)    acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the Ordinary Course of Business;

(v)    except (x) to the extent required by any Company Benefit Plan in effect on the date hereof or created or modified in accordance with this Section 5.01(a)(v) or Section 5.01(a)(vi), (y) in the Ordinary Course of Business, or (z) as required by applicable Law, (A) grant any increase in compensation to any Service Provider, (B) pay any bonus, grant any new awards (including any equity awards), or modify any existing awards (including to accelerate the vesting or payment thereof) under any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been in effect as of the date hereof, (C) enter into any employment, consulting, severance, termination or similar agreement with any current or former Service Provider, (D) hire, promote or terminate without “cause” (as determined by the Company in its sole discretion) any Service Provider, (E) take any action to accelerate the time of vesting or payment of any material rights or benefits under any collective bargaining agreement or Company Benefit Plan in effect as of the date hereof, except as required by the terms of such collective bargaining agreement or Company Benefit Plan, (F) forgive any loans, or issue any loans, to any Service Provider, other than routine travel or business expense advances or relocation benefits, or (G) establish or adopt any bonus or short-term incentive plan for any calendar year after 2019; provided, however, that, notwithstanding anything to the contrary herein, from the date hereof through the Effective Time, the Company shall not without consent of Parent (1) grant any new equity or equity-based awards (except to the extent permitted by Schedule 5.01(a)(v)(8)), (2) grant any increase in compensation to any Senior Manager that is inconsistent with Schedule 5.01(a)(v)(4) or (5), as applicable or (3) establish or adopt any bonus or short-term incentive plan for any calendar year after 2019 for any Senior Manager in a manner that is inconsistent with Schedule 5.01(a)(v)(6); provided, further, that, notwithstanding anything to contrary herein, no Ordinary Course of Business exception will be deemed to apply to the entry into a severance agreement as contemplated by this Section 5.01(a)(v)(C) or to actions contemplated by this Section 5.01(a)(v)(D), in each case, with any Service Provider with the title of Executive Vice President or above.

(vi)    except (x) to the extent required by any Company Benefit Plan in effect on the date hereof or created or modified in accordance with Section 5.01(a)(v) or this Section 5.01(a)(vi), (y) in the Ordinary Course of Business or (z) as required by applicable Law, (A) change any actuarial or other assumptions used to calculate funding obligations for any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (B) take any action to fund, or in other way secure the payment, of compensation or benefits under any Company Benefit Plan by irrevocably setting aside or contributing to a trust or similar funding vehicle that requires that such funds remain segregated from the Company’s assets cash, property or a combination thereof for the benefit of Service Providers (it being understood that a funding will not be considered revocable solely due to a reversionary interest in such funds upon overfunding or plan termination), or (C) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or any Company Benefit Plan or any arrangement that would be a Company Benefit Plan if it were in existence on the date hereof; provided, however, that notwithstanding anything to contrary herein, (1) no Ordinary Course of Business exception will be deemed to apply to actions contemplated by this Section 5.01(a)(vi)(B) and (2) the Ordinary Course of Business exception as pertains to this Section 5.01(a)(vi)(C) will be deemed to also require that such action would not result in a material increase in annual costs to the Company and its Subsidiaries, taken as a whole (and, for the avoidance of doubt, such material increase limitation shall not apply to any actions expressly contemplated in Schedule 5.01(a)(v) or Schedule 5.01(a)(vi));

(vii)    make any change in accounting methods, principles, practices or policies, except as may be required by a change in GAAP, IFRS or applicable Law;

(viii)    sell, lease (as lessor), license, transfer, pledge, encumber or otherwise dispose of or subject to any Lien any of its material properties or assets, except for sales of inventory and excess or obsolete assets in the Ordinary Course of Business;

(ix)    incur any indebtedness for borrowed money or guarantee, endorse, assume or otherwise become liable or responsible (directly or indirectly) for any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person, in an amount in excess of $10,000,000 (individually) or $20,000,000 (in the aggregate), except for (A) short-term borrowings incurred in the Ordinary Course of Business and (B) trade payables, letters of credit, parent guarantees and similar arrangements entered into in the Ordinary Course of Business to or for the benefit of suppliers and manufacturers; provided that the Company or any Company Subsidiary shall not incur, issue, sell or guarantee any such amounts in compliance with this clause (ix) that are secured by a Lien (other than amounts under Existing Credit Facilities) in excess of $10,000,000 (individually) or $20,000,000 (in the aggregate) and, if so secured, the Company shall deliver payoff letters and release and termination documentation for such amounts on the Closing Date in the same manner as set forth in Section 6.11;

(x)    make or agree to make any new capital expenditure or expenditures (A) that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $15,000,000 during any fiscal quarter or (B) that would be in violation of Section 5.01(b);

(xi)    make, change or revoke any material Tax election, amend any material Tax Returns, file any claims for material Tax refunds, settle any material Tax claim (other than those for which adequate reserves have been established), audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, change any annual Tax accounting period, adopt or change any method of Tax accounting or enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. Law);

(xii)    make any loan, advance or capital contribution to or investments in any other Person (other than any loans or advances made to employees or any loan, advance or capital contribution to or investments solely between or among the Company and/or one or more Company Subsidiaries, in each case, in the Ordinary Course of Business);

(xiii)    abandon any existing business or enter into any new line of business;

(xiv)    revalue in any material respect any of its material properties or assets, including writing off notes or accounts receivable, in any case other than as required by applicable Law, IFRS or GAAP;

(xv)    (A) cancel any material indebtedness owed to the Company or any Company Subsidiary (other than any indebtedness owing from a wholly owned Company Subsidiary to the Company and/or one or more other Company Subsidiaries) or (B) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; provided, however, this clause (xv) shall not prohibit the Company or any Company Subsidiary from taking any actions expressly permitted by any clause of this Section 5.01(a) or required to be taken by any other provision of this Agreement;

(xvi)    commence, settle or compromise any pending or threatened Proceedings if such settlement would (A) require payment by the Company in excess of $1,000,000 in any individual case or series of related cases or $5,000,000 in the aggregate with all other Proceedings, (B) involve injunctive or equitable relief or (iii) impose any material restrictions or changes on the business or operations of the Company or any Company Subsidiary;

(xvii)    other than in the Ordinary Course of Business (A) amend, modify or terminate (which, for the avoidance of doubt, shall not include any expiration or renewal of a Company Contract in accordance with its then-existing term), or waive, release or assign rights claims or benefits under, any Company Contract in such a way as to reduce the expected business or economic benefits thereof or (ii) enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Company Contract, in each case other than in the Ordinary Course of Business; provided, however, this clause (xvii) shall not prohibit the Company or any Company Subsidiary from taking any actions expressly permitted by any clause of this Section 5.01(a) or required to be taken by any other provision of this Agreement;

(xviii)    sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, create any Lien on (other than Permitted Liens) or otherwise grant any rights under any Owned Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company or any Company Subsidiary with respect to any licensed Owned Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, in each case other than in the Ordinary Course of Business;

(xix)    cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefore, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

(xx)    sell or acquire any real property;

(xxi)    enter into or consummate any Related Party Transaction; or

(xxii)    authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(b)    The parties agree to take the actions described in Schedule 5.01(b).

SECTION 5.02    Solicitation; Change of Company Recommendation.

(a)    Go-Shop Period. Notwithstanding anything in this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 9:00 a.m. Eastern Time on November 24, 2019 (the “No-Shop Period Start Date”), the Company, the Company Subsidiaries and the Company’s Representatives shall be permitted to, directly or indirectly:

(i)    solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a Company Takeover Proposal, including by furnishing non-public information regarding the Company or any Company Subsidiary to any third Person in connection therewith;

(ii)    participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, or otherwise cooperate with, assist or participate in, facilitate or encourage efforts by, Persons (or Representatives of Persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal; and

(iii)    amend, grant a waiver of or terminate any “standstill” or similar obligation of any Person with respect to the Company or any Company Subsidiary;

provided, however, that the Company (x) shall not disclose any material non-public information regarding the Company pursuant to the foregoing without first entering into an Acceptable Confidentiality Agreement with the intended recipient (but for the avoidance of doubt, the Company shall not be required to enter into an Acceptable Confidentiality Agreement with any Representatives of such intended recipient) and (y) shall make available to Parent copies of all material non-public information (to the extent that such non-public information has not been previously made available to Parent) that is made available to any such other Person (or its Representatives) before or substantially concurrently with the time it is made available to such other Person (or its Representatives); provided that competitively sensitive information or data provided to any such Person who is or whose Affiliates are a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data. Notice of the execution of any Acceptable Confidentiality Agreement (without identifying the identity of the counterparty) shall be provided to Parent promptly, and in any event within twenty-four (24) hours of execution of same. As promptly as reasonably practicable, and in any event within one (1) Business Day following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth the identity of each Excluded Party and each other Person that, to the Knowledge of the Company, has (or is expected to have) a more than ten percent (10%) equity interest in such Excluded Party, which notice shall also include the information required by Section 5.02(f).

(b)    Prohibition on Soliciting Activities. Except as permitted by this Section 5.02, beginning on the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the earlier of the Effective Time and the termination of this Agreement, the Company and the Company Subsidiaries:

(i)    (A) shall immediately cease and cause to be terminated, and the Company shall instruct its Representatives to terminate, any solicitation, encouragement, discussions or negotiations with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) conducted prior to the No-Shop Period Start Date with respect to any Company Takeover Proposal and (B) shall terminate any

Person’s (other than the Company, Parent and Merger Sub and their respective Representatives) access to any physical or electronic data rooms containing the Company’s or any Company Subsidiaries’ material non-public information; and

(ii)    shall not, and the Company shall cause its and its Subsidiaries’ respective officers, directors and employees, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (A) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in or knowingly facilitate or encourage efforts by, any Person or groups of Persons (or Representatives of Persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (C) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company By-Laws, inapplicable to any transactions contemplated by a Company Takeover Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent and Merger Sub under any such provisions) or (D) resolve, propose or agree to do any of the foregoing.

The parties agree that for all purposes of this Agreement any violation of the provisions of this Section 5.02(b) by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 5.02(b) by the Company. No later than one (1) Business Day after the No-Shop Period Start Date, the Company shall, to the extent it had not previously done so, deliver a request to each Person who executed a confidentiality or similar agreement with the Company prior to the No-Shop Period Start Date in connection with considering or making a Company Takeover Proposal (other than any such Person that the Company is permitted to continue discussions or negotiations with pursuant to Section 5.02(c)) to promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or any of its Representatives. Notwithstanding the foregoing, the Company may continue to take any of the actions described in the foregoing clause (ii) with respect to any Excluded Party (for so long as such Person or group of Persons remains an Excluded Party) from and after the No-Shop Period Start Date.

(c)    Discussions Permitted in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, before receipt of the Company Stockholder Approval, in response to a Company Takeover Proposal that did not result from a material breach of Section 5.02(b), if the Company Board determines, in good faith, after consultation with outside counsel and the Company’s financial advisor, (x) that it is reasonably likely to result in a Superior Company Proposal and (y) that failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement and (B) participate in discussions and negotiations (including solicitation of a revised Company Takeover Proposal) with such Person and its Representatives regarding any Company Takeover Proposal. The Company shall make available to Parent copies of all material non-public information (to the extent that such non-public information has not been previously made available to Parent) that is made available to any such third party before or substantially concurrently with the time it is made available to such third party. The Company shall not furnish any information or participate in any discussions or negotiations with any Person pursuant to this Section 5.02(c) unless the Company notifies Parent in writing of its intention to take such action, promptly after the Company Board determines to take such action but in any event not more than twenty-four (24) hours after such determination, which notice shall include any information required by Section 5.02(f) (Required Notices). The parties agree that, notwithstanding the commencement of the obligations of the Company under Section 5.02(b)

(Prohibition on Soliciting Activities) on the No-Shop Period Start Date, the Company, the Company Subsidiaries and their Representatives may continue to engage in the activities described in clause (A) or clause (B) of this Section 5.02(c) with respect to any Excluded Party on and after the No-Shop Period Start Date for so long as the Excluded Party remains an Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date, and this Section 5.02(c) shall not apply with respect thereto.

(d)    Company Recommendation. Except as contemplated by Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances), the Company shall cause the Proxy Statement to include the recommendation of the Company Board to the Company’s stockholders that they give the Company Stockholder Approval (the “Company Recommendation”). Except as contemplated by Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances), neither the Company Board nor any committee thereof shall (A) (i) change, qualify, withhold, modify or withdraw, or authorize or resolve to change, qualify, withhold, modify or withdraw, in any manner adverse to Parent, the approval or recommendation by the Company Board of this Agreement or the Merger, (ii) approve, adopt, endorse or recommend, resolve to or announce its intention to, approve, adopt, endorse or recommend, a Company Takeover Proposal (excluding any confidential, non-public recommendation to review, consider, clarify, discuss, evaluate or negotiate any Company Takeover Proposal) or fail to include the Company Recommendation in the Proxy Statement when mailed, (iii) within five (5) Business Days of Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Company Takeover Proposal or material modification thereto is first published or sent or given to the stockholders of the Company (other than Parent, Merger Sub or any of their respective Affiliates or Representatives), provided that Parent may only make such request twice with respect to any Company Takeover Proposal and once with respect to any material modification thereto that is made public, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that a “stop, look and listen” statement pursuant to Rule 14d-9(f) of the Exchange Act shall be deemed not to be a Company Recommendation Change), or (v) publicly propose or agree to do any of the foregoing (any one or more of the foregoing actions described in this clause (A), a “Company Recommendation Change”), or (B) enter into, approve, adopt, endorse or recommend, or propose publicly to enter into, approve, adopt, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract providing for a transaction referred to in the definition of a “Company Takeover Proposal” (other than an Acceptable Confidentiality Agreement).

(e)    Change in Recommendation Permitted in Certain Circumstances.

(i)    If, in response to a Superior Company Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 5.02(b), the Company Board determines in good faith, after consultation with the Company’s outside counsel and financial advisor, that a failure to make a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, then before receipt of the Company Stockholder Approval the Company Board may make a Company Recommendation Change, but only if (x) the Company notifies Parent in writing of its intention to take such action, promptly after the Company Board determines to take such action but in any event not less than five (5) Business Days before taking such action, which notice shall include the identity of the offeror and a true and complete copy of the most current version of such Superior Company Proposal (including any proposed agreement and any financing and other related documents), (y) for five (5) Business Days following delivery of such notice (it being understood that any amendment or modification to any Superior Company Proposal that is the basis for such proposed Company Recommendation Change shall require a new notice of Company Recommendation Change and a new five (5)-Business Day period) the Company negotiates in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the Transactions (to the extent Parent desires to negotiate) and (z) upon the end of such five (5)-Business Day period (as extended pursuant to clause (y)) the Company Board shall have considered in good faith any revisions to the terms of the Transactions proposed in writing by Parent and shall have determined in good faith after consultation with the Company’s outside counsel and financial advisor, (1) that the Superior Company Proposal would nevertheless continue to constitute a Superior Company Proposal and (2) that the failure of the Company Board to make such a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(ii)    If, in response to an Intervening Event, the Company Board determines in good faith, after consultation with the Company’s legal counsel and financial advisor, that a failure to make a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, then before receipt of the Company Stockholder Approval, the Company Board may make a Company Recommendation Change, but only if: (x) the Company notifies Parent in writing of its intention to take such action promptly after the Company Board determines to take such action but in any event not less than five (5) Business Days before taking such action, which notice shall specify the reasons therefor and include a description of the applicable Intervening Event, (y) for five (5) Business Days following delivery of such notice, the Company negotiates in good faith with Parent to make adjustments to the terms of the Transactions (to the extent Parent desires to negotiate) and (z) following the end of such five (5)-Business Day period, the Company Board shall have determined in good faith after consultation with the Company’s legal counsel and financial advisor that the failure of the Company Board to make such a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(f)    Required Notices. From the No-Shop Period Start Date (or, with respect to any Excluded Parties, the Cut-Off Time) until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII: (i) the Company promptly, and in any event within one (1) Business Day of receipt, shall advise Parent or its Representatives in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal and the identity of the Person or group of Persons making any such Company Takeover Proposal or inquiry and unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by the Company or any of its Representatives in connection with such Company Takeover Proposal or inquiry, or, if communicated orally, a summary of the material terms of such oral communication; and (ii) the Company shall keep Parent informed on a current basis of the status of any such Company Takeover Proposal or inquiry, including any material developments or change to the material terms thereof. The terms and existence of any such Company Takeover Proposal shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement.

(g)    Disclosures under Law. Nothing in this Section 5.02 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by (i) Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, (ii) Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by Law; provided, however, that this Section 5.02(g) shall not be deemed to permit the Company Board to make a Company Recommendation Change other than in accordance with Section 5.02(e).

(h)    Certain Definitions. For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide written offer or proposal that is not withdrawn by any Person or group of Persons concerning (i) any acquisition or purchase by such Person or group, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, (ii) any sale, lease, exchange, transfer, license or other disposition to such Person or group, directly or indirectly, of assets of the Company or any Company Subsidiary (including Equity Interests of any of Company Subsidiary) representing 20% or more of the consolidated assets of the Company, (iii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and such Person or group of Persons pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the Equity Interests in the surviving or resulting entity of such transaction or (iv) any combination of the foregoing.

“Excluded Party” shall mean any Person or group of Persons from whom the Company or any of its Representatives has received a Company Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside counsel and financial advisor) constitutes or is reasonably likely to result in a Superior Company Proposal; provided that any Person shall cease to be an Excluded Party if the Company Takeover Proposal submitted by such Person is withdrawn or terminated or modified in any material respect such that such Company Takeover Proposal would not reasonably be expected to lead to a Superior Company Proposal (it being understood that a modification of a Company Takeover Proposal submitted by such Person or group of Persons shall not, in and of itself, be deemed to be a withdrawal or termination of a Company Takeover Proposal submitted by such Person or group of Persons).

“Superior Company Proposal” means a bona fide written Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “20%” shall be replaced by “50%”) received after the date of this Agreement that did not result from a material breach by the Company of Section 5.02 (other than Section 5.02(a)), on its most recently amended or modified terms, if amended or modified, that the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions and is reasonably likely to be timely consummated in accordance with its terms (in each case, taking into account all the terms and conditions of such proposal or offer (including the transaction consideration, identity of the Person or group of Persons making the Company Takeover Proposal, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (including any such changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise)).

ARTICLE VI

Additional Agreements

SECTION 6.01    Preparation of the Proxy Statement; Stockholders Meetings.

(a)    As soon as practicable following the date of this Agreement, the Company shall prepare, and shall use reasonable best efforts to file with the SEC within twenty (20) Business Days after the date of this Agreement, the Proxy Statement in preliminary form, which shall, subject to Section 5.02(e), include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement, shall furnish all information concerning it and Merger Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement, and with resolution of any comments of the SEC or its staff with respect to the Proxy Statement. The parties shall notify each other as promptly as practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each party shall give each other party an opportunity to participate in any discussions or meetings that such party has with the SEC or its staff in connection with the Proxy Statement or the Merger. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto, subject to the reasonable prior review of and comment of Parent (unless such comments were provided to the Company or any of its Representatives on a telephone call initiated by the SEC or its staff and it is necessary for the Company to respond to such comments on such telephone call), and the Company shall consider in good faith all comments reasonably proposed by Parent. All filings by the Company with the SEC in connection with the Merger and the Transactions shall be subject to the reasonable prior review and comment by Parent, and the Company shall consider in good faith all comments reasonably proposed by Parent. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the No-Shop Period Start Date or, if there are any Excluded Parties, the Cut-Off Time.

(b)    If, prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c)    If before the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(d)    The Company shall, as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval; provided, however, that the Company shall mail the Proxy Statement no later than January 6, 2020. Subject to Section 5.02, (i) the Company shall use its reasonable best efforts to solicit proxies and secure the Company Stockholder Approval, and (ii) except as Parent shall have otherwise consented to in writing in advance, the adoption of this Agreement shall be the only matter (other than procedural matters and matters that are required by the Exchange Act or other applicable Law to be voted on by the Company’s stockholders in connection therewith) which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by (x) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (y) the withdrawal by the Company Board of its approval or recommendation of this Agreement or the Merger. The Company Stockholders Meeting and the record date therefor shall be set in consultation with Parent and shall be reasonably satisfactory to Parent. The Company shall keep Parent updated with respect to proxy solicitation efforts and tallies as reasonably requested by Parent or Merger Sub.

(e)    Notwithstanding any provision of this Agreement to the contrary, the Company may not recess or postpone the Company Stockholders Meeting, and may not change the record date thereof, except (x) upon Parent’s prior written request or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgment of the Company Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the

Company Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting or (ii) to the extent required by applicable Law.

SECTION 6.02    Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent and its Representatives reasonable access during normal business hours during the period before the Effective Time to all their respective properties, facilities, books, records, contracts, commitments, correspondence (in each case, whether in physical or electronic form), officers, employees, agents and other assets and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to the other party all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries. This Section 6.02 shall not require the Company or any Company Subsidiary to permit any access, or to disclose any information, that in the reasonable judgment of such party could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (ii) the loss of attorney-client privilege with respect to such information (provided that such privilege cannot in the Company’s good-faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement) or (iii) a Governmental Entity alleging that providing such information violates antitrust Law; provided that the Company shall use good faith efforts to communicate to Parent the requested information in a way that would not waive any applicable attorney-client privilege or contravene any applicable Law or confidentiality agreement, as applicable. All information exchanged pursuant to this Section 6.02 or pursuant to Section 6.09 shall be subject to the nondisclosure agreement, dated as of August 5, 2019, by and between the Company and Clayton, Dubilier & Rice, LLC (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Section 6.02, neither Parent nor any of its Representatives shall conduct, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, any environmental investigation at any Company Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil, structures or anything else at or in connection with any Company Property. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures.

SECTION 6.03    Reasonable Best Efforts; Notification.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided that this Section 6.03 shall not be deemed to (x) expand the obligation of any party with respect to any matter that is otherwise expressly provided for in this Agreement, or (y) require any party to waive any right or condition to any of such party’s obligations hereunder. In connection with and without limiting the foregoing, the Company and the Company Board (i) shall take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) shall, if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all actions necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or otherwise act to render such state takeover statute or similar statute or regulation inapplicable to the foregoing. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03 from taking any action permitted by Section 5.02 (Solicitation; Change of Company Recommendation).

(b)    The Company and Parent shall make or file, or cause to made or filed, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file, or cause to be filed, the notification and report forms required under the HSR Act no later than ten (10) Business Days after the date of this Agreement, and any filings, notifications or submissions (or drafts thereof, as appropriate) required under any other applicable Antitrust Laws as promptly as practicable, but no later than thirty (30) Business Days, after the date of this Agreement. Each of Parent and the Company shall (i) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under applicable Laws with respect to any such filing, (ii) keep each other apprised of the status of any communications with and any inquiries or requests for additional information from any Governmental Entity, (iii) comply as promptly as practicable with any such inquiry or requests for additional information, (iv) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication to or from any Governmental Entity regarding the Transactions, and provide the other party a reasonable opportunity to review, comment on and discuss in advance, and consider in good faith the views of the other party in connection with, any such filings, submissions and communications, and (v) unless prohibited by applicable Law, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Transactions without the other party (other than telephone calls regarding routine administrative matters), (B) give the other party reasonable prior notice of any such meeting or substantive conversation, and (C) furnish the other party with copies of all filings, submissions and substantive communications to or from any Governmental Entity regarding the Transactions; provided that confidential information pertaining to each party may be withheld or redacted as appropriate (except that such confidential information shall not be withheld or redacted from copies of any filings, submissions, communications or other documents made available by a party to the other parties’ outside counsel); provided, further, that, notwithstanding the foregoing, materials made available to the other parties’ outside counsel may be redacted to remove references concerning the valuation of the Company and the Merger.

(c)    Without limiting the generality of paragraph (a), Parent shall, and shall cause the Parent Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other Governmental Entity or Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or Person with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent, the Parent Subsidiaries (including the Surviving Corporation) or their Affiliates and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, the Parent Subsidiaries (including the Surviving Corporation) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Judgment in any Proceeding that would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Outside Date; provided, however, that neither the Company nor any Company Subsidiary shall become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs. Except as otherwise permitted under this Agreement, Parent shall not (and shall cause the Parent Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. Parent shall cause its Affiliates to comply with the obligations set forth in this Section 6.03 as if such Affiliates were Parent, and any failure by any of its Affiliates to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.

(d)    The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notice (or failure to give any such notice) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.04    Employee Benefits.

(a)    From the Effective Time until the first anniversary of the Closing Date (the “Benefit Protection Period”), Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) (i) base salary and wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) short-term incentive opportunity to each Company Employee that is not less favorable than the short-term incentive opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) long-term incentive compensation opportunities to each Company Employee that are comparable in value to the long-term incentive compensation opportunities provided to such Company Employee immediately prior to the Effective Time, which may be provided in the form of equity-based awards, cash-based awards or a combination thereof, as determined by Parent in its sole discretion; (iv) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and (v) other compensation and employee benefits (including paid-time off) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and employee benefits provided to such Company Employee immediately prior to the Effective Time.

(b)    Without limiting the generality of Section 6.04(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination Contracts (including any change-in-control or severance Contract between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their respective terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, or such longer period of time as required under the terms of the applicable Contract, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as adopted in accordance with the terms of such Contract, including the receipt of any required consents. Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, assume, honor and continue each short-term cash incentive or short-term bonus program covering a Company Employee as of the Effective Time for the applicable performance period that includes the Closing Date, and pay the Company Employees such cash incentives or bonuses for the applicable performance measurement period that includes the Closing Date in accordance with such programs.

(c)    For purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary prior to the Effective Time shall be treated as service with Parent and its Subsidiaries, including the Surviving Corporation to the same extent such Company Employee was entitled, prior to the Effective Time, to credit for such service under a similar Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation.

(d)    Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such plan year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e)    Parent shall, and shall cause its relevant Affiliates to, on a timely basis, provide the Company or a Company Subsidiary with such information as the Company or a Company Subsidiary may reasonably request as is necessary to comply with applicable Law (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) requiring it or them to consult with employees of the Company or a Company Subsidiary, a relevant trade union, a relevant works council or any other employee representatives in relation to the Transactions, and the Company shall comply with all such Laws and obligations and use its reasonable best efforts to complete such consultations as soon as reasonably practicable after the date hereof. The Company shall keep Parent reasonably informed about all material steps in the notification and/or consultation processes in the jurisdictions concerned and shall provide Parent with any written communications to be delivered in connection therewith reasonably in advance and consider in good faith any comments Parent has in respect of such communications. Reasonably in advance of any meeting between the Company, a Company Subsidiary or its representatives and a trade union, a works council or any other employee representative, the Company shall invite a representative of Parent to attend such meeting. All notifications and consultations pursuant to this Section 6.04(e) shall be made in accordance with the requirements of applicable Laws. In connection with these consultations and notifications, the Company shall not, and shall cause the applicable Company Subsidiaries not to, make or accept any commitments, obligations or undertakings which could materially affect or prejudice the financial, legal or other position of Parent without the prior written consent of Parent.

(f)    Notwithstanding the foregoing, nothing contained herein shall (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or any other compensation benefit plan, program, policy, agreement or arrangement, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third Person any right to enforce the provisions of this Section 6.04, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular benefit plan program, policy, agreement or arrangement or (iv) prohibit Parent, the Surviving Corporation or any of their Affiliates from terminating or modifying the employment or engagement of any particular Company Employee or other individual service provider.

(g)    The Company will provide to Parent by no later than the date that is ten (10) days prior to the anticipated Closing Date an analysis demonstrating a reasonable estimate of the amounts, if any, that could be received (whether in cash, property or the vesting of property) by a “disqualified individual” from the Company or any of its Affiliates (other than such amounts resulting from acts, omissions or the direction of Parent or any of its Affiliates) that could reasonably be expected to be characterized as an “excess parachute payment” (as such terms are defined for purposes of Section 280G of the Code).

SECTION 6.05    Indemnification.

(a)    After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all the Company’s obligations to exculpate or indemnify, defend and hold harmless (including advancing funds for expenses), to the fullest extent permitted by Law, the current and former directors and officers of the Company and the Company Subsidiaries and any employee of the Company or any of the Company Subsidiaries who acts as a fiduciary under any Company Benefit Plan for acts or omissions by such persons occurring at or before the Effective Time (including acts or omissions relating to this Agreement and the Transactions), and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and any individual indemnity agreements or other applicable documents from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such persons arising from, relating to, or otherwise in respect of, such acts or omissions. After the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) the Surviving Corporation’s certificate of incorporation as in effect immediately after the Effective Time (the form of which is attached hereto as Exhibit A), (ii) the Company By-laws and any Company Subsidiary’s certificates of incorporation and by-laws or similar organizational documents as in effect immediately prior to the Effective Time and (iii) any indemnification agreements of the Company or the Company Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case of clauses (i), (ii) and (iii) shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of the Company Subsidiaries.

(b)    For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) (provided, however, that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from, relating to or otherwise in respect of facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed $2,200,000 (such amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. At the Company’s option, the Company may, in lieu of maintaining the D&O Insurance, purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the D&O Insurance with respect to facts or events that occurred at or before the Effective Time, including the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect for its full term and cause the Surviving Corporation to honor all obligations thereunder.

(c)    If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 6.05.

SECTION 6.06    Fees and Expenses.

(a)    Except as provided herein, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that all fees and expenses incurred in connection with filing, printing and mailing the Proxy Statement and all fees and expenses incurred in connection with obtaining any of the Required Antitrust Filings or obtaining any other consents or approvals from third parties necessary for Closing shall be borne 50% by Parent and 50% by the Company.

(b)    The Company shall pay to Parent a nonrefundable fee of $100,000,000 (the “Company Termination Fee”) if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) (A) any Person makes a Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “20%” shall be replaced by “50%”) (a “Qualifying Transaction”) and thereafter Parent terminates this Agreement pursuant to Section 8.01(c) or the Company terminates this Agreement pursuant to Section 8.01(b)(i) at a time when Parent had the right to terminate this Agreement pursuant to Section 8.01(c) and (B) within twelve (12) months of such termination the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a Qualifying Transaction; (iii) Parent terminates this Agreement pursuant to Section 8.01(d); (iv) the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) at a time at which Parent had the right to terminate this Agreement pursuant to Section 8.01(d); or (v) (A) any Person makes a Company Takeover Proposal for a Qualifying Transaction that was publicly disclosed before the Company Stockholders Meeting but not publicly withdrawn by the date of the Company Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii) and (B) within twelve (12) months of such termination the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a Qualifying Transaction; provided, however, that in the event the Company terminates this Agreement pursuant to Section 8.01(f) or Parent terminates this Agreement pursuant to Section 8.01(d)(i), in each case either (A) prior to the No-Shop Period Start Date in connection with the Company’s receipt of a Superior Company Proposal, Company Takeover Proposal or Qualifying Transaction (as applicable) or (B) before 9:00 a.m. New York City time on the fifth (5th) day after the No-Shop Period Start Date (the “Cut-Off Time”) in connection with a Superior Company Proposal from an Excluded Party, the Company Termination Fee shall instead be an amount equal to $60,000,000. The Company Termination Fee shall be paid by wire transfer to an account to be specified by Parent of same-day funds on the date of termination pursuant to clause (i) above, within two (2) Business Days after termination pursuant to clause (iii) or (iv) above, or on the date of the consummation of such transaction in the case of termination pursuant to clause (ii) or (v) above. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)    If the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii), the Company shall pay to Parent, by wire transfer to the account specified in Schedule 6.06(b) of same-day funds within two (2) Business Days after such termination, an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all reasonable out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions (the “Parent Expenses”), it being understood that in no event shall payment for the Parent Expenses under this Section 6.06(c) exceed $25,000,000; provided that in the event that the Company Termination Fee shall subsequently become payable pursuant to clause (iv) of this Section 6.06(c), any amount previously paid by the Company in respect of the Parent Expenses shall be credited against the amount of the Company Termination Fee.

(d)    Parent shall pay the Company a nonrefundable fee of $190,000,000 (the “Reverse Termination Fee”) in the event that this Agreement is terminated (i) by the Company pursuant to Section 8.01(e) or Section 8.01(g) or (ii) by the Company or Parent pursuant to Section 8.01(b)(i) at a time at which the Company had the right to terminate this Agreement pursuant to Section 8.01(e) or Section 8.01(g). Any fee due under this Section 6.06(d) shall be paid by wire transfer to the account specified in Schedule 6.06(d) of same-day funds within two (2) Business Days after termination as contemplated in the foregoing sentence. In no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(e)    If the Company fails to promptly pay the Company Termination Fee or the Parent Expenses when due pursuant to Section 6.06(b) or Section 6.06(c) or Parent fails to promptly pay the Reverse Termination Fee when due pursuant to Section 6.06(d), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount due pursuant to Section 6.06(b) or Section 6.06(c) or a final and non-appealable judgment against Parent for the amount set forth in Section 6.06(d), the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment (any such amount, the “Termination Expenses and Interest”). Any amount payable pursuant to this Section 6.06(e) shall be paid by the applicable party by wire transfer of same-day funds prior to or on the date such payment is required to be made pursuant to such final and non-appealable judgment.

(f)    The parties agree that the agreements contained in this Section 6.06 are an integral part hereof and that the Company Termination Fee, the Reverse Termination Fee, the Parent Expenses and the Termination Expenses and Interest constitute liquidated damages and not a penalty.

SECTION 6.07    Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, and shall use reasonable best efforts to agree on, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except to the extent required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; provided that the foregoing shall not restrict disclosures of information by or on behalf of any party hereto or its respective Affiliates or successors, on the one hand, to their respective direct and indirect potential investors, Affiliates, financing sources, counsel, accountants, consultants and others, on the other hand (so long as, in the case of any such disclosures by or on behalf of Parent or any of its respective Affiliates or successors, such disclosure has a valid business purpose and is effected in a manner consistent with customary private equity practices).

SECTION 6.08    Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) arising as a result of the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.09    Financing.

(a)    Prior to the Closing, Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the Financing on terms and conditions no less favorable to Parent and Merger Sub than those described in or contemplated by the Commitment Letters and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter), including using reasonable best efforts to (i) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) all conditions applicable to Parent or Merger Sub set forth in the Commitment Letters and the Fee Letter (including definitive agreements related thereto) that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (ii) maintain in effect the Commitment Letters (subject to Parent’s right to amend, modify, supplement, restate, assign, substitute or replace the Commitment Letters in accordance herewith), comply with its obligations pursuant to the Commitment Letters, diligently enforce their rights under the Commitment Letters and, with respect to the Debt Commitment Letter, negotiate and enter into definitive agreements with respect thereto on terms and conditions no less favorable to Parent and Merger Sub than those described in or contemplated in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions contained in the Fee Letter), (iii) consummate the Financing at or prior to the Closing, (iv) ensure the participation by a Representative of Parent and Merger Sub in, and assistance by Representatives of Parent and Merger Sub with, the preparation of rating agency presentations, meetings with ratings agencies and meetings with prospective lenders and (v) comply with Merger Sub’s obligations under the Debt Commitment Letter and the Fee Letter. If funds in the amounts and on the terms set forth in a Debt Commitment Letter become unavailable to Parent or Merger Sub on the terms and conditions (including any “market flex” provisions contained in the Fee Letter) contemplated in the Debt Commitment Letter and the Fee Letter (other than as a result of the Company’s breach of this Agreement, or if the Company’s failure to perform would be the sole cause of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied), Parent and Merger Sub shall promptly notify the Company of such fact and shall use their reasonable best efforts to obtain as promptly as practicable alternative debt financing (the “Alternative Financing”) in amounts, when added with the Equity Financing, sufficient to consummate the Transactions, including, for the avoidance of doubt, payment of the Required Amount and that would not (i) include any conditions precedent to the Debt Financing that are not contained in the Debt Commitment Letter and the Fee Letter that would reasonably be expected to (1) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (2) materially delay or prevent the Closing and (ii) otherwise reasonably be expected to materially delay or prevent the Closing; provided that Parent and Merger Sub shall not be required to accept any Alternative Financing having terms and conditions (including “market flex” provisions) less favorable to Parent and Merger Sub than those in the Debt Commitment Letter and the Fee Letter; provided, further, that if Parent and Merger Sub proceed with such Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Section 6.09(a) with respect to the Financing, and all references in this Agreement to the “Debt Financing”, “Financing”, “Debt Commitment Letter”, “Fee Letter” and “Commitment Letters” (and other like terms in this Agreement) shall be deemed to also include such Alternative Financing, as applicable. In the event all conditions applicable to the Commitment Letters have been satisfied or waived, Parent shall cause the Fund to fund the Equity Financing and shall use its reasonable best efforts to cause the Persons providing the Debt Financing to fund such Debt Financing required to consummate the Transactions on the Closing Date.

(b)    Upon written request of the Company, Parent shall keep the Company apprised (as promptly as possible, and in any event within forty-eight (48) hours) of material developments relating to the Financing. Parent shall give the Company prompt written notice of any material adverse change with respect to the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice and, in any event, within forty-eight (48) hours, (i) of any breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any Lender Related Party with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware or (2) material dispute or disagreement between or among any parties to the Commitment Letters or definitive agreements of which Parent becomes aware related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters or definitive agreements related to the Financing such that it would not have amounts sufficient to consummate the Merger and the other Transactions, including payment of the Required Amount. As soon as reasonably practicable, but in any event within forty-eight (48) hours of the date that the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Parent shall not replace, amend, supplement, modify or waive the Debt Commitment Letter or any provision of any fee letter relating to the Debt Commitment Letter (it being understood that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not constitute a replacement, amendment, supplement, modification or waiver of the Debt Commitment Letter), without the Company’s prior written consent (such consent not to be unreasonably withheld, or conditioned or delayed) if such replacement, amendment, supplement, modification or waiver (x) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) such that Parent would not have amounts sufficient to consummate the Merger and the other Transactions, including payment of the Required Amount, (y) amends the conditions precedent to the Debt Financing in a manner that adds additional conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any of the conditions precedent to the availability of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (2) materially delay or prevent the Closing or (z) adversely impacts the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter (as it may be replaced, amended, supplemented, modified or waived in accordance with this Section 6.09); provided that Parent and Merger Sub may replace, amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such amendment, supplement or modification may be reduced in the amount of such additional party’s commitments) (provided that, except as provided for in the Debt Commitment Letter with respect to Additional Committing Lenders (as defined in the Debt Commitment Letter), no such addition shall relieve the original Committed Lenders of their obligations under the Debt Commitment Letter prior to the funding of the Debt Financing). Parent shall promptly provide to the Company true and complete copies of any commitment letter and fee letter (which, in the case of a fee letter, may redact Permissible Redacted Terms) associated with a replacement Debt Financing or Alternative Financing as well as any amendment, supplement, modification or waiver of any Debt Commitment Letter or any related fee letter (which, in the case of a fee letter, may redact Permissible Redacted Terms), that is permitted hereunder.

(c)    Parent shall not replace, amend, supplement, modify or waive or agree to replace, amend, supplement, modify or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter or (ii) any refusal by the Fund to provide the full financing contemplated by the Equity Commitment Letter.

(d)    Prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause the Company Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense (subject to the expense reimbursement provision in the last sentence of this Section 6.09(d)), such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing, including by:

(i)    assisting in preparation for and participating (including causing the Company’s and Company Subsidiaries’ management teams, with appropriate seniority and expertise to participate) in a reasonable number of investor and lender meetings (including a reasonable and limited number of customary one on one meetings and calls that are requested in advance with or by the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing), lender due diligence presentations, drafting sessions, road shows and presentations, including sessions with rating agencies in connection with the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing at reasonable times and locations mutually agreed, and assisting Parent in obtaining ratings in connection with the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing;

(ii)    assisting Parent, Merger Sub and the Lender Related Parties with the preparation by Parent, Merger Sub and the Lender Related Parties of materials for rating agency presentations, lender presentations, high-yield road show presentations and offering memoranda, bridge teasers, private placement memoranda, bank information memoranda and similar marketing documents required in connection with the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing; provided that (i) the Company’s obligation to provide information for such materials shall be limited to information about the Company and the Company Subsidiaries and (ii) Parent and Merger Sub shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (collectively, the “Debt Marketing Materials”), including (A) furnishing business and financial projections with respect to the Company on a consolidated basis reasonably requested by Parent or Merger Sub and (B) furnishing records, data or other information with respect to the Company and the Company Subsidiaries necessary to support any statistical information or claims relating to the Company and the Company Subsidiaries appearing in the Debt Marketing Materials;

(iii)    executing and delivering as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents for the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing, or other certificates or documents and back up therefor and for legal opinions as may be reasonably requested by Parent (including (x) solely to the extent such Person has been appointed as chief financial officer or treasurer (or other comparable officer) of the Borrower (as defined in the Debt Commitment Letter) on the Closing Date, executing and delivering a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower substantially in the form attached as Annex I to Exhibit E to the Debt Commitment Letter certifying the solvency, after giving effect to the Transactions, of the Borrower and its subsidiaries on a consolidated basis and (y) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.12)) and otherwise reasonably facilitating the granting of guarantees and the pledging of collateral; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (in the case of each of the foregoing clauses (A) and (B), other than the execution of (1) the authorization letters set forth in Section 6.09(d)(vi) below, (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.09(d)(ix) below, (3) the prepayment, termination or redemption notices set forth in Section 6.09(d)(v) below, (4) a customary solicitation agent agreement in connection with any consent solicitation or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (5) a customary dealer manager agreement in connection with any tender offer, exchange offer or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (6) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.12, (7) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (8) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12 and (9) any documentation reasonably requested by the trustee under the 2023 Indenture or the 2025 Indenture in connection with any designation of restricted subsidiaries set forth in Section 6.12) and (C) except to the extent subject to the expense reimbursement provision in the last sentence of this Section 6.09(d), no liability shall be imposed on the Company or any Company Subsidiary or any of their respective officers or employees involved prior to the Closing Date;

(iv)    providing Parent and the Lender Related Parties promptly, and in any event no later than three (3) Business Days prior to the Closing Date, with all documentation and other information about the Company and the Company Subsidiaries as is reasonably required and which any lender, provider or arranger of any Debt Financing or trustee for any customary high-yield non-convertible bonds issued in lieu of all or any portion of the Debt Financing has reasonably requested at least ten (10) Business Days prior to the Closing Date in connection with such Debt Financing or any customary high-yield non-convertible bonds issued in lieu of all or any portion of the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the CDD Rule;

(v)    delivering notices of prepayment, termination or redemption within the time periods required by the relevant agreements governing all indebtedness contemplated by the Debt Commitment Letter to be repaid, satisfied and discharged on the Closing Date (including the Existing Credit Facilities) (excluding, for the avoidance of doubt, the 2021 Notes, the 2023 Notes and the 2025 Notes, which are subject to Section 6.12, and the Debt Financing) (it being understood and agreed that any such prepayment, termination or redemption will be contingent upon the Closing occurring and no actions will be required that obligate the Company or any Company Subsidiary to complete such prepayment, termination or redemption prior to the Closing);

(vi)    executing and delivering customary authorization letters to the Lender Related Parties contemplated by the Debt Commitment Letter authorizing the distribution of information relating to the Company and the Company Subsidiaries to prospective lenders or investors (including customary 10b-5 and material non-public information representations relating to the Company and the Company Subsidiaries);

(vii)    furnishing Parent, Merger Sub and the Lender Related Parties, as promptly as practicable, with the Required Information; provided that no such Required Information constituting material non-public information may be publicly disclosed until filed by the Company with the SEC or otherwise publicly disclosed by the Company; provided, further, that at the reasonable request of Parent, and if reasonably consented to by the Company acting in good faith, the Company shall disclose certain material non-public information (by (x) filing a Form 8-K with the SEC and (y) posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) identified by Parent relating to the Company or any Company Subsidiary for purposes of permitting such information to be included in the Debt Marketing Materials to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and the Company Subsidiaries, Parent or any of their respective securities;

(viii)    using reasonable best efforts to cooperate with Parent and Merger Sub and their respective efforts to obtain customary corporate and facilities ratings (but no specific rating) and any consents, landlord waivers and estoppels and non-disturbance agreements as reasonably requested by Parent;

(ix)    causing Ernst & Young LLP (or any successor auditor) (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in the Required Information) to furnish to Parent, Merger Sub and the Lender Related Parties, consistent with customary practice, (1) consents for use of their audit reports in any materials relating to the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing and (2) customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Company, together with drafts of such comfort letters, that such independent auditors (or any successor auditor) are prepared to deliver upon “pricing” and “closing” of any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing, and causing such independent auditors (or any successor auditor) to deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, in each case, as reasonably requested by Parent and its Lender Related Parties;

(x)    cooperating with the Lender Related Parties in their efforts to benefit from the existing lending relationships of the Company and the Company Subsidiaries;

(xi)    using reasonable best efforts to cooperate with Parent and Merger Sub to satisfy the conditions precedent set forth in the Debt Commitment Letter to the extent the satisfaction of such conditions requires the cooperation of, and is within the control of the Company and the Company Subsidiaries;

(xii)    taking all actions reasonably necessary to (A) permit the Lender Related Parties to evaluate the Company’s and the Company Subsidiaries’ current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto (including cooperating in and facilitating field examinations, collateral audits, asset appraisals and surveys), in each case in connection with their customary pre-closing due diligence or for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that such agreements and arrangements will only be effective upon the Closing);

(xiii)    using reasonable best efforts to furnish Parent, Merger Sub and the Lender Related Parties all existing field examinations, collateral audits and asset appraisals and surveys of the Company and the Company Subsidiaries performed in the two (2) years prior to the date of this Agreement; and

(xiv)    furnishing the “borrowing base certificate” required to be delivered pursuant to clause (c) of the paragraph titled “Conditions Precedent to Initial Extensions of Credit” in Exhibit C to the Debt Commitment Letter.

Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 6.09 shall not unreasonably interfere with the normal business or operations of the Company and the Company Subsidiaries and in no event shall the Company or any Company Subsidiary be required to (I) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any actual or potential liability, make any other payment, be an issuer or other obligor with respect to the Debt Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time or otherwise not subject to the expense reimbursement provision in the last sentence of this Section 6.09(d) or (II) take any action that could reasonably be expected to result in any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement. In addition, nothing in this Section 6.09 shall require (v) any action that would (1) conflict with or violate the Company Charter, the Company By-laws or any Law or (2) result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Contract to which the Company or the Company Subsidiaries is a party, (w) any employee, officer or director of the Company or any Company Subsidiary incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (x) the Company or any Company Subsidiary to provide (and Parent shall be responsible for) (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than the information to be provided by the Company pursuant to clause (B) of the definition of “Required Information”), (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to any component of the Debt Financing, (4) subsidiary financial statements or other information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X or Item 402 of Regulation S-K or (5) any financial information in a form not customarily prepared by the Company with respect to such period or any financial information with respect to a year, month or fiscal period that has not yet ended or has ended less than forty (40) days prior to the date of such request, except of the type and as would customarily be necessary in connection with private placements of debt securities under Rule 144A of the Securities Act or in private-side marketing or syndication materials for asset-based revolving credit facilities, (y) the Company, any Company Subsidiary or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing or any documentation related thereto prior to the Effective Time (other than any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12) or (z) the Company, any Company Subsidiary or their counsel to provide any legal opinion in connection with the Debt Financing. For the avoidance of doubt, none of the Company or any Company Subsidiary or their respective officers, directors (with respect to any Company Subsidiary) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Debt Commitment Letter or the Equity Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of (1) the authorization letters set forth in Section 6.09(d)(vi), (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.09(d)(ix), (3) the prepayment, termination or redemption notices set forth in Section 6.09(d)(v), (4) a customary solicitation agent agreement or change of control tender offer in connection with any consent solicitation in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (5) a customary dealer manager agreement in connection with any tender offer, exchange offer or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (6) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.12, (7) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (8) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12 and (9) any documentation reasonably requested by the trustee under the 2023 Indenture or the 2025 Indenture in connection with any designation of restricted subsidiaries set forth in Section 6.12) and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing (other than any approval or authorization by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12). Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any Company Subsidiaries or their respective Representatives in connection with the cooperation of the Company and the Company Subsidiaries and Representatives contemplated by this Section 6.09, Section 6.11 and Section 6.12 and (II) shall indemnify, defend and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and the matters contemplated by Section 6.11 and Section 6.12 (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 6.09, Section 6.11 and Section 6.12) and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from (1) the bad faith, gross negligence or willful misconduct of, or Willful Breach of this Agreement by, the Company or any Company Subsidiary or, in each case, their respective Affiliates and Representatives or (2) historical information provided in writing by the Company or any Company Subsidiary specifically for use in connection with the Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)    The Company hereby consents to the use of its and the Company Subsidiaries’ logos, names and trademarks in connection with the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing; provided that Parent and Merger Sub shall ensure that such logos, names and trademarks are used solely in a manner that is not intended, and is not reasonably likely, to harm or disparage the Company, the Company Subsidiaries or their respective reputation or goodwill and will comply with the Company’s and the Company Subsidiaries’ usage requirements to the extent made available to Parent prior to the date of this Agreement.

(f)    The Company and each Company Subsidiary shall not cause or permit any “default” or “Event of Default” (as such terms are defined in each respective Outstanding Indenture) to exist immediately prior to the Closing on the Closing Date under either of the Outstanding Indentures.

(g)    Parent hereby acknowledges and agrees that obtaining the Financing or any Alternative Financing is not a condition to Parent’s and Merger Sub’s obligations under this Agreement and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing until such time as this Agreement is terminated in accordance with its terms.

(h)    Parent acknowledges and agrees that, except as otherwise expressly provided in this Section 6.09, Section 6.11 and Section 6.12, the Company, its Affiliates and their Representatives have no responsibility for any financing that Parent may raise in connection with the Transactions.

SECTION 6.10    Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of, and the Company shall promptly notify Parent and keep Parent reasonably informed on a current basis with respect to any material developments regarding, any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Merger or a breach of this Agreement or any other agreements contemplated hereby; provided, however, that the Company shall give Parent the reasonable right to review and comment on all material filings or responses to be made by the Company in connection with any such Proceeding, and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and shall not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.11    Repayment of Existing Credit Facilities. At the request of Parent, the Company shall use its reasonable best efforts to arrange for delivery of customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing (drafts of which will be provided at least three (3) Business Days prior to the Closing Date), which shall be in form and substance reasonably satisfactory to Parent, providing for the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments with respect thereto for the Existing Credit Facilities, and the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company’s Subsidiaries to complete such prepayment prior to the occurrence of the Closing).

SECTION 6.12    Company Indentures.

(a)    Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries (including Anixter Opco) and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2021 Notes and the 2021 Indenture:

(i)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a tender offer as specified by Parent, with respect to any and all of the outstanding 2021 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2021 Notes Tender Offer”); provided that (x) Parent shall be responsible for preparation of the 2021 Notes Tender Offer Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2021 Notes Tender Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2021 Notes Tender Offer Documents”) and the material terms and conditions of the 2021 Notes Tender Offer. The terms and conditions specified by Parent for the 2021 Notes Tender Offer shall be in compliance with the 2021 Indenture and any applicable Laws. The closing of a 2021 Notes Tender Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the 2021 Notes Tender Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to accept for purchase, and purchase, the 2021 Notes validly tendered and not validly withdrawn in the 2021 Notes Tender Offer (provided that the proposed amendments to the 2021 Indenture set forth in any 2021

Notes Tender Offer Document may not become operative unless and until the Closing has occurred). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2021 Notes Tender Offer, including appointing a dealer manager, information agent and tender agent, each as selected by Parent. The 2021 Notes Tender Offer shall comply in all material respects with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that Anixter Opco shall not be required to take any action that does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law. The Company shall cause Anixter Opco to waive any of the conditions to a 2021 Notes Tender Offer as may be reasonably requested by Parent (other than the condition that a 2021 Notes Tender Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2021 Notes Tender Offer to violate the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2021 Notes Tender Offer or make any material change, amendment or modification to the terms and conditions of a 2021 Notes Tender Offer (including any extension thereof) other than as directed by Parent. If all of the 2021 Notes then outstanding are validly tendered and not validly withdrawn in the 2021 Notes Tender Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds, if any, in accordance with clause (iii) below) under the 2021 Indenture to effect the satisfaction and discharge or defeasance of the 2021 Indenture pursuant to the requisite provisions of the 2021 Indenture; and/or

(ii)    if requested by Parent, use its reasonable best efforts to cause Anixter Opco to (x) deliver, or use its reasonable best efforts to cause the trustee under the 2021 Indenture to deliver, a notice of optional redemption on the Closing Date (contingent upon the occurrence of the Closing) (the “2021 Redemption Notice”) for all of the outstanding aggregate principal amount of the 2021 Notes, pursuant to the requisite provisions of the 2021 Indenture and (y) use its reasonable best efforts to cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds in accordance with clause (iii) below) under the 2021 Indenture to effect the satisfaction and discharge or defeasance of the 2021 Indenture pursuant to the requisite provisions of the 2021 Indenture. The Company shall (1) provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption of the 2021 Notes and will give reasonable consideration to the comments, if any, raised by Parent and (2) use its reasonable best efforts to cause Anixter Opco to timely provide the trustee under the 2021 Indenture with such officers’ certificates and other documentation or take such actions required by the 2021 Indenture or reasonably requested by the trustee under the 2021 Indenture in connection therewith; and

(iii)    on the Closing Date, as promptly as practicable after the Merger is consummated, Parent and the Surviving Corporation shall deposit or cause to be deposited funds with the trustee under the 2021 Indenture as required pursuant to the terms of the 2021 Indenture and (if applicable) the 2021 Redemption Notice sufficient to effect the satisfaction and discharge or defeasance of the 2021 Indenture. The Company shall use its reasonable best efforts to deliver to Parent at least three (3) Business Days prior to the Closing Date a schedule setting forth the amount required to be deposited with the trustee under the 2021 Indenture on the Closing Date sufficient to effect the satisfaction and discharge or defeasance of the 2021 Indenture, together with wire transfer instructions. The Company shall (1) provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such satisfaction and discharge or defeasance of the 2021 Notes and 2021 Indenture at the Closing, and will give reasonable consideration to the comments, if any, raised by Parent, and (2) use its reasonable best efforts to cause Anixter Opco to timely provide the trustee under the 2021 Indenture with such officers’ certificates and other documentation or take such actions required by the 2021 Indenture or reasonably requested by the trustee under the 2021 Indenture in connection therewith. For the avoidance of doubt, the Company shall use its reasonable best efforts to obtain a trustee’s acknowledgement of satisfaction and discharge or defeasance of the 2021 Indenture, in a form and substance reasonably satisfactory to Parent, and executed by the trustee under the 2021 Indenture;

(b)    Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries (including Anixter Opco) and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2023 Notes and the 2023 Indenture:

(i)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a consent solicitation with respect to the 2023 Notes to seek to obtain the requisite consents from holders of the 2023 Notes needed to amend, eliminate or waive certain sections of the 2023 Indenture specified by Parent (a “2023 Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent; provided that (x) Parent shall be responsible for preparation of the 2023 Notes Consent Solicitation Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such 2023 Notes Consent Solicitation and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2023 Notes Consent Solicitation Documents”). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2023 Notes Consent Solicitation, including appointing a solicitation agent selected by Parent. The Company shall cause Anixter Opco to waive any of the conditions to the 2023 Notes Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative until the Closing), so long as such waivers would not cause the 2023 Notes Consent Solicitation to violate applicable Law, and to not, without the prior written consent of Parent, waive any condition to the 2023 Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any 2023 Notes Consent Solicitation other than as directed by Parent. Promptly following the expiration of a 2023 Notes Consent Solicitation, assuming the requisite consent from the holders of the 2023 Notes (including from Persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall use its reasonable best efforts to cause Anixter Opco to cause an appropriate supplemental indenture (the “2023 Notes Supplemental Indenture”) to become effective providing for the amendments of the 2023 Indenture contemplated in the 2023 Notes Consent Solicitation Documents; provided, however, that notwithstanding the fact that a 2023 Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative until the Closing. The form and substance of the 2023 Notes Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a tender offer and/or an exchange offer as specified by Parent, with respect to all of the outstanding 2023 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2023 Notes Offer”); provided that (i) Parent shall be responsible for preparation of the 2023 Notes Offer Documents (as defined below) and (ii) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2023 Notes Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2023 Notes Offer Documents”) and the material terms and conditions of the 2023 Notes Offer. The terms and conditions specified by Parent for the 2023 Notes Offer shall be in compliance with the 2023 Indenture and any applicable Laws. The closing of a 2023 Notes Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and, in accordance with the terms of the 2023 Notes Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to accept for purchase, and purchase, the 2023 Notes validly tendered and not validly withdrawn in the 2023 Notes Offer (provided that the proposed amendments to the 2023 Indenture set forth in any 2023 Notes Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2023 Notes Offer, including appointing a dealer manager selected by Parent. Any 2023 Notes Offer shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, including, as applicable, Rule 14e-1 and the TIA, any other applicable Law, it being understood that Anixter Opco shall not be required to take any action that does not comply with such applicable Law. As applicable, the Company shall cause Anixter Opco to waive any of the conditions to a 2023 Notes Offer as may be reasonably requested by Parent (other than the condition that a 2023 Notes Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2023 Notes Offer to violate the Securities Act, the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2023 Notes Offer or make any material change, amendment or modification to the terms and conditions of a 2023 Notes Offer (including any extension thereof) other than as directed by Parent;

(iii)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to deliver a notice to each holder of the 2023 Notes, in accordance with Section 11.09 of the 2023 Indenture, with respect to an Offer to Purchase (as defined in the 2023 Indenture) for the repurchase, on and subject to the occurrence of a Payment Date (as defined in the 2023 Indenture), to be mutually agreed by Parent and the Company, of all of the 2023 Notes then outstanding and otherwise comply with the 2023 Indenture with respect to such Offer to Purchase; provided that such Offer to Purchase shall be expressly conditioned on the Closing to the extent provided by Section 11.09 of the 2023 Indenture;

(iv)    if requested by Parent, cause the Company, Anixter Opco and any other applicable Company Subsidiary to (x) enter into a supplemental indenture, any security arrangements (including any pledge and security documents, collateral trust agreement, intercreditor agreement and other customary security documents) and other related documents (the “2023 Notes Security Documents”) as contemplated by Section 10.05 of the 2023 Indenture in order for the 2023 Notes to be secured “equally and ratably” with the security interest that will secure all or any portion of the Debt Financing and (y) perform any actions as required by the trustee under the 2023 Indenture in order for the trustee under the 2023 Indenture to enter into any 2023 Notes Security Documents; provided that Parent shall be responsible for preparation of the 2023 Notes Security Documents; provided, further, that the effectiveness of any such documents or instruments shall be expressly conditioned on the Closing; and/or

(v)    if requested by Parent, prior to the Closing Date, cause the Company and Anixter Opco to designate any Subsidiary of the Company that is then an Unrestricted Subsidiary under and as defined in the 2023 Indenture as a Restricted Subsidiary under and as defined in the 2023 Indenture with such designation effective no earlier than the Closing Date.

(c)    Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries (including Anixter Opco) and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2025 Notes and the 2025 Indenture:

(i)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a consent solicitation with respect to the 2025 Notes to seek to obtain the requisite consents from holders of the 2025 Notes needed to amend, eliminate or waive certain sections of the 2025 Indenture specified by Parent (a “2025 Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent on such terms and conditions, including with respect to consent fees, that are proposed by Parent (including by adding a definition of “Permitted Holder” that includes Affiliates of Parent); provided that (x) Parent shall be responsible for preparation of the 2025 Notes Consent Solicitation Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such 2025 Notes Consent Solicitation and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2025 Notes Consent Solicitation Documents”). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the Consent Solicitation, including appointing a solicitation agent selected by Parent. The Company shall cause Anixter Opco to waive any of the conditions to the 2025 Notes Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative until the Closing), so long as such waivers would not cause the 2025 Notes Consent Solicitation to violate applicable Law, and to not, without the prior written consent of Parent, waive any condition to the 2025 Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any 2025 Notes Consent Solicitation other than as directed by Parent. Promptly following the expiration of a 2025 Notes Consent Solicitation, assuming the requisite consent from the holders of the 2025 Notes (including from Persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall use its reasonable best efforts to cause Anixter Opco to cause an appropriate supplemental indenture (the “2025 Notes Supplemental Indenture”) to become effective providing for the amendments of the 2025 Indenture contemplated in the 2025 Notes Consent Solicitation Documents; provided, however, that notwithstanding the fact that a 2025 Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative until the Closing. The form and substance of the 2025 Notes Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a tender offer and/or an exchange offer as specified by Parent, with respect to all of the outstanding 2025 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2025 Notes Offer”); provided that (i) Parent shall be responsible for preparation of the 2025 Notes Offer Documents (as defined below) and (ii) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2025 Notes Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2025 Notes Offer Documents”) and the material terms and conditions of the 2025 Notes Offer. The terms and conditions specified by Parent for the 2025 Notes Offer shall be in compliance with the 2025 Indenture and any applicable Laws. The closing of a 2025 Notes Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the 2025 Notes Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to accept for purchase, and purchase, the 2025 Notes validly tendered and not validly withdrawn in the 2025 Notes Offer (provided that the proposed amendments to the 2025 Indenture set forth in any 2025 Notes Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2025 Notes Offer, including appointing a dealer manager selected by Parent. Any 2025 Notes Offer shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, including, as applicable, Rule 14e-1 and the TIA, any other applicable Law, it being understood that Anixter Opco shall not be required to take any action that does not comply with such applicable Law. As applicable, the Company shall cause Anixter Opco to waive any of the conditions to a 2025 Notes Offer as may be reasonably requested by Parent (other than the condition that a 2025 Notes Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2025 Notes Offer to violate the Securities Act, the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2025 Notes Offer or make any material change, amendment or modification to the terms and conditions of a 2025 Notes Offer (including any extension thereof) other than as directed by Parent;

(iii)    if requested by Parent, use reasonable best efforts to cause Anixter Opco to deliver a notice to each holder of the 2025 Notes, in accordance with Section 11.09 of the 2025 Indenture, with respect to an Offer to Purchase (as defined in the 2025 Indenture) for the repurchase, on and subject to the occurrence of a Payment Date (as defined in the 2025 Indenture), to be mutually agreed by Parent and the Company, of all of the 2025 Notes then outstanding and otherwise comply with the 2025 Indenture with respect to such Offer to Purchase; provided that such Offer to Purchase shall be expressly conditioned on the Closing to the extent provided by Section 11.09 of the 2025 Indenture;

(iv)    if requested by Parent, cause the Company, Anixter Opco and any other applicable Company Subsidiary to (x) enter into a supplemental indenture, any security arrangements (including any pledge and security documents, collateral trust agreement, intercreditor agreement and other customary security documents) and other related documents (the “2025 Notes Security Documents”) as contemplated by

Section 10.05 of the 2025 Indenture in order for the 2025 Notes to be secured “equally and ratably” with the security interest that will secure all or any portion of the Debt Financing and (y) perform any actions as required by the trustee under the 2025 Indenture in order for the trustee under the 2025 Indenture to enter into any 2025 Notes Security Documents; provided that Parent shall be responsible for preparation of the 2025 Notes Security Documents; provided, further, that the effectiveness of any such documents or instruments shall be expressly conditioned on the Closing; and/or

(v)    if requested by Parent, prior to the Closing Date, cause the Company and Anixter Opco to designate any Subsidiary of the Company that is then an Unrestricted Subsidiary under and as defined in the 2025 Indenture as a Restricted Subsidiary under and as defined in the 2025 Indenture with such designation operative no earlier than the Closing Date.

(d)    Notwithstanding anything herein to the contrary, with respect to the matters contemplated by Section 6.11 and this Section 6.12, (i) nothing in Section 6.11 and this Section 6.12 shall require any action, non-action or cooperation to the extent that it would (A) reasonably be expected to result in any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any Company Subsidiary to take any action that would (1) conflict with or violate the Company Charter, the Company By-laws (or, with respect to a Company Subsidiary, equivalent governing or organizational documents) or any Law or (2) result in, prior to the Effective Time, the contravention of, or that could reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Contract to which the Company or the Company Subsidiaries is a party or (C) unreasonably interfere with the normal business or operations of the Company and the Company Subsidiaries and (ii) none of the Company or any Company Subsidiary shall be required to (A) enter into or perform any agreement with respect to the matters contemplated by Section 6.11 and this Section 6.12 that is not contingent upon the Closing or that would be operative prior to the Closing (it being agreed by the parties that, notwithstanding the fact that any document executed by the Company or any Company Subsidiary pursuant to Section 6.11 and this Section 6.12 may become effective earlier, no such document shall become operative until the Closing, other than (1) the prepayment, termination or redemption notices set forth in Section 6.09(d)(v), (2) a customary solicitation agent agreement in connection with any consent solicitation or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12, (3) a customary dealer manager agreement in connection with any tender offer, exchange offer or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12, (4) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by this Section 6.12, (5) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12, (6) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12 and (7) any documentation reasonably requested by the trustee under the 2023 Indenture or the 2025 Indenture in connection with any designation of restricted subsidiaries set forth in this Section 6.12), (B) bear any expense or pay any commitment or other fee in connection with the matters contemplated by Section 6.11 and this Section 6.12 prior to the Effective Time or otherwise not subject to the indemnification and expense reimbursement provision in the last sentence of Section 6.09(d), (C) prepare separate financial statements for any Company Subsidiary to the extent not required by Section 6.09(d) or (D) provide any legal opinion with respect to the matters contemplated by Section 6.11 and this Section 6.12.

SECTION 6.13    Pre-Closing Restructuring. Promptly after the date hereof, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, take such actions as are necessary to effectuate the restructuring set forth on Schedule 6.13 (the “Pre-Closing Restructuring”), and the Company shall cause the Pre-Closing Restructuring to be consummated prior to the earlier of (x) the launch of any consent solicitation, tender offer, exchange offer or change of control tender offer contemplated by Section 6.12 and (y) the commencement of the Marketing Period, provided that, prior to taking any action to effect such Pre-Closing Restructuring, the Company shall provide Parent a reasonable opportunity to review and comment on the Company’s proposed steps to effect such Pre-Closing Restructuring and the Company shall consult with, and consider any comments by, Parent in good faith prior to taking any action contemplated under this Section 6.13.

SECTION 6.14    Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause the Merger, and any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

Conditions Precedent

SECTION 7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) on or before the Closing Date of each of the following conditions:

(a)    Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)    Antitrust. Any waiting period (and any extension thereof) in connection with the Required Antitrust Filings listed on Exhibit D shall have been terminated or shall have expired, and any approvals, consents or clearances required in connection with the Transactions under the Required Antitrust Filings listed on Exhibit D shall have been obtained.

(c)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or of a competent Governmental Entity shall have been entered and shall continue to be in effect, and no Law preventing the consummation of the Merger shall be in effect; provided, however, that the condition in this Section 7.01(c) shall not be available to any party in connection with or as a result of any order, injunction or other Judgment issued by any Governmental Entity other than a court of competent jurisdiction in the United States, Canada, the European Union or any other jurisdiction listed in Exhibit D or any Law of any Governmental Entity other than the United States, Canada, the European Union or any other jurisdiction listed in Exhibit D.

SECTION 7.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver (to the extent permitted by this Agreement or applicable Law) on or before the Closing Date of each of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company in Section 3.01, Section 3.03 and Section 3.21 shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Company Material Adverse Effect or like qualifications, in which case such representations shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Company Material Adverse Effect or like qualifications, in which case such representations shall be true and correct in all respects) on and as of such other date), (ii) the representations and warranties of the Company in Section 3.02(a) and Section 3.02(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date in all respects (except for de minimis inaccuracies), and (iii) the representations and warranties of the Company in this Agreement (other than the representations and warranties addressed in the foregoing clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or like qualifications therein) that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Performance of Obligations. The Company shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

(c)    Absence of Company Material Adverse Effect. Since the date of the most recent financial statements included in the Filed Company SEC Documents, there shall not have occurred a Company Material Adverse Effect.

(d)    Officer’s Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions set forth in clauses (a), (b) and (c) of this Section 7.02 are duly satisfied immediately prior to the Closing.

SECTION 7.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver (to the extent permitted by agreement or applicable Law) on or before the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any materiality, Parent Material Adverse Effect or like qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), other than such failures to be true and correct that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Performance of Obligations. Parent and Merger Sub shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by them under this Agreement at or before the Closing Date.

(c)    Officer’s Certificate. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent certifying on behalf of Parent that the conditions set forth in clauses (a) and (b) of this Section 7.03 are duly satisfied immediately prior to the Closing.

SECTION 7.04    Frustration of Closing Conditions. Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01 (Conditions to Each Party’s Obligation to Effect the Merger), Section 7.02 (Conditions to Obligations of Parent and Merger Sub) or Section 7.03 (Conditions to Obligation of the Company), as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01    Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)    by mutual written consent of Parent, Merger Sub and the Company;

(b)    by written notice from either Parent or the Company:

(i)    if the Merger is not consummated on or before October 7, 2020 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the Merger not having been consummated prior to the Outside Date;

(ii)    if (A) any Law or other legal restraint or prohibition entered or made after the date hereof makes consummation of the Merger illegal or (B) any Governmental Entity issues a Judgment permanently enjoining or otherwise permanently prohibiting the Merger, and such Judgment shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available (x) to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the issuance of such Judgment or (y) in connection with any such Law or other such legal restraint or prohibition other than any Law, legal restraint or prohibition of any Governmental Entity in any jurisdiction listed in Exhibit D or any such Judgment other than a Judgment of a court of competent jurisdiction in any jurisdiction listed in Exhibit D; or

(iii)    if, upon a vote at a duly convened meeting to obtain the Company Stockholder Approval (including any adjournment or postponement therefor), the Company Stockholder Approval is not obtained.

(c)    by written notice from Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in breach of any representation, warranty or covenant contained in this Agreement);

(d)    by written notice from Parent, before receipt of the Company Stockholder Approval, if (i) the Company Board or any committee thereof makes a Company Recommendation Change or (ii) the Company shall have materially breached the provisions of Section 5.02, and such breach has resulted in the receipt by the Company of a Company Takeover Proposal;

(e)    by written notice from the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in breach of any representation, warranty or covenant in this Agreement);

(f)    by written notice from the Company, before receipt of the Company Stockholder Approval, if (i) the Company Board has received a Superior Company Proposal, (ii) the Company has complied in all material respects with Section 5.02(e) (Change in Recommendation Permitted in Certain Circumstances) to the extent applicable, (iii) the Company has previously paid or concurrently pays or causes to be paid the fee due under Section 6.06(b) and (iv) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal. Acceptance by Parent of the fee due under Section 6.06(b) (Fees and Expenses) shall constitute acceptance by Parent of the validity of any termination of this Agreement under this Section 8.01(f); or

(g)    by written notice from the Company if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at Closing and remain capable of such satisfaction), (ii) the Marketing Period has concluded, (iii) the Company has notified Parent it is ready, willing and able to consummate the Closing and (iv) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the later of the date when it is required to consummate the Closing as provided in Section 1.02 and the delivery of such notice.

SECTION 8.02    Effect of Termination.

(a)    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01 (Termination), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the penultimate sentence of Section 6.02 (Access to Information; Confidentiality), Section 6.06 (Fees and Expenses), Parent’s obligations under the last sentence of Section 6.09(d) (Financing), this Section 8.02 and Article IX (General Provisions), which provisions shall survive such termination. The Confidentiality Agreement and Limited Guarantee shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with their terms.

(b)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.10 (Enforcement) in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee or the Parent Expenses pursuant to Section 6.06 (Fees and Expenses), the payment of the Company Termination Fee or the Parent Expenses, the Termination Expenses and Interest (if applicable) and any indemnification, reimbursement or other payment obligations of Parent under Section 6.09, Section 6.11 or Section 6.12, shall be the sole and exclusive remedy of Parent Related Parties against the Company and any of its Non-Party Affiliates (together, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Transactions or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 6.06 (Fees and Expenses)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.07 (Public Announcements), and provided that nothing herein shall abridge or otherwise modify any Liabilities of the Company for fraud or a Willful Breach.

(c)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.10 (Enforcement), if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), then, except for the Retained Claims, the sole and exclusive remedies (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, or any of their Non-Party Affiliates (each a “Parent Related Party”) for any breach (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), loss, damage or failure to perform (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to terminate this Agreement as provided herein and receive payment of the Reverse Termination Fee pursuant to and solely to the extent payment is required by Section 6.06 (Fees and Expenses), and, if applicable, the Termination Expenses and Interest, and upon payment of such amounts, except for the Retained Claims, (i) none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether in equity or at law, in contract, in tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) and (ii) no Company Related Party shall be entitled to bring, and in no event support, facilitate or encourage, the bringing of any litigation (under any legal theory, whether sounding in law or in equity (in each case whether for breach of contract, in tort or otherwise)) against a Parent Related Party with respect to, arising out of, or in connection with, the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Financing Letters or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), and the Company shall cause any such litigation pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. Notwithstanding anything to the contrary in this Agreement (including this Section 8.02(c)), if the Reverse Termination Fee and, if applicable, the

Termination Expenses and Interest are paid to the Company, under no circumstances will any Company Related Party, or the Company Related Parties in the aggregate, be entitled to monetary damages or monetary remedies for any claims, damages or other losses suffered as a result of the failure of the transactions contemplated by this Agreement or in the Financing Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the amount of the Reverse Termination Fee and, if applicable, the Termination Expenses and Interest. Under no circumstances shall the collective monetary damages payable by Parent and the other Parent Related Parties (including the Fund) under this Agreement or the Limited Guarantee for non-compliance with or breaches (in each case, whether knowingly, willfully, intentionally or unintentionally or otherwise, and including any fraud) under this Agreement or the Limited Guarantee (other than pursuant to clauses (i) and (ii) in the definition of “Retained Claims”) exceed an aggregate amount equal to the Reverse Termination Fee and the Termination Expenses and Interest. Except as expressly set forth herein, nothing in this Section 8.02(c) shall limit, abridge or otherwise modify any remedies available to a Company Related Party under the Retained Claims.

SECTION 8.03    Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 6.06 (Fees and Expenses), Section 8.02(c) (Effect of Termination), this Section 8.03, Section 9.07 (Entire Agreement; No Third Party Beneficiaries), Section 9.11 (Venue; Waiver of Trial by Jury) and Section 9.12 (Non-Recourse) (and with respect to any of the foregoing sections, any of the defined terms used therein) in each case may not be amended, modified or altered in any manner adverse to the Lender Related Parties in any material respect without the prior written consent of the Committed Lenders.

SECTION 8.04    Extension; Waiver. At any time before the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this Agreement after the Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

SECTION 8.05    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 (Termination), an amendment of this Agreement pursuant to Section 8.03 (Amendment) or an extension or waiver pursuant to Section 8.04 (Extension; Waiver) shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors, managing member or other equivalent body, or the duly authorized designee thereof, together with notice thereof to the other parties hereto as contemplated by Section 9.02 (Notices). Termination of this Agreement before the Effective Time shall not require the approval of the stockholders of the Company or the stockholders of Parent.

ARTICLE IX

General Provisions

SECTION 9.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 9.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a) if to Parent or Merger Sub, to

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Email:	jzrebiec@cdr-inc.com; tyoung@cdr-inc.com
Attention:	J.L. Zrebiec; Tyler Young

with a copy to:

Debevoise & Plimpton, LLP
919 Third Avenue
New York, NY 10022
Email:	kmschmidt@debevoise.com; jlchu@debevoise.com
Attention:	Kevin M. Schmidt; Jennifer L. Chu

(b) if to the Company, to

Anixter International Inc.
2301 Patriot Blvd
Glenview, IL 60026
Email:	justin.choi@anixter.com
Attention:	Justin Choi

with a copy to:

Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Email:	irotter@sidley.com; gsaltarelli@sidley.com
Attention:	Irving L. Rotter; Gabriel Saltarelli

SECTION 9.03    Definitions. For purposes of this Agreement:

“2021 Indenture” means the Indenture, dated as of April 30, 2012 (as supplemented by the Second Supplemental Indenture, dated as of September 23, 2014), among Anixter Opco, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“2021 Notes” means the 5.125% Senior Notes due 2021 issued under the 2021 Indenture.

“2023 Indenture” means the Indenture, dated as of August 8, 2015, among Anixter Opco, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“2023 Notes” means the 5.50% Senior Notes due 2023 issued under the 2023 Indenture.

“2025 Indenture” means the Indenture, dated as of November 13, 2018, among Anixter Opco, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“2025 Notes” means the 6.00% Senior Notes due 2025 issued under the 2025 Indenture.

“Acceptable Confidentiality Agreement” means (a) a confidentiality agreement between the Company and a Person that contains confidentiality obligations of such Person that has made a Company Takeover Proposal that, in the good-faith judgment of the Company, are no less favorable in the aggregate to the Company than those of Parent contained in the Confidentiality Agreement, or a less favorable confidentiality agreement, in which case the terms of the Confidentiality Agreement shall be deemed modified to the same extent or (b) a confidentiality agreement entered into by the Company with another party in connection with the Company’s sale process prior to the execution and delivery of the Original Agreement.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anixter Opco” means Anixter Inc., a Delaware corporation.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in The City of New York, New York.

“CDD Rule” means the Customer Due Diligence Requirement for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.

“Company ERISA Affiliate” means each Company Subsidiary and any other Person or entity under common control with the Company or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Material Adverse Effect” means any effect, change, event, development, state of facts, circumstance or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect (a) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) on the ability of the Company to consummate timely the Merger; provided, however, that for purposes of clause (a) the term “Company Material Adverse Effect” shall not include effects to the extent they result from (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which the Company or any Company Subsidiary operates, changes in commodity prices, or effects of weather or acts of God, (ii) any bankruptcy, insolvency or other financial distress of any customer or other counterparty of the Company or any Company Subsidiary, (iii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iv) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates, (v) changes in GAAP or any authoritative interpretation thereof, (vi) any failure to meet projections or any changes in the price or trading volume of the Company Common Stock or any downgrade in the credit ratings of the Company’s long term debt (provided that this exception shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein constitutes a “Company Material Adverse Effect”), (vii) the negotiation, announcement, execution, delivery, consummation or pendency of the Original Agreement, the First Amended and Restated Agreement or this Agreement or of the Transactions (including any effect resulting therefrom on the relationships of the Company or any Company Subsidiary with their customers, suppliers, employees or competitors) (it being agreed that this clause (vii) shall not apply to any representation or warranty to the extent the express purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution, delivery, consummation or pendency of the Original Agreement, the First Amended and Restated Agreement or this Agreement or of the Transactions), (viii) any action by the Company or its Affiliates required by the Original Agreement, the First Amended and Restated Agreement or this Agreement, (ix) any actions taken or not taken at the express request of Parent or (x) any actions or claims made or brought by any stockholders of the Company (on their behalf or on behalf of the Company) alleging (A) a breach of any fiduciary duty of any director of the Company, (B) any claim under federal securities Laws or (C) any claim similar to those described in clauses (A) or (B) under other applicable state or federal Law, in each case relating to the evaluation, negotiation or entry into or terms of the Original Agreement, the First Amended and Restated Agreement or this Agreement, recommendation of the Transactions to the Company’s stockholders or consummation of the Transactions including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of the Original Agreement, the First Amended and Restated Agreement or this Agreement; provided that any action, effect, change, event, circumstance, development, occurrence or state of facts resulting from the matters referred to in clauses (i) through (v) above shall not be excluded to the extent of any disproportionate impact of such matter on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies operating in the same industry.

“Company Stock Plans” means the Itel Corporation 1989 Stock Incentive Plan, the Itel Corporation 1987 Key Executive Equity Plan, effective July 16, 1992, the 1995 Stock Option Agreement, effective January 1, 1995, the Anixter International Inc. 1996 Stock Incentive Plan, effective February 8, 1996, the Anixter International Inc. 1998 Stock Incentive Plan, the Anixter International Inc. 2001 Stock Incentive Plan, as amended, effective May 24, 2001, the Anixter International Inc. 2006 Stock Incentive Plan, the Anixter International Inc. 2010 Stock Incentive Plan and the Anixter International Inc. 2017 Stock Incentive Plan.

“COTS License” means a “shrink-wrap”, “click-through” or “off-the-shelf” software license or any other license of uncustomized software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $500,000 or less.

“Environmental Laws” means any and all Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of the environment, the preservation or reclamation of natural resources or the management, Release or threatened Release of or exposure to Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Facilities” means (i) the Credit Agreement, dated as of October 5, 2015 (as amended by the Waiver and First Amendment to Receivables Facility Loan Documents, dated as of September 29, 2016, the Second Amendment to Receivables Facility Credit Agreement, dated as of October 29, 2018, and the Third Amendment to Receivables Facility Credit Agreement, dated as of November 16, 2018), among Anixter Receivables Corporation, as borrower, Anixter Opco, as servicer, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, (ii) the Credit Agreement, dated as of October 5, 2015 (as amended by the First Amendment to Inventory Facility Loan Documents, dated as of September 29, 2016, the Second Amendment to Inventory Facility Credit Agreement, dated as of October 29, 2018, and the Third Amendment to Inventory Facility Credit Agreement, dated as of November 16, 2018), among Anixter Opco, as a borrower, the other borrowers from time to time party thereto, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto and (iii) the Credit Agreement, dated as of October 5, 2015 (as amended by the First Amending Agreement, dated as of January 19, 2018), among Anixter Canada Inc. (as successor by amalgamation to Tri-Ed ULC and 9112855 Canada Inc.), as borrower, Anixter Mid Holdings BV, as guarantor, the lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent, and the other parties thereto.

“Filed Company SEC Documents” means the Company SEC Documents filed at least two (2) Business Days prior to the date hereof.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“group of Persons” has the same meaning as “group” as defined in or under Section 13(d) of the Exchange Act.

“Hazardous Materials” means (i) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, polychlorinated biphenyls, asbestos or asbestos-containing materials and urea formaldehyde foam and (ii) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect from time to time.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) patent (including any reissue, division, continuation or extension thereof), patent application or patent right, (ii) trademark, trademark registration, trademark application, service mark, trade name, business name or brand name, (iii) Internet domain names, (iv) the goodwill associated with any and all of (ii) and (iii) and symbolized thereby, (vi) copyright, copyright registration, design or design registration, (vii) rights in Software, (viii) rights in Trade Secrets and (ix) all other intellectual property rights.

“Intervening Event” means any action, effect, change, event, circumstance, development, occurrence or state of facts that is material to the Company and the Company Subsidiaries as a whole, that (a) is not known to or reasonably foreseeable by the Company Board as of the date of the Original Agreement, (b) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval and (c) does not relate to (i) a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) any action, effect, change, event, circumstance, occurrence or state of facts relating to Parent, Merger Sub or any of their respective Affiliates, (iii) changes in the market price or trading volume of the shares of Company Common Stock in and of themselves or (iv) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that this clause (iv) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event”).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology or data communications equipment owned, leased by or licensed to the Company or a Company Subsidiary.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity or other Person (in each case whether temporary, preliminary or permanent).

“Knowledge”, when used with respect to (i) Parent, means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of Parent and Merger Sub set forth on Exhibit B and (ii) the Company, means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Exhibit C after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, executive action pursuant to statute or otherwise, ordinance, rule or regulation, and all Judgments.

“Lender Related Parties” means the Persons (including the Committed Lenders and each agent and arranger) that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing, any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing or any alternative debt financings (including any Alternative Financing) in connection with the Transactions pursuant to the Debt Commitment Letter or any other commitment letter, and any joinder agreements, indentures or credit agreements permitted by this Agreement and entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and Representatives of the foregoing, and their respective successors and assigns.

“Licensed Company Intellectual Property” means all material Intellectual Property other than Owned Company Intellectual Property used or licensed to the Company or any Company Subsidiary, other than unregistered items of Intellectual Property that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Lien” means any mortgage, lien, security interest, pledge, collateral assignment, adverse claim, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or a

Company Subsidiary, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Period” means the first period of (1) if (x) the condition set forth in Section 7.01(a) has been satisfied on or prior to February 5, 2020, (y) the financial statements specified by clause A(Y) of the definition of Required Information for the fiscal quarter ended July 3, 2020 are delivered to Merger Sub on July 27, 2020 or July 28, 2020 or (z) as of September 7, 2020 the Marketing Period has not ended, eighteen (18) consecutive Business Days, or (2) in all other cases, twenty (20) consecutive Business Days, after the date on which the Proxy Statement is mailed to the Company’s stockholders, throughout and at the end of which (a) Parent shall have the Required Information and (b) the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied (except (i) in any such case for any conditions that by their nature can be satisfied only on the Closing Date, it being understood that such conditions are not waived for purposes of Article VII, (ii) the condition set forth in Section 7.01(a) (subject to clause (ii) of the proviso below), it being understood that such condition is not waived for purposes of Article VII and (iii) the condition set forth in Section 7.01(b), it being understood that such condition is not waived for purposes of Article VII), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.02 (except for (i) the condition set forth in Section 7.01(a) if such condition was not satisfied at the commencement of such period as contemplated by clause (ii) of the immediately preceding parenthetical above and (ii) the condition set forth in Section 7.01(b) if such condition was not satisfied at the commencement of such period as contemplated by clause (iii) of the immediately preceding parenthetical above) to fail to be satisfied assuming the Closing were to be scheduled for any time during such period; provided that (i) (x) if such period shall not have ended on or prior to December 20, 2019, then such period shall not commence prior to January 2, 2020, (y) July 3, 2020 shall not constitute a Business Day for purposes of calculating such period, and (z) if such period shall not have ended on or prior to August 21, 2020, then such period shall not commence prior to September 8, 2020, (ii) if the condition set forth in Section 7.01(a) has not been satisfied on or prior to February 5, 2020, the Marketing Period shall not be deemed to commence unless and until, at the earliest, the condition set forth in Section 7.01(a) shall be satisfied and (iii) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the annual financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another nationally-recognized independent public accounting firm reasonably acceptable to Parent, (B) the Company restates, the Company Board has determined to restate or Ernst & Young LLP has determined that it is necessary to restate any historical financial statements of the Company that are included in the Required Information, or the Company has publicly announced that a restatement of such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company Board or Ernst & Young LLP, as applicable, subsequently concludes that no restatement shall be required in accordance with GAAP and (C) the Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement contained in the Required Information, in the context in which it was made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission; provided, further, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating it believes it completed such delivery), in which case the requirement to commence the Marketing Period that Parent shall have the Required Information will be deemed to have been satisfied on the date of such notice unless Parent, in good faith, reasonably believes the Required Information has not been delivered and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Required Information has not been delivered).

“Non-Party Affiliate” means (a) any Lender Related Party and (b) any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to the Transaction Documents.

“NYSE” means The New York Stock Exchange.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person or that is otherwise taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Outstanding Indentures” means, collectively, the 2023 Indenture and the 2025 Indenture.

“Owned Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary, other than unregistered items of Intellectual Property.

“Parent Material Adverse Effect” means any action, effect, change, event, circumstance, development, occurrence or state of facts that would, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate timely the Merger.

“PATRIOT Act” means the U.S.A. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time).

“Permitted Lien” means (i) any Liens set forth in Schedule 3.08 or Schedule 3.09, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that secure obligations reflected on the most recent balance sheet included in the Company Financial Statements or Liens the existence of which is referred to in the notes to the most recent balance sheet included in the Company Financial Statements, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made before the Closing, (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions and (vii) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, proprietorship, joint venture, association, organization, Governmental Entity or other entity.

“Privacy Laws” means all Laws and industry requirements relating to the collection, use, storage, disclosure or other processing of personally identifiable information that are applicable to and binding on the Company or any Company Subsidiary, including, to the extent applicable, the then applicable version of (i) the Payment Card Industry Data Security Standard with respect to any payment card data, (ii) the Gramm-Leach-Bliley Act, (iii) the Fair Credit Reporting Act, (iv) the EU General Data Protection Regulation, (v) the Telephone Consumer Protection Act of 1991, (vi) the Personal Information Protection and Electronic Documents Act, (vii) the Information Privacy Act 2014 and (viii) applicable Laws relating to direct marketing, e-mails, text messages or telemarketing.

“Proceeding” means any claim, suit, action, proceeding, arbitration, mediation or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proxy Statement” means a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders.

“Real Property Lease” means any real property lease, sublease, license or occupancy agreement to which the Company or any Company Subsidiary is a party (together with any and all amendments and modifications thereto).

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Related Person” means, with respect to any Person, (i) the former, current and future stockholders, Representatives, Affiliates and assignees of such Person; and (ii) any former, current or future stockholder, Representative, Affiliate or assignee of any Person described in clause (i).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring or emanation of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Representative” means, with respect to any Person, any direct or indirect subsidiary of such Person, or any officer, director, employee, manager, investment banker, accountant, attorney or other agent, advisor or representative of such Person or any direct or indirect subsidiary of such Person.

“Required Information” means (A) (x) audited consolidated balance sheets for the three most recently completed fiscal years and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company for the three most recently completed fiscal years, in each case, ended at least seventy-five (75) days prior to the Closing Date, together with all related notes and schedules thereto, in each case accompanied by the unqualified reports thereon of Ernst & Young LLP and (y) unaudited consolidated balance sheets and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Closing Date, and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, which, in the case of each of clauses (x) and (y), are prepared in accordance with GAAP and in compliance with Regulation S-X, and in the case of clause (y) have been reviewed by the Company’s independent accountants as provided in AU 722; (B) other financial information regarding the Company and the Company Subsidiaries reasonably requested and necessary to allow Parent to prepare pro forma financial statements (which pro forma financial statements to be prepared by Parent may include a pro forma balance sheet as of the most recent date that a balance sheet was delivered pursuant to clause (A) above, a statement of income for the last fully completed fiscal year for which a statement of operations was delivered pursuant to clause (A) above, a statement of income for any interim period since the completion of the last fiscal year for which a statement of income was delivered pursuant to clause (A) above and the comparable period of the prior fiscal year and for the most recently completed four-fiscal quarter period ended at least forty (40) days prior to the Closing Date (or, if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least seventy-five (75) days before the Closing Date)) prepared in accordance with GAAP, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, it being understood that nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements; (C) financial data, business and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and customary due diligence materials with respect to the Company) regarding the Company of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company to be included in such offering memorandum; (D) the consents of accountants for use of their unqualified audit reports in any materials relating to the Debt Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Debt Financing; (E) any replacements or restatements of, and supplements to, the information specified in items (A) through (D) above if any such information would go stale or otherwise be unusable for such purposes; provided that, no such replacements or restatements of, or supplements to, the information provided in compliance with clause (A)(y) above for the quarterly period ended September 27, 2019 shall be required for the period from February 10, 2020 to February 12, 2020 for any customary high-yield non-convertible bonds issued on or prior to the Closing Date in lieu of all or any portion of the Debt Financing, so long as (i) such bond issuance “prices” on or prior to February 7, 2020 and (ii) the independent auditors of the Company agree to and do so provide customary “comfort” under Section 6.09(d)(ix) and clause (C) above upon the “closing” of such bond issuance (if such closing is to take place no later than February 12, 2020); (F) the authorization letters referred to in Section 6.09(d)(vi); and (G) the draft comfort letters referred to in Section 6.09(d)(ix); in each case above, it is acknowledged and agreed that (i) the Company’s obligation to provide information or any such other information shall be limited to information about the Company and the Company Subsidiaries and (ii) Parent and Merger Sub shall be solely responsible for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information.

“Retained Claims” means (i) the right of a party hereto to seek an injunction, specific performance or other equitable relief to the extent permitted by Section 9.10, (ii) any claims a party hereto may bring under the Confidentiality Agreement and (iii) any indemnification, reimbursement and other payment obligations of Parent under Section 6.09, Section 6.11 and Section 6.12.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Senior Manager” means, (i) in the case of the Company’s Network and Security Solutions, Electrical & Electronic Solutions, and Utility Power Solutions business units, any individual with the title of Regional Vice President and above and (ii) in all other cases, any Service Provider with the title of Senior Vice President and above.

“Service Provider” means an employee, officer, director or individual service provider of the Company or any Company Subsidiary.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, a majority of the Equity Interests of which) is owned directly or indirectly by such first Person.

“Software” means all computer software, including but not limited to application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any attachment thereto.

“Taxes” means any Federal, state, local provincial or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, windfall profits, environmental taxes, customs duties, franchise, withholding, property, sales, use, transfer, accumulated earnings, personal holding company, capital stock, profits, registration, premium, ad valorem, occupancy, occupation, social security, disability, unemployment, workers’ compensation, duty, fee, value added, alternative or add-on minimum, estimated or other similar tax, charge or assessment imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

SECTION 9.04    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any disclosure set forth in any Schedule shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other Schedule. Any document, list or other item shall be deemed to have been “made available” to Parent or the Company, as applicable, for all purposes of this Agreement if such document, list or other item was posted in the electronic data room established by the Company or Parent, as applicable, in connection with the Transactions, or was made available on the SEC’s public website, or a physical or electronic copy thereof was delivered or otherwise made available to the Company or Parent, as applicable, or its Representatives. Unless expressly indicated otherwise in this Agreement, (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made by the Company or Parent or Merger Sub, as applicable, shall not change as a result of the execution of this Agreement and shall be as of such dates as they were made in the Original Agreement, (c) in the representations and warranties set forth in Article III and Article IV, each reference to “this Agreement,” hereof,” “hereby” or “herein” shall refer to the Original Agreement and each reference to the “Second Amended and Restated Agreement” shall refer to this Agreement, and (d) all references in this Agreement to the “Schedules” shall refer to the Amended and Restated Schedules prepared and delivered concurrently with the execution and delivery of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. For the avoidance of doubt, unless otherwise specified, references to this Agreement shall refer to this Second Amended and Restated Agreement and Plan of Merger.

SECTION 9.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the

Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 9.06    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, the Voting Agreement, and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. Except for (a) Section 6.05 (Indemnification) and (b) as to the Lender Related Parties with respect to Section 6.06 (Fees and Expenses), Section 8.02(c) (Effect of Termination), Section 8.03 (Amendment), this Section 9.07, Section 9.08 (Governing Law), Section 9.11 (Venue; Waiver of Trial by Jury) and Section 9.12 (Non-Recourse), this Agreement, including the Exhibits and Schedules hereto, are not intended to confer upon any Person other than the parties any rights or remedies. Following the Effective Time the provisions of Section 2.01 (Effect on Capital Stock) and Section 2.02 (Exchange of Certificates) shall be enforceable by holders of Certificates, and the provisions of Section 2.03 (Treatment of Company Options, Restricted Stock Units and Equity Plans) shall be enforceable by holders of Company Options and Restricted Stock Units.

SECTION 9.08    Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.09    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10    Enforcement.

(a)    Except as set forth in Section 6.06(b), Section 6.06(c), Section 6.06(d), Section 8.02(b) or Section 8.02(c), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as set forth in Section 6.06(b), Section 6.06(c), Section 6.06(d), Section 8.02(b) or Section 8.02(c), the parties shall, subject to Section 9.10(b), be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. To the extent any party hereto brings any Proceeding before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending plus an additional twenty (20) Business Days or (ii) such other time period established by the Governmental Entity presiding over such Proceeding.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Parent has an obligation to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and the Company shall be entitled to specific performance to enforce the terms of the Equity Commitment Letter against Parent and the Fund, and to cause the Equity Financing to be funded and to cause Parent to effect the Closing in accordance with Section 1.02, in each case, only if (w) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied at the Closing and remain capable of satisfaction), (x) the Debt Financing has been or would be funded at the Closing assuming the Equity Financing is funded, (y) the Company has confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing and able to take the actions within its control that are required of it by this Agreement to consummate the Closing, and (z) Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 1.02 and two (2) Business Days following the delivery of such Company confirmation.

(c)    Parent acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 9.10 and the payment of the Reverse Termination Fee pursuant to Section 6.06(d); provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the Transactions in accordance with the terms hereof and (ii) the Reverse Termination Fee payable pursuant to Section 6.06(d) or any portion thereof.

(d)    The Company acknowledges and agrees that Parent may pursue both a grant of specific performance under this Section 9.10 and the payment of the Company Termination Fee pursuant to Section 6.06(b); provided that in no event shall Parent be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the Transactions in accordance with the terms hereof and (ii) the Company Termination Fee payable pursuant to Section 6.06(b) or any portion thereof.

SECTION 9.11    Venue; Waiver of Trial by Jury.

(a)    Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)    Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 9.02 (Notices) will be effective service of process for any Proceeding brought against it by the other party in connection with Section 9.11(a); provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 9.11 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.11 and will not be deemed to confer rights on any Person other than the parties.

(c)    EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE (INCLUDING ANY SUCH LITIGATION INVOLVING ANY LENDER RELATED PARTY UNDER THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

(d)    Notwithstanding Section 9.08, each party to this Agreement acknowledges and irrevocably agrees, on behalf of itself and its Affiliates, (i) that any Proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any Proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction, (iii) not to bring, permit any of its Affiliates to bring, or support anyone else in bringing, any such Proceeding before any other Governmental Entity, (iv) that the provisions of this Section 9.11(c) and Section 9.11(d) shall apply to any such Proceeding and (v) that the Lender Related Parties are express third-party beneficiaries of this Section 9.11(d).

SECTION 9.12    Non-Recourse. Each party agrees, on behalf of itself and its Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, at Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the Voting Agreement, the Equity Commitment Letter, the Limited Guarantee, (together, the “Transaction Documents”) or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (c) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein; and (d) any failure of the Merger or any other transaction contemplated by any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable other

Transaction Document and, in accordance with, and subject to the terms and conditions of this Agreement or the applicable other Transaction Document, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other Person, shall have any liabilities or obligations (whether in Contract or in tort, at Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). Notwithstanding anything to the contrary herein or otherwise, no Lender Related Party shall have any liability or obligation in connection with or related in any manner to the aforementioned to any Person that is not a party to the Debt Financing or the Debt Commitment Letter. Notwithstanding anything to the contrary herein or otherwise, none of the Company, its Affiliates or its or their respective Representatives shall be responsible or liable for (i) any multiple, consequential, indirect, special, statutory or exemplary damages, in each case to the extent not recoverable under applicable common Law or (ii) punitive damages, in each case which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

CD&R ARROW PARENT, LLC

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

CD&R ARROW MERGER SUB, INC.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

ANIXTER INTERNATIONAL INC.

By:	/s/ William A. Galvin
Name:	William A. Galvin
Title:	President and Chief Executive Officer

[Signature Page to Second Amended and Restated Agreement and Plan of Merger]

Exhibit A

FORM OF

CERTIFICATE OF INCORPORATION

OF THE

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is [NAME OF CORPORATION].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [●], Delaware. The name of the registered agent at such address is [●].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $[●] per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no current or former director of the Corporation shall be liable to the Corporation or its current or former stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE IX

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Exhibit B

PARENT KNOWLEDGE GROUP

J.L. Zrebiec and Tyler Young

Exhibit C

COMPANY KNOWLEDGE GROUP

William A. Galvin	President and Chief Executive Officer
Ted A. Dosch	Executive Vice President – Finance and Chief Financial Officer
Justin C. Choi	Executive Vice President – General Counsel & Corporate Secretary
Rodney Smith	Executive Vice President – Human Resources
Kevin Burns	Senior Vice President – Investor Relations; Treasurer

Exhibit D

MATERIAL REQUIRED ANTITRUST FILINGS

National Antitrust/Competition Authority in the following jurisdictions: the United States; Canada; the European Union; Mexico; Russia; and Turkey.

Annex B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 January 1, 2020

The Board of Directors

Anixter International Inc.

2301 Patriot Blvd.

Glenview, IL 60026

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”) (other than Excluded Shares, as defined below), of Anixter International Inc., a Delaware corporation (the “Company”), of the $93.50 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger dated as of October 30, 2019, as amended on November 21, 2019, amended and restated on December 23, 2019 and as further amended and restated by that certain draft Amended and Restated Agreement and Plan of Merger proposed to be entered into (as so amended and restated, the “Agreement”) by and among CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), CD&R Arrow Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares owned by the Company, Parent or Merger Sub immediately prior to the effective time of the Merger and (ii) Shares that are owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $93.50 per Share in cash, without interest (the $93.50 per Share consideration to be paid in the Merger, the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction, including by participating in certain of the negotiations leading to the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our

PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

NEW YORK    ●    LONDON    ●    SAN FRANCISCO    ●    PALO ALTO    ●    LOS ANGELES

The Board of Directors

Anixter International Inc.

January 1, 2020

current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, Merger Sub or Clayton, Dubilier & Rice, LLC (“Sponsor”), the sponsor of Parent, and we have not received any compensation from Parent, Merger Sub or Sponsor during such period. We may provide financial advisory and other services to or with respect to the Company, Parent or Sponsor or their respective affiliates and portfolio companies of Sponsor in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Sponsor or any of their respective affiliates and portfolio companies of Sponsor, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) an executed version of the Agreement dated October 30, 2019, as subsequently amended on November 21, 2019, and amended and restated on December 23, 2019, together with a draft amended and restated Agreement dated December 29, 2019 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 28, 2018, December 29, 2017 and December 30, 2016; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in

The Board of Directors

Anixter International Inc.

January 1, 2020

accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The Board of Directors

Anixter International Inc.

January 1, 2020

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex C

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, NC 28202

CONFIDENTIAL

WELLS FARGO SECURITIES, LLC

FAIRNESS OPINION LETTER:

January 1, 2020

Anixter International Inc.

2301 Patriot Blvd.

Glenview, IL 60026

Attention: Board of Directors

Members of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of Anixter International Inc. (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (“Company Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with an affiliate of Clayton, Dubilier & Rice (the “Sponsor”). We understand that, among other things, pursuant to an Agreement and Plan of Merger, dated as of October 29, 2019, as amended by an Amendment No. 1 to Agreement and Plan of Merger, dated as of November 21, 2019, and as amended and restated by an Amended and Restated Agreement and Plan of Merger, dated as of December 23, 2019, and as further amended and restated by a Second Amended and Restated Agreement and Plan of Merger, dated as of January 1, 2020, (the “Agreement”), between CD&R Arrow Parent, LLC (“Parent”), CD&R Arrow Merger Sub, Inc., a wholly owned subsidiary of the Parent (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company, the Company will become a wholly owned subsidiary of the Parent and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Parent and its subsidiaries, will be converted into the right to receive $93.50 in cash (the “Consideration”).

In preparing our opinion, we have:

•	reviewed the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the industries in which it operates;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•	reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) prepared by the management of the Company;

•

discussed with the management of the Company certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Parent in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis and that the Company will have no exposure for indemnification pursuant to the Agreement or such other agreements that would be material to our analysis.

We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock may be traded at any time.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We will also become entitled to receive a fee upon the announcement of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company and the Sponsor, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in October 2018. In addition, during such period, we and our affiliates have provided debt underwriting, debt financing and financial advisory services to portfolio companies of the Sponsor that are unrelated to the Transaction. We or our affiliates are also an agent and a lender to one or more of the credit facilities of the Company, and the Sponsor and certain of its affiliates. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Sponsor and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

Annex D

THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §  363(a) of this title, appraisal rights shall be available as contemplated by §  363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 30, 2019, by and among CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), and the stockholders of Anixter International Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A.    Concurrently with the execution and delivery of this Agreement, Parent, CD&R Arrow Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B.    As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”).

C.    As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.    Agreement to Not Transfer the Covered Shares.

2.1    No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than (i) with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion) or (ii) with respect to the Covered Shares set forth on Schedule A hereto, pursuant to and as currently required by pledge arrangements with a third party banking institution in existence as of the date of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever; provided, however, that any Stockholder may Transfer any such Covered Shares to (i) any other Stockholder or any Affiliate of any such Stockholder, (ii) any family member (including a trust for such family member’s benefit) of such Stockholder or (iii) any charitable foundation or organization, in each case only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder; provided, however, that notwithstanding anything to the contrary herein, Stockholders shall be permitted to Transfer by gift an aggregate of not more than 600,000 Covered Shares to any charitable foundations or organizations without any restrictions hereunder; provided further, that any such Transfers after the date hereof by any Stockholder to the Zell Family Foundation shall not be deemed to be Covered Shares and shall not be subject to the terms and conditions of this Agreement.

2.2    Update of Beneficial Ownership Information. Promptly following the written request of Parent, or upon a Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its Affiliates that acquires any shares of Common Stock on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder.

3.    Agreement to Vote the Covered Shares.

3.1    Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a)    in favor of the adoption of the Merger Agreement; and

(b)    against (A) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (B) any Company Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (C) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2    Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3    Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

3.4    Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity enters an order restraining, enjoining or otherwise prohibiting the Stockholders or their Affiliates from taking any action pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement, then (i) the obligations of each Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (ii) each Stockholder shall cause the Covered Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested.

3.5    Without limiting the obligations of the Stockholders under this Agreement, but only in the event and in each case that such Stockholder fails to be counted as present or fails to vote all of such Stockholder’s Covered Shares in accordance with this Agreement or except as provided in Section 3.4 above, then in such event each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote such Stockholder’s Covered Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder’s Covered Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.4 shall terminate and be of no further force and effect upon the Expiration Time.

4.    Waiver of Appraisal Rights. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder.

5.    No Solicitation.

5.1    From and after the No-Shop Period Start Date or, with respect to any Excluded Parties, the Cut-Off Time, until the Expiration Time, no Stockholder (solely in the capacity as a stockholder of the Company) shall, and each Stockholder (solely in the capacity as a stockholder of the Company) shall cause its Representatives not to, directly or indirectly, take any of the actions set forth in clauses (i) through (iii) of Section 5.02(a) of the Merger Agreement. On the No-Shop Period Start Date, or, with respect to any Excluded Parties, the Cut-Off Time, each Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations being conducted with any persons other than Parent with respect to any Company Takeover Proposal. In addition, each Stockholder (solely in the capacity as a stockholder of the Company) agrees to be subject to Section 5.02 of the Merger Agreement as if each were the “Company” thereunder (including with respect to the obligations to notify Parent promptly, and in any event within 24 hours of receipt, in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal and the identity of the Person or group of Persons making such Company Takeover Proposal or inquiry and to provide unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by such Stockholder in connection with such Company

Takeover Proposal or inquiry, or, if communicated orally, a summary of the material terms of such oral communication, and to otherwise keep Parent informed on a current basis of the status of any such Company Takeover Proposal or inquiry, including any material developments or change to the material terms thereof).

5.2    Notwithstanding the foregoing, from and after the No-Shop Period Start Date until the Expiration Time and if the Company is permitted, pursuant to Sections 5.02(b) or 5.02(c) of the Merger Agreement, to have discussions or negotiations with an Excluded Party or in response to a Company Takeover Proposal that did not result from a breach (other than a breach that is immaterial and unintentional) of Section 5.02(b) of the Merger Agreement, each Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with such person making such Acquisition Proposal, to the same extent as the Company is permitted to do so under Sections 5.02(b) or 5.02(c) of the Merger Agreement, subject to compliance by such Stockholder with the last sentence of Section 5.1 above.

6.    No Legal Action. Each Stockholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by any of the Stockholders (or their performance hereunder solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that any of the Stockholders have (or may be alleged to have) to the Company or to the other holders of the Common Stock.

7.    Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way, or shall require any Stockholder to attempt to limit or affect any actions taken by any of Stockholder’s designee(s) serving on the Company Board or any such Stockholder in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company. No action taken (or omitted to be taken) in any such capacity as director, officer or employee shall be deemed to constitute a breach of this Agreement.

8.    Notice of Certain Events. Each Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9.    Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

9.1    Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.5 hereof. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2    Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, other than those

(i) created by this Agreement or (ii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. Except for the Covered Shares subject to the pledge arrangements as set forth on Schedule A hereto, the Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the Owned Shares.

9.3    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject; provided, however, that the parties acknowledge and agree that a portion of the Covered Shares are subject to existing pledge arrangements (as set forth on Schedule A hereto) and may be subject to Transfer in the event of a default under such pledge arrangements. As of the date hereof, there is no event of default (or event that with notice or lapse of time or both would become a default) under any such pledge arrangements.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

10.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

10.1    Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11.    Miscellaneous.

11.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2    Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

11.4    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.5    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(i)	if to the Stockholder, to the address for notice set forth on Schedule A hereto, with a copy to:

Equity Group Investments

2 N. Riverside Plaza, Suite 600

Chicago, IL 60606

Attn: Jonathan Wasserman

Email: jwasserman@egii.com

and

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attn: David S. Stone

Email: dstone@nge.com

(ii)	if to Parent, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attn: J.L. Zrebiec; Tyler Young

Email: jzrebiec@cdr-inc.com; tyoung@cdr-inc.com

with a copy to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, NY 10022

Email: kmschmidt@debevoise.com; jlchu@debevoise.com

Attention: Kevin M. Schmidt; Jennifer L. Chu

(iii)	if to Company, to:

Anixter International Inc.

2301 Patriot Blvd

Glenview, IL 60026

Email: justin.choi@anixter.com

Attention: Justin Choi

with a copy to:

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Email: irotter@sidley.com; gsaltarelli@sidley.com

Attention: Irving L. Rotter; Gabriel Saltarelli

11.6    Venue; Waiver of Jury Trial.

(a)    Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)    Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 11.5 will be effective service of process for any Proceeding brought against it by the other party in connection with this Section 11.6; provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 11.6 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.6 and will not be deemed to confer rights on any Person other than the parties

(c)    EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

11.7    Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

11.8    Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.9    Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

11.10    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11    Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.12    Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement.

11.13    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.14    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.15    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.16    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11.17    Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.18    Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.19    Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (i) the Expiration Time or (ii) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Article XI shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CD&R ARROW PARENT, LLC

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Secretary

SAMUEL ZELL REVOCABLE TRUST

By:	/s/ Samuel Zell
Name: Samuel Zell
Title: Trustee

ZELL FAMILY FOUNDATION

By:	/s/ Samuel Zell
Name: Samuel Zell
Title: President

SAMSTOCK/SZRT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMSTOCK/SIT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMSTOCK/ZFT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMSTOCK/ALPHA, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

Signature Page to Voting and Support Agreement

KMJZ INVESTMENTS L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SZ INTERVIVOS QTIP TRUST
By:	Chai Trust Company, LLC, its Trustee

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

Signature Page to Voting and Support Agreement

Schedule A

Name	Owned Shares[1]	Address	Shares Subject to Pledge Arrangement[2]
Samuel Zell Revocable Trust	14,666	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	7,333
Samstock/SZRT, L.L.C.	1,449,432	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	724,716
Samstock/SIT, L.L.C.	862,147	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	501,785
KMJZ Investments L.L.C.	526,277	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	0
Samstock/ZFT, L.L.C.	55,588	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	55,588
Samstock/Alpha, L.L.C.	55,587	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	55,587
SZ Intervivos QTIP Trust	28,700	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	0
Zell Family Foundation	647,940	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	0

[1]

If any additional shares of Common Stock are owned by any of the Stockholders as of the date of this Agreement, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A other than any additional shares of Common Stock acquired by the Zell Family Foundation after the date of this Agreement.

[2]

The shares of Common Stock set forth in this column are subject to existing pledge arrangements entered into by the applicable Stockholders in connection with stock loan agreements prior to the date of this Agreement.

ANIXTER INTERNATIONAL INC. 2301 PATRIOT BOULEVARD GLENVIEW, IL 60026 ATTN: MICHELE NELSON
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on the day before the meeting. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. 1 The proposal to adopt the Second Amended and Restated Agreement and Plan of Merger, dated as of January 1, 2020 (as it may be further amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), and CD&R Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Parent. 2 The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. 3 The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement. For Against Abstain For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000434625_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice of Special Meeting & Proxy Statement is available at www.proxyvote.com ANIXTER INTERNATIONAL INC. Proxy for Special Meeting of Stockholders to be held on February 4, 2020 This proxy is solicited by the Board of Directors The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby constitute(s) and appoint(s) William A. Galvin, Theodore A. Dosch and Justin C. Choi, and each of them, as proxies, each with the full power to appoint his substitute, and to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of ANIXTER INTERNATIONAL INC. (the “Company”) that such stockholders are entitled to vote at the Special Meeting of stockholders to be held at 8:30 A.M., CT on February 4, 2020, at Two North Riverside Plaza, 7th Floor, Chicago, Illinois, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted “FOR each of Proposals 1, 2 and 3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Special Meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000434625_2 R1.0.1.18